UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Inergy Holdings, L.P.

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INERGY HOLDINGS UNITHOLDERS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Inergy, L.P. (“Inergy”) and Inergy Holdings, L.P. (“Holdings”) have entered into a First Amended and Restated Agreement and Plan of Merger, dated as of September 3, 2010 (the “merger agreement”), as part of a plan to simplify their capital structures. Through a number of steps, Holdings will merge into a wholly owned subsidiary of its general partner and the outstanding common units in Holdings (the “Holdings common units”) will be cancelled. In connection with the merger, the incentive distribution rights in Inergy held by Holdings will be cancelled, and Inergy will acquire the approximate 0.6% economic general partner interest in Inergy that is held by its non-managing general partner. After the merger, Holdings will continue to control Inergy through Holdings’ ownership of Inergy’s managing general partner. On August 7, 2010, Inergy and Holdings entered into an Agreement and Plan of Merger, which we refer to throughout this proxy statement/prospectus as the “original merger agreement.” The merger agreement amends and restates the original merger agreement in its entirety.

Upon completion of the merger, the holders of Holdings common units (the “Holdings unitholders”) will receive 0.77 common units of Inergy (the “Inergy LP units”) for each Holdings common unit that they own (the “exchange ratio”). The exchange ratio includes 1,080,453 Inergy LP units that are owned by Holdings that will be distributed to the Holdings unitholders as part of the merger consideration. The exchange ratio is fixed and will not be adjusted to reflect Inergy LP unit price changes prior to the closing of the merger. The exchange ratio represents an 8.9% premium to Holdings unitholders based on the 20-trading day average closing prices of Holdings common units and Inergy LP units ending August 6, 2010, the last trading day before the public announcement of the proposed merger. Holders of Inergy LP units (the “Inergy unitholders”) will continue to own their existing Inergy LP units. Holdings common units currently trade on the NYSE under the symbol “NRGP,” and Inergy LP units currently trade on the NYSE under the symbol “NRGY.” We urge you to obtain current market quotations of Holdings common units and Inergy LP units.

In lieu of a portion of the merger consideration to which they are otherwise entitled, certain members of senior management and directors of Holdings’ general partner and other beneficial owners of Holdings common units have agreed to take 11,568,560 Class B units, which are convertible into Inergy LP units. The Class B units will convert automatically into Inergy LP units on a one-for-one basis in two tranches over a two-year period. Until the Class B units are converted into Inergy LP units, distributions on Class B units will be paid in additional Class B units issued in kind no later than 45 days after the end of each quarter following consummation of the merger.

Based on the estimated number of Inergy LP units that will be outstanding immediately prior to the closing of the merger, we estimate that, following consummation of the merger, Inergy will be owned approximately 60.4% by current Inergy unitholders and approximately 39.6% by former Holdings unitholders. Holdings common units will cease to be publicly traded upon consummation of the merger. Inergy LP units will continue to be traded on the NYSE under the symbol “NRGY” following consummation of the merger.

YOUR VOTE IS VERY IMPORTANT. As a condition to the completion of the merger, the affirmative vote of the holders of a majority of the Holdings common units outstanding and entitled to vote on the proposal is required. Certain directors and members of senior management, who beneficially own approximately 57.9% of the Holdings common units, have conditionally agreed to vote their Holdings common units in favor of the merger, the merger agreement (as amended, supplemented, restated or otherwise modified from time to time) and the transactions contemplated thereby.

Approval of the merger by the Inergy unitholders is not required. Therefore, no solicitation of approval of the Inergy unitholders is being made.

Holdings will hold a special meeting on November 2, 2010 at 10:00 a.m., local time, at its principal executive offices located at Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112. Whether or not you plan to attend the Holdings special meeting, to ensure your Holdings common units are represented at the meeting, please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or internet as described on your proxy card.

The independent conflicts committee (the “Holdings Conflicts Committee”) of the board of directors (the “Holdings Board”) of Inergy Holdings GP, LLC, the general partner of Holdings (“Holdings GP”), has determined that the merger, the merger agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interest of, Holdings and the Holdings unitholders other than Holdings GP and its affiliates, officers and directors (the “unaffiliated Holdings unitholders”) and recommended that the Holdings Board approve the merger, the merger agreement and the transactions contemplated thereby. Based in part on the Holdings Conflicts Committee’s determination and recommendation, the Holdings Board has unanimously approved (with the board member who is also a member of management recusing himself) the merger, the merger agreement and the transactions contemplated thereby, and recommends that the Holdings unitholders vote “FOR” the proposal to approve the merger, the merger agreement and the transactions contemplated thereby.

This proxy statement/prospectus gives you detailed information about the Holdings special meeting and the proposed merger. Inergy and Holdings both urge you to read carefully this entire proxy statement/prospectus, including all of its annexes. In particular, please read “Risk Factors” beginning on page 25 of this proxy statement/prospectus for a discussion of risks relevant to the merger, Inergy and other matters.

John J. Sherman President and Chief Executive Officer Inergy Holdings GP, LLC

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated October 1, 2010 and is first being mailed to the Holdings unitholders on or about October 2, 2010.

NOTICE OF SPECIAL MEETING OF

INERGY HOLDINGS, L.P. UNITHOLDERS

TO BE HELD ON NOVEMBER 2, 2010

To the Unitholders of Inergy Holdings, L.P.:

This is a notice that a special meeting of the unitholders of Inergy Holdings, L.P. (“Holdings”) will be held on November 2, 2010 at 10:00 a.m., local time, at its principal executive offices located at Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112. The purpose of the special meeting is:

1. To consider and vote upon the approval of the First Amended and Restated Agreement and Plan of Merger (the “merger agreement”) by and among Inergy, L.P. (“Inergy”), Inergy GP, LLC, the managing general partner of Inergy (“Inergy GP”), Holdings, Inergy Holdings GP, LLC, the general partner of Holdings (“Holdings GP”), NRGP Limited Partner, LLC, a wholly owned subsidiary of Holdings GP (“New NRGP LP”), and NRGP MS, LLC, a wholly owned subsidiary of Holdings GP (“MergerCo”), dated as of September 3, 2010, as such agreement may be amended from time to time, pursuant to which, among other things, MergerCo will merge with and into Holdings, the separate existence of MergerCo will cease and Holdings will survive and continue to exist as a Delaware limited partnership, such that immediately following consummation of the merger, Holdings GP will continue to be the sole general partner of Holdings, and Holdings GP and New NRGP LP will remain as the only holders of limited partner interests in Holdings; and

2. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

The independent conflicts committee (the “Holdings Conflicts Committee”) of the board of directors of Holdings GP (the “Holdings Board”) has determined that the merger, the merger agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interest of, Holdings and the Holdings unitholders other than Holdings GP and its affiliates, officers and directors and recommended that the Holdings Board approve the merger, the merger agreement and the transactions contemplated thereby. Based in part on the Holdings Conflicts Committee’s determination and recommendation, the Holdings Board has unanimously approved (with the board member who is also a member of management recusing himself) the merger, the merger agreement and the transactions contemplated thereby, and recommends that the Holdings unitholders vote “FOR” the proposal to approve the merger, the merger agreement and the transactions contemplated thereby.

The proposal described in paragraph 1 above requires the affirmative vote of the holders of a majority of the common units of Holdings outstanding and entitled to vote at the meeting as of the record date. Certain directors and members of senior management, who beneficially own approximately 57.9% of the Holdings common units, have conditionally agreed to vote their Holdings common units in favor of the merger, the merger agreement and the transactions contemplated thereby. The approval and adoption of the proposal described in paragraph 1 is a condition to consummation of the merger. Only Holdings unitholders of record at the close of business on October 1, 2010, the record date, are entitled to receive this notice and to vote at the Holdings special meeting or any adjournment or postponement of that meeting.

Whether or not you plan to attend the Holdings special meeting, please submit your proxy with voting instructions as soon as possible. If you hold common units of Holdings in your name as a unitholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope, use the toll-free telephone number shown on the proxy card or use the internet website shown on the proxy card. If you hold your Holdings common units through a bank or broker, please use the voting instructions you have received from your bank or broker. Submitting your proxy will not prevent you from attending the Holdings special meeting and voting in person. Please note, however, that if you hold your Holdings common units through a bank or broker and you wish to vote in person at the Holdings special meeting, you must obtain from your bank or broker a proxy issued in your name. You may revoke your proxy by attending the Holdings special meeting and voting your Holdings common units in person at the Holdings special meeting. You may also revoke your proxy at any time before it is voted by giving written notice of revocation to at the address provided with the proxy card at or before the Holdings special meeting or by submitting a proxy with a later date.

The accompanying document describes the proposed merger in more detail. We urge you to read carefully the entire document before voting your Holdings common units at the Holdings special meeting or submitting your voting instructions by proxy.

By Order of the Board of Directors of Inergy Holdings GP, LLC, the general partner of Inergy Holdings, L.P.

Laura L. Ozenberger
Senior Vice President, General Counsel and Secretary

Kansas City, Missouri

October 1, 2010

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IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”), constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of Holdings with respect to the solicitation of proxies for the Holdings special meeting to, among other things, approve the merger, the merger agreement and the transactions contemplated thereby. This proxy statement/prospectus is also a prospectus of Inergy under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), for Inergy LP units that Holdings unitholders will receive in the merger.

As permitted under the rules of the SEC, this proxy statement/prospectus incorporates by reference important business and financial information about Inergy and Holdings from other documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 163. This information is available to you without charge upon your request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Inergy or Holdings at the following addresses and telephone numbers:

Inergy, L.P. Two Brush Creek Boulevard Suite 200 Kansas City, Missouri 64112 (816) 842-8181 Attention: Investor Relations	Inergy Holdings, L.P. Two Brush Creek Boulevard Suite 200 Kansas City, Missouri 64112 (816) 842-8181 Attention: Investor Relations

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.

You may obtain certain of these documents at Inergy’s website, www.inergylp.com, by selecting “Inergy, L.P.” under “Investor Relations” and then selecting “SEC Filings,” and at Holdings’ website, www.inergylp.com, by selecting “Inergy Holdings, L.P.” under “Investor Relations” and then selecting “SEC Filings.” Information contained on Inergy’s and Holdings’ websites is expressly not incorporated by reference into this proxy statement/prospectus.

In order to receive timely delivery of the documents in advance of the Holdings special meeting, your request should be received no later than October 26, 2010.

Inergy and Holdings have not authorized anyone to provide any information or make any representation about the merger and related matters or about Inergy or Holdings that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

QUESTIONS AND ANSWERS ABOUT THE MERGER

In the following questions and answers, selected information from this proxy statement/prospectus has been highlighted, but all of the information that may be important to the holders of Holdings common units, which we refer to as the “Holdings unitholders,” regarding the merger and the other transactions contemplated by the merger agreement has not been included. To better understand the merger and the other transactions contemplated by the merger agreement, and for a complete description of their legal terms, please read carefully this proxy statement/prospectus in its entirety, including all of its annexes, as well as the documents incorporated by reference into this proxy statement/prospectus. Please read “Important Note About This Proxy Statement/Prospectus” on page iv and “Where You Can Find More Information” beginning on page 163.

Q:	Why am I receiving these materials?

A:	Inergy and Holdings have agreed to simplify their capital structures through a number of steps under the terms of a merger agreement that is described in this proxy statement/prospectus and attached hereto as Annex A. The merger cannot be completed without obtaining the appropriate approval of the Holdings unitholders. Holdings will hold a special meeting of its common unitholders to obtain this approval. Approval of the merger by the Inergy unitholders is not required. Therefore, no solicitation of approval of the Inergy unitholders is being made.

Q:	Why are Inergy and Holdings proposing the merger?

A:	Inergy and Holdings both believe that the merger and the transactions contemplated by the merger agreement will provide substantial benefits to the Inergy unitholders and the Holdings unitholders by creating a single, publicly traded partnership that is better positioned to compete in the marketplace. The board of directors (the “Inergy Board”) of Inergy GP, LLC, the managing general partner of Inergy (“Inergy GP”), and the Holdings Board both believe that the merger is expected to provide the following benefits, among others, to the Inergy unitholders and the Holdings unitholders:

•

reducing Inergy’s cost of equity capital as a result of the elimination of the incentive distribution rights in Inergy (the “IDRs”), which will enhance Inergy’s ability to compete for future acquisitions and finance organic growth projects;

•	attracting a broader investor base to a single, larger entity with increased public float and greater liquidity;

•	preserving Inergy’s balance sheet flexibility and liquidity position through an equity exchange transaction; and

•	increasing investor transparency by simplifying the ownership structure and governance structure.

Q:	What will Holdings unitholders receive in connection with the merger?

A:	If the merger is completed, each Holdings unitholder will be entitled to receive 0.77 Inergy LP units for each Holdings common unit. As a result, the merger consideration will consist of (i) approximately 35.2 million Inergy LP units that will be issued by Inergy to the Holdings unitholders, (ii) 1,080,453 Inergy LP units directly owned by Holdings that will be distributed by Holdings to the Holdings unitholders, and (iii) 11,568,560 Class B units that will be issued by Inergy to certain members of senior management and directors of Holdings GP and other beneficial owners of Holdings common units (the “PIK Recipients”). The exchange ratio represents an 8.9% premium to Holdings unitholders based on the 20-trading day average closing prices of Holdings common units and Inergy LP units ending August 6, 2010, the last trading day before the public announcement of the proposed merger.

The Class B units will convert automatically into Inergy LP units on a one-for-one basis, with 50% of the outstanding Class B units converting into Inergy LP units following the payment date of the fourth quarterly

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distribution following the closing of the merger and the remaining outstanding Class B units converting into Inergy LP units following the payment date of the eighth quarterly distribution following the closing of the merger. Until the Class B units are converted into Inergy LP units, distributions on Class B units will be paid in additional Class B units issued in kind no later than 45 days after the end of each quarter following consummation of the merger. Inergy has also agreed to assume all of Holdings’ indebtedness under its credit agreements, of which approximately $24.5 million was outstanding as of October 1, 2010.

If the exchange ratio would result in a Holdings unitholder being entitled to receive a fraction of an Inergy LP unit or Class B unit, that Holdings unitholder will be entitled to receive, in lieu of such fractional interest, a cash payment in an amount equal to the product of (a) the volume weighted average trading price of Inergy LP units as reported by Bloomberg during the 20-trading day period ending on the third trading day immediately preceding the date on which the effective time of the merger occurs and (b) the fraction of an Inergy LP unit or Class B unit, as applicable, that such holder would otherwise be entitled to receive. For additional information regarding exchange procedures, please read “The Merger Agreement—Merger Consideration—Exchange Procedures.”

Q:	How do I exchange my Holdings common units for Inergy LP units?

A:	Each holder of record of Holdings common units at the close of business on the effective date of the merger will receive a letter of transmittal and other appropriate and customary transmittal materials that will contain instructions for the surrender of Holdings common units for Inergy LP units.

Q:	Do I have appraisal rights?

A:	No. Holdings unitholders do not have appraisal rights under Holdings partnership agreement, the merger agreement or applicable Delaware law.

Q:	Will Holdings unitholders be able to trade Inergy LP units that they receive pursuant to the merger?

A:	Yes. Inergy LP units received pursuant to the merger will be registered under the Securities Act and will be listed on the New York Stock Exchange (the “NYSE”) under the symbol “NRGY.” All Inergy LP units that each Holdings unitholder receives in the merger will be freely transferable unless such Holdings unitholder is deemed to be an affiliate of Inergy following consummation of the merger for purposes of U.S. federal securities laws.

Q:	What will Inergy unitholders receive in connection with the merger?

A:	Inergy unitholders will not receive any consideration in the merger. Inergy unitholders will continue to own their existing Inergy LP units.

Q:	What happens to distributions by Inergy?

A:	Once the merger is completed and Holdings unitholders receive their Inergy LP units, when distributions are approved and declared by Inergy GP and paid by Inergy, the former Holdings unitholders and the current Inergy unitholders will receive distributions on their Inergy LP units.

Q:	As a Holdings unitholder, what happens to the payment of distributions for the quarter in which the merger is effective?

A:	If the merger is completed before the record date for a quarterly distribution, Holdings unitholders will receive no quarterly distribution from Holdings; instead, a Holdings unitholder will receive Inergy distributions on all Inergy LP units such unitholder received in the merger. If the merger closes after the record date, Holdings unitholders will receive distributions on Holdings common units held as of the record date. However, Holdings unitholders will not receive distributions from both Holdings and Inergy for the same quarter. Inergy and Holdings typically pay distributions approximately 45 days after the end of each quarter to holders of record on the applicable record date, with the record date generally set approximately one week prior to the distribution date.

With respect to the quarterly cash distribution for the fourth quarter ended September 30, 2010, management of Holdings intends to recommend to the Holdings Board that: (i) the record date for the quarterly distribution be October 22, 2010, (ii) the distribution be declared in the amount of $0.34 per common unit ($1.36 annualized), and (iii) the distribution be paid on October 29, 2010.

Q:	What will happen to Holdings after the merger?

A:	Under the terms of the merger agreement, NRGP MS, LLC, a wholly owned subsidiary of Holdings GP (“MergerCo”), will merge with and into Holdings, the separate existence of MergerCo will cease and Holdings will survive and continue to exist as a Delaware limited partnership. In connection with and immediately following consummation of the merger, Holdings GP will continue to be the sole general partner of Holdings, and Holdings GP and NRGP Limited Partner, LLC, a wholly owned subsidiary of Holdings GP (“New NRGP LP”), will remain as the only holders of limited partner interests in Holdings. As a result of the transactions contemplated by the merger agreement, the outstanding Holdings common units and the IDRs in Inergy that Holdings owns will be cancelled and trading of Holdings common units on the NYSE will cease. Holdings’ purpose will be limited to owning all of the non-economic limited liability company interests in, and being the sole member of, Inergy GP, and Holdings GP will cause Holdings not to engage, directly or indirectly, in any business activity other than the ownership, and being a member, of Inergy GP and immaterial or administrative actions related thereto, without the prior consent of the New NRGP LP.

Q:	When do you expect the merger to be completed?

A:	A number of conditions must be satisfied before the merger can be consummated, including the approval of the merger by Holdings unitholders and the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, relating to Inergy LP units to be received by Holdings unitholders. We expect to complete the merger promptly following the Holdings special meeting, which we currently anticipate will occur in the fourth quarter of 2010.

Q:	After completion of the merger, will I be able to vote to elect directors of the Inergy Board?

A:	No. As the sole member of Inergy GP, Holdings will continue to have the power to appoint members of the Inergy Board.

Q:	After the merger, who will direct the activities of Inergy?

A:	Pursuant to the proposed Third Amended and Restated Agreement of Limited Partnership of Inergy (the “amended and restated partnership agreement”) that will be in effect after the merger, the Inergy Board will direct the activities of Inergy. The amended and restated partnership agreement is attached as Annex B to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference.

Q:	What are the expected U.S. federal income tax consequences to a Holdings unitholder as a result of the transactions contemplated by the merger agreement?

A:	Under current law, it is anticipated that for U.S. federal income tax purposes no income or gain should be recognized by a Holdings unitholder solely as a result of the transactions contemplated by the merger agreement (the “Transactions”) other than an amount of income or gain, which Holdings expects to be immaterial, due to (i) any decrease in a Holdings unitholder’s share of partnership liabilities pursuant to Section 752 of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), (ii) any actual or constructive distributions of cash or other property, and (iii) amounts paid by one person to or on behalf of another person pursuant to the merger agreement.

Please read “Risk Factors—Tax Risks Related to the Transactions” beginning on page 33 and “Material U.S. Federal Income Tax Consequences of the Transactions—Tax Consequences of the Transactions to Holdings Unitholders” beginning on page 125.

Q:	What are the expected U.S. federal income tax consequences for a Holdings unitholder of the ownership of Inergy LP units after the Transactions are completed?

A:	Each Holdings unitholder who becomes an Inergy unitholder as a result of the Transactions will, as is the case for existing Inergy unitholders, be required to report on its U.S. federal income tax return such unitholder’s distributive share of Inergy’s income, gains, losses, deductions and credits. In addition to U.S. federal income taxes, such a holder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which Inergy conducts business or owns property or in which the unitholder is resident.

Please read “U.S. Federal Income Taxation of Ownership of Inergy LP Units and Class B Units” beginning on page 130.

Q:	What Holdings unitholder and Inergy unitholder approvals are required?

A:	The approval of the merger, the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the common units of Holdings outstanding and entitled to vote at the Holdings special meeting as of the record date.

Certain directors and members of senior management, who beneficially own approximately 57.9% of the Holdings common units, have conditionally agreed to vote their Holdings common units in favor of the merger, the merger agreement and the transactions contemplated thereby pursuant to a support agreement dated August 7, 2010 among Inergy and such unitholders (a copy of which is attached as Annex C to this proxy statement/prospectus). These unitholders beneficially own a sufficient number of Holdings common units to approve the merger, the merger agreement and the transactions contemplated thereby. Please read “Interests of Certain Persons in the Merger—Support Agreement” beginning on page 149.

The approval of the merger, the merger agreement and the transactions contemplated thereby does not require a vote of Inergy unitholders.

Q:	Who is entitled to vote at the Holdings special meeting?

A:	All of Holdings’ common unitholders of record at the close of business on October 1, 2010, the record date for the Holdings special meeting, are entitled to receive notice of and to vote at the Holdings special meeting.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or by submitting your proxy or voting instruction by telephone or through the internet as soon as possible so that your Holdings common units will be represented and voted at the Holdings special meeting.

If your Holdings common units are held in “street name,” please refer to your proxy card or the information forwarded by your broker or other nominee to see which options are available to you. The internet and telephone proxy submission procedures are designed to authenticate Holdings unitholders and to allow you to confirm that your instructions have been properly recorded.

The method you use to submit a proxy will not limit your right to vote in person at the Holdings special meeting if you later decide to attend the special meeting. If your Holdings common units are held in the name of a broker or other nominee, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote in person at the Holdings special meeting.

Q:	If my Holdings common units are held in “street name” by my broker or other nominee, will my broker or other nominee vote my units for me?

A:	No. If your Holdings common units are held in the name of a broker, bank or other nominee, you are considered the “beneficial holder” of the Holdings common units held for you in what is known as “street name.” You are not the “record holder” of such Holdings common units. If this is the case, this proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. As the beneficial holder, unless your broker, bank or other nominee has discretionary authority over your Holdings common units, you generally have the right to direct your broker, bank or other nominee as to how to vote your Holdings common units. If you do not provide voting instructions, your Holdings common units will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority. This is often called a “broker non-vote.” In connection with the Holdings special meeting, broker non-votes will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. You should therefore provide your broker, bank or other nominee with instructions as to how to vote your Holdings common units.

Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your Holdings common units on your behalf. Please note that you may not vote Holdings common units held in street name by returning a proxy card directly to Holdings or by voting in person at the Holdings special meeting unless you first obtain a proxy from your broker, bank or other nominee.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	If you are a Holdings unitholder and fail to vote, fail to instruct your broker, bank or other nominee to vote, or mark your proxy or voting instructions to abstain, it will have the effect of a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	If I am a Holdings unitholder with certificated units, should I send in my unit certificates with my proxy card?

A:	No. Please DO NOT send your Holdings common unit certificates with your proxy card. A letter of transmittal for your Holdings common units and instructions will be delivered to you in a separate mailing. If your Holdings common units are held in “street name” by your broker or other nominee, you should follow their instructions.

Q:	If I am planning on attending the Holdings special meeting in person, should I still submit a proxy?

A:	Yes. Whether or not you plan to attend the Holdings special meeting, you should submit a proxy. Generally, Holdings common units will not be voted if the holder of Holdings common units does not submit a proxy and if that holder does not vote in person at the Holdings special meeting. Failure to submit a proxy would have the same effect as a vote against all the proposals at the Holdings special meeting.

Q:	What do I do if I want to change my vote after I have delivered my proxy card?

A:	You may change your vote at any time before Holdings common units are voted at the Holdings special meeting. You can do this in any of the three following ways:

•	by sending a written notice to American Stock Transfer & Trust Company in time to be received before the Holdings special meeting stating that you revoke your proxy;

•

by completing, signing and dating another proxy card and returning it by mail in time to be received before the Holdings special meeting or by submitting a later dated proxy by telephone or the internet, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	if you are a holder of record, or if you hold a proxy in your favor executed by a holder of record, by attending the Holdings special meeting and voting in person.

If your Holdings common units are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:	What should I do if I receive more than one set of voting materials for the Holdings special meeting?

A:	You may receive more than one set of voting materials for the Holdings special meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold Holdings common units. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:	Can I submit my proxy by telephone or the internet?

A:	Yes. In addition to mailing your proxy, you may submit it telephonically or on the internet. Voting instructions for using the telephone or internet are described on your proxy card.

Q:	Who can I contact with questions about the Holdings special meeting or the merger and related matters?

A:	If you have any questions about the merger and the other matters contemplated by this proxy statement/prospectus or how to submit your proxy or voting instruction card, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact:

Investor Relations

Inergy Holdings, L.P.

Attention: Mike Campbell

(816) 842-8181

investorrelations@inergyservices.com

x

SUMMARY

This brief summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. To understand the merger fully and for a complete description of the terms of the merger agreement and related matters, you should read carefully this proxy statement/prospectus, the documents incorporated by reference and the full text of the annexes to this proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 163.

The Parties to the Merger Agreement (page 84)

Inergy, L.P.

Inergy is a publicly traded Delaware limited partnership. Inergy owns and operates a geographically diverse retail and wholesale propane supply, marketing and distribution business. Inergy’s propane business includes the retail marketing, sale and distribution of propane, including the sale and lease of propane supplies and equipment, to residential, commercial, industrial and agricultural customers. In addition to its propane operations, Inergy also owns and operates a midstream business that includes three natural gas storage facilities, a liquefied petroleum gas storage facility, a natural gas liquids business and a solution-mining and salt production company.

The executive offices of Inergy are located at Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112. The telephone number is (816) 842-8181.

Inergy Holdings, L.P.

Holdings is a publicly traded Delaware limited partnership. Holdings owns the following direct and indirect partnership interests:

•	a 100% non-economic limited liability company interest in Inergy GP, the managing general partner of, and owner of the non-economic general partner interest in, Inergy;

•

a 100% limited liability company interest in Inergy Partners, LLC, a direct and indirect wholly owned subsidiary of Holdings and the non-managing general partner of Inergy (“Inergy Partners”), which currently owns an approximate 0.6% economic general partner interest in Inergy;

•

4,706,689 Inergy LP units, representing an approximate 6.0% limited partner interest in Inergy, consisting of (i) the 1,080,453 Inergy LP units directly owned by Holdings that will be distributed to Holdings unitholders as part of the merger consideration, and (ii) an aggregate of 3,626,236 Inergy LP units directly owned by IPCH Acquisition Corp., a wholly owned subsidiary of Holdings (“IPCH”), and Inergy Partners, which will be converted into Class A units of equivalent value in connection with the merger; and

•	all of Inergy’s IDRs.

The IDRs entitle Holdings to receive amounts equal to specified percentages of the incremental amount of cash distributed by Inergy to the holders of Inergy LP units when target distribution levels for each quarter are exceeded. The target distribution levels begin at $0.33 and increase in steps to the highest target distribution level of $0.45 per eligible Inergy LP unit. When Inergy makes quarterly distributions above $0.45 per eligible Inergy LP unit, the incentive distributions include an amount equal to 48% of the incremental cash distributed to each eligible Inergy unitholder for the quarter. The Inergy IDRs currently participate at the maximum 48% target cash distribution level in all distributions made by Inergy above the current distribution level.

The executive offices of Holdings are located at Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112. The telephone number is (816) 842-8181.

NRGP MS, LLC

NRGP MS, LLC, which we sometimes refer to as “MergerCo,” is a direct wholly owned subsidiary of Holdings GP, the general partner of Holdings. MergerCo was formed solely for the purpose of consummating the merger. MergerCo has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

The Proposed Merger (page 91)

Under the merger agreement, MergerCo will merge with and into Holdings, the separate existence of MergerCo will cease and Holdings will survive and continue to exist as a Delaware limited partnership. In connection with and immediately following consummation of the merger, Holdings GP will continue to be the sole general partner of Holdings, and Holdings GP and New NRGP LP will remain as the only holders of limited partner interests in Holdings. As a result of the transactions contemplated by the merger agreement, the outstanding Holdings common units and the IDRs in Inergy that Holdings owns will be cancelled and trading of Holdings common units on the NYSE will cease.

The merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference.

Please read the merger agreement carefully and fully as it is the legal document that governs the merger. For a summary of the merger agreement, please read “The Merger Agreement” beginning on page 97.

Merger Consideration (page 97)

If the merger is completed, each Holdings unitholder will be entitled to receive 0.77 Inergy LP units per Holdings common unit. As a result, the merger consideration will consist of (i) approximately 35.2 million Inergy LP units that will be issued by Inergy to the Holdings unitholders, (ii) 1,080,453 Inergy LP units directly owned by Holdings that will be distributed by Holdings to the Holdings unitholders, and (iii) 11,568,560 Class B units that will be issued by Inergy to the PIK Recipients. The exchange ratio represents an 8.9% premium to Holdings unitholders based on the 20-trading day average closing prices of Holdings common units and Inergy LP units ending August 6, 2010, the last trading day before the public announcement of the proposed merger.

The Class B units will convert automatically into Inergy LP units on a one-for-one basis, with 50% of the outstanding Class B units converting into Inergy LP units following the payment date of the fourth quarterly distribution following the closing of the merger and the remaining outstanding Class B units converting into Inergy LP units following the payment date of the eighth quarterly distribution following the closing of the merger. Until the Class B units are converted into Inergy LP units, distributions on the Class B units will be paid in additional Class B units issued in kind no later than 45 days after the end of each quarter following the consummation of merger. For a further description of the Class B units, please read “Description of Inergy Units—Class B Units.”

In connection with the merger, the IDRs will be cancelled. Inergy has also agreed to assume all of Holdings’ indebtedness under its credit agreements and will acquire Holdings’ ownership interests in IPCH and Inergy Partners. As a result of the acquisition of these interests, the 789,202 Inergy LP units owned by IPCH and the 2,837,034 Inergy LP units and the approximate 0.6% economic general partner interest in Inergy owned by Inergy Partners will be converted into Class A units in Inergy of equivalent value.

Transactions Related to the Merger (page 92)

Amended and Restated Partnership Agreement

Immediately following the effective time of the merger, Inergy’s existing partnership agreement will be amended and restated. Under Inergy’s amended and restated partnership agreement: (i) the limited partner interest represented by the IDRs will be cancelled; (ii) the limited partner interests represented by Class A units, which will be issued to IPCH and Inergy Partners, will be established; (iii) the limited partner interests represented by Class B units, which will be issued to the PIK Recipients, will be established; (iv) Inergy Partners’ approximate 0.6% economic general partner interest (including rights to ownership, profit or any rights to receive distributions from operations or the liquidation of Inergy) will be eliminated, and Inergy Partners will withdraw as the non-managing general partner of Inergy; and (v) certain legacy provisions that are no longer applicable to Inergy will be eliminated.

For a summary of the amended and restated partnership agreement, please read “The Amended and Restated Partnership Agreement of Inergy” beginning on page 113.

The foregoing description of the amended and restated partnership agreement is qualified in its entirety by reference to the full text of the form of amended and restated partnership agreement, which is attached as Annex B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

Support Agreement

John J. Sherman, Phillip L. Elbert, R. Brooks Sherman, Jr., Andrew L. Atterbury, William C. Gautreaux and Carl A. Hughes (the “Holdings Supporting Unitholders”) have conditionally agreed to vote their Holdings common units in favor of the merger and the merger agreement (as amended, supplemented, restated or otherwise modified from time to time) pursuant to a support agreement dated August 7, 2010 among Inergy and such unitholders (a copy of which is attached as Annex C to this proxy statement/prospectus). As of October 1, 2010, the Holdings Supporting Unitholders beneficially owned 35,987,774 Holdings common units, representing approximately 57.9% of all outstanding Holdings common units. The Holdings Supporting Unitholders beneficially own a sufficient number of Holdings common units to approve the merger, the merger agreement and the transactions contemplated thereby.

Under the support agreement, the Holdings Supporting Unitholders conditionally agreed to vote their Holdings common units (a) in favor of the approval and adoption of the merger agreement, the approval of the merger and any other action required in furtherance thereof, (b) against any acquisition proposal (as defined in the merger agreement), and (c) against any action, agreement or transaction that would or would reasonably be expected to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger or the other transactions contemplated by the merger agreement. The support agreement terminates upon, among other things, the termination of the merger agreement or a change in recommendation by the Holdings Board. In addition, the support agreement will terminate immediately after December 31, 2010 unless all parties have agreed to a continuation of the support agreement beyond that date. For additional information, please read “Interests of Certain Persons in the Merger—Support Agreement.”

The foregoing description of the support agreement is qualified in its entirety by reference to the full text of the support agreement, which is attached as Annex C to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

Amendment No. 1 to the Existing Partnership Agreement of Holdings

Prior to the effective time of the merger but in contemplation thereof, Holdings GP will amend Holdings’ existing partnership agreement to provide for the creation of a new class of limited partner interest in Holdings (the “Holdings nonparticipating limited partner units”). In general, under Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of Holdings (“Amendment No. 1 to the existing partnership agreement of Holdings”), the Holdings nonparticipating limited partner units will not (i) be entitled to allocations of Holdings’ income, gain, loss, deduction and credit, (ii) have the right to share in any distributions made to

Holdings unitholders, (iii) be entitled to vote and (iv) be entitled to receive any merger consideration in connection with the merger. In connection with Amendment No. 1 to the existing partnership agreement of Holdings, Holdings GP and New NRGP LP will be admitted to Holdings as limited partners holding 99% and 1%, respectively, of the Holdings nonparticipating limited partner units.

The foregoing description of Amendment No. 1 to the existing partnership agreement of Holdings is qualified in its entirety by reference to the full text of the form of Amendment No. 1 to the existing partnership agreement of Holdings, which is included as an annex to the merger agreement that is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

Directors and Executive Officers of Inergy GP Following the Merger (page 150)

Inergy GP will continue to direct the activities of Inergy after the merger. Inergy GP’s management team will continue in their current roles and will manage Inergy GP following consummation of the merger. As the sole member of Inergy GP, Holdings will continue to have the power to appoint members of the Inergy Board. The five current members of the Inergy Board are expected to continue as directors of the Inergy Board. Shortly prior to the announcement of the merger, Mr. Richard T. O’Brien was extended an offer to join the Inergy Board after the completion of the merger; however, to date no decision has been made.

Recommendation of the Holdings Conflicts Committee and the Holdings Board and Reasons for the Merger (page 50)

The Holdings Conflicts Committee determined that the merger, the merger agreement and the transactions contemplated thereby, were fair and reasonable to, and in the best interests of, Holdings and the Holdings unitholders other than Holdings GP and its affiliates, officers and directors (the “unaffiliated Holdings unitholders”). In addition, the Holdings Conflicts Committee approved and declared advisable the merger, the merger agreement and the transactions contemplated thereby, such approval by the Holdings Conflicts Committee constituting “Special Approval” under the Holdings partnership agreement. Also, the Holdings Conflicts Committee recommended that the Holdings Board approve the merger, the merger agreement and the transactions contemplated thereby, and recommended that the Holdings Board cause Holdings GP and Holdings to execute and deliver the merger agreement and consummate the transactions contemplated thereby, and submit the proposal for approval of the merger, the merger agreement and transactions contemplated thereby, to the Holdings unitholders for approval at a special meeting. In reaching its determination, the Holdings Conflicts Committee consulted with and received the advice of its independent financial and legal advisors, considered potential alternatives available to Holdings, including the uncertainties and risks facing it, and considered the interests of the unaffiliated Holdings unitholders.

Based in part on the Holdings Conflicts Committee’s determination, Special Approval and recommendation, the Holdings Board unanimously approved (with the board member who is also a member of management recusing himself) the merger, the merger agreement and the transactions contemplated thereby and recommended that the Holdings unitholders vote “FOR” the proposal to approve the merger, the merger agreement and the transactions contemplated thereby.

To review the background of and the Holdings Conflicts Committee’s and the Holdings Board’s reasons for the merger in greater detail, please read “Special Factors—Background of the Merger” beginning on page 36 and “Special Factors—Recommendation of the Holdings Conflicts Committee and the Holdings Board and Reasons for the Merger” beginning on page 50. To review certain risks related to the merger, please read “Risk Factors” beginning on page 25.

Conditions to the Completion of the Merger (page 107)

Before Inergy and Holdings can complete the merger, a number of conditions must be satisfied, or where permissible waived, by Inergy or Holdings, as appropriate. For the complete list of conditions to the completion of the merger, please read “The Merger Agreement—Conditions to the Completion of the Merger.”

Relationship of the Parties (page 84)

Holdings directly owns all of the non-economic limited liability company interests in Inergy GP, which is the managing general partner of Inergy. Holdings directly owns all of the capital stock of IPCH, which owns 789,202 Inergy LP units, representing approximately 1.0% of the outstanding Inergy LP units. Holdings directly and indirectly owns all of the limited liability company interests of Inergy Partners, which owns 2,837,034 Inergy LP units, representing approximately 3.6% of the outstanding Inergy LP units, and an approximate 0.6% economic general partner interest in Inergy. Holdings directly owns 1,080,453 Inergy LP units, representing approximately 1.4% of the outstanding Inergy LP units, and all of Inergy’s IDRs.

Since Holdings’ initial public offering (“IPO”) in June 2005, distributions by Inergy have increased from $0.510 per Inergy LP unit for the quarter ended June 30, 2005 to $0.705 per Inergy LP unit for the quarter ended June 30, 2010. As a result, distributions from Inergy to Holdings have increased.

The following table summarizes the cash Holdings received for the years ended September 30, 2007, 2008 and 2009 and the nine months ended June 30, 2010 as a result of its direct and indirect ownership of partnership interests in Inergy (in millions):

	Year Ended September 30,			Nine Months Ended June 30, 2010
	2007	2008	2009
Incentive distribution payments from Inergy	$27.1	$35.8	$46.5	$47.8
Distributions from the ownership of economic general partner interest	1.4	1.5	1.6	1.3
Distributions from the direct and indirect ownership of 4,706,689 Inergy LP units	9.7	11.5	12.3	9.7

	$38.2	$48.8	$60.4	$58.8

In addition, Messrs. John J. Sherman, Warren H. Gfeller and Arthur B. Krause serve as members of both the Holdings Board and Inergy Board. The executive officers of Holdings GP are also executive officers of Inergy GP.

Information About the Holdings Special Meeting and Voting (page 86)

Where and when: The Holdings special meeting will take place at its principal executive offices located at Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112, on November 2, 2010 at 10:00 a.m., local time.

What Holdings unitholders are being asked to vote on: At the Holdings special meeting, Holdings unitholders will be asked to consider and vote on the following matters:

•	a proposal to approve the merger, the merger agreement and the transactions contemplated thereby; and

•	any proposal to transact such other business as may properly come before the Holdings special meeting and any adjournment or postponement thereof.

Who may vote: You may vote at the Holdings special meeting if you owned Holdings common units at the close of business on the record date, October 1, 2010. You may cast one vote for each Holdings common unit that you owned on the record date.

How to vote: Please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or internet procedures described on your proxy card.

What vote is needed: The affirmative vote of the holders of a majority of the common units of Holdings outstanding and entitled to vote at the meeting as of the record date is required to approve the merger, the merger agreement and the transactions contemplated thereby.

Recommendation of the Holdings Board: The Holdings Board unanimously recommends that you vote “FOR” the proposal to approve the merger, the merger agreement and the transactions contemplated thereby.

The approval of the merger and the merger agreement by the Holdings unitholders is a condition to the completion of the merger.

Risk Factors (page 25)

You should consider carefully all of the risk factors together with all of the other information included in this proxy statement/prospectus before deciding how to vote. Certain risks related to the merger are described under the caption “Risk Factors” beginning on page 25 of this proxy statement/prospectus. Some of these risks include, but are not limited to, those described below:

•	the directors and executive officers of Inergy GP and of Holdings GP may have interests that differ from your interests;

•	at the effective time, the market value of Inergy LP units to be received in the merger could decrease and Holdings unitholders cannot be sure of the market value of such Inergy LP units;

•	no ruling has been obtained with respect to the tax consequences of the Transactions; and

•	the benefits of the merger may not be realized.

Appraisal Rights (page 93)

Holdings unitholders do not have appraisal rights under Holdings partnership agreement, the merger agreement or applicable Delaware law.

Solicitation of Other Offers by Holdings (page 106)

Commencing on the sixty-first (61st) calendar day after this proxy statement/prospectus is first filed with the SEC (the “window-shop period”), Holdings is prohibited from knowingly initiating, soliciting or encouraging the submission of any acquisition proposal (as defined in the merger agreement) or from participating in any discussions or negotiations regarding, or furnishing to any person any non-public information with respect to, any acquisition proposal, subject to certain exceptions. Notwithstanding these restrictions, at any time prior to the approval of the merger agreement by Holdings unitholders, Holdings is permitted to enter into or participate in any discussions or negotiations with any party that has made a solicited (prior to the expiration of the window-shop period) or an unsolicited written acquisition proposal if the Holdings Board determines, after consultation with its outside legal counsel and financial advisors, that such acquisition proposal constitutes or is likely to result in a superior proposal (as defined in the merger agreement) and that failure to take such action would be inconsistent with its fiduciary duties under the existing partnership agreement of Holdings and applicable law. Please read “The Merger Agreement—Solicitation of Other Offers by Holdings” beginning on page 106.

In addition, Holdings may terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal. Please read “The Merger Agreement—Solicitation of Other Offers by Holdings—Change in Recommendation by the Holdings Board” on page 107.

Termination of Merger Agreement (page 109)

The merger agreement may be terminated at any time prior to the effective time of the merger in any of the following ways:

•	by mutual written consent of Holdings and Inergy.

•	by either Holdings or Inergy upon written notice to the other:

•

if the merger is not completed on or before December 31, 2010 (the “termination date”) unless the failure of the closing to occur by this date is primarily due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligation under the merger agreement or a material breach of the merger agreement by such party;

•

if any regulatory authority has issued a final and nonappealable statute, rule, order, decree or regulation or taken any other action that permanently restrains, enjoins or prohibits the consummation of the merger or makes the merger illegal, provided that the terminating party is not in breach of its obligation to use commercially reasonable best efforts to complete the merger promptly;

•

if there has been a material breach of the support agreement; provided, that Holdings is not entitled to terminate the merger agreement if Holdings has breached any of its obligations described under “The Merger Agreement—Solicitation of Other Offers by Holdings” beginning on page 106;

•

if there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in the merger agreement on the part of any of the other parties, which breach has not been cured within 30 days after receiving notice from the terminating party, or which breach, by its nature, cannot be cured prior to the termination date. However, the terminating party itself must not be in material breach of any representation, warranty, covenant or agreement. In order for termination to take place, the breaches must be of such nature that they would entitle the party receiving such representation not to carry out the merger agreement because certain closing conditions are not met; or

•

if there has been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of any of the other parties, which breach has not been cured within 30 days after receiving notice from the terminating party, or which breach, by its nature, cannot be cured prior to the termination date. However, the terminating party itself must not be in material breach of any representation, warranty, covenant or agreement. In order for termination to take place, the breaches must be of such nature that they would entitle the party receiving the benefits of such covenants or agreements not to consummate the transactions contemplated by the merger agreement because certain closing conditions are not met.

•

by Inergy if (i) Holdings has materially breached any of the provisions described under “The Merger Agreement—Solicitation of Other Offers by Holdings” beginning on page 106 or (ii) the Holdings Board makes a change in recommendation as described under “The Merger Agreement—Solicitation of Other Offers by Holdings—Change in Recommendation by the Holdings Board.”

•

by Holdings if, at any time after the date of the original merger agreement and prior to obtaining the Holdings unitholder approval, Holdings receives an acquisition proposal and the Holdings Board concludes in good faith that such acquisition proposal constitutes a superior proposal, the Holdings Board has made a change in recommendation with respect to the superior proposal, Holdings has not knowingly and intentionally breached any of the provisions described under “The Merger Agreement—Solicitation of Other Offers by Holdings,” and the Holdings Board concurrently approves, and Holdings concurrently enters into, a definitive agreement with respect to the superior proposal and has paid the termination fee.

•

by Holdings if as a result of a change in U.S. federal income tax law, the Holdings Conflicts Committee determines, in its reasonable judgment, that consummation of the transactions contemplated by the merger agreement could materially increase the amount of U.S. federal income tax due from any holder of Holdings common units as a result of owning or disposing of the Inergy LP units acquired pursuant to such transactions, as compared to U.S. federal income tax due from such holder as a result of owning or disposing of any Holdings common units in the event the transactions contemplated by the merger agreement did not occur; provided that Holdings will not have the right to terminate the merger agreement pursuant to such change in U.S. federal income tax law in the event, within 30 days after the receipt of such notice, Inergy has provided to Holdings the opinion of nationally recognized tax counsel, reasonably acceptable to Holdings, to the effect that such holder of Holdings common units should not be liable for such increased tax as a result of owning or disposing of Inergy LP units.

•

by Inergy if as a result of a change in U.S. federal income tax law, the consummation of the transactions contemplated by the merger agreement could materially increase the amount of U.S. federal income tax due from any holder of Inergy LP units as a result of owning or disposing of Inergy LP units, as compared to U.S. federal income tax due from such holder in the event the transactions contemplated by the merger agreement did not occur; provided that Inergy shall not have the right to terminate the merger agreement pursuant to such change in U.S. federal income tax law in the event, within 30 days after the receipt of such notice, Holdings has provided to Inergy the opinion of nationally recognized tax counsel, reasonably acceptable to Inergy, to the effect that it is more likely than not that such holder of Inergy LP units should not be liable for such increased tax as a result of owning or disposing of Inergy LP units.

Termination Fee and Expenses (page 111)

Holdings will be obligated to pay a termination fee (to be held by an escrow agent) equal to $20 million in cash, reduced by certain amounts paid, upon the termination of the merger agreement in the following circumstances:

•

the merger agreement is terminated by Inergy because Holdings materially breaches any of the provisions described under “The Merger Agreement—Solicitation of Other Offers by Holdings” or the Holdings Board effects a change in recommendation;

•	the merger agreement is terminated by Holdings to enter into a superior proposal under certain circumstances; or

•

after an acquisition proposal for 50% or more of the assets of, the equity interest in or businesses of Holdings has been made to the Holdings unitholders or an intention to make such an acquisition proposal has been made known, the merger agreement is terminated (i) by either Inergy or Holdings because (a) the merger was not consummated by the termination date or (b) a material breach of the support agreement has occurred or (ii) by Inergy because of a breach of Holdings’ representations and warranties or agreements or covenants and, in each case, within 12 months after the merger agreement is terminated, Holdings or any of its subsidiaries enters into a definitive agreement in respect of any acquisition proposal and consummates the transaction contemplated by such definitive agreement (which need not be the same acquisition proposal as the acquisition proposal first mentioned in this paragraph).

If Holdings is obligated to pay the termination fee to Inergy, the escrow agent will release to Inergy a portion of the termination fee equal to no greater than 70% of the maximum remaining amount which, in the good faith view of Inergy GP may be taken in the gross income of Inergy without exceeding the permissible qualifying income limits for a publicly traded partnership based on applicable provisions of the Internal Revenue Code. Following the year in which the initial release of the termination fee occurs, additional amounts may be released or a portion of the fee may be required to be returned so that the amount released equals between

80% and 90% of the maximum which Inergy could actually have taken in gross income. Any amount of the termination fee not distributed to Inergy will be refunded to Holdings. In addition, Holdings has waived for itself and its affiliates, and will cause Inergy GP to waive, any rights to any distribution by Inergy of any termination fee paid to Inergy.

To the extent that Holdings has already paid Inergy its expenses in connection with the termination of the merger agreement and subsequently Holdings is obligated to pay the termination fee to the escrow agent on Inergy’s behalf, Holdings is only obligated to pay the escrow agent an amount equal to the difference of the applicable termination fee and expenses previously paid.

Holdings or Inergy will be obligated to pay expenses upon the termination of the merger agreement in the following circumstances:

•	Holdings will be obligated to pay Inergy’s expenses, not to exceed $3 million (exclusive of the termination fee), if the merger agreement is terminated by:

•	Inergy because of a material breach of Holdings’ or Holdings GP’s representations and warranties or agreements or covenants; or

•	Inergy or Holdings because a material breach of the support agreement has occurred.

•

Inergy will be obligated to pay Holdings’ expenses, not to exceed $3 million, if the merger agreement is terminated by Holdings because of a breach of Inergy’s or Inergy GP’s material representations and warranties or agreements or covenants.

If the merger is consummated, Inergy will pay the property and transfer taxes imposed on either party in connection with the merger. Inergy will also pay the expenses for filing, printing and mailing this proxy statement/prospectus. Any filing fees payable pursuant to regulatory laws and other filing fees incurred in connection with the merger agreement will be paid by the party incurring the fees.

Opinions of the Holdings Conflicts Committee’s Financial Advisor (page 62)

At a meeting of the Holdings Conflicts Committee held on August 7, 2010, Tudor, Pickering, Holt & Co. Securities, Inc. (“TudorPickering”), the financial advisor to the Holdings Conflicts Committee, delivered to the Holdings Conflicts Committee its oral opinion (which was subsequently confirmed in writing) (the “August 7 opinion”) that, as of August 7, 2010, and based upon and subject to the factors and assumptions set forth in the August 7 opinion, the consideration to be paid to the unaffiliated Holdings unitholders pursuant to the original merger agreement, was fair, from a financial point of view, to the unaffiliated Holdings unitholders. The summary of TudorPickering’s August 7 opinion is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by TudorPickering in preparing its August 7 opinion.

At a meeting of the Holdings Conflicts Committee held on September 22, 2010, TudorPickering delivered to the Holdings Conflicts Committee its oral opinion (which was subsequently confirmed in writing) (the “September 22 opinion” and, together with the August 7 opinion, the “opinions”) that, as of September 22, 2010, and based upon and subject to the factors and assumptions set forth in the September 22 opinion, the consideration to be paid to the unaffiliated Holdings unitholders pursuant to the merger agreement, was fair, from a financial point of view, to the unaffiliated Holdings unitholders. The summary of TudorPickering’s September 22 opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex E to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by TudorPickering in preparing its September 22 opinion.

TudorPickering’s opinions do not address the relative merits of the merger as compared to any alternative transaction that might be available to Holdings, nor do they address the underlying business decision of Holdings to engage in the merger. TudorPickering’s opinions relate solely to the fairness, from a financial point of view, to the unaffiliated Holdings unitholders of the consideration to be paid pursuant to the original merger agreement or the merger agreement to such holders. TudorPickering does not express any view on, and its opinions do not address, any other term or aspect of the original merger agreement or the merger agreement, the Holdings amended and restated partnership agreement, the Inergy amended and restated partnership agreement, the support agreement or the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, creditors or other constituencies of Holdings or Inergy; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Holdings or Inergy, or any other class of such persons, in connection with the merger, whether relative to the consideration to be received by the holders of Holdings common units pursuant to the original merger agreement, the merger agreement or otherwise. TudorPickering has not been asked to consider, and its opinions do not address, the price at which Holdings common units will trade at any time. TudorPickering did not render any legal, regulatory, tax or accounting advice to the Holdings Conflicts Committee in connection with the merger.

Comparison of Inergy Unitholder Rights and Holdings Unitholder Rights (page 152)

As a result of the merger, Holdings unitholders will become holders of Inergy LP units. The PIK Recipients have agreed to take a portion of their merger consideration in the form of Class B units in lieu of Inergy LP units. The rights of holders of Inergy LP units and holders of Class B units will be governed by Inergy’s amended and restated partnership agreement and applicable Delaware law. There are differences between the rights of Holdings unitholders and Inergy unitholders pursuant to the existing partnership agreement of Holdings and the amended and restated partnership agreement of Inergy. Certain of these differences are described under “Comparison of Inergy Unitholder Rights and Holdings Unitholder Rights” beginning on page 152.

Interests of Certain Persons in the Merger (page 145)

In considering the recommendation of the Holdings Board to approve the merger, the merger agreement and the transactions contemplated thereby, Holdings unitholders should be aware that some of the executive officers and directors of Holdings GP have interests in the merger that may differ from, or may be in addition to, the interests of Holdings unitholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. These interests include the following:

•

Holdings and Inergy Units. Some of the executive officers and directors of Holdings GP currently own Holdings common units and will be receiving Inergy LP units and Class B units as a result of the merger. Holdings common units held by the directors and executive officers will be exchanged for Inergy LP units at a ratio of 0.77 Inergy LP units per Holdings common unit. This is the same ratio as that applicable to the unaffiliated Holdings unitholders. However, the PIK Recipients, which include certain members of senior management and directors of Holdings GP, have agreed to take a portion of their merger consideration in the form of Class B units in lieu of Inergy LP units. Inergy will issue an aggregate of 11,568,560 Class B units to the PIK Recipients. The Class B units will convert automatically into Inergy LP units on a one-for-one basis, with 50% of the outstanding Class B units converting into Inergy LP units following the payment date of the fourth quarterly distribution following the closing of the merger and the remaining outstanding Class B units converting into Inergy LP units following the payment date of the eighth quarterly distribution following the closing of the merger. Until Class B units are converted into Inergy LP units, distributions on Class B units will be paid in additional Class B units issued in kind no later than 45 days after the end of each quarter following consummation of the merger. For a further description of the Class B units, please read “Description of Inergy Units—Class B Units.” In addition, certain directors and officers of Holdings GP currently own Inergy LP units.

•

Holdings Equity Based Awards. Directors and certain executive officers of Holdings GP also hold Holdings Unit Options and Holding Restricted Units (each as defined under the heading “The Merger Agreement—Treatment of Holdings Equity Based Awards”). These Holdings equity awards will continue to vest in accordance with the vesting schedule of the original award. However, upon eventual exercise or vesting, as applicable, the awards will be settled through the delivery of a number of Inergy LP units adjusted to reflect the 0.77 exchange ratio. In addition, the exercise price of Holdings Unit Options will be increased to reflect the 0.77 exchange ratio.

•

Indemnification and Insurance. The merger agreement provides for indemnification by Inergy of each person who was, as of the date of the original merger agreement, or is at any time from the date of the original merger agreement through the effective date, an officer or director of Holdings or any of its subsidiaries or acting as a fiduciary under or with respect to any employee benefit plan of Holdings and for the maintenance of directors’ and officers’ liability insurance covering directors and executive officers of Holdings GP for a period of six years following consummation of the merger. Inergy also agreed that all rights to indemnification now existing in favor of indemnified parties as provided in the Holdings partnership agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Holdings’ subsidiaries) will be assumed by Inergy and Inergy GP in the merger, without further action, at the effective time of the merger and will survive the merger and will continue in full force and effect in accordance with their terms.

•

Director and Executive Officer Interlock. Certain of Holdings GP’s directors and all of Holdings GP’s executive officers are currently directors and executive officers of Inergy GP, respectively, and will remain directors and executive officers of Inergy GP following consummation of the merger. The five current members of the Inergy Board are expected to continue as directors of the Inergy Board.

•

Support Agreement. In addition, the Holdings Supporting Unitholders include certain of the executive officers and directors of Holdings GP. The Holdings Supporting Unitholders beneficially own approximately 57.9% of the total Holdings common units and have entered into a support agreement to vote in favor of the merger, the merger agreement and the transactions contemplated thereby. For more information on the support agreement, please read “Interests of Certain Persons in the Merger—Support Agreement.”

The directors and executive officers of Holdings GP beneficially owned an aggregate of 33.6 million Holdings common units as of October 1, 2010, representing approximately 54.1% of the total voting power of Holdings’ voting securities.

Senior management of Inergy GP and Holdings GP (“senior management”) prepared projections with respect to Inergy’s future financial and operating performance on a stand-alone basis and on a combined basis. These projections were provided to TudorPickering for use in connection with the preparation of its opinions to the Holdings Conflicts Committee and related financial advisory services. The projections were also provided to the Inergy Board, the Holdings Board, the committees and their financial advisors.

Accounting Treatment of the Merger (page 94)

The merger between Holdings and Inergy will result in Holdings being treated as the surviving consolidated entity of the merger for accounting purposes, even though Inergy will be the surviving consolidated entity for legal and reporting purposes. The changes in ownership interest will be accounted for in accordance with Accounting Standards Codification 810 Consolidation as an equity transaction and no gain or loss will be recognized as a result of the merger.

Material U.S. Federal Income Tax Consequences of the Transactions (page 124)

Tax matters associated with the Transactions are complicated. The tax consequences to a Holdings unitholder of the Transactions and related matters will depend on such unitholder’s own personal tax situation. Holdings unitholders are urged to consult their tax advisors for a full understanding of the federal, state, local and non-U.S. tax consequences of the Transactions that will be applicable to them.

Holdings expects to receive an opinion from Andrews Kurth LLP (“Andrews Kurth”), counsel to the Holdings Conflicts Committee, to the effect that, subject to the limitations set forth in “Material U.S. Federal Income Tax Consequences of the Transactions,” no gain or loss should be recognized by the holders of Holdings common units to the extent Inergy LP units or Class B units, as applicable, are received in exchange therefor, other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code, (ii) any actual or constructive distributions of cash or other property, or (iii) amounts paid by one person to or on behalf of another person pursuant to the merger agreement. Opinions of counsel, however, are not binding on the U.S. Internal Revenue Service, or “IRS,” and no assurance can be given that the IRS would not successfully assert a contrary position regarding the U.S. federal income tax consequences of the Transactions and this opinion of counsel.

Please read “Risk Factors—Tax Risks Related to the Transactions” beginning on page 33, and “Material U.S. Federal Income Tax Consequences of the Transactions” beginning on page 124 for a more complete discussion of the U.S. federal income tax consequences of the Transactions.

Litigation

Since Inergy and Holdings first announced on August 9, 2010 their entry into the original merger agreement, five unitholder class action lawsuits have been filed by Holdings unitholders against Inergy, Holdings, Holdings GP, MergerCo, New NRGP LP, Inergy GP, Inergy Partners, John J. Sherman, Phillip L. Elbert, R. Brooks Sherman, Jr., Warren H. Gfeller, Arthur B. Krause and Richard T. O’Brien (the “Holdings Unitholder Lawsuits”). Additionally, one unitholder class action lawsuit has been filed by Inergy unitholders against Inergy, Holdings, Inergy GP, John J. Sherman, Phillip L. Elbert, Warren H. Gfeller, Arthur B. Krause, Robert D. Taylor, R. Brooks Sherman, Jr., Andrew L. Atterbury, William C. Gautreaux, and Carl A. Hughes (the “Inergy Unitholder Lawsuit”).

The Holdings Unitholder Lawsuits are as follows: (i) Daniel Himmel v. John J. Sherman et al., No. 1016-CV24783, In the Circuit Court of Jackson County, Missouri, at Kansas City; (ii) John Oliver v. Inergy Holdings, L.P. et al., No. 1016-CV25524, In the Circuit Court of Jackson County, Missouri, at Kansas City; (iii) Peter D’Orazio v. John J. Sherman et al., No. 1016-CV25705, In the Circuit Court of Jackson County, Missouri, at Kansas City; (iv) Harvey Silver v. John Sherman et al., No. 1016-CV26112, In the Circuit Court of Jackson County, Missouri, at Kansas City; and (v) David Lessard v. Inergy Holdings, L.P. et al., No. 1016-CV27141, In the Circuit Court of Jackson County, Missouri, at Kansas City. The Inergy Unitholder Lawsuit is G-2 Trading LLC v. Inergy GP, LLC et al., No. 5816, In the Court of Chancery of the State of Delaware.

The Holdings Unitholder Lawsuits allege a variety of causes of action challenging the proposed merger, including that the named directors and officers have breached their fiduciary duties in connection with the proposed merger and that the named entities have aided and abetted in these breaches of the directors and officers’ fiduciary duties. Specifically, the Holdings Unitholder Lawsuits allege, among other things, that (i) the consideration offered by Inergy is unfair and inadequate, (ii) the merger is structured to preclude other potential purchasers of Holdings from proposing a competing transaction, (iii) the named directors and officers have engaged in “self-dealing” and, through the merger, will obtain benefits not equally shared by the public unitholders of Holdings, and (iv) the Registration Statement on Form S-4 filed by Inergy on September 3, 2010 fails to disclose material information regarding the proposed merger.

With respect to the allegations that the proposed consideration is unfair and inadequate, the Holdings Unitholder Lawsuits allege that the premium offered by Inergy is only 4.8% greater than the closing price of Holdings common units on the trading day prior to the merger announcement. The Holdings Unitholder Lawsuits further allege that the premium fails to adequately compensate unitholders for the likely future performance and value of Holdings, especially given the alleged potential growth in incentive distributions that Inergy may owe to Holdings.

With respect to the allegations that the merger is structured to preclude competing alternative transactions, the Holdings Unitholder Lawsuits allege that the merger agreement requires Holdings to pay Inergy a $20 million termination fee if the merger is terminated under certain circumstances. The Holdings Unitholder Lawsuits also allege that minority unitholders lack the ability to reject the proposed merger because certain individual defendants, who collectively beneficially own a sufficient percentage of the outstanding Holdings common units to approve the merger without other unitholder approval, have agreed to vote in favor of the proposed merger. One of the Holdings Unitholder Lawsuits also alleges that the merger agreement provides only sixty days for solicitation of superior alternative transactions and provides an “unfair” mechanism for Inergy to outbid any competing transactions. Another of the Holdings Unitholder Lawsuits alleges that Holdings must notify Inergy of any competing offer and provide Inergy with an opportunity to match the competing offer.

With respect to the allegations that the named directors and officers have engaged in “self-dealing” and will obtain special benefits through the merger, the Holdings Unitholder Lawsuits allege that Richard T. O’Brien, the only member of the Holdings Board that is not also a member of the Inergy Board, has been promised membership on the Inergy Board. At least one of the Holdings Unitholder Lawsuits also alleges that certain members of senior management have agreed to accept payment-in-kind securities that are allegedly superior to the Inergy LP units that other unitholders will receive for their Holdings common units.

With respect to the allegations that Inergy’s Registration Statement on Form S-4 initially filed on September 3, 2010 fails to disclose material information regarding the proposed merger, two of the Holdings Unitholder Lawsuits allege that the registration statement fails to disclose various criteria, assumptions and factors used to estimate certain future financial results. These two lawsuits also allege that the registration statement fails to disclose various data, methodologies and assumptions relied on by Inergy’s and Holdings’ respective financial advisors in making their recommendations. Additionally, one of these two lawsuits alleges that the registration statement fails to disclose certain events and actions surrounding the proposed merger, such as whether the Holdings Conflicts Committee evaluated any alternatives to the proposed merger.

Based on these allegations, the plaintiffs seek to enjoin the defendants from proceeding with or consummating the proposed merger until a procedure is adopted and implemented that will result in maximization of value for Holdings unitholders. Certain of the plaintiffs have filed motions to consolidate these actions for the appointment of a lead plaintiff and lead counsel and for expedited treatment of their claims. Currently, a hearing is scheduled for October 7, 2010 on one of the motions to consolidate and the motions for the appointment of lead plaintiff and lead counsel. To the extent that the merger is implemented before relief is granted, the plaintiffs seek to have the merger rescinded. The plaintiffs also seek damages and attorneys’ fees.

The Inergy Unitholder Lawsuit also alleges several causes of action challenging the proposed merger, including that the named directors and officers have breached Inergy’s limited partnership agreement and their fiduciary duties in connection with the proposed merger. Specifically, the Inergy Unitholder Lawsuit alleges that Inergy is paying an excessive price to Holdings unitholders, thereby diluting the value of Inergy to its current unitholders. The consideration provided to Holdings unitholders, the Inergy Unitholder Lawsuit alleges, represents a 20.7% premium to Holdings unitholders and exceeds Holdings’ aggregate enterprise value by 27%. The Inergy Unitholder Lawsuit alleges that the proposed merger will reduce Inergy’s public unitholders’ ownership in Inergy from 92% to 57%—without providing an adequate return to Inergy unitholders—so that the named directors and officers can avoid potential tax ramifications related to their Holdings common units.

Additionally, the Inergy Unitholder Lawsuit alleges several deficiencies in the process by which the named directors and officers are conducting the proposed transaction. First, the Inergy Unitholder Lawsuit alleges that the Holdings Conflicts Committee did not have the requisite number of members and will receive a legal opinion related to both Inergy and Holdings from a single, conflicted law firm. Second, the Inergy Unitholder Lawsuit alleges that Inergy is seeking to amend the Inergy partnership agreement without the approval of public unitholders. Third, the Inergy Unitholder Lawsuit alleges that Inergy has failed, as allegedly required by the partnership agreement, to determine whether the proposed merger adversely affects Inergy’s limited partners. Fourth, the Inergy Unitholder Lawsuit alleges that the named directors and officers have agreed to vote in favor of the proposed merger, thereby eliminating the ability of Holdings unitholders to reject the proposed merger.

Based on these allegations, the Inergy Unitholder Lawsuit seeks to enjoin the defendants from proceeding with or consummating the proposed merger. To that end, the plaintiff in the Inergy Unitholder lawsuit has filed a motion for a temporary injunction and a motion for expedited treatment. A hearing on the motion for expedited treatment is scheduled for September 29, 2010. To the extent that the merger is implemented before relief is granted, the Inergy Unitholder Lawsuit seeks to have the merger rescinded. The Inergy Unitholder Lawsuit also seeks a declaration that the proposed merger and the amendment of Inergy’s partnership agreement without unitholder approval is a breach of the partnership agreement. Finally, the Inergy Unitholder Lawsuit seeks damages and attorneys’ fees.

Defendants have not yet answered these lawsuits. Holdings and Inergy cannot predict the outcome of these lawsuits, or any others that might be filed subsequent to the date of the filing of this proxy statement/prospectus, nor can Holdings and Inergy predict the amount of time and expense that will be required to resolve the lawsuits. Holdings and Inergy intend to vigorously defend the actions.

Ownership Structure

The following diagrams depict Inergy’s and Holdings’ ownership structure before and after giving effect to the merger and based on Inergy’s ownership as of October 1, 2010.

(1)	Includes 508,033 Holdings common units held by management and directors (other than Holdings Supporting Unitholders).

(1)	Includes Inergy LP units held by management and directors. Please read “Interests of Certain Persons in the Merger.”

Selected Historical and Unaudited Pro Forma Consolidated Financial Data of Holdings

Holdings will be treated as the surviving consolidated entity of the merger for accounting purposes. The following table sets forth selected historical and unaudited pro forma consolidated financial data of Holdings. The selected historical consolidated financial data of Holdings as of and for the fiscal years ended September 30, 2005, 2006, 2007, 2008 and 2009 are derived from Holdings’ audited consolidated financial statements and related notes. The selected historical consolidated financial data of Holdings as of and for the nine months ended June 30, 2009 and 2010 are derived from Holdings’ unaudited consolidated financial statements and related notes.

The data in the following table should be read together with, and is qualified in its entirety by reference to, the historical consolidated financial statements and the accompanying notes and should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is included in Holdings’ Current Report on Form 8-K filed on September 3, 2010, which retrospectively revised portions of Holdings’ Annual Report on Form 10-K for the fiscal year ended September 30, 2009, and Holdings’ Quarterly Report on Form 10-Q for the three months ended June 30, 2010, each of which is incorporated by reference in this proxy statement/prospectus.

The unaudited pro forma financial information of Holdings presented below consists of the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2010 and the Unaudited Pro Forma Condensed Consolidated Income Statement for the year ended September 30, 2009 and the nine months ended June 30, 2010. The unaudited pro forma financial information of Holdings presented below under the heading “Pro Forma” has been prepared giving effect to the merger agreement as if this transaction had occurred as of October 1, 2008 and October 1, 2009 for the Unaudited Pro Forma Condensed Consolidated Income Statements for the year ended September 30, 2009 and the nine months ended June 30, 2010, respectively, and as of June 30, 2010 for the Unaudited Pro Forma Condensed Consolidated Balance Sheet. The unaudited pro forma financial information of Holdings presented below under the heading “As Further Adjusted” also gives further effect to the following: (i) the closing of the acquisition of 100% of the equity interests in Tres Palacios Gas Storage LLC and related agreements for approximately $725 million, (ii) Inergy’s September 2010 offering of 11,787,500 Inergy LP units and (iii) Inergy’s September 2010 offering of $600 million aggregate principal amount of 7% Senior Notes due 2018. Please read “Recent Developments.” The unaudited pro forma financial information of Holdings presented below under the heading “As Further Adjusted” has been prepared giving effect to the merger, the acquisition of Tres Palacios Gas Storage LLC and Inergy’s September 2010 equity and debt offerings as if those transactions had occurred as of October 1, 2008 and October 1, 2009 for the Unaudited Pro Forma Condensed Consolidated Income Statements for the year ended September 30, 2009 and the nine months ended June 30, 2010, respectively, and on June 30, 2010 for the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

	Holdings Consolidated Historical							Pro Forma		As Further Adjusted
	Year Ended September 30,					Nine Months Ended June 30,		Year Ended September 30, 2009	Nine Months Ended June 30, 2010	Year Ended September 30, 2009	Nine Months Ended June 30, 2010
	2005	2006	2007	2008	2009	2009	2010
	($ in millions)
Statement of operations data:
Revenues	$1,051.9	$1,390.2	$1,483.1	$1,878.9	$1,570.6	$1,339.1	$1,484.4	$1,570.6	$1,484.4	$1,611.5	$1,524.4
Cost of product sold (excluding depreciation and amortization as shown below)	726.2	993.3	1,026.1	1,376.7	996.9	855.4	965.0	996.9	965.0	996.9	965.0

Gross profit	325.7	396.9	457.0	502.2	573.7	483.7	519.4	573.7	519.4	614.6	559.4
Expenses:
Operating and administrative	195.6	246.6	248.6	266.6	280.5	213.3	231.2	280.5	231.2	291.2	243.5
Depreciation and amortization	50.4	76.8	83.4	98.0	115.8	79.3	117.7	115.8	117.7	144.7	139.4
Loss on disposal of assets	0.7	11.5	8.0	11.5	5.2	4.1	5.8	5.2	5.8	7.4	5.9

Operating income	79.0	62.0	117.0	126.1	172.2	187.0	164.7	172.2	164.7	171.3	170.6
Other income (expense):
Interest expense, net	(36.1)	(55.8)	(54.4)	(62.6)	(70.5)	(52.8)	(67.4)	(70.5)	(67.4)	(114.5)	(100.4)
Interest expense related to write-off of deferred financing costs(a)	(7.6)	—	—	—	—	—	—	—	—	—	—
Other income	0.3	0.8	1.9	1.0	0.1	—	0.9	0.1	0.9	0.1	0.9

Income before gain on issuance of units in Inergy, L.P. and income taxes	35.6	7.0	64.5	64.5	101.8	134.2	98.2	101.8	98.2	56.9	71.1
Gain on issuance of units in Inergy, L.P.	—	—	80.6	—	8.0	3.4	—	8.0	—	8.0	—
Provision for income taxes	(0.5)	(0.6)	(6.5)	(1.4)	(1.7)	(1.3)	(0.3)	(1.7)	(0.3)	(1.7)	(0.3)

Net income	35.1	6.4	138.6	63.1	108.1	136.3	97.9	108.1	97.9	63.2	70.8
Net income attributable to non-controlling partners in Inergy, L.P.’s net income (loss)	26.8	(8.0)	36.0	26.2	49.6	90.7	47.0	—	—	—	—
Net income attributable to non-controlling partners in Arlington Storage Company, LLC’s (“ASC”) consolidated net income	—	—	—	1.4	1.4	1.0	0.7	1.4	0.7	1.4	0.7

Net income attributable to partners	$8.3	$14.4	$102.6	$35.5	$57.1	$44.6	$50.2	$106.7	$97.2	$61.8	$70.1

	Holdings Consolidated Historical							Pro Forma		As Further Adjusted
	Year Ended September 30,					Nine Months Ended June 30,		Year Ended September 30, 2009	Nine Months Ended June 30, 2010	Year Ended September 30, 2009	Nine Months Ended June 30, 2010
	2005	2006	2007	2008	2009	2009	2010
	($ in millions)
Balance sheet data (end of period):
Total assets(b)	$1,493.7	$1,614.7	$1,741.9	$2,098.5	$2,154.1	$2,116.0	$2,365.7	n/a	$2,365.7	n/a	$3,368.2
Total debt, including current portion	587.8	690.0	742.2	1,139.2	1,124.8	1,142.6	1,302.6	n/a	1,312.6	n/a	1,912.6
Inergy Holdings, L.P. partners’ capital	(6.7)	(18.7)	50.9	36.9	40.5	42.6	45.1	n/a	859.4	n/a	1,254.9
Other financial data:
Net cash provided by operating activities	$84.1	$99.9	$163.5	$180.2	$237.2	$207.8	$140.4
Net cash used in investing activities	(840.7)	(210.9)	(187.8)	(386.7)	(230.6)	(161.1)	(319.3)
Net cash provided by (used in) financing activities	763.8	113.5	20.1	216.0	(12.3)	(51.0)	172.8

(a)	Reflects amounts recognized as expense in the year ended September 30, 2005, incurred in connection with the retirement of Inergy’s 364-day credit facility used to fund a portion of the Star Gas Propane acquisition, and deferred financing costs written off with the retirement of Inergy’s previous credit facility.
(b)	These amounts differ from those previously presented as a result of Holdings’ adoption of FASB Accounting Standards Codification Subtopic 210-20 on October 1, 2008. In conjunction with the adoption of this standard, Holdings elected to change its accounting policy for derivative instruments executed with the same counterparty under a master netting agreement. This change in accounting policy has been presented retroactively.

Selected Historical Consolidated Financial and Operating Data of Inergy

The following table sets forth selected historical consolidated financial data and operating data of Inergy. The selected historical consolidated financial data of Inergy as of and for the fiscal years ended September 30, 2005, 2006, 2007, 2008 and 2009 are derived from Inergy’s audited consolidated financial statements and related notes. The selected historical consolidated financial data of Inergy as of and for the nine months ended June 30, 2009 and 2010 are derived from Inergy’s unaudited consolidated financial statements and related notes.

The data in the following table should be read together with, and is qualified in its entirety by reference to, the historical consolidated financial statements and the accompanying notes and should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is included in Inergy’s Annual Report on Form 10-K for fiscal 2009 and Inergy’s Quarterly Report on Form 10-Q for the three months ended June 30, 2010, each of which is incorporated by reference in this proxy statement/prospectus.

	Year Ended September 30,					Nine Months Ended June 30,
	2005	2006	2007	2008	2009	2009	2010
	($ in millions)
Statement of operations data:
Revenues	$1,051.9	$1,390.2	$1,483.1	$1,878.9	$1,570.6	$1,339.1	$1,484.4
Cost of product sold (excluding depreciation and amortization as shown below)	726.2	993.3	1,026.1	1,376.7	996.9	855.4	965.0

Gross profit	325.7	396.9	457.0	502.2	573.7	483.7	519.4
Expenses:
Operating and administrative	195.1	245.2	247.8	265.6	279.6	212.6	230.2
Depreciation and amortization	50.3	76.7	83.4	98.0	115.8	79.3	117.7
Loss on disposal of assets	0.7	11.5	8.0	11.5	5.2	4.1	5.8

Operating income	79.6	63.5	117.8	127.1	173.1	187.7	165.7

Other income (expense):
Interest expense, net	(34.2)	(53.8)	(52.0)	(60.9)	(69.7)	(52.1)	(66.9)
Write-off of deferred financing costs	(7.0)	—	—	—	—	—	—
Other income	0.3	0.8	1.9	1.0	0.1	—	0.9

Income before income taxes	38.7	10.5	67.7	67.2	103.5	135.6	99.7
Provision for income taxes	(0.1)	(0.7)	(0.7)	(0.7)	(0.7)	(0.4)	—

Net income	38.6	9.8	67.0	66.5	102.8	135.2	99.7
Net income attributable to non-controlling partners in ASC’s consolidated net income	—	—	—	1.4	1.4	1.0	0.7

Net income attributable to partners	$38.6	$9.8	$67.0	$65.1	$101.4	$134.2	$99.0

	Year Ended September 30,					Nine Months Ended June 30,
	2005	2006	2007	2008	2009	2009	2010
	($ in millions)
Balance sheet data (end of period):
Total assets(a)	$1,485.6	$1,606.9	$1,722.9	$2,077.3	$2,133.1	$2,095.2	$2,345.2
Total debt, including current portion	559.7	659.7	710.2	1,106.6	1,093.3	1,110.6	1,274.7
Inergy, L.P. partners’ capital	663.9	676.1	741.2	637.8	799.4	767.2	896.9
Other financial data:
EBITDA(b) (unaudited)	$130.2	$141.0	$203.1	$223.9	$287.1	$265.6	$283.4
Adjusted EBITDA(b) (unaudited)	111.5	175.4	211.2	239.0	296.8	273.4	295.5
Net cash provided by operating activities	87.6	104.4	167.9	183.8	239.4	209.2	141.6
Net cash used in investing activities	(840.6)	(210.9)	(187.8)	(386.7)	(230.6)	(161.1)	(319.3)
Net cash provided by (used in) financing activities	760.1	109.0	15.6	212.5	(14.5)	(52.4)	171.5
Maintenance capital expenditures(c) (unaudited)	3.6	3.7	5.1	5.4	8.0	5.1	7.1
Ratio of earnings to fixed charges(d)	1.88x	1.18x	2.22x	2.02x	2.39x	3.45x	2.40x
Other operating data (unaudited):
Retail propane gallons sold	318.4	360.3	362.2	331.9	310.0	271.0	294.7
Wholesale propane gallons delivered	391.3	365.3	383.9	358.5	380.6	310.6	341.3

(a)	These amounts differ from those previously presented as a result of Inergy’s adoption of FASB Accounting Standards Codification Subtopic 210-20 on October 1, 2008. In conjunction with the adoption of this standard, Inergy elected to change its accounting policy for derivative instruments executed with the same counterparty under a master netting agreement. This change in accounting policy has been presented retroactively.
(b)	EBITDA is defined as income (loss) before taxes, plus net interest expense and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses and transaction costs. Transaction costs are third party professional fees and other costs that are incurred in conjunction with closing a transaction. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or the ability to service debt obligations. Inergy GP’s management believes that EBITDA provides additional information for evaluating Inergy’s ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. Inergy GP’s management believes that Adjusted EBITDA provides additional information for evaluating Inergy’s financial performance without regard to its financing methods, capital structure and historical cost basis. EBITDA and Adjusted EBITDA, as Inergy defines them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

The following table reconciles EBITDA and Adjusted EBITDA to net income:

	Year Ended September 30,					Nine Months Ended June 30,
	2005	2006	2007	2008	2009	2009	2010
	($ in millions)
Reconciliation of net income to EBITDA and Adjusted EBITDA:
Net income attributable to partners	$38.6	$9.8	$67.0	$65.1	$101.4	$134.2	$99.0
Interest of non-controlling partners in ASC’s taxes, interest expense and depreciation and amortization expense	—	—	—	(0.8)	(0.5)	(0.4)	(0.2)
Provision for income taxes	0.1	0.7	0.7	0.7	0.7	0.4	—
Interest expense, net	34.2	53.8	52.0	60.9	69.7	52.1	66.9
Write-off of deferred financing costs	7.0	—	—	—	—	—	—
Depreciation and amortization	50.3	76.7	83.4	98.0	115.8	79.3	117.7

EBITDA	$130.2	$141.0	$203.1	$223.9	$287.1	$265.6	$283.4
Non-cash (gain) loss on derivative contracts	(19.4)	20.0	(0.6)	0.1	1.4	1.5	(0.7)
Loss on disposal assets	0.7	11.5	8.0	11.5	5.2	4.1	5.8
Long-term incentive and equity compensation expense	—	2.9	0.7	3.5	3.1	2.2	4.9
Transaction costs	—	—	—	—	—	—	2.1

Adjusted EBITDA	$111.5	$175.4	$211.2	$239.0	$296.8	$273.4	$295.5

(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of net interest expense (inclusive of write-off of deferred financing costs) on all indebtedness and the amortization of deferred financing costs and interest associated with operating leases.

COMPARATIVE PER UNIT INFORMATION

The following table sets forth certain historical per unit information of Inergy and Holdings and the unaudited pro forma combined per unit information after giving pro forma effect to the merger, and Inergy’s issuance of Inergy LP units, Class A units and Class B units pursuant to the merger agreement.

You should read this information in conjunction with the summary historical financial information of Holdings and the selected historical financial information of Inergy included elsewhere in this proxy statement/prospectus and the historical consolidated financial statements of Holdings and Inergy and related notes that are incorporated by reference in this proxy statement/prospectus and in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per unit information does not purport to represent what the actual results of operations would have been had the partnerships been combined or to project the results of operations that may be achieved after the merger is completed.

	Historical					Pro Forma		As Further Adjusted
	Year Ended September 30, 2009			Nine Months Ended June 30, 2010		Year Ended September 30, 2009	Nine Months Ended June 30, 2010	Year Ended September 30, 2009	Nine Months Ended June 30, 2010
Per Unit Data:	Inergy		Holdings	Inergy	Holdings	Inergy(e)	Inergy(e)	Inergy(g)	Inergy(g)
Net Income:
Basic(a)	$0.93	(f)	$0.94	$0.75	$0.82	$1.25	$1.03	$0.64	$0.66
Diluted(b)	$0.93	(f)	$0.93	$0.75	$0.81	$1.10	$0.91	$0.57	$0.59
Cash Distributions:
Declared Per Unit(c)	$2.640		$1.018	$2.085	$0.978	$2.298	$1.982	$2.017	$1.761
Paid Per Unit(c)	$2.600		$0.952	$2.055	$0.921	$2.159	$1.879	$1.895	$1.669
Book Value(d)	$13.37		$0.67	$13.61	$0.73	$—	$8.80	$—	$11.47

(a)	For Inergy and Holdings, the amounts are based on the weighted-average number of units outstanding for the period. The pro forma amounts are based on information provided in “Unaudited Pro Forma Condensed Consolidated Financial Statements” included elsewhere in this proxy statement/prospectus.
(b)	For Inergy and Holdings, the amount is based on the weighted-average number of units outstanding plus the potential dilution that would occur associated with certain awards granted under equity compensation plans. The pro forma combined amount is based on information provided in “Unaudited Pro Forma Condensed Consolidated Financial Statements” included elsewhere in this proxy statement/prospectus.
(c)	The pro forma cash distribution declared/paid amounts are based on the weighted-average cash distributions declared/paid for Inergy and Holdings for each quarterly period and give effect to the additional Inergy LP units outstanding as a result of the merger. Cash distributions declared/paid reflect the distribution decisions made by Inergy GP and Holdings GP at their respective quarterly board meetings. As such, these pro forma calculations are not necessarily indicative of the distribution decisions that Inergy GP would have made had the merger been completed at October 1, 2008 for the fiscal year ended September 30, 2009 or October 1, 2009 for the nine months ended June 30, 2010.
(d)	For Inergy and Holdings, these amounts are computed by dividing partners’ capital for each entity by their respective units outstanding as of September 30, 2009 and as of June 30, 2010, as applicable. The pro forma combined amounts are computed by dividing the pro forma partners’ capital as of June 30, 2010 by the number of units outstanding at June 30, 2010, adjusted to include the estimated number of Inergy LP units to be outstanding as a result of the merger.
(e)	Represents the pro forma combined results of the merger. For comparison to historical Inergy per unit data, no further adjustments are necessary to these amounts.
(f)	These amounts differ from those previously presented as a result of our adoption of FASB Accounting Standards Codification Subtopic 260-10 (“260-10”), which provides that for master limited partnerships (“MLPs”), current period earnings be reduced by the amount of available cash that will be distributed with respect to that period for purposes of calculating earnings per unit. The adoption of this standard has been presented retroactively.
(g)	Represents pro forma combined results of the merger, the acquisition of Tres Palacios Gas Storage LLC and Inergy’s September 2010 equity and debt offerings.

MARKET PRICES AND DISTRIBUTION INFORMATION

Inergy LP units are traded on the NYSE under the symbol “NRGY.” The last reported sale price of Inergy LP units on the NYSE on August 6, 2010, the last trading day before the public announcement of the proposed merger, was $43.37. Holdings common units are traded on the NYSE under the symbol “NRGP.” The last reported sale price of Holdings common units on the NYSE on August 6, 2010, the last trading day before the public announcement of the proposed merger, was $31.85. The following table sets forth, for the periods indicated, the range of high and low sales prices per unit for Inergy LP units and Holdings common units, as well as information concerning quarterly cash distributions for Inergy LP units and Holdings common units. The sales prices are as reported in published financial sources.

	Inergy LP units				Holdings Common Units(3)
	High	Low	Distributions(1)		High	Low	Distributions(1)
Fiscal 2008:
First Quarter	$35.10	$29.69	$0.605		$16.67	$13.66	$0.187
Second Quarter	31.94	25.39	0.615		15.66	11.42	0.195
Third Quarter	29.49	25.62	0.625		13.81	11.90	0.203
Fourth Quarter	26.90	20.00	0.635		12.45	8.35	0.217
Fiscal 2009:
First Quarter	$22.70	$12.38	$0.645		$10.23	$4.78	$0.225
Second Quarter	25.23	17.06	0.655		10.44	7.14	0.250
Third Quarter	26.34	21.54	0.665		13.87	9.83	0.260
Fourth Quarter	30.99	25.01	0.675		15.76	12.76	0.283
Fiscal 2010:
First Quarter	$36.24	$28.70	$0.685		$19.69	$15.19	$0.313
Second Quarter	38.04	32.48	0.695		25.91	19.59	0.325
Third Quarter	39.94	30.35	0.705		26.86	21.28	0.340
Fourth Quarter	43.95	35.56		(2)	33.06	25.33		(2)

(1)	Represents cash distributions per Inergy LP unit or Holdings common unit declared with respect to the quarter and paid in the following quarter.
(2)	Management of Inergy and Holdings intends to make the following recommendations to the Inergy Board and Holdings Board, respectively: (i) the regular quarterly cash distribution with respect to the fourth quarter ended September 30, 2010, for Inergy be declared in the amount of $0.705 per Inergy LP unit ($2.82 annualized), (ii) the regular quarterly cash distribution with respect to the fourth quarter ended September 30, 2010, for Holdings be declared in the amount of $0.34 per Holdings common unit ($1.36 annualized), and (iii) both distributions be paid on October 29, 2010 to the respective unitholders of record on October 22, 2010.
(3)	On June 2, 2010, Holdings completed a three-for-one split of its Holdings common units effective June 1, 2010.

As of October 1, 2010, Inergy had 77,740,764 outstanding Inergy LP units held of record by 192 holders. Inergy’s partnership agreement requires Inergy to distribute all of its “available cash,” as defined in Inergy’s partnership agreement, within 45 days after the end of each quarter.

As of October 1, 2010, Holdings had 62,171,774 outstanding Holdings common units held of record by 45 holders. Holdings’ partnership agreement requires Holdings to distribute all of its “available cash,” as defined in Holdings’ partnership agreement, within 50 days after the end of each quarter.

RECENT DEVELOPMENTS

Tres Palacios Acquisition

On September 3, 2010, Inergy Midstream, LLC (“Inergy Midstream”), a wholly owned subsidiary of Inergy, entered into a purchase and sale agreement with TP Gas Holding LLC, pursuant to which Inergy Midstream will acquire all of the equity interests in Tres Palacios Gas Storage LLC (“Tres Palacios”) for approximately $725 million in cash, plus reimbursement of certain capital expenditures and subject to customary net working capital adjustments (the “purchase and sale agreement”). Tres Palacios is the owner and operator of a salt dome gas storage facility located in Matagorda County, Texas, and related pipeline assets. Completion of the transaction, which Inergy anticipates will occur around the middle of October 2010, is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. There can be no assurance that all of the conditions to closing in the purchase and sale agreement will be met.

Inergy LP Unit Offering

On September 8, 2010, Inergy sold 11,787,500 Inergy LP units at $35.60 per unit to the public, including the full exercise of the underwriters’ over-allotment option. Inergy intends to use the net proceeds of approximately $402.8 million from the Inergy LP unit offering (including the net proceeds from the full exercise of the underwriters’ option to purchase additional Inergy LP units) to repay outstanding indebtedness under its revolving general partnership and working capital credit facilities and to fund a portion of the purchase price of its pending Tres Palacios acquisition and the previously announced acquisition of the Seneca Lake natural gas storage facility located in Schuyler County, New York and two related pipelines from New York State Electric & Gas Corporation.

Senior Notes Offering

On September 13, 2010, Inergy and Inergy Finance Corp. (“Inergy Finance” and together with Inergy, the “Issuers”) and certain subsidiary guarantors sold $600 million aggregate principal amount of the Issuers’ 7% Senior Notes due 2018 (the “2018 notes”) in accordance with a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act. Inergy intends to use the net proceeds from the sale of the 2018 notes to fund a portion of the purchase price of its pending Tres Palacios acquisition. Pending such use, the net proceeds of the 2018 notes will be placed in an escrow account. If the Tres Palacios acquisition is not closed by December 31, 2010 or the purchase and sale agreement is terminated earlier, the 2018 notes will be redeemed at 100% of the principal amount.

Credit Agreement Amendment

On September 10, 2010, Inergy obtained the required lender approval under its credit agreement dated November 24, 2009 (the “credit agreement”) to amend the credit agreement (the “credit agreement amendment”). The credit agreement amendment, with an effective date of September 3, 2010, modifies certain terms and covenants to allow for the permanent financing plan associated with the Tres Palacios acquisition.

Management Distribution Recommendation

Management of Inergy and Holdings intends to make the following recommendations to the Inergy Board and Holdings Board, respectively: (i) the regular quarterly cash distribution with respect to the fourth quarter ended September 30, 2010, for Inergy be declared in the amount of $0.705 per Inergy LP unit ($2.82 annualized), (ii) the regular quarterly cash distribution with respect to the fourth quarter ended September 30, 2010, for Holdings be declared in the amount of $0.34 per Holdings common unit ($1.36 annualized), and (iii) both distributions be paid on October 29, 2010 to the respective unitholders of record on October 22, 2010.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including, without limitation, the risk factors and other information contained in Inergy’s Annual Report on Form 10-K for the year ended September 30, 2009, the risk factors contained in Inergy’s Current Report on Form 8-K filed on September 7, 2010, the risk factors and other information contained in Holdings’ Annual Report on Form 10-K for the year ended September 30, 2009, and the risk factors contained in Holdings’ Current Report on Form 8-K filed on September 7, 2010, you should carefully consider the following risk factors in deciding whether to vote to approve the merger, the merger agreement and the transactions contemplated thereby. This proxy statement/prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements” on page 83.

Risks Related to the Merger and Related Matters

Because the exchange ratio is fixed, the market value of the merger consideration to Holdings unitholders will be determined by the price of Inergy LP units, the value of which will decrease if the market value of Inergy LP units decreases, and Holdings unitholders cannot be sure of the market value of Inergy LP units that will be issued.

Pursuant to the merger agreement, the 0.77 exchange ratio is fixed. As a result, the merger consideration will consist of (i) approximately 35.2 million Inergy LP units that will be issued by Inergy to the Holdings unitholders, (ii) 1,080,453 Inergy LP units directly owned by Holdings that will be distributed by Holdings to the Holdings unitholders, and (iii) 11,568,560 Class B units that will be issued by Inergy to the PIK Recipients. The aggregate market value of Inergy LP units that Holdings unitholders will receive in the merger and the aggregate market value of the Class B units that the PIK Recipients will receive in the merger will fluctuate with any changes in the trading price of Inergy LP units. This means there is no “price protection” mechanism contained in the merger agreement that would adjust the number of Inergy LP units that Holdings unitholders will receive or the number of Class B units that the PIK Recipients will receive based on any decreases in the trading price of Inergy LP units. If the Inergy LP unit price decreases, the market value of the merger consideration received by Holdings unitholders (including the PIK Recipients) will also decrease. Consider the following example:

Example: Pursuant to the merger agreement, Holdings unitholders will be entitled to receive 0.77 Inergy LP units for each Holdings common unit, subject to receipt of cash in lieu of any fractional Inergy LP units and Class B units. Based on the closing sales price of Inergy LP units on August 6, 2010 of $43.37 per unit, the market value of the Inergy LP units to be received by Holdings unitholders (including the 1,080,453 Inergy LP units to be distributed to Holdings unitholders by Holdings but excluding the Class B units) would be approximately $1,574 million. If the trading price for Inergy LP units decreased 10% from $43.37 to $39.03, then the market value of the Inergy LP units to be received by Holdings unitholders (including the 1,080,453 Inergy LP units to be distributed to Holdings unitholders by Holdings but excluding the Class B units) would be approximately $1,417 million. Any decline in the price of Inergy LP units may not be matched by a similar decline in the price of Holdings common units absent the merger.

Accordingly, there is a risk that the premium to Holdings unitholders of approximately 8.9%, based upon the 20-trading day average closing prices of the Holdings common units and Inergy LP units ending August 6, 2010, the last trading day before the public announcement of the proposed merger, will not be realized by Holdings unitholders at the time the merger is completed. Inergy LP unit price changes may result from a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond Inergy’s control. For historical prices of Holdings common units and Inergy LP units, please read “Market Prices and Distribution Information” on page 23.

Holdings’ partnership agreement contains provisions that reduce the remedies available to Holdings unitholders for actions by Holdings GP. It will be difficult for a Holdings unitholder to challenge a resolution of a conflict of interest by Holdings GP or by its conflicts committee.

Whenever Holdings GP makes a determination or takes or declines to take any other action in its capacity as Holdings’ general partner, it will be obligated to act in good faith, which means it must reasonably believe that the determination or other action is in Holdings’ best interests. Whenever a potential conflict of interest exists between Holdings and Holdings GP, Holdings GP may resolve such conflict of interest. If Holdings GP determines that its resolution of the conflict of interest is on terms no less favorable to Holdings than those generally being provided to or available from unrelated third parties or is fair and reasonable to Holdings, taking into account the totality of the relationships between Holdings and Holdings GP, then it shall be presumed that in making this determination, Holdings GP acted in good faith. A Holdings unitholder seeking to challenge this resolution of the conflict of interest would bear the burden of overcoming such presumption. This is different from the situation with Delaware corporations, where a conflict resolution by an interested party would be presumed to be unfair and the interested party would have the burden of demonstrating that the resolution was fair.

Furthermore, if Holdings GP obtains the approval of its conflicts committee, the resolution will be conclusively deemed to be fair and reasonable to Holdings and not a breach by Holdings GP of any duties it may owe to Holdings or Holdings unitholders. This is different from the situation with Delaware corporations, where a conflict resolution by a committee consisting solely of independent directors would merely shift the burden of demonstrating unfairness to the plaintiff. As a result, Holdings unitholders will effectively not be able to challenge a decision by the conflicts committee.

In light of conflicts of interest in connection with the merger between Inergy and its controlling affiliates, including Holdings GP, on the one hand, and Holdings and the unaffiliated Holdings unitholders, on the other hand, the Holdings Board referred the merger and related matters to the Holdings Conflicts Committee. Under Holdings’ partnership agreement, any resolution or course of action by Holdings GP in respect of a conflict of interest is permitted and deemed approved by all partners, and does not constitute a breach of Holdings’ partnership agreement, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is approved by “Special Approval.” Under Holdings’ partnership agreement, “Special Approval” means the approval by the sole member or by a majority of the members of a conflicts committee of the Holdings Board of one or more independent directors.

The Holdings Conflicts Committee determined that the merger, the merger agreement and the transactions contemplated thereby, were fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders. In addition, the Holdings Conflicts Committee (i) approved and declared advisable the merger, the merger agreement and the transactions contemplated thereby, such approval by the Holdings Conflicts Committee constituting “Special Approval” under Holdings’ partnership agreement and (ii) recommended the approval of the merger, the merger agreement and the transactions contemplated thereby by the Holdings Board. The fiduciary duties of the Holdings Conflicts Committee and the Holdings Board to you in connection with the merger are substantially limited by Holdings’ partnership agreement, and any proceeding by a Holdings unitholder to challenge the transaction is made meaningfully more difficult by the Special Approval of the Holdings Conflicts Committee, which makes the resolution of any conflict of interest conclusively deemed to be fair and reasonable to Holdings and not a breach by Holdings GP of any duties it may owe to Holdings or Holdings unitholders.

The directors and executive officers of Holdings GP and Inergy GP may have interests that differ from your interests.

In considering the recommendation of the Holdings Board to approve the merger, the merger agreement and the transactions contemplated thereby, Holdings unitholders should be aware that some of the executive officers and directors of Holdings GP have interests in the merger that may differ from, or may be in addition to, the interests of Holdings unitholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. These interests include the following:

•

Director and Executive Officer Interlock. Certain directors and all of the executive officers of Holdings GP are also directors and executive officers of Inergy GP. Messrs. John J. Sherman, Warren H. Gfeller and Arthur B. Krause serve as members of both the Holdings Board and the Inergy Board. Mr. John J. Sherman is the President and Chief Executive Officer of both Holdings GP and Inergy GP. Mr. Phillip L. Elbert is the Chief Operating Officer and President—Propane Operations of both Holdings GP and Inergy GP. Mr. R. Brooks Sherman, Jr. is the Executive Vice President and Chief Financial Officer of both Holdings GP and Inergy GP. Ms. Laura L. Ozenberger is the Senior Vice President, General Counsel and Secretary of both Holdings GP and Inergy GP.

•

Holdings Equity Based Awards. Directors and certain executive officers of Holdings GP also hold Holdings Unit Options and Holding Restricted Units (each as defined under the heading “The Merger Agreement—Treatment of Holdings Equity Based Awards”). These Holdings equity awards will continue to vest in accordance with the vesting schedule of the original award. However, upon eventual exercise or vesting, as applicable, the awards will be settled through the delivery of a number of Inergy LP units adjusted to reflect the 0.77 exchange ratio. In addition, the exercise price of Holdings Unit Options will be increased to reflect the 0.77 exchange ratio.

•

Indemnification and Insurance. The merger agreement provides for indemnification by Inergy of each person who was, as of the date of the original merger agreement, or is at any time from the date of the original merger agreement through the effective date, an officer or director of Holdings or any of its subsidiaries or acting as a fiduciary under or with respect to any employee benefit plan of Holdings and for the maintenance of directors’ and officers’ liability insurance covering directors and executive officers of Holdings GP for a period of six years following consummation of the merger. Inergy also agreed that all rights to indemnification now existing in favor of indemnified parties as provided in the Holdings partnership agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Holdings’ subsidiaries) will be assumed by Inergy and Inergy GP in the merger, without further action, at the effective time of the merger and will survive the merger and will continue in full force and effect in accordance with their terms.

The directors and executive officers of Holdings GP beneficially owned an aggregate of 33.6 million Holdings common units as of October 1, 2010, representing approximately 54.1% of the total voting power of Holdings’ voting securities.

Senior management also prepared projections with respect to Inergy’s future financial and operating performance on a stand-alone basis and on a combined basis. These projections were provided to TudorPickering for use in connection with the preparation of its opinions to the Holdings Conflicts Committee and related financial advisory services. The projections were also provided to the Inergy Board, the Holdings Board, the committees and their financial advisors.

Inergy and Holdings are subject to litigation related to the transactions contemplated by the merger agreement.

Since Inergy and Holdings announced on August 9, 2010 their entry into the original merger agreement, five unitholder class action lawsuits have been filed by Holdings unitholders against Holdings, Inergy, Holdings GP, Inergy GP, certain other parties to the merger agreement, certain executive officers, and the members of the Holdings Board. Additionally, one unitholder class action lawsuit has been filed by Inergy unitholders against Holdings, Inergy, Inergy GP, certain executive officers, and certain members of the Holdings Board.

The allegations and status of these lawsuits are more fully described under “The Proposed Merger—Litigation.” The plaintiffs in these lawsuits seek to enjoin Holdings from proceeding with or consummating the proposed merger. To the extent that the merger is implemented before relief is granted, the plaintiffs seek to have the merger rescinded. The plaintiffs also seek damages and attorneys’ fees from all defendants.

It is possible that additional claims will be brought by the current plaintiffs or by others in an effort to enjoin the transactions contemplated by the merger agreement or seek monetary relief from Holdings.

While Inergy and Holdings do not believe the lawsuits have merit and intend to defend the lawsuits vigorously, Inergy and Holdings cannot predict the outcome of the lawsuits, or other potential lawsuits related to the transactions contemplated by the merger agreement, nor can Inergy and Holdings predict the amount of time and expense that will be required to resolve the lawsuits. An unfavorable resolution of any such litigation surrounding the transactions contemplated by the merger agreement could delay or prevent the consummation of such transactions. In addition, the cost to Inergy and Holdings of defending the litigation, even if resolved in their favor, could be substantial. Such litigation could also divert the attention of management and resources in general from day-to-day operations.

The right of a Holdings unitholder to distributions will be changed following the merger.

Holdings is entitled to receive approximately 6.6% of all distributions made by Inergy based on its current direct and indirect ownership of 4,706,689 Inergy LP units and an approximate 0.6% economic general partner interest in Inergy. In addition, under Inergy’s current partnership agreement, Holdings is also entitled to receive, pursuant to its ownership of the IDRs, increasing percentages, up to a maximum of 48%, of the amount of incremental cash distributed by Inergy in respect of Inergy LP units as certain target distribution levels are reached in excess of $0.33 per Inergy LP unit in any quarter. As a result, Holdings is currently entitled to receive approximately 32.3% of the aggregate amount of cash distributed by Inergy to its partners based on Holdings current direct and indirect ownership of 4,706,689 Inergy LP units, the approximate 0.6% economic general partner interest in Inergy and all of the IDRs. After the merger, the former Holdings unitholders as a group will be entitled to receive approximately 33.2% of the aggregate amount of cash distributed by Inergy to its partners prior to the conversion of any Class B units. However, the distributions received by the former unitholders of Holdings could be significantly different in the future. While former Holdings unitholders as a group will be entitled to a larger percentage of the amount of cash distributed by Inergy in the near term, if distributions from Inergy were to increase significantly in the future, the distributions to the former Holdings unitholders could be significantly less than they would be if the merger is not completed because former Holdings unitholders will no longer be entitled to an increasing percentage of distributions attributable to the IDRs, which will be cancelled in connection with the merger.

The matters contemplated by the merger agreement may not be completed even if the requisite Holdings unitholder approval is obtained, in which case the partnership agreement of Inergy will not be amended and restated.

The merger agreement contains conditions that, if not satisfied or waived, would result in the merger not occurring, even though Holdings unitholders may have voted in favor of the merger agreement and related matters. In addition, Holdings and Inergy can agree not to complete the merger even if the Holdings unitholder approval has been received. The closing conditions to the merger may not be satisfied, and Holdings or Inergy may choose not to waive any unsatisfied condition, which may cause the merger not to occur. If the merger does not occur, Inergy’s partnership agreement will not be amended and restated.

After the sixtieth (60th) calendar day after this proxy statement/prospectus is first filed with the SEC, Holdings’ opportunities to enter into different business combination transactions with other parties on more favorable terms may be limited, and both Holdings and Inergy may be limited in their ability to pursue other attractive business opportunities.

Commencing on the sixty-first (61st) calendar day after this proxy statement/prospectus is first filed with the SEC, Holdings is prohibited from knowingly initiating, soliciting or encouraging the submission of any acquisition proposal (as defined in the merger agreement) or from participating in any discussions or negotiations regarding, or furnishing to any person any non-public information with respect to, any acquisition proposal, subject to certain exceptions. As a result of these provisions in the merger agreement, Holdings’ opportunities to enter into more favorable transactions may be limited. Likewise, if Holdings were to sell directly to a third party, it might have received more value with respect to the approximate 0.6% economic general partner interest in Inergy, the Inergy LP units directly and indirectly owned by Holdings and the IDRs in Inergy based on the value of the business at such time. For a detailed discussion of limitations on Holdings’ ability to pursue other attractive business opportunities, please read “The Merger Agreement—Solicitation of Other Offers by Holdings” beginning on page 106.

Moreover, the merger agreement provides for the payment of $20 million by Holdings as a termination fee under specified circumstances, which may discourage other parties from proposing alternative transactions that could be more favorable to the Holdings unitholders. For a detailed discussion of the termination fee, please read “The Merger Agreement—Termination Fee and Expenses” beginning on page 111.

Both Holdings and Inergy have also agreed to refrain from taking certain actions with respect to their businesses and financial affairs pending completion of the merger or termination of the merger agreement. These restrictions could be in effect for an extended period of time if completion of the merger is delayed. These limitations do not preclude Inergy from conducting its business in the ordinary or usual course or from acquiring assets or businesses so long as such activity does not have a “material adverse effect” as such term is defined in the merger agreement or materially affect Inergy’s or Holdings’ ability to complete the transactions contemplated by the merger agreement. For a detailed discussion of these restrictions, please read “The Merger Agreement—Actions Pending the Merger” beginning on page 100.

In addition to the economic costs associated with pursuing the merger, the management of Holdings GP and Inergy GP will continue to devote substantial time and other human resources to the proposed merger, which could limit Holdings’ and Inergy’s ability to pursue other attractive business opportunities, including potential joint ventures, stand-alone projects and other transactions. If either Holdings or Inergy is unable to pursue such other attractive business opportunities, then their growth prospects and the long-term strategic position of their businesses following consummation of the merger could be adversely affected.

Existing Inergy unitholders will be diluted by the merger.

The merger will dilute the ownership position of the existing Inergy unitholders. Pursuant to the merger agreement, the merger consideration will consist of (i) approximately 35.2 million Inergy LP units that will be issued by Inergy to the Holdings unitholders, (ii) 1,080,453 Inergy LP units directly owned by Holdings that will be distributed by Holdings to the Holdings unitholders, and (iii) 11,568,560 Class B units that will be issued by Inergy to the PIK Recipients. The Class B units will convert automatically into Inergy LP units on a one-for-one basis, with 50% of the outstanding Class B units converting into Inergy LP units following the payment date of the fourth quarterly distribution following the closing of the merger and the remaining outstanding Class B units converting into Inergy LP units following the payment date of the eighth quarterly distribution following the closing of the merger. Until the Class B units are converted into Inergy LP units, distributions on Class B units will be paid in additional Class B units issued in kind no later than 45 days after the end of each quarter following consummation of the merger. Accordingly, the issuance of additional Class B units as payment in kind for distributions will also further dilute the Inergy LP units upon their conversion. Immediately following consummation of the merger, Inergy will be owned approximately 60.4% by its current unitholders and approximately 39.6% by former Holdings unitholders.

The number of outstanding Inergy LP units will increase as a result of the merger, which could make it more difficult to pay the current level of quarterly distributions.

As of October 1, 2010, there were approximately 77.7 million Inergy LP units outstanding. Inergy will issue approximately 35.2 million Inergy LP units and 11,568,560 Class B units in connection with the merger. Accordingly, the dollar amount required to pay the current per unit quarterly distributions will increase, which will increase the likelihood that Inergy will not have sufficient funds to pay the current level of quarterly distributions to all Inergy unitholders. Using the amount of $0.705 per Inergy LP unit paid with respect to the third quarter of fiscal 2010, the aggregate cash distribution paid to Inergy unitholders totaled approximately $64.6 million, including a distribution of $21.4 million to Holdings in respect of its direct and indirect ownership of Inergy LP units, the economic general partner interest in Inergy and IDRs. The combined pro forma Inergy distribution with respect to the third quarter of fiscal 2010 (including the pro forma effect of the issuance of Inergy LP units in Inergy’s September 2010 equity offering), had the merger been completed prior to such distribution and assuming the full conversion of all Class B units into Inergy LP units, would result in $0.705 per unit being distributed on approximately 120.9 million Inergy LP units, or a total of approximately $85.2 million, with Holdings no longer receiving any distributions. As a result, Inergy would be required to distribute an additional $20.6 million per quarter in order to maintain the distribution level of $0.705 per Inergy LP unit paid with respect to the third quarter of fiscal 2010.

Although the elimination of the IDRs may increase the cash available for distribution to Inergy LP units in the future, this source of funds may not be sufficient to meet the overall increase in cash required to maintain the current level of quarterly distributions to holders of Inergy LP units.

Financial forecasts by Inergy may not prove accurate.

In performing its financial analyses and rendering its opinions regarding the fairness from a financial point of view of the merger consideration, the independent financial advisor to the Holdings Conflicts Committee reviewed and relied on, among other things, internal financial analyses and forecasts for Inergy prepared by senior management. These financial forecasts include assumptions regarding future operating cash flows, capital expenditures and distributable income of Inergy and Holdings. These financial forecasts were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within forecasted timeframes. The failure of Inergy’s businesses to achieve forecasted results, including expected cash flows or distributable cash flows, could have a material adverse effect on the Inergy LP unit price, financial position and ability to maintain or increase its distributions following consummation of the merger.

Failure to complete the merger or delays in completing the merger could negatively impact Inergy’s common unit price and Holdings’ common unit price.

If the merger is not completed for any reason, Inergy and Holdings may be subject to a number of material risks, including the following:

•	Inergy will not realize the benefits expected from the merger, including a potentially enhanced financial and competitive position;

•	the price of Inergy LP units or Holdings common units may decline to the extent that the current market price of these securities reflects a market assumption that the merger will be completed;

•

under certain circumstances, Holdings may be required to pay Inergy a termination fee of $20 million, or Holdings or Inergy may be required to reimburse the other for up to $3 million in transaction related expenses; and

•	some costs relating to the merger, such as certain investment banking fees and legal and accounting fees, must be paid even if the merger is not completed.

The costs of the merger could adversely affect Inergy’s operations and cash flows available for distribution to its unitholders.

Inergy and Holdings estimate the total costs of the merger will be approximately $10 million, primarily consisting of investment banking and legal advisors’ fees, accounting fees, financial printing and other related costs. These costs could adversely affect Inergy’s operations and cash flows available for distributions to its unitholders. The foregoing estimate is preliminary and is subject to change.

If the merger agreement were terminated, Holdings may be obligated to pay Inergy a termination fee and/or reimburse Inergy for costs incurred related to the merger. These costs could require Holdings to seek loans or use Holdings’ available cash that would have otherwise been available for distributions.

Upon termination of the merger agreement, and depending upon the circumstances leading to that termination, Holdings may be required to pay Inergy a termination fee of $20 million, and Holdings or Inergy may be obligated to reimburse the other for up to $3 million in merger related expenses. For a detailed discussion of the various circumstances leading to a payment of the termination fee and the reimbursement of expenses, please read “The Merger Agreement—Termination Fee and Expenses” beginning on page 111.

If the merger agreement is terminated, the termination fee and/or expense reimbursements required by Holdings under the merger agreement may require Holdings to seek loans, borrow amounts under its revolving credit facility or use cash received from its distributions from Inergy to pay these costs. In either case, the payment of the termination fee and/or the reimbursement of merger related expenses could reduce the cash Holdings has available to make its quarterly distributions.

Other Risk Factors of Inergy

The Tres Palacios acquisition may not be consummated.

The Tres Palacios acquisition is expected to close in October 2010 and is subject to customary closing conditions and regulatory approvals. If these conditions and regulatory approvals are not satisfied or waived, the acquisition will not be consummated. Certain of the conditions remaining to be satisfied include:

•	antitrust clearance;

•	the continued accuracy of the representations and warranties contained in the purchase and sale agreement;

•	the performance by each party of its obligations under the purchase and sale agreement;

•

the absence of any temporary restraining order, preliminary injunction, injunction or other order from any governmental authority to materially delay or otherwise enjoin the transactions contemplated in the purchase agreement; and

•	the receipt of legal opinions for each of Inergy and TP Gas Holding LLC.

In addition, TP Gas Holding LLC may terminate the transaction if the acquisition has not closed on or before November 15, 2010. The closing of the merger is not contingent upon the consummation of the Tres Palacios acquisition.

Inergy may not be able to achieve its current expansion plans at the Tres Palacios facility on economically viable terms.

Inergy’s current expansion plans include the addition of 11.4 Bcf of incremental working gas capacity scheduled to be placed in service in the fourth calendar quarter of 2010 (Cavern 3), and an additional 9.5 Bcf of working gas capacity expected to be placed in service by or before 2014 (Cavern 4). In connection with these expansion efforts, Inergy may encounter difficulties in the drilling required to access subsurface storage caverns, the drilling of raw water wells or salt water disposal wells and the completion of the wells. These risks include the following:

•	unexpected operational events;

•	adverse weather conditions;

•	facility or equipment malfunctions or breakdowns;

•	unusual or unexpected geological formations;

•	drill bit or drill pipe difficulties;

•	collapses of wellbore, casing or other tubulars or other loss of drilling hole;

•	unexpected problems associated with filling the caverns with base gas and conducting pressure and mechanical integrity tests;

•	unexpected problems associated with leaching the caverns, filtration of extracted water and offsite disposal of water; and

•	risks associated with subcontractors’ services, supplies, cost escalation and personnel.

Specifically, the creation of a salt-cavern storage facility requires sourcing, injecting, withdrawing and disposing of a significant volume of water. For example, to create 10 Bcf of working capacity, a salt cavern requires approximately 72 million barrels of raw water supply and an equivalent volume of salt water disposal. Additionally, the rate of access to raw water and the rate of disposal of salt water have a direct impact on the time it takes to create a salt cavern. Any physical or regulatory restriction imposed on Inergy’s current operations with respect to accessing raw water or disposing of salt water would have an adverse impact on Inergy’s ability to timely and fully expand the Tres Palacios facility. The occurrence of uninsured or under-insured losses, delays or operating cost overruns associated with these drilling efforts could have a negative impact on Inergy’s operations and financial results.

Inergy may not be able to increase the capacity of the Tres Palacios facility beyond its current expansion plans.

While Inergy has both the property rights and operational capacity necessary to expand the Tres Palacios facility beyond the currently permitted capacity of 36.04 Bcf, it may not be able to secure the financing or authorizations, including the currently pending application to the Federal Energy Regulatory Commission (the “FERC”) requesting authorization to expand Tres Palacios’ certificated capacity to 38.4 Bcf, necessary to pursue such expansion and the necessary infrastructure modifications that would be needed to accommodate such expansion. Additionally, such expansion will be subject to market demand, the successful execution of any expansion projects and the availability of sufficient third-party interstate and intrastate pipelines receipt and deliverability capacity to accommodate the increased capacity. Any combination of these factors may prevent Inergy from expanding the Tres Palacios facility beyond its current permitted capacity.

Tres Palacios’ authorizations to charge market-based rates are subject to the continued existence of certain conditions related to the facilities’ competitive position in its market.

The rates Tres Palacios charges for storage services are regulated by the FERC pursuant to its “market-based rate” policy, which allows regulated entities to charge rates different from, and in some cases, less than, those which would be permitted under traditional cost-of-service regulation. Tres Palacios’ authorization to charge market-based rates is based on determinations by the FERC that Tres Palacios does not have “market power” in its market. The determination that storage facilities lack market power is subject to review and revision by the FERC if there is a change in circumstances that could affect the ability of additional storage or interconnected pipeline facilities to exercise market power. Among the sorts of changes in circumstances that could raise market power concerns would be an expansion of Tres Palacios’ capacity, acquisitions, or other changes in market dynamics. If the FERC were to conclude that Tres Palacios may have acquired and cannot mitigate market power, its rates could become subject to cost-of-service regulation.

If Tres Palacios’ rates become subject to cost-of-service regulation, the maximum rates that may be charged for storage services would be established through the FERC’s ratemaking process. Generally, cost-of-service based rates for interstate natural gas services are based on the cost of providing service including recovery of, and a reasonable return on, the entity’s actual prudent historical cost investment for providing jurisdictional service. Maximum rates determined on a cost-of-service basis could adversely impact Tres Palacios’ profitability, and have adverse consequences on Inergy’s cash flow and its ability to make distributions. Additionally, changes in generally applicable FERC ratemaking policies could also affect Tres Palacios.

The Tres Palacios natural gas storage facilities are new and have limited operating history. The facilities may not be able to deliver as anticipated, which could prevent Inergy from meeting its contractual obligations and cause it to incur significant costs.

Although Inergy believes that the operating Tres Palacios gas storage facilities have been designed to meet its contractual obligations with respect to wheeling, injection, withdrawal and gas specifications, the facilities are new and have a limited operating history. Cavern 1 (12.7 Bcf) was placed into service in October 2008 and Cavern 2 (14.4 Bcf) was placed into service in July 2009. If Inergy fails to wheel, inject or withdraw natural gas at contracted rates, or cannot deliver natural gas consistent with contractual quality specifications, Inergy could incur significant costs to satisfy its contractual obligations. These costs could have an adverse impact on Inergy’s business, financial condition, results of operations and ability to make distributions.

Tax Risks Related to the Transactions

In addition to reading the following risk factors, you should read “Material U.S. Federal Income Tax Consequences of the Transactions” beginning on page 124 and “U.S. Federal Income Taxation of Ownership of Inergy LP Units and Class B Units” beginning on page 130 for a more complete discussion of the expected material U.S. federal income tax consequences of the Transactions and of owning and disposing of Inergy LP units received in the Transactions.

No ruling has been obtained with respect to the tax consequences of the Transactions.

No ruling has been or will be requested from the IRS with respect to the tax consequences of the Transactions. Instead, Holdings is relying on the opinion of counsel to its Conflicts Committee as to the tax consequences of the Transactions, and counsel’s conclusions may not be sustained if challenged by the IRS. Please read “Material U.S. Federal Income Tax Consequences of the Transactions.”

The intended tax consequences of the Transactions are dependent upon each of Inergy and Holdings being treated as a partnership for tax purposes.

The treatment of the Transactions as described in this proxy statement to Holdings unitholders is dependent upon each of Inergy and Holdings being treated as a partnership for U.S. federal income tax purposes. If either Inergy or Holdings were treated as a corporation for U.S. federal income tax purposes, the consequences of the Transactions would be materially different, and the Transactions would likely be fully taxable transactions to a Holdings unitholder.

The tax treatment of the Transactions is subject to potential legislative change and differing judicial or administrative interpretations.

The U.S. federal income tax consequences of the Transactions depend in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law. The U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to Treasury regulations and other modifications and interpretations. Any modification to the U.S. federal income tax laws or interpretations thereof may or may not be applied retroactively and could change the tax treatment of the Transactions to Holdings unitholders and Inergy unitholders. For example, the U.S. House of Representatives has passed legislation relating to the taxation of “carried interests” that would treat transactions, such as the Transactions, occurring on or after an effective date of January 1, 2011, as a taxable exchange to a Holdings unitholder. The U.S. Senate is considering legislation that would have a similar effect. We are unable to predict whether this proposed legislation or any other proposals will ultimately be enacted, and if so, whether any such proposed legislation would be applied retroactively.

If certain proposed regulations were to be finalized or the value of the Inergy Class A units issued to IPCH and Inergy Partners is less than the aggregate value of the Inergy LP units and general partner interests owned by IPCH and Inergy Partners exchanged therefor, IPCH could be deemed to have distributed appreciated property.

In 1992, the IRS released Proposed Treasury Regulation Section 1.337(d)-3 effective for transactions occurring after March 9, 1989. It is not clear whether or when these proposed regulations will be finalized. The proposed regulations, if enacted as final regulations in their present form, could apply to cause IPCH to be treated as distributing a portion of its property in redemption of its stock. Similarly, if the value of the Inergy Class A units issued to IPCH or Inergy Partners, respectively, is less than the value of the Inergy LP units and general partner interests IPCH or Inergy Partners exchanged therefor, IPCH could be deemed to have distributed to Holdings a portion of the Inergy LP units and general partner interests with a value in excess of the value of the Class A common units received in the exchange.

In either case, the deemed distribution would be treated as a sale of the distributed property by IPCH in a fully taxable transaction, and IPCH would recognize gain equal to the amount, if any, by which the fair market value of such property exceeds the adjusted basis thereof. Where the value of the Class A units is less than the Inergy LP units and general partner interests that IPCH exchanged therefor, Holdings also likely would be treated as receiving a taxable distribution from IPCH in an amount equal to the excess portion of the Inergy LP units and general partner interest. This deemed distribution would be treated as a dividend to Holdings to the extent of IPCH’s current and accumulated earnings and profits (including earnings and profits attributable to the gain on the deemed sale by IPCH of the excess portion of these rights and interests), then as a return of capital to the extent of the adjusted tax basis of Holdings in its IPCH stock, and thereafter, any amount in excess of such tax basis would be treated as gain from the sale of IPCH stock.

Please read “Material U.S. Federal Income Tax Consequences of the Transactions—Tax Consequences of the Transactions to Holdings Unitholders—Actual or Constructive Distributions of Cash—Constructive Distribution Resulting From the GP Exchange.”

A Holdings unitholder will recognize taxable income or gain as a result of (i) a decrease in such unitholder’s share of partnership liabilities, or (ii) an actual or constructive distributions of cash or other property.

For U.S. federal income tax purposes no income or gain should be recognized by a Holdings unitholder as a result of the Transactions other than an amount of income or gain, which Holdings expects to be immaterial, due to (i) any decrease in a Holdings unitholder’s share of partnership liabilities pursuant to Section 752 of the Internal Revenue Code, (ii) any actual and constructive distributions of cash or other property, or (iii) amounts paid by one person to or on behalf of another person pursuant to the merger agreement. Although Holdings currently estimates that any such gain recognized would be immaterial, actual amounts could be more than anticipated.

Please read “Material U.S. Federal Income Tax Consequences of the Transactions.”

The Transactions, when combined with all other unit sales within the prior twelve-month period, will cause a constructive termination and reconstitution of Inergy’s partnership for federal income tax purposes and among other things, result in a deferral of certain deductions allowable in computing Inergy’s and Holdings’ taxable income.

A partnership is considered to terminate for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a twelve-month period. It is anticipated that the Transactions will result in an exchange of partnership interests in Holdings that, together with all other units sold within the prior twelve-month period, will represent a sale or exchange of 50% or more of the total interest in Inergy’s capital and profits. Consequently, Holdings expects that Inergy will be treated as having terminated, and as having been reconstituted, as a partnership for federal income tax purposes as a result of the Transactions. Although Inergy’s constructive termination should not affect Inergy’s classification or Holdings’ classification as a partnership for federal income tax purposes, it will result in a deferral of certain deductions allowable in computing Inergy’s and Holdings’ taxable income for the year in which the termination occurs. Although Holdings and Inergy have included the estimated impact of Inergy’s termination in the projections discussed under the heading “Material U.S. Federal Income Tax Consequences of the Transactions—Effect of the Transactions on the Anticipated Ratio of Taxable Income to Cash Distributions for Holdings Unitholders,” the actual amount and effect of such deferral and the increase in net income, or decrease in net loss, for any Holdings common unitholder may be more than anticipated because it will depend upon the unitholder’s particular situation, including when, and at what prices, the unitholder purchased its Holdings common units and the ability of the unitholder to utilize any suspended passive losses. For a discussion of the anticipated effects on the taxable income of Holdings common unitholders, please read “Material U.S. Federal Income Tax Consequences of the Transactions—Effect of the Transactions on the Anticipated Ratio of Taxable Income to Cash Distributions for Holdings Unitholders.”

SPECIAL FACTORS

Background of the Merger

Management has continuously evaluated strategic alternatives in an effort to enhance unitholder value. More recently, over the past two years, senior management has focused on improving the competitive position of Inergy and enhancing its long-term growth prospects by reducing Inergy’s cost of capital, the impact of which would benefit unitholders of both Inergy and Holdings. Senior management believes that Inergy’s cost of capital had become high in comparison to a number of peer MLPs. As the holder of the IDRs, Holdings is entitled to increasing percentages of the cash distributed from Inergy above certain levels. For instance, Holdings is currently participating at the highest split level possible pursuant to its incentive distribution rights and is receiving approximately 48% of any incremental Inergy distribution increases in the future. Holdings’ ownership interests in Inergy LP units, a 0.6% economic general partner interest in Inergy and the IDRs results in Holdings currently receiving an aggregate of approximately 32.3% of all cash distributed by Inergy. Senior management’s focus on reducing Inergy’s cost of equity capital became more acute after several other midstream MLPs, including Buckeye Pipeline Partners, L.P. (“Buckeye”), Sunoco Logistics Partners LP, Nustar Energy LP, Magellan Midstream Partners, L.P. (“Magellan”), Eagle Rock Energy Partners, L.P. (“Eagle Rock”) and MarkWest Energy Partners, L.P. (“MarkWest”), acted to reduce their cost of equity capital by repurchasing, capping or eliminating their respective incentive distribution rights. By eliminating the IDRs, senior management believes that Inergy will be more competitive when pursuing acquisitions and able to finance organic growth projects less expensively, which is expected to enhance Inergy’s long-term distribution growth prospects.

On a number of occasions, the Inergy Board and Holdings Board have discussed Inergy’s cost of capital and the impact of the IDRs on Inergy’s cost of capital. For example:

•

At a February 14, 2008 meeting of the Inergy Board and the Holdings Board, Mr. John Sherman discussed the cost of capital inefficiency at Inergy, and he indicated that Inergy and Holdings were considering various options to address the inefficiency.

•

On April 1, 2008, the Inergy Board and the Holdings Board held a special meeting to consider the potential acquisition of a major propane retailer and concluded that such acquisition was not possible without a temporary restructuring of the IDRs.

•

At the quarterly meeting of the Inergy Board and the Holdings Board held on August 14, 2008, Mr. Sherman explained that management had considered a number of alternatives that could potentially enhance unitholder value and improve Inergy’s cost of capital, including a potential restructuring of Inergy’s midstream and propane segments.

•

At the regular quarterly meeting of the Inergy Board and the Holdings Board on August 12, 2009, Inergy’s cost of capital inefficiencies were highlighted in discussions regarding an acquisition of another large propane retailer and again at the quarterly meeting of the Inergy Board and the Holdings Board held on February 11, 2010 regarding a combination with another large propane retailer.

Furthermore, during the first calendar quarter of 2010, senior management began discussions with another MLP regarding a proposed combination. The financial advisors for the MLP indicated that the MLP was not interested in transacting under Inergy’s current structure. In connection with this proposed transaction:

•	On March 3, 2010, financial advisors for the MLP delivered a conceptual transaction structure, which included an analysis of a potential Inergy buy-out of the IDRs held by Holdings.

•

On March 15, 2010, the Inergy Board and the Holdings Board held a special meeting to evaluate a large midstream acquisition and concluded that the acquisition would not be possible without an adjustment to the IDRs.

•	In late May 2010, management began evaluating various structures and economics for a proposed combination and restructuring and throughout June 2010 continued to refine the structures.

•

On June 18, 2010, certain members of senior management met to discuss the proposed MLP combination and restructuring. At this meeting, senior management reviewed an internally prepared preliminary accretion/dilution analysis of the combination and restructuring.

As a result of the continuing need to address cost of capital issues, on June 21, 2010, the Inergy Board and the Holdings Board held a special meeting to consider a proposed restructuring and combination between Inergy and Holdings to attempt to systematically and permanently improve the cost of capital. Also participating were certain members of senior management and a representative of Vinson & Elkins L.L.P. (“Vinson & Elkins”). Mr. John Sherman gave an overview of the reasons why the boards might consider any restructuring, which included a potential reduction in cost of capital, simplified organizational structure, cash savings, a potential midstream merger that would require the restructuring, and potentially unfavorable tax legislation impacting Holdings unitholders. Mr. John Sherman noted that approximately 30% of Inergy’s cash flow was being paid to Holdings pursuant to the IDRs, thus making it difficult for Inergy to grow without subsidies from Holdings. Mr. Sherman also noted similar restructuring transactions had been effected by other MLPs, including Buckeye, Eagle Rock, Magellan and MarkWest.

Senior management stated that an acquisition of Holdings could be in the best interest of Inergy because it would:

•	reduce Inergy’s cost of capital by eliminating the IDRs;

•	result in an improved ability to compete successfully for acquisition opportunities and development projects;

•	better position Inergy to execute on consolidation opportunities;

•	simplify the governance of Inergy;

•	improve transparency of Inergy for investors’ benefit;

•	attract a broader investor base to a single entity with a larger balance sheet, increased float and liquidity; and

•	provide a greater opportunity for long-term growth in distributions.

To manage the potential conflicts of interest of senior management and certain directors who are directors and/or officers of both Holdings GP and Inergy GP, the Inergy Board adopted resolutions appointing Mr. Robert D. Taylor, an independent director of the Inergy Board, as the single member of an independent special committee (the “Inergy Special Committee”), and the Holdings Board adopted resolutions appointing Mr. Richard T. O’Brien, an independent director of the Holdings Board, as the single member of the Holdings Conflicts Committee, in each case, to: (i) review, evaluate and, if deemed appropriate, negotiate the terms and conditions of a potential simplification transaction or a possible merger transaction with another midstream MLP or both, (ii) determine the advisability of a potential simplification transaction and/or the merger transaction or any alternative transaction, and (iii) make a recommendation to the respective board regarding what action, if any, should be taken by the respective partnership with respect to any proposed transaction or any such alternative transaction. Each board resolution also authorized its committee to engage independent advisors and approved the payment of meeting fees to the members of the committees.

On June 23, 2010, senior management, after considering the knowledge and experience of Vinson & Elkins with public company mergers and acquisitions, the energy industry generally, and Vinson & Elkins’ experience in advising MLPs and other companies with respect to transactions similar to the proposed transaction, as well as Vinson & Elkins’ tax and legal knowledge with respect to Inergy and Holdings, as securities and tax counsel to both, determined to engage Vinson & Elkins as special legal counsel and to serve as a legal resource for all parties.

On June 28, 2010, the Holdings Conflicts Committee, after reviewing and considering the knowledge and experience of Andrews Kurth with public company mergers and acquisitions, the energy industry generally, and

Andrews Kurth’s experience in advising MLPs and other companies with respect to transactions similar to the proposed transaction, the Holdings Conflicts Committee determined to engage Andrews Kurth as its legal counsel in connection with the performance of its duties with respect to the proposed transaction.

On June 30, 2010, the Inergy Special Committee determined to engage Husch Blackwell LLP (“Husch Blackwell”), as its legal counsel. The Inergy Special Committee chose Husch Blackwell as its legal counsel in part due to a previous working relationship that Husch Blackwell shared with Mr. Taylor, Husch Blackwell’s extensive experience with public company mergers and acquisitions and, in particular, its understanding of MLPs.

On July 2, 2010, Ms. Ozenberger distributed to each of the Holdings Conflicts Committee and the Inergy Special Committee, a proposed transaction summary, steps memorandum and accompanying structure chart prepared by Vinson & Elkins. In addition, Ms. Ozenberger included a five-year base case forecast dated as of July 1, 2010 prepared by senior management.

On July 2, 2010, Mr. O’Brien held a conference call with Mr. O’Leary of Andrews Kurth and Ms. Ozenberger to discuss potential financial advisors and to generally discuss the process of the proposed transaction.

On July 12, 2010, the Inergy Special Committee engaged Robert W. Baird & Co. Incorporated (“Baird”) as its financial advisor to assist the Inergy Special Committee in evaluating the proposed transaction. Specifically, the Inergy Special Committee engaged Baird to render an opinion regarding the fairness to the public unaffiliated common unitholders of Inergy, from a financial point of view, of the aggregate consideration to be paid by Inergy in the merger. Baird was chosen in part due to its experience in analyzing transactions involving energy MLPs, its work with special committees, and both providing fairness opinions for, and undertaking rigorous financial analysis of, streamlining transactions similar to the proposed transaction.

On July 12, 2010, the Holdings Conflicts Committee convened a meeting to discuss potential financial advisors. Mr. O’Leary of Andrews Kurth and Ms. Ozenberger were also in attendance and participated at the meeting.

On July 13, 2010, a due diligence meeting was held with representatives from Baird and senior management, including Messrs. John Sherman, R. Brooks Sherman, Jr., Andrew Atterbury, Ms. Ozenberger, Messrs. Kent Blackford, Brian Melton, Michael Campbell and Michael Post. Mr. John Sherman gave an overview of the rationale for the transaction from management’s perspective, including that the increasing percentage of cash flow attributable to the IDRs made potential acquisition transactions where Inergy LP units are used as consideration more difficult; a simplification transaction would increase the flexibility of the combined company; and a simplification transaction would avoid potential negative effects of proposed carried interest legislation. Management also discussed the internal forecast that had previously been provided to the Inergy Special Committee and Baird, material events since Inergy’s last quarterly report, various proposed expansion projects and expected acquisition priorities in the propane and storage businesses. At Baird’s request, senior management delivered supplemental information to Baird the next day.

On July 19, 2010, the Holdings Conflicts Committee held a special meeting in Denver, Colorado, with Mr. O’Leary of Andrews Kurth also in attendance, to interview three financial advisory firms in order to select a financial advisor to the Holdings Conflicts Committee. Representatives from each candidate firm made a presentation to the Holdings Conflicts Committee regarding its experience with public company mergers and acquisitions, MLPs in particular and similar simplification or restructuring transactions. After discussing each candidate firm with Mr. O’Leary, Mr. O’Brien scheduled a follow-up telephonic meeting of the Holdings Conflicts Committee for July 21, 2010 to finalize the selection of a financial advisor.

On July 20, 2010, Mr. Taylor delivered an initial draft of indicative terms dated July 20, 2010 (the “Inergy July 20 Draft of Indicative Terms”) to Mr. O’Brien.

The Inergy July 20 Draft of Indicative Terms outlined a simplification transaction between Holdings and Inergy pursuant to which (i) the IDRs held by Holdings would be transformed into Inergy LP units; (ii) Holdings’ interests in IPCH and Inergy Partners would be contributed by Holdings to Inergy in exchange for Inergy LP units; (iii) IPCH and Inergy Partners would contribute to Inergy all of their respective interests in Inergy in exchange for special interests in Inergy; (iv) MergerCo would merge with and into Holdings pursuant to which: (a) Holdings and New NRGP LP would survive the merger, (b) each issued and outstanding common unit of Holdings would be exchanged for Inergy LP units (subject to certain Inergy management members receiving special payment-in-kind units as further described below); (c) all of the outstanding common units of Holdings would thereafter be cancelled; (d) Holdings GP would remain the sole general partner of Holdings, and (e) New NRGP LP would be admitted as the sole limited partner of Holdings.

The Inergy Special Committee initially proposed to exchange each Holdings common unit for Inergy LP units at a 5% premium to Inergy’s average closing Inergy LP unit price for the 20-trading day period ending on the third trading day prior to the public announcement of the transaction. The Inergy July 20 Draft of Indicative Terms also provided that at the direction of the Inergy independent directors, Inergy would have the option to pay-in-kind (“PIK”) on a portion of the distributions payable to members of Inergy senior management, with the intent to eliminate or significantly reduce the need for Inergy to borrow funds to satisfy anticipated quarterly cash distributions to Inergy unitholders for the eight-quarter period (the “PIK Period”) following the consummation of the transaction. As proposed, the Inergy LP units issued to management in lieu of cash distributions would be subject to a prohibition on transfer for eighteen months from the date of the transaction. Such PIK amount, however, would not reduce future cash distribution levels to any manager below the manager’s distribution level immediately prior to the transaction. The Inergy Special Committee proposed that the Inergy LP units issued as PIK would be valued at a 3% annual discount, compounded quarterly (or a 4.585% discount), to Inergy’s average closing Inergy LP unit price for the 20-trading day period ending on the third day prior to each future distribution date, if applicable.

With respect to unitholder approval requirements, the Inergy July 20 Draft of Indicative Terms stated that approval of a majority of Holdings unitholders vote would be required to approve the merger, but noted that Mr. Sherman and other affiliates held sufficient voting power to approve the transaction.

In its cover letter to the Inergy July 20 Draft of Indicative Terms, the Inergy Special Committee indicated that it was prepared to move forward with discussions regarding the proposed transaction, subject to the following conditions: (i) the parties’ ability to rely on the transaction structuring analysis prepared by Vinson & Elkins; (ii) the receipt and satisfactory review by the Inergy Special Committee of the analysis of the tax consequences of a transaction to the current, unaffiliated Inergy unitholders; (iii) management affirmation that an increase in “wedge capital” of $150 million to $300 million for unidentified growth projects and acquisitions following consummation of the transaction is likely and can reasonably be expected to achieve the projected returns; and (iv) the transaction will not alter management’s distribution expectations.

On July 21, 2010, the Holdings Conflicts Committee held a telephonic special meeting with Mr. O’Leary of Andrews Kurth in attendance. Mr. O’Leary discussed the fiduciary duties of the Holdings Conflicts Committee applicable under Delaware law, Holdings’ partnership agreement and the limited liability company agreement of Holdings GP. Following that discussion, the Holdings Conflicts Committee and Mr. O’Leary discussed each of the candidate financial advisory firms, their breadth of experience, their perceived strengths and weaknesses and their fee proposals. Following that discussion, Mr. O’Brien requested that Mr. O’Leary contact TudorPickering to discuss their fee proposal. The telephonic meeting of the Holdings Conflicts Committee was resumed later that evening at which time the Holdings Conflicts Committee determined to retain TudorPickering as its financial advisor.

On July 23, 2010, the Inergy Board and the Holdings Board held a joint meeting to declare the third quarter of fiscal 2010 distribution and to provide an update on activities related to the proposed restructuring.

On July 26, 2010, a telephonic due diligence meeting was held with representatives of TudorPickering, Andrews Kurth, and members of Inergy management, including Messrs. John Sherman, Brooks Sherman, Melton, Blackford, Atterbury, Campbell and Ms. Ozenberger. Mr. John Sherman gave a brief overview of the rationale for the transaction from management’s point of view, including that the increasing percentage of cash flow taken up by the IDRs made potential acquisition transactions where Inergy LP units are used as a currency more difficult; a simplification transaction would increase the flexibility of the combined company; and a simplification transaction would avoid potential negative effects of proposed carried interest legislation. Management stated that the concept of a PIK feature to support future distributions was management’s attempt to enhance the near-term pro forma distribution coverage with respect to the Inergy LP units on a going-forward basis. Management discussed the internal forecast that had previously been provided to the Holdings Conflicts Committee and TudorPickering, material events since Inergy’s last quarterly report, various proposed expansion projects, and expected acquisition priorities in the propane and storage businesses.

Later on July 26, 2010, the Holdings Conflicts Committee held a telephonic special meeting with representatives of TudorPickering and Andrews Kurth in attendance. TudorPickering provided an update of its due diligence efforts as well as the process, methodology and status of its preliminary financial analysis of the impact of the proposed transaction, including the impact of the proposed PIK feature. Mr. O’Brien provided a brief summary of his conversation with Mr. John Sherman, where Mr. John Sherman had indicated that management would be supportive of a form of PIK security to avoid borrowings that were otherwise expected to be necessary to fully fund Inergy’s quarterly distribution payments during the initial period after the merger.

Also on July 26, 2010, Vinson & Elkins distributed an initial draft of the original merger agreement and a summary of certain provisions to each of the Holdings Conflicts Committee and the Inergy Special Committee, as well as their respective independent legal advisors.

At various times from July 26 to August 7, 2010, representatives of Husch Blackwell, Andrews Kurth, Vinson & Elkins and members of management and in-house counsel held telephone conference calls respecting due diligence matters, including tax issues, and other matters addressed in the various drafts of the original merger agreement and ancillary documents.

On July 27, 2010, a telephonic due diligence meeting was held with representatives of TudorPickering and members of Inergy management. TudorPickering asked management to clarify certain assumptions and data included in the financial forecasts provided by senior management and requested additional data with regards to historical acquisitions and growth capital expenditures.

During the afternoon of July 28, 2010, Vinson & Elkins on behalf of Inergy and Holdings, Husch Blackwell on behalf of the Inergy Special Committee, Andrews Kurth on behalf of the Holdings Conflicts Committee, and Ms. Ozenberger conducted a conference call to discuss anticipated timing of the simplification transaction as well as document drafting timing and issues in the event the transaction were to proceed.

On July 28, 2010, the Holdings Conflicts Committee held a telephonic special meeting with representatives of TudorPickering and Andrews Kurth in attendance to discuss and analyze the Inergy July 20 Draft of Indicative Terms. Mr. O’Brien noted that it was his understanding that management had indicated its willingness to accept PIK securities in lieu of distributions on a portion of the Inergy LP units they would receive in the merger. Representatives of TudorPickering reviewed and discussed their preliminary financial analysis and valuation with respect to Holdings, Inergy and the terms of the proposed transaction, including an analysis of the proposed 5% premium. Based on its preliminary financial analysis, TudorPickering outlined the expected benefits of the proposed transaction to Holdings and its unaffiliated unitholders, presenting several capital spending scenarios. TudorPickering stated that under all capital spending scenarios, the proposed transaction would be dilutive to current Inergy unitholders but accretive to Holdings unitholders. Mr. O’Brien requested further analysis from TudorPickering, with a focus on the PIK proposal submitted by the Inergy Special Committee and the PIK structure TudorPickering understood management would be willing to consider. The Holdings Conflicts

Committee discussed whether the issuance of PIK securities in lieu of distributions should be calculated using a fixed or floating price and the length of the vesting period of such PIK securities, and the time periods after which all or a portion of the PIK securities should vest. Mr. O’Brien requested that TudorPickering provide further analysis of alternate PIK scenarios.

On July 29, 2010, the Holdings Conflicts Committee held a telephonic special meeting with representatives of TudorPickering and Andrews Kurth in attendance. TudorPickering presented an updated preliminary financial analysis and valuation of the proposed transaction, including a historic presentation of the respective trading values of each of Holdings and Inergy units and the resulting historical exchange ratios, a discounted cash flow sensitivity analysis, a contribution analysis, and a summary of recent precedent MLP PIK securities issuances. TudorPickering stated that current trading prices showed the market had growth expectations higher than those implied by management’s capital spending scenarios. TudorPickering then summarized the anticipated financial impact on Inergy’s cash distributions of the PIK feature on the terms as indicated by management. The Holdings Conflicts Committee proposed to develop a counter proposal to the Inergy July 20 Draft of Indicative Terms.

The Holdings Conflicts Committee then discussed and evaluated various counter proposals for the PIK feature and agreed to contact management to schedule a diligence session to better assess management’s internal forecast and capital expenditure scenarios and the assumptions and expectations relied on therein.

Later that day on July 29, 2010, the Holdings Conflicts Committee participated in a conference call with Mr. Atterbury and representatives of Andrews Kurth and TudorPickering in attendance. The purpose of the conference call was for the Holdings Conflicts Committee to discuss and examine the assumptions, outlook and expectations used in management’s base case forecast and various capital expenditure scenarios. The Holdings Conflicts Committee discussed with Mr. Atterbury the difference in management’s growth expectations versus the current market outlook of various Wall Street analysts. The Holdings Conflicts Committee also discussed with Mr. Atterbury management’s expected growth scenarios and capital expenditure assumptions used in the base case forecast compared to Inergy’s historical growth rate. Management also indicated that it had assumed a lower future growth rate than Inergy’s historical growth rate to account for a more competitive acquisition market. Following this discussion, Mr. O’Brien informally outlined the terms of a contemplated counter proposal which the Holdings Conflicts Committee intended to submit to the Inergy Special Committee, including the 0.800 exchange ratio which represented a premium of 12.6% to the exchange ratio implied by the relative closing prices of Holdings common units and Inergy LP units on July 28, 2010 and the terms of the Holdings Conflicts Committee’s PIK proposal. Mr. Atterbury noted that based upon this brief summary and his understanding of the PIK terms proposed by management, there was a discrepancy between the PIK terms management was willing to accept and the Holdings Conflicts Committee’s current proposal, in particular, the proposed 2-year vesting period for all PIK securities issued in lieu of cash distributions and the fact that 50% of the Inergy LP units (and not 40% as proposed by management) to be received by certain members of management would be issued as PIK securities.

Later that day on July 29, 2010, Mr. O’Brien contacted Mr. Taylor to indicate that the Holdings Conflicts Committee would submit the Holdings counter proposal and to discuss the terms thereof and the next steps in the negotiation process.

Late afternoon on July 29, 2010, the Holdings Conflicts Committee held another telephonic special meeting with representatives of TudorPickering and Andrews Kurth in attendance. Mr. O’Brien provided an overview of his communications with Mr. Taylor. After contemplating the discussion with management regarding its base case projections, the information and analyses presented to the Holdings Conflicts Committee by TudorPickering and confirmation of the terms of the Holdings counter proposal (the “Holdings July 29 Revised Draft of Indicative Terms”), Mr. O’Brien directed Andrews Kurth to distribute the Holdings July 29 Revised Draft of Indicative Terms to the Inergy Special Committee, including (i) a proposed 0.800 exchange ratio, (ii) that the special interests to be issued to IPCH and Inergy Partners in exchange for their interests in Inergy would have no voting rights, (iii) other minor clarifying changes, and (iv) a revised PIK proposal. Under the revised PIK proposal, Inergy would issue, in lieu of 50% of the Inergy LP units issuable in the merger to certain members of Holdings senior management, a special class of unregistered securities (the “PIK units”) that would automatically convert on a one-for-one basis into Inergy LP units after the quarterly cash distribution was paid on Inergy LP units during the last quarter of the eight-quarter period following the consummation of the transaction. As proposed, the PIK units would have the same voting rights as the Inergy LP units but would not be entitled to cash distributions during the eight-quarter period. In lieu of cash distributions, commencing with the first quarterly distribution payable after the closing of the transaction, each holder of a PIK unit would receive each quarter an amount of additional PIK units determined by the amount of the cash distribution paid on one Inergy LP unit with respect to such quarter divided by the greater of (i) the volume weighted average sales price of the Inergy LP units during the 20-trading day period ending on the third trading day prior to announcement of the transaction and (ii) the volume weighted average sales price of the Inergy LP units during the 20-trading day period ending on the third trading day prior to each future ex-dividend date. The Holdings July 29 Revised Draft of Indicative Terms also indicated that the terms proposed by the Holdings Conflicts Committee were intended to be considered in their entirety, and that any changes to individual components of the Holdings July 29 Revised Draft of Indicative Terms would necessitate corresponding changes to other components.

Between July 29, 2010 and August 1, 2010, TudorPickering, on behalf of the Holdings Conflicts Committee, engaged in discussions with management and the Inergy Special Committee’s financial advisor to clarify the Holdings July 29 Revised Draft of Indicative Terms.

On July 31, 2010, Vinson & Elkins distributed an initial draft of the support agreement to each of the Holdings Conflicts Committee and the Inergy Special Committee, as well as their respective independent legal advisors.

On August 1, 2010, Mr. Taylor, on behalf of the Inergy Special Committee, distributed to the Holdings Conflicts Committee, Andrews Kurth, TudorPickering and Holdings, a counter proposal dated August 1, 2010 to the Holdings July 29 Revised Draft of Indicative Terms (the “Inergy August 1 Revised Draft of Indicative Terms”). The Inergy August 1 Revised Draft of Indicative Terms proposed an exchange ratio of 0.750 Inergy LP units for each Holdings common unit (instead of the 0.800 exchange ratio proposed in the Holdings July 29 Revised Draft of Indicative Terms), and left the terms of the PIK proposal as “To be Determined.”

In its cover letter, the Inergy Special Committee indicated that it was prepared to move forward with discussions regarding the proposed transaction, subject to the following conditions: (i) the parties’ ability to rely on the transaction structuring analysis prepared by Vinson & Elkins; (ii) the inclusion of a PIK feature either as proposed by the Holdings Conflicts Committee in the Holdings July 29 Revised Draft of Indicative Terms or as prepared by management and presented to the Inergy Special Committee on July 29, 2010; (iii) that the transaction would not alter management’s distribution expectations; and (iv) the confirmation by management to the Inergy Board of management’s forecast and assessment of the $375 million of “wedge capital” per year as a likely and reasonable scenario and the impact such scenario would have on Inergy’s distributable cash flow.

On August 2, 2010, the Holdings Conflicts Committee held a telephonic special meeting with representatives of TudorPickering and Andrews Kurth in attendance to discuss the Inergy August 1 Revised Draft of Indicative Terms. After discussions of the proposed terms and analysis from TudorPickering, Mr. O’Brien indicated that he would be willing to negotiate the vesting schedule and the percentage of PIK securities received by management, but that the price used in determining the quarterly distributions of additional PIK securities should be determined as set forth in the Holdings July 29 Revised Draft of Indicative Terms to ensure that there was no possible scenario that would allow management to receive PIK securities in lieu of cash distributions representing a greater value than cash distributions received by other unitholders. The Holdings Conflicts Committee decided it was the best course of action for Mr. O’Brien to talk directly to Mr. Sherman to negotiate the terms of the PIK structure. TudorPickering then discussed the proposed exchange ratio of 0.750. Mr. O’Brien asked TudorPickering to provide further analysis with respect to the exchange ratio, using the 20-day volume weighed average trading price (“VWAP”) and the 18-day VWAP. According to TudorPickering’s analysis, the

0.750 exchange ratio proposed by the Inergy Special Committee would result in an approximate 7% premium, based on the 19-day VWAP ended on August 2, 2010, which was not a significant increase compared with the 5% premium included in the Inergy July 20 Draft of Indicative Terms, which would result in an exchange ratio of 0.735 based on the 19-day VWAP ended on August 2, 2010.

Later that day on August 2, 2010, the Holdings Conflicts Committee held a second telephonic special meeting with representatives of TudorPickering and Andrews Kurth in attendance to develop a counter proposal to the Inergy August 1 Revised Draft of Indicative Terms. TudorPickering stated that a 0.780 exchange ratio would represent an approximate 10% premium to the exchange ratio implied by the relative closing prices of Holdings common units and Inergy LP units on July 30, 2010. Mr. O’Brien reported his conversation with Mr. Sherman regarding the PIK feature, who had indicated that while management would be willing to accept a conversion price based on the greater of a fixed or floating price based on a 20-day VWAP (as described in the Holdings August 2 Revised Draft of Indicative Terms below), management desired to limit the PIK units to 40% of the Inergy LP units management would receive in the transaction.

After discussion, the Holdings Conflicts Committee indicated it would propose the following terms related to PIK structure: Inergy would issue, in lieu of 40% of the Inergy LP units issuable in the transaction to certain members of Holdings senior management, PIK units that would automatically convert on a one-for-one basis into Inergy LP units as follows: (i) 50% after the quarterly cash distribution was paid on Inergy LP units during the last quarter of the four-quarter period following the closing of the transaction (the “Initial Period”); and (ii) 50% after the quarterly cash distribution was paid on Inergy LP units during the last quarter of the eight-quarter period following the closing of the transaction (the “Final Period”). Additional PIK units (defined below) received during the Initial Period would convert simultaneously with the first tranche of PIK units to convert, and the Additional PIK units received during the Final Period would convert at the end of the Final Period. As proposed, the PIK units would have the same voting rights as Inergy LP units but would not be entitled to cash distributions prior to conversion. In lieu of cash distributions, each holder of a PIK unit would receive each quarter an amount of additional PIK units (the “Additional PIK units”) determined by the amount of the cash distribution paid on one Inergy LP unit with respect to such quarter divided by greater of (i) the volume weighted average sales price of the Inergy LP units during the 20-trading day period ending on the third trading day prior to announcement of the transaction and (ii) the volume weighted average sales price of the Inergy LP units during the 20-trading day period ending on the third trading day prior to each future ex-dividend date.

Further, if the transaction closed on or prior to the record date (the “Record Date”) for the distribution payable with respect to the fourth quarter of fiscal 2010, then the holders of PIK units would be entitled to Additional PIK units commencing with the distribution date (in February 2011) of the distribution payable with respect to the fourth quarter of fiscal 2010. If the transaction closed after the Record Date, then the holders of PIK units would receive Additional PIK units commencing with the distribution payment date (in May 2011) of the distribution with respect to the first quarter of fiscal 2011.

The Holdings Conflicts Committee then further discussed the 0.750 exchange ratio proposed by the Inergy Special Committee. After further discussions and evaluation of TudorPickering’s exchange ratio analysis reflecting current VWAP as well as historical premiums, the Holdings Conflicts Committee determined to propose an exchange ratio of 0.780. Mr. O’Brien then directed Andrews Kurth to prepare a revised term sheet to be submitted to the Inergy Special Committee to convey the Holdings Conflicts Committee’s counter proposal, including the proposed exchange ratio of 0.780 and the revised PIK proposal outlined above (the “Holdings August 2 Revised Draft of Indicative Terms”). Late evening on August 2, 2010, Mr. Guay, on behalf of the Holdings Conflicts Committee, sent the Holdings August 2 Revised Draft of Indicative Terms to the Inergy Special Committee and its counsel and financial advisor.

On August 2, 2010, Vinson & Elkins, Andrews Kurth and Husch Blackwell conducted a telephonic conference call with Ms. Ozenberger to discuss the anticipated timing of the simplification transaction as well as document drafting timing and issues.

Later that day on August 2, 2010, Vinson & Elkins, Andrews Kurth, Husch Blackwell and Baird conducted a telephonic conference call with Mr. Brooks Sherman and Ms. Ozenberger to discuss the various tax implications of the proposed transaction.

During the evening of August 2, 2010, Messrs. O’Brien and Sherman discussed the terms of the Holdings August 2 Revised Draft of Indicative Terms. Mr. Sherman indicated his understanding that management was willing to accept the terms of the PIK structure as proposed in the Holdings August 2 Revised Draft of Indicative Terms. Mr. Sherman also indicated that management would be amenable to a 0.770 exchange ratio.

Following the Inergy Special Committee’s receipt of the Holdings August 2 Revised Draft of Indicative Terms, during the evening of August 2, 2010, Messrs. Taylor and O’Brien engaged in a telephone conversation regarding the exchange ratio. During this conversation, Mr. Taylor proposed an exchange ratio of 0.765.

On August 3, 2010, the Holdings Conflicts Committee held a telephonic special meeting with representatives of TudorPickering and Andrews Kurth in attendance. Mr. O’Brien reported that the Inergy Special Committee had indicated that it could accept all of the terms of the Holdings August 2 Revised Draft of Indicative Terms, other than the 0.780 exchange ratio. Mr. O’Brien asked that TudorPickering present its preliminary financial analysis taking into account possible exchange ratios of 0.765 and 0.770, respectively. TudorPickering presented its preliminary analysis of the impact of each of the possible exchange ratios on distributable cash flow and dilution, noting that dilution would be impacted by the 0.770 exchange ratio by only 0.3%. The Holdings Conflicts Committee also considered other factors related to the proposed transaction, including the risk of non-consummation resulting from further delays and increasing volatility in the financial markets.

On August 3, 2010, counsel for each of the Holdings Conflicts Committee and Inergy Special Committee engaged in discussions with Ms. Ozenberger with regard to the proposed transaction.

Later that day on August 3, 2010, Mr. O’Brien engaged in further discussions with Mr. Taylor regarding the exchange ratio. Mr. O’Brien suggested that a 0.770 exchange ratio would be acceptable to the Holdings Conflicts Committee, to which Mr. Taylor agreed as an exchange ratio acceptable to the Inergy Special Committee.

In the evening of August 3, 2010, Husch Blackwell, on behalf of the Inergy Special Committee, distributed to the Holdings Conflicts Committee, Andrews Kurth, TudorPickering and Holdings, a counter proposal dated August 3, 2010 (the “Inergy August 3 Revised Draft of Indicative Terms”) reflecting the agreed upon exchange ratio of 0.770 Inergy LP units for each Holdings common unit and accepting the terms of the PIK structure as proposed by the Holdings August 2 Revised Draft of Indicative Terms.

From August 4 to August 7, 2010, Andrews Kurth, TudorPickering and Vinson & Elkins continued to revise the original merger agreement, including revisions to the structure steps of the proposed transaction.

On August 4, 2010, Husch Blackwell, on behalf of the Inergy Special Committee, distributed a revised draft of the original merger agreement and support agreement to Andrews Kurth. Later that day, Husch Blackwell, Vinson & Elkins and Andrews Kurth engaged in discussions regarding the draft agreements. Also on August 4, 2010, Husch Blackwell, Vinson & Elkins and Andrews Kurth engaged in discussions regarding their respective analysis as to the applicability of the Hart-Scott-Rodino Act to the proposed transaction.

On August 5, 2010, the Holdings Conflicts Committee held a telephonic special meeting with representatives of TudorPickering and Andrews Kurth in attendance to discuss the draft of the original merger agreement and support agreement received from the Inergy Special Committee. Mr. O’Leary summarized the key provisions of both agreements, and highlighted the proposed termination fee of $59 million and the “no-shop” provision prohibiting Holdings from soliciting alternative acquisition proposals after signing a definitive merger agreement. Mr. O’Leary also discussed the proposed recommendation provisions and their consequences and the right to consider and provide information in connection with solicited and unsolicited proposals. After discussions with TudorPickering and Andrews Kurth, Mr. O’Brien instructed Andrews Kurth to negotiate these terms further with the Holdings Conflicts Committee’s proposal as follows: (i) Holdings should have the ability to solicit alternative acquisition proposals for a period of 60 days after the proxy statement is filed, and, (ii) if the Holdings Board were to change its recommendation, no termination fee, but expenses capped at $6 million, would be payable. The Holdings Conflicts Committee also decided to seek the input of Holdings’ management in the negotiations of the deal protection terms of the original merger agreement. Mr. O’Brien then scheduled a special meeting of the Holdings Conflicts Committee for the afternoon of August 7, 2010 to further review and discuss the terms and final documentation of the proposed transaction.

On August 5, 2010, Mr. O’Leary of Andrews Kurth engaged in discussion with Ms. Ozenberger regarding the proposed termination fee and deal protection provisions contained in the draft of the original merger agreement. Management indicated that they were very concerned about the size of the proposed $59 million termination fee and its potential impact on the financial condition of Holdings and Inergy, stating a preference for a termination fee in the range of 1% or less of the transaction value. Later that day, Andrews Kurth and TudorPickering discussed possible counter proposals to the termination fee and deal protection provisions based on precedent transactions.

During the afternoon of August 5, 2010, Vinson & Elkins, Andrews Kurth and Husch Blackwell conducted a telephonic conference call with Ms. Ozenberger to discuss the anticipated timing of the simplification transaction as well as document drafting timing and issues.

Later that day on August 5, 2010, management distributed to Husch Blackwell a revised draft of the support agreement incorporating management’s proposed changes.

On August 6, 2010, Andrews Kurth distributed to the Inergy Special Committee, Husch Blackwell, Vinson & Elkins and management, comments to the draft of the original merger agreement with changes relating to, among other things, the deal protection provisions, including (i) a proposed termination fee of $12 million, which represented approximately 0.75% of the overall transaction value, (ii) the ability by Holdings to solicit an alternative acquisition proposal for a period of 60 days after the proxy statement is first filed (“60-day ‘window shop’”), (iii) termination events, and (iv) reimbursement of expenses.

On August 6, 2010, representatives of Baird, TudorPickering and Andrews Kurth participated in a conference call with certain members of senior management, including Messrs. Brooks Sherman, Atterbury, Campbell and Ms. Ozenberger. On the call, senior management affirmed that since the date of its respective diligence sessions with Baird and TudorPickering, there had been no material changes in the operations or performance of Inergy, no material acquisitions, divestitures or growth projects, other than those previously disclosed, and no new or threatened legal, environmental or other contingent liabilities or circumstances that could reasonably be expected to have a material impact on the financial forecasts provided to the Inergy Special Committee and the Holdings Conflicts Committee.

Later on August 6, 2010, Husch Blackwell distributed a revised draft of the support agreement to Andrews Kurth, Vinson & Elkins, Holdings, Inergy, the Holdings Conflicts Committee and the Inergy Special Committee reflecting changes proposed by management. Husch Blackwell confirmed that the support agreement was intended to apply to all of the Holdings common units held by the parties thereto, and not just the number of Holdings common units owned at the time of the Holdings IPO.

Later on August 6, 2010, Ms. Ozenberger confirmed with the financial advisors of each of the Holdings Conflicts Committee and the Inergy Special Committee that the 40% basket of PIK securities would be tied to the number of Holdings common units each member of management held as of the date of the Holdings IPO.

Throughout August 6 and August 7, representatives of each of Vinson & Elkins, Andrews Kurth and Husch Blackwell and Ms. Ozenberger conducted telephone conferences for the purpose of discussing the status of the transaction documents and for issues updates.

Also, on August 6, 2010, representatives from Andrews Kurth, Vinson & Elkins and Husch Blackwell discussed by telephone the potential tax treatment of the assumption by Inergy of the debt outstanding under Holdings’ credit agreement.

Later on August 6, 2010, consistent with its understanding of the committees’ wishes with respect to such matters, Vinson & Elkins drafted and distributed provisions to the original merger agreement related to the treatment of outstanding equity awards. Subsequently, Vinson & Elkins also distributed an initial draft of the amended and restated partnership agreement to be adopted in connection with the proposed transaction to the Inergy Special Committee, the Holdings Conflicts Committee, Husch Blackwell, Andrews Kurth and management.

During a telephone conference call late evening on August 6, 2010, among Holdings management, Vinson & Elkins, Andrews Kurth and Husch Blackwell, Husch Blackwell, on behalf of the Inergy Special Committee, orally delivered the Inergy Special Committee’s counter proposal to the deal protection terms as proposed in the August 6, 2010 draft of the original merger agreement transmitted by Andrews Kurth. Husch Blackwell stated that if the parties were to agree to a “window shop” period, the termination fee would have to be at least 2% of the transaction value. If the parties were to agree that there would not be any “window shop” period, then the Inergy Special Committee would be willing to consider a lower termination fee, however, the $12 million proposed by the Holdings Conflicts Committee and contained in the August 6 draft of the original merger agreement would be inadequately low.

Late on the evening of August 6, 2010 through the afternoon of August 7, 2010, Andrews Kurth provided comments to the draft amended and restated partnership agreement and draft of the original merger agreement to Vinson & Elkins and Husch Blackwell and continued to discuss and negotiate the termination fee and deal protection provisions.

In the early afternoon of August 7, 2010, Andrews Kurth, on behalf of the Holdings Conflicts Committee, contacted Husch Blackwell by telephone to orally deliver the Holdings Conflicts Committee’s revised proposal with respect to the deal protection provisions. After stating that transactions such as the proposed simplification transaction should not require a termination fee and pointing to recent precedent such as the Magellan Midstream Partners and Hiland simplification transactions as well as the Enterprise Products Partners/TEPPCO merger, Andrews Kurth, on behalf of the Holdings Conflicts Committee, proposed a 60-day “window shop” period and a termination fee of $15 million. Husch Blackwell indicated it would inform the Inergy Special Committee of the proposed terms for its consideration.

Later that afternoon on August 7, 2010, Ms. Ozenberger held a telephonic meeting with Vinson & Elkins, Husch Blackwell and Andrews Kurth to discuss remaining open issues in the original merger agreement, support agreement and the amended and restated partnership agreement (other than deal protection provisions).

On August 7, 2010, Baird and TudorPickering discussed the termination fee and deal protection provisions.

On August 7, 2010, consistent with its understanding of the committees’ wishes with respect to such matters, Vinson & Elkins distributed revised drafts of the original merger agreement, support agreement and amended and restated partnership agreement, which such drafts were submitted to the Holdings Conflicts Committee and Inergy Special Committee for their review and approval, subject to agreement on final terms, in particular the deal protection terms.

On August 7, 2010, the Holdings Conflicts Committee held a telephonic special meeting with representatives of TudorPickering and Andrews Kurth in attendance to review, discuss and evaluate the original merger agreement and to approve the proposed transaction. Prior to the meeting, the Holdings Conflicts Committee was provided drafts of the original merger agreement, support agreement, the amended and restated partnership agreement as well as a summary of the key provisions of the original merger agreement. Mr. O’Leary outlined the remaining open issues related to the termination fee and “no shop” provisions. At the request of Mr. O’Brien, Mr. Sherman joined the meeting to report that the Inergy Board, at the recommendation of the

Inergy Special Committee, had indicated that it was willing to accept deal protection terms in the form of a 60-day “window shop” period and a $20 million termination fee. Mr. Sherman stated that management was supportive of such terms. After Mr. Sherman left the meeting, with the assistance of representatives of TudorPickering and Andrews Kurth, the Holdings Conflicts Committee determined to accept the proposed terms in light of the overall transaction. Mr. O’Leary then highlighted the following legal considerations: (i) that Hart-Scott-Rodino Act would not apply to the proposed transaction; (ii) the disclosure required for the transaction in the proxy statement and the expected SEC review process; (iii) that the proposed transaction would result in a tax termination of Inergy, but that the tax effect on Inergy unitholders was not expected to be material; and (iv) that the assumption of Holdings’ debt by Inergy could cause a tax gain to Holdings, but that the cost to Holdings unitholders was not expected to be material.

Mr. O’Brien then asked TudorPickering to provide its financial analysis of the proposed transaction as contemplated by the original merger agreement. TudorPickering outlined its financial analysis, including the financial benefits and reasons for entering into the proposed transaction. TudorPickering then discussed the relative valuation implied by the proposed transaction and the pro forma impact of the proposed transaction to Holdings unitholders. TudorPickering then discussed the PIK structure’s benefits to the Inergy unitholders and implications to management.

Following its financial analysis of the proposed transaction, TudorPickering delivered to the Holdings Conflicts Committee its oral opinion (which was subsequently confirmed in writing) that, as of August 7, 2010, and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be paid to the unaffiliated Holdings unitholders pursuant to the merger agreement, was fair, from a financial point of view, to the unaffiliated Holdings unitholders.

After considering the benefits of the proposed transaction as well as the associated risks, and after consideration of other relevant factors including the TudorPickering fairness opinion, the Holdings Conflicts Committee (i) approved and declared advisable the original merger agreement and the related agreements, (ii) resolved that the original merger agreement, the related agreements and the transactions contemplated thereby were fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders, (iii) recommended the approval of the original merger agreement and the transactions contemplated thereby by the Holdings Board, and (iv) resolved that such approval by the Holdings Conflicts Committee constituted Special Approval (as defined in Holding’s existing partnership agreement).

On August 7, 2010, the Holdings Board (with Mr. John Sherman not in attendance) held a meeting with representatives of the Holdings Conflicts Committee, TudorPickering and Andrews Kurth in attendance. The purpose of the meeting was for the Holdings Board to consider the approval and recommendation of the original merger agreement and the transactions contemplated thereby. Prior to the meeting, the Holdings Board was provided drafts of the original merger agreement and support agreement as well as material to assist the Holdings Board in evaluating the proposed transactions. Mr. O’Brien discussed the process and selection of Andrews Kurth and TudorPickering as advisors to the Holdings Conflicts Committee. Mr. O’Brien also discussed the negotiation process with the Inergy Special Committee and the due diligence performed by the Holdings Conflicts Committee, TudorPickering and Andrews Kurth. Mr. O’Leary noted that TudorPickering served as independent financial advisor and Andrews Kurth as counsel to the Holdings Conflicts Committee and not the Holdings Board. TudorPickering then responded to questions from the Holdings Board with respect to its financial analyses and opinion to the Holdings Conflicts Committee. Mr. O’Brien and Mr. O’Leary then outlined the terms of the proposed transaction and responded to questions regarding the original merger agreement, the support agreement and the amended and restated partnership agreement. The Holdings Board then asked Mr. O’Brien questions relating to the premium received by Holdings unitholders compared to similar transactions; the market perception of the transaction; the reasons the proposed transaction is beneficial to the unaffiliated Holdings unitholders; the purpose of the PIK securities being distributed to certain members of management; and the proposed terms of the PIK securities. After responding to these topics and discussing them further, the Holdings Conflicts Committee recommended that the Holdings Board approve the original merger agreement and transactions contemplated thereby.

After further deliberation and questions, the Holdings Board unanimously (not including Mr. John Sherman, who recused himself) (i) determined that the merger, the original merger agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders, (ii) approved and declared the advisability of the merger, the original merger agreement and the transactions contemplated thereby and (iii) resolved to recommend the approval and adoption of the merger, the original merger agreement and the transactions contemplated thereby by the Holdings unitholders.

During the evening of August 7, 2010, Holdings GP, Holdings, Inergy GP, Inergy, New NRGP LP and MergerCo executed the original merger agreement, and the Holdings Supporting Unitholders executed the support agreement.

On August 9, 2010, Inergy and Holdings issued a joint press release announcing the proposed merger.

On August 28, 2010, Vinson & Elkins recommended a few additions to the transaction steps associated with the proposed simplification transaction in order to confirm and eliminate uncertainty regarding the tax treatment of certain aspects of the transactions. Vinson & Elkins recommended that the parties amend the original merger agreement in order to permit these additional transaction steps to occur. Vinson & Elkins distributed a revised structure memorandum, a draft of the First Amended and Restated Agreement and Plan of Merger (the “restated merger agreement”) and a draft of Amendment No. 1 to the existing partnership agreement of Holdings.

On September 2, 2010, the Holdings Conflicts Committee met telephonically, with representatives of Andrews Kurth in attendance, to review and consider the restated merger agreement and revisions to certain related agreements, which such amendments confirm and eliminate uncertainty regarding the tax treatment of certain aspects of the transaction. Prior to the meeting, the Holdings Conflicts Committee was provided drafts of the restated merger agreement and certain related agreements. Representatives of Andrews Kurth reviewed the proposed revisions to the transaction documents. After considering the proposed revisions, the Holdings Conflicts Committee (i) approved and declared advisable the restated merger agreement and the transactions contemplated thereby, (ii) resolved that the restated merger agreement and the transactions contemplated thereby were fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders, (iii) recommended the approval of the restated merger agreement and the transactions contemplated thereby by the Holdings Board, and (iv) resolved that such approval by the Holdings Conflicts Committee constituted Special Approval (as defined in Holding’s existing partnership agreement).

On September 2, 2010, the Holdings Board met telephonically and unanimously (not including Mr. John Sherman who recused himself) (i) determined that the restated merger agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders, (ii) approved and declared advisable the restated merger agreement and the transactions contemplated thereby and (iii) recommended the approval and adoption of the restated merger agreement and the transactions contemplated thereby by the Holdings unitholders.

On September 3, 2010, Inergy, Inergy GP, Holdings, Holdings GP and the other parties thereto executed the restated merger agreement.

Between September 15, 2010 and September 22, 2010, senior management provided updated projections and other financial information to TudorPickering.

On September 16, 2010, a telephonic due diligence meeting was held with representatives of TudorPickering and members of Inergy management. Management provided an overview of the proposed Tres Palacios acquisition, including its terms and the expected growth and future capital expenditures for, and business opportunities of, Tres Palacios and the related assets. At the request of TudorPickering, Inergy management discussed potential regulatory and environmental issues, as well as operational matters. At the request of TudorPickering, Inergy management then discussed its assumptions and the data included in the financial projections for Inergy provided by management, taking into account the pro forma effects of the Tres Palacios acquisition.

On September 22, 2010, representatives of TudorPickering participated in a conference call with certain members of senior management, including Mr. Brooks Sherman and Ms. Ozenberger. On the call, senior management affirmed that since the filing of its prospectus supplement on September 8, 2010 in connection with the public offering of Inergy LP units, there had been no material changes in the operations or performance of Inergy, no material acquisitions, divestitures or growth projects, other than those previously disclosed, and no new or threatened legal, environmental or other contingent liabilities or circumstances that could reasonably be expected to have a material impact on the financial projections provided to TudorPickering.

On September 22, 2010, the Holdings Conflicts Committee held a telephonic special meeting with representatives of TudorPickering and Andrews Kurth in attendance. Mr. O’Brien asked TudorPickering to provide its financial analysis of the proposed merger transaction as contemplated by the restated merger agreement after taking into account the pending Tres Palacios acquisition and the related financing transactions. TudorPickering outlined the terms of the proposed merger transaction and provided an overview of the Tres Palacios acquisition and Inergy’s expected expansion and capital expenditure projects and their anticipated effects on future cash flows based on TudorPickering’s due diligence meetings with Inergy’s management. TudorPickering emphasized that the Tres Palacios acquisition agreement requires Holdings to rebate, in perpetuity to Inergy, $7.5 million of the cash distributions received if the proposed merger transaction is not consummated. Taking into account, on a pro forma basis, the effects of the Tres Palacios acquisition, the related issuances of Inergy LP units and the 2018 notes in September 2010, and updated financial and operational information for the quarter ended June 30, 2010, TudorPickering discussed changes to TudorPickering’s financial assumptions and forecasts from those contained in the August 7, 2010 presentation to the Holdings Conflicts Committee, and the relative valuation implied by the proposed merger transaction. TudorPickering stated that the number of publicly traded general partners of publicly traded limited partnerships would be further reduced by the recent announcements of the Enterprise Products Partners and PennVirginia simplification transactions, noting the comparatively low premiums proposed in such transactions. Further, TudorPickering discussed the pro forma impact of the proposed merger transaction and the Tres Palacios transaction on Holdings unitholders and the benefits of the PIK structure to all future Inergy unitholders, as well as changes to the analysis previously presented to the Holdings Conflicts Committee on August 7, 2010 made as a result of the Tres Palacios acquisition and the related financing transactions. TudorPickering noted that, taking into account the Tres Palacios transaction, the proposed merger transaction continues to be accretive to Holdings unitholders. TudorPickering also presented to the Holdings Conflicts Committee a summary of recently published analysts’ views of the proposed merger transaction and the Tres Palacios acquisition, respectively. TudorPickering also provided an updated analysis of relative historical trading values of each of Inergy and Holdings as compared to the 0.77 exchange ratio.

Following the presentation of the financial analysis of the proposed merger transaction, taking into account the pro forma effect of the Tres Palacios acquisition, and after further discussion with the Holdings Conflicts Committee, TudorPickering delivered to the Holdings Conflicts Committee its oral opinion (which was subsequently confirmed in writing) that, as of September 22, 2010, and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be paid to the unaffiliated Holdings unitholders pursuant to the restated merger agreement, was fair, from a financial point of view, to the unaffiliated Holdings unitholders.

After considering the benefits and associated risks of the proposed merger transaction, taking into account on a pro forma basis the effects of the Tres Palacios acquisition and the related financing transactions, and TudorPickering’s August 7 and September 22 opinions, the Holdings Conflicts Committee determined not to withdraw its approval and recommendation of the proposed merger and related transactions to the Holdings Board, which it had previously given to the Holdings Board on August 7, 2010.

On September 24, 2010, the Holdings Board (with Mr. John Sherman not in attendance) held a telephonic special meeting with Ms. Ozenberger and representatives of the Holdings Conflicts Committee, TudorPickering and Andrews Kurth in attendance. The purpose of the meeting was to discuss TudorPickering’s fairness opinion, dated September 22, 2010, that was delivered to the Holdings Conflicts Committee and to discuss and approve the timeline and other matters related to the proposed merger transaction. Mr. O’Brien discussed the Holdings Conflicts Committee’s processes and deliberations relating to its consideration of TudorPickering’s September 22 opinion. Representatives of TudorPickering answered questions raised by the Holdings Board or prompted by the Holdings Conflicts Committee regarding their analysis. Members of the Holdings Board then asked questions of Mr. O’Brien, Ms. Ozenberger and representatives of TudorPickering. Mr. O’Brien confirmed that the Holdings Conflicts Committee had determined not to withdraw its approval and recommendation of the proposed merger and related transactions to the Holdings Board, which it had previously given to the Holdings Board on August 7, 2010, and that the Holdings Conflicts Committee continues to recommend that the Holdings Board approve the merger, the restated merger agreement and the transactions contemplated thereby. After further deliberation and questions related to the benefits and associated risks of the proposed merger transaction, and taking into account TudorPickering’s August 7 and September 22 opinions and the pending Tres Palacios acquisition and related financing transactions, the Holdings Board unanimously (not including Mr. John Sherman, who recused himself) (i) determined that the merger, the restated merger agreement and the transactions contemplated thereby are fair and reasonable to, and in the bests interests of, Holdings and the unaffiliated Holdings unitholders, (ii) approved and declared advisable the restated merger agreement and the transactions contemplated thereby and (iii) recommended the approval and adoption of the restated merger agreement and the transactions contemplated thereby by the Holdings unitholders.

Recommendation of the Holdings Conflicts Committee and the Holdings Board and Reasons for the Merger

On June 21, 2010, the Holdings Board appointed Mr. O’Brien to serve on the Holdings Conflicts Committee. The Holdings Board authorized the Holdings Conflicts Committee to consider the proposed transaction, delegating to the Holdings Conflicts Committee the power and authority to: (i) review, evaluate and, if deemed appropriate, negotiate the terms and conditions of the proposed transaction, (ii) determine the advisability of the proposed transaction or any alternative thereto, on behalf of the unaffiliated Holdings unitholders, and (iii) make a recommendation to the Holdings Board as to what action, if any, should be taken by the Holdings Board with respect to the proposed transaction or any alternatives thereto. The Holdings Conflicts Committee is composed solely of one independent director who is not an officer or employee of Holdings, an officer, director or employee of any affiliate of Holdings or a holder of any ownership interest in Holdings other than Holdings common units, and who also meets the independence and experience standards established by the NYSE and any applicable laws and regulations.

Pursuant to the authority granted by the Holdings Board, the Holdings Conflicts Committee retained Andrews Kurth as its independent legal counsel and TudorPickering as its independent financial advisor. The Holdings Conflicts Committee determined that TudorPickering was independent based on the lack of material business relationships between TudorPickering and Holdings or Inergy or their affiliates. The Holdings Conflicts Committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of Inergy’s proposal and conducted negotiations with the Inergy Special Committee and its representatives with respect to the original merger agreement and restated merger agreement and the various other agreements related to the merger.

The Holdings Conflicts Committee, at a meeting held on August 7, 2010, determined that the original merger agreement and the transactions contemplated thereby were fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders. In addition, at the August 7, 2010 meeting, the Holdings Conflicts Committee approved and declared advisable the original merger agreement and the transactions contemplated thereby, such approval by the Holdings Conflicts Committee constituting “Special Approval” under the Holdings partnership agreement. Also at the August 7, 2010 meeting, the Holdings Conflicts Committee recommended that the Holdings Board approve the original merger agreement and the transactions contemplated thereby, and recommended that the Holdings Board cause Holdings GP and Holdings to execute and deliver the original merger agreement and consummate the transactions contemplated thereby, and submit the proposal for approval of the original merger agreement and transactions contemplated thereby, to the Holdings unitholders for approval at a special meeting. In reaching its determination, the Holdings Conflicts

Committee consulted with and received the advice of its independent financial and legal advisors, considered potential alternatives available to Holdings, including the uncertainties and risks facing it, and considered the interests of the unaffiliated Holdings unitholders.

Based in part on the Holdings Conflicts Committee’s determination, Special Approval and recommendation, and after further deliberations, on August 7, 2010 the Holdings Board unanimously (with Mr. John Sherman recusing himself) approved the merger, the original merger agreement and the transactions contemplated and recommended that the Holdings unitholders vote in favor of the proposal to approve the merger, the original merger agreement and the transactions contemplated thereby.

The Holdings Conflicts Committee, at a meeting held on September 2, 2010, determined that the restated merger agreement and the transactions contemplated thereby were fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders. In addition, at the September 2, 2010 meeting, the Holdings Conflicts Committee approved and declared advisable the restated merger agreement and the transactions contemplated thereby, such approval by the Holdings Conflicts Committee constituting “Special Approval” under the Holdings partnership agreement. Also at the meeting, the Holdings Conflicts Committee recommended that the Holdings Board approve the restated merger agreement and the transactions contemplated thereby, and recommended that the Holdings Board cause Holdings GP and Holdings to execute and deliver the restated merger agreement and consummate the transactions contemplated thereby, and submit the proposal for approval of the restated merger agreement and transactions contemplated thereby, to the Holdings unitholders for approval at a special meeting. In reaching its determination, the Holdings Conflicts Committee consulted with and received the advice of its independent legal advisors and considered the interests of the unaffiliated Holdings unitholders.

Based in part on the Holdings Conflicts Committee’s determination, Special Approval and recommendation, and after further deliberations and evaluation of the terms of the restated merger agreement, on September 2, 2010, the Holdings Board unanimously (with Mr. John Sherman recusing himself) approved the merger, the restated merger agreement and the transactions contemplated thereby, and recommended that the Holdings unitholders vote in favor of the proposal to approve the merger, the restated merger agreement and the transactions contemplated thereby.

The Holdings Conflicts Committee, at a meeting held on September 22, 2010, determined not to withdraw is approval and recommendation to the Holdings Board of the proposed merger and related transactions, which it had previously given to the Holdings Board on August 7, 2010 and September 2, 2010.

Based in part on the Holdings Conflicts Committee’s determination, and previous Special Approval and recommendation, and after further deliberations and evaluation of the terms of the restated merger after taking into account the pending Tres Palacios acquisition and related financing transactions, on September 24, 2010, the Holdings Board unanimously (with Mr. John Sherman recusing himself) approved the merger, the restated merger agreement and the transactions contemplated thereby, and recommended that the Holdings unitholders vote in favor of the proposal to approve the merger, the restated merger agreement and the transactions contemplated thereby.

The Holdings Conflicts Committee considered a number of factors in determining that the original merger agreement or the restated merger agreement (hereinafter for this section, collectively the “merger agreement”) and the transactions contemplated thereby, were fair and reasonable to Holdings and the unaffiliated Holdings unitholders and recommending the approval of the merger agreement, and the consummation of the transactions contemplated thereby, to the Holdings Board. The material factors are summarized below.

The Holdings Conflicts Committee viewed the following factors as being generally positive or favorable in coming to its determination and recommendation:

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the Holdings unitholders will hold a public equity stake in Inergy and participate in the expected benefits of the operations of Inergy, including any future unit price appreciation and/or distribution increases;

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after the merger, Inergy will no longer have any incentive distribution rights; and, as a result, Inergy’s cost of equity capital will be reduced, which will enhance Inergy’s ability to compete in future acquisitions and finance organic growth projects;

•	a common equity currency for Inergy and Holdings could facilitate future acquisitions and mergers;

•	the merger is expected to be accretive to the distributable cash flow received by Holdings unitholders;

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the merger is expected to result in a long-term increase in the growth rate of Inergy’s distributable cash flow per LP unit, thereby improving potential total return due to both valuation and potential distribution growth;

•	the pro forma increase of approximately 60% in distributions per unit expected to be received by Holdings unitholders in 2011, based on current distribution rates for Inergy and Holdings;

•	the merger will likely result in a capital structure and governance structure of Inergy that is more easily understood by the investing public;

•	the merger will attract a broader investor base to a single, larger entity with increased public float and liquidity;

•	the probability that Inergy and Holdings will be able to consummate the merger, including their ability to obtain any necessary unitholder approvals;

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the merger will eliminate potential conflicts of interest that may arise as a result of a person being an officer of both the Inergy GP and Holdings GP and as a result of a person being a member of the board of directors of both the Inergy GP and Holdings GP;

•	the merger will reduce potential conflicts of interest between the owners of Holdings and Inergy and its unitholders;

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the merger will eliminate the duplication of services and resulting costs required to maintain two public limited partnerships and result in Holdings no longer being a reporting company, which is expected to save approximately $1 million annually;

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the terms of the merger agreement permit Holdings to change its recommendation of the merger any time prior to obtaining the requisite Holdings unitholder approval if the Holdings Board has concluded in good faith, after consultation with its outside legal and financial advisors, that the failure to make such a change in recommendation would be inconsistent with its fiduciary duties under the Holdings partnership agreement and applicable law;

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the financial analysis reviewed and discussed with the Holdings Conflicts Committee by representatives of TudorPickering as well as the oral opinion of TudorPickering delivered to the Holdings Conflicts Committee on August 7, 2010 (which was subsequently confirmed in writing by delivery of TudorPickering’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to the unaffiliated Holdings unitholders of the consideration to be paid in the merger to such unaffiliated Holdings unitholders;

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the financial analysis reviewed and discussed with the Holdings Conflicts Committee by representatives of TudorPickering as well as the oral opinion of TudorPickering delivered to the Holdings Conflicts Committee on September 22, 2010 (which was subsequently confirmed in writing by delivery of TudorPickering’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to the unaffiliated Holdings unitholders of the consideration to be paid in the merger to such unaffiliated Holdings unitholders;

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presentations by and discussions with representatives of Andrews Kurth, Holdings Conflicts Committee’s legal counsel, regarding the terms of the merger agreement, including the ability of Holdings or Holdings GP to enter into discussions with another party in response to any person that makes a solicited (prior to the 61st calendar day after the proxy statement is first filed with the SEC) or an unsolicited written offer, if the Holdings Board, after consultation with its outside legal and financial advisors, determines in good faith (a) that such unsolicited written offer constitutes or is reasonably likely to constitute a superior proposal and (b) that the failure to take such action would be inconsistent with its fiduciary duties under the Holdings partnership agreement and applicable law;

•	Holdings’ ability to terminate the merger agreement under certain conditions;

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information concerning the businesses, assets, liabilities, results of operations, financial conditions and competitive positions and prospects of Inergy and Holdings, in each case, before and after the merger;

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the fact that the value of the Inergy LP units to be received by the holders of Holdings units in the merger may increase as a result of fluctuations in the price of Inergy LP units and that any such increase in value will not be limited by any “collar” arrangement;

•	the current and prospective environment in which Holdings operates;

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the support to Inergy’s ability to pay full cash distributions without having to borrow over the initial two years after the closing of the merger as a result of issuing PIK securities to certain members of management which PIK securities are not entitled to cash distributions until converted into Inergy LP units;

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the holders of Holdings common units, generally, should not recognize any income or gain, for U.S. federal income tax purposes, solely as a result of the receipt of the Inergy LP units pursuant to the merger;

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the terms of the merger as set forth in the relevant agreements, including without limitation, the amended and restated agreement of limited partnership of Inergy, the support agreement and the merger agreement, including the conditions to closing which include the delivery of various tax opinions; and

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the terms of the restated merger agreement are technical in nature, not material and do not impact the economics of the merger consideration or materially adversely affect the terms of the merger and related transactions with regard to the unaffiliated Holdings unitholders.

The Holdings Conflicts Committee also considered the following factors that weighed against the approval of the merger:

•	there can be no assurance that the capital requirements necessary to fund the continued growth of Inergy can be funded through the simplified capital structure;

•	the potential delay in timing with respect to some anticipated benefits of the merger;

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the merger is expected to be near-term dilutive to Inergy’s distributable cash flow per Inergy LP unit even taking into account that distributions on the Class B units will be paid in kind until conversion thereof;

•	the bases on which the Holdings Conflicts Committee made its determination are uncertain;

•	the risk that potential benefits sought in the merger might not be fully realized;

•	the risk that no substantial synergy will be realized through the merger;

•	the risk that the merger might not be completed in a timely manner;

•	the terms under which Inergy may terminate the merger agreement;

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the merger might not be consummated as a result of a failure to satisfy the conditions contained in the merger agreement, including the failure to receive the applicable unitholder approvals or regulatory approval;

•	the potential adverse effects on Holdings’ business, operations and financial condition if the merger is not completed following public announcement of the execution of the original merger agreement;

•	the capital requirements necessary to fund the continued growth of Inergy’s combined businesses will be significant, and there can be no assurance that they can be funded from operating cash flows;

•	the limitations on Holdings GP’s and Holdings’ ability to solicit other offers (after the 60th calendar day after the proxy statement is first filed with the SEC);

•	the fact that the merger will eliminate all benefits associated with the incentive distribution rights in the event of increases in distributions by Inergy;

•	the fact that Holdings may be required in certain circumstances to pay to Inergy a termination fee upon termination of the merger agreement;

•	the possibility, under certain circumstances, that Holdings could be required to reimburse Inergy for expenses incurred by Inergy in connection with the merger;

•	certain members of management of Holdings may have interests that are different from those of the holders of common units in Holdings; and

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the possibility that the proposed carried interest legislation could be enacted with a retroactive effective date or with an effective date before consummation of the merger and the potential material tax liability that could be incurred.

In the view of the Holdings Conflicts Committee, these factors did not outweigh the advantages of the merger. The Holdings Conflicts Committee also reviewed a number of procedural factors relating to the merger, including, without limitation, the following factors:

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the terms and conditions of the proposed merger were determined through arm’s-length negotiations between Inergy’s Special Committee and the Holdings Conflicts Committee and their respective representatives and advisors;

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the Holdings Conflicts Committee retained and was advised by legal and financial advisors with knowledge and experience with respect to public company merger and acquisition transactions, the energy industry generally, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the proposed transaction;

•	the Holdings Conflicts Committee reviewed and discussed financial analyses with respect to the merger with representatives of TudorPickering;

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the Holdings Conflicts Committee received the oral opinion of TudorPickering on August 7, 2010 (which was subsequently confirmed in writing by delivery of TudorPickering’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to the unaffiliated Holdings unitholders of the consideration to be paid in the merger to such unaffiliated Holdings unitholders; and

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the Holdings Conflicts Committee received the oral opinion of TudorPickering on September 22, 2010 (which was subsequently confirmed in writing by delivery of TudorPickering’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to the unaffiliated Holdings unitholders of the consideration to be paid in the merger to such unaffiliated Holdings unitholders.

The foregoing discussion of the factors considered by the Holdings Conflicts Committee is not intended to be exhaustive, but it does set forth the principal factors considered by the Holdings Conflicts Committee.

The Holdings Conflicts Committee reached its conclusion to recommend the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby, in light of various factors described above and other factors the Holdings Conflicts Committee believed were appropriate.

In view of the complexity of and wide variety of factors considered by the Holdings Conflicts Committee in connection with its evaluation of these matters, the Holdings Conflicts Committee did not consider it practical, and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decisions and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determinations. Rather, the Holdings Conflicts Committee made its recommendations based on the totality of the information presented to it and the investigations conducted by it. Mr. O’Brien received the standard fee of $1,500 for each Holdings Conflicts Committee meeting in respect of his service as the sole member of the Holdings Conflicts Committee.

For the reasons set forth above and after further evaluation of the terms of the restated merger agreement, the Holdings Conflicts Committee (i) determined that the merger, the restated merger agreement and the transactions contemplated thereby are advisable, fair and reasonable to and in the best interests of Holdings and the unaffiliated Holdings unitholders, (ii) approved the restated merger agreement and the transactions contemplated thereby (including the merger), (iii) recommended that the Holdings Board approve the merger, restated merger agreement and the transactions contemplated thereby (including the merger), and (iv) recommended that the Holdings Board recommend that the Holdings unitholders vote “FOR” the approval and adoption of the merger, the restated merger agreement and the matters contemplated thereby.

Based in part on the Holdings Conflicts Committee’s determination, Special Approval and recommendation, and after further deliberations and evaluation of the terms of the restated merger agreement and ancillary agreements, the Holdings Board unanimously (with Mr. John Sherman recusing himself) approved, the merger, the restated merger agreement and the transactions contemplated and recommended that the Holdings unitholders vote in favor of the proposal to approve the merger, the restated merger agreement and the transactions contemplated thereby.

In considering the recommendation of the Holdings Board with respect to the merger agreement and transactions contemplated thereby, you should be aware that some of the executive officers and directors of Holdings GP have interests in the proposed transaction that are different from, or in addition to, the interests of Holding’s unitholders generally. The Holdings Conflicts Committee and the Holdings Board were aware of these interests in recommending approval of the merger agreement and the transactions contemplated thereby. Please read “Interests of Certain Persons in the Merger.”

It should be noted that portions of this explanation of the reasoning of the Holdings Conflicts Committee and the Holdings Board and certain information presented in this section is forward-looking in nature and, therefore, should be read along with the factors discussed under the heading “Forward-Looking Statements.”

Inergy’s Reasons for the Merger

The Inergy Board authorized the Special Committee of the Inergy Board (the “Inergy Special Committee”) to negotiate the merger, the merger agreement and the transactions contemplated thereby, including the support agreement and the amended and restated partnership agreement, on behalf of the unaffiliated Inergy unitholders. The Inergy Special Committee engaged independent legal and financial advisors to assist in the negotiations.

At a meeting of the Inergy Special Committee held on August 6, 2010, the Inergy Special Committee received presentations concerning, and reviewed the terms of, the merger agreement, the support agreement and the amended and restated partnership agreement. At the meeting, the Inergy Special Committee considered the benefits of the merger as well as the associated risks and determined to recommend to the Inergy Board that it proceed with the transactions contemplated by the merger agreement and approve the form, terms and conditions of the merger, the merger agreement and the transactions contemplated thereby, including the support agreement and the amended and restated partnership agreement.

At a meeting of the Inergy Board held on August 7, 2010, the Inergy Board received presentations concerning, and reviewed the terms of, the merger agreement, the support agreement and the amended and restated partnership agreement. At the meeting, the Inergy Board considered the benefits of the merger as well as the associated risks and unanimously determined (with the board members who are also members of management recusing themselves) that the merger agreement and the transactions contemplated thereby, including the support agreement and the amended and restated partnership agreement, are fair and reasonable to Inergy, and in the best interests of, Inergy and its unaffiliated Inergy unitholders, approved and declared advisable the merger agreement and the matters contemplated thereby, including the support agreement and the amended and restated partnership agreement, and approved the issuance of the Inergy LP units pursuant to the merger agreement.

On August 31, 2010, the Inergy Special Committee met telephonically, with representatives of Husch Blackwell and Baird participating, to review and consider the restated merger agreement and revisions to certain related agreements, to among other things, confirm and eliminate uncertainty regarding the tax treatment of the transaction. Prior to the meeting, the Inergy Special Committee was provided drafts of the restated merger agreement and a revised form of amended and restated partnership agreement and certain related agreements. On the afternoon of September 1, 2010, Husch Blackwell obtained confirmation of certain tax issues in a telephone conversation with representatives of Vinson & Elkins. Later that afternoon, the Inergy Special Committee determined to recommend to the Inergy Board that it proceed with the transactions contemplated by the restated merger agreement and approve the form, terms and conditions of the restated merger agreement and the transactions contemplated thereby.

On September 2, 2010, the Inergy Board met telephonically and unanimously (not including Mr. John Sherman who recused himself) determined that the restated merger agreement and the transactions contemplated thereby are fair and reasonable to Inergy, and in the best interests of, Inergy and its unaffiliated Inergy unitholders, approved and declared advisable the restated merger agreement and the matters contemplated thereby and approved the issuance of the Inergy LP units pursuant to the restated merger agreement.

In reaching its decision on the merger, the merger agreement and the transactions contemplated thereby, the Inergy Board consulted with the Inergy Special Committee, management and the Inergy Special Committee’s legal and financial advisors and considered a number of factors that supported the approval of the merger, the merger agreement or the restated merger agreement (hereinafter for this section, collectively, the “merger agreement”) and the transactions contemplated thereby, including the following:

•	the fact that Inergy will no longer have any issued and outstanding IDRs as a result of the merger, the merger agreement and the transactions contemplated thereby;

•

the reduction in Inergy’s equity cost of capital because Inergy will no longer have any issued and outstanding IDRs as a result of the merger, the merger agreement and the transactions contemplated thereby;

•	the enhancement of Inergy’s ability to compete for new acquisitions following consummation of the merger as a result of its reduced equity cost of capital;

•	the merger, the merger agreement and the transactions contemplated thereby are expected to be accretive to Inergy’s distributable cash flow per Inergy LP unit in the long term;

•	the fact that the number of Inergy LP units to be received by the Holdings unitholders is fixed and that any increase or decrease in the price of the Inergy LP units will not impact such number;

•	the potential to accelerate the anticipated strategic benefits of the merger, the merger agreement and the transactions contemplated thereby;

•	the probability that Inergy and Holdings will be able to complete the merger, the merger agreement and the transactions contemplated thereby, including Holdings’ ability to obtain unitholder approval;

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the merger, the merger agreement and the transactions contemplated thereby will eliminate the costly duplication of services required to maintain two public companies, which will allow management of Inergy GP to focus on managing Inergy;

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the merger, the merger agreement and the transactions contemplated thereby will likely result in a capital structure and governance structure of Inergy that is more easily understood by the investing public;

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the favorable benefits of a streamlined organizational structure, including greater tax simplicity, simplified future credit relationships and clearer responsibilities and duties of Inergy to various stakeholders;

•	the fact that merger has been structured to avoid a change of control event of default under Inergy’s credit agreement;

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the fact that the merger, the merger agreement and the transactions contemplated thereby will eliminate potential conflicts of interest that may arise as a result of a person being an officer of Inergy GP and of Holdings GP and as a result of a person being a member of the Inergy Board and a member of Holdings Board;

•	the fact that the merger, the merger agreement and the transactions contemplated thereby should not have material adverse tax consequences to the Inergy unitholders;

•	the fact that having a greater number of outstanding Inergy LP units is expected to increase the public float and trading liquidity of the market for Inergy LP units;

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that willingness of the members of management to accept Class B units, and the favorable impact those units will have on the ability of Inergy to maintain a favorable coverage ratio and debt/EBITDA ratio;

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the opinion of Baird, the Inergy Special Committee’s independent financial advisor, presented orally to the Inergy Special Committee on August 7, 2010 and delivered in writing on August 8, 2010, that, based on and subject to the assumptions made, procedures followed, matters considered and limitations of review set forth in the opinion, the aggregate consideration to be paid by Inergy in the merger was fair, from a financial point of view, to the public unaffiliated common unitholders of Inergy; and

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the terms of the merger agreement, the support agreement and the Inergy amended and restated partnership agreement, including the conditions to closing which include the delivery of various tax opinions.

The Inergy Board also considered the following factors that weighed against the approval of the merger, the merger agreement and the transactions contemplated thereby:

•	the potential delay in timing with respect to the anticipated accretive benefit of the merger, the merger agreement and the transactions contemplated thereby;

•	the fact that the merger, the merger agreement and the transactions contemplated thereby are expected to be near-term dilutive to Inergy’s distributable cash flow per Inergy LP unit;

•	the fact that the merger, the merger agreement and the transactions contemplated thereby are expected to initially result in a limited decrease in Inergy’s distribution coverage ratio;

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the fact that the merger and the transactions contemplated thereby might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement, including the failure to receive Holdings unitholder approval;

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the fact that, as of the close of trading on August 6, 2010, the value of the Inergy LP units to be issued in the merger represented a 4.9% premium to the per unit closing price of Holdings common units as of August 6, 2010, the last trading day before the public announcement of the proposed merger (and approximately a 16.0%, 28.7% and 41.2% premium over the average closing price of Holdings common units for the 30, 90 and 180 trading days, respectively, preceding the announcement);

•	the risk that potential benefits sought in the merger and the transactions contemplated by the merger agreement might not be fully realized;

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the fact that the bases on which the Inergy Special Committee made its determination and recommendation to the Inergy Board, including assumptions associated with management’s projections, are uncertain;

•	the fact that Inergy may be required in certain circumstances to reimburse Holdings for its expenses upon termination of the merger agreement;

•	the fact that Inergy is assuming liabilities of Holdings under Holdings’ current credit agreements;

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the fact that the merger and the transactions contemplated by the merger agreement might not be completed in a timely manner, or at all, including the diversion of management and employee attention, at significant cost and disruption to the business of Inergy; and

•	other matters described under the caption “Risk Factors” beginning on page 25.

In the view of the Inergy Board, these factors did not outweigh the advantages of the merger, the merger agreement and the transactions contemplated thereby. The Inergy Board also reviewed a number of procedural factors relating to the merger, the merger agreement and the transactions contemplated thereby, including, without limitation, the following factors:

•

that because of the possible conflicts of interest associated with the negotiations between Inergy and Holdings leading to agreement with respect to the merger, the merger agreement and the transactions contemplated thereby, the Inergy Special Committee was delegated the power and authority to (i) review, evaluate and, if deemed appropriate, negotiate the terms of any potential restructuring or merger or both; (ii) determine the advisability of any restructuring and/or merger or any alternatives thereto on behalf of Inergy and the unaffiliated limited partners of Inergy; and (iii) make a recommendation to the Inergy Board as to what action, if any, should be taken by the Inergy Board with respect to a restructuring and/or merger or any alternatives thereto;

•

that the delegation to the Inergy Special Committee included the authority to solicit the views of the officers of Inergy GP regarding the terms and conditions of any restructuring and/or merger or any alternatives thereto to assist the Inergy Special Committee in its review and evaluation of such terms and conditions;

•	that the Inergy Special Committee consists of one independent director who is not affiliated with Holdings or Holdings GP;

•

that certain terms and conditions of the merger agreement were determined through arm’s-length negotiations between the Inergy Special Committee and Holdings Conflicts Committee and their respective representatives and advisors;

•	that the Inergy Special Committee was given authority to select and compensate its legal, financial and other advisors in the discretion of the Inergy Special Committee;

•	that the Inergy Special Committee retained and was advised by independent legal counsel experienced in advising on matters of this kind;

•

that the Inergy Special Committee retained and was advised by independent investment bankers experienced with publicly traded limited partnerships to assist in evaluating the fairness to the public unaffiliated common unitholders of Inergy, from a financial point of view, of the aggregate consideration to be paid by Inergy in the merger; and

•	other matters described under the caption “Risk Factors” beginning on page 25.

The foregoing discussion of the factors considered by the Inergy Board is not intended to be exhaustive, but it does set forth the principal factors considered by the Inergy Board.

The Inergy Board reached its conclusion to approve and declare advisable the merger agreement, the support agreement and Inergy’s amended and restated partnership agreement in light of various factors described above and other factors that the Inergy Board believed were appropriate.

In view of the wide variety and complexity of factors considered by the Inergy Board in connection with its evaluations of these matters, the Inergy Board did not consider it practical, and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decisions and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determinations. Rather, the Inergy Board made its determinations based on the totality of the information presented to it and the investigations conducted by it.

It should be noted that portions of this explanation of the reasoning of the Inergy Board and certain information presented in this section is forward-looking in nature and, therefore, should be read along with the factors discussed under the heading “Forward-Looking Statements.”

Unaudited Financial Projections of Inergy and Holdings

Neither Inergy nor Holdings have historically published projections as to future performance or earnings. However, in connection with the proposed merger, senior management prepared projections that included future financial and operating performance. The projections were prepared for Inergy on a stand-alone basis and on a combined basis giving effect to the merger and related transactions. The non-public projections dated as of July 26, 2010 and the updated non-public projections dated as of September 20, 2010 were provided to TudorPickering for use and consideration in its independent financial analysis, in preparation of its fairness opinions to the Holdings Conflicts Committee and related financial advisory services. The projections were also provided to the Inergy Special Committee, the Inergy Board and the Holdings Board. A summary of these projections is included below to give Holdings unitholders access to certain non-public unaudited prospective financial information that was made available to TudorPickering, the Holdings Conflicts Committee, the Inergy Special Committee, Baird, the Inergy Board and the Holdings Board in connection the proposed merger.

Inergy and Holdings caution you that uncertainties are inherent in prospective financial information of any kind. None of Inergy, Holdings or any of their affiliates, advisors, officers, directors or representatives has made or makes any representation or can give any assurance to any Holdings unitholder or any other person regarding the ultimate performance of Inergy or Holdings compared to the summarized information set forth below or that any such results will be achieved.

The summary projections dated as of July 26, 2010 set forth below summarize the most recent projections provided to TudorPickering, the Holdings Conflicts Committee, the Inergy Special Committee, Baird, the Inergy Board and the Holdings Board prior to the execution of the original merger agreement. The summary projections dated as of September 20, 2010 set forth below summarize the most recent projections provided to TudorPickering, the Holdings Conflicts Committee, the Inergy Special Committee, the Inergy Board and the Holdings Board in connection with TudorPickering’s September 22 opinion. The inclusion of the following summary projections in this proxy statement/prospectus should not be regarded as an indication that Inergy, Holdings or their representatives considered or consider the projections to be a reliable or accurate prediction of future performance or events, and the summary projections set forth below should not be relied upon as such.

The projections summarized below were prepared by management of Inergy GP and Holdings GP in connection with the evaluation of the proposed merger or for internal planning purposes only and not with a view toward public disclosure or toward compliance with GAAP, the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants. Neither Ernst & Young LLP nor any other independent registered public accounting firm have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections and accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The

Ernst & Young LLP reports incorporated by reference into this proxy statement/prospectus relate to historical financial information of Inergy and Holdings. Such reports do not extend to the projections included below and should not be read to do so. The respective boards of directors of Inergy GP and Holdings GP did not prepare, and do not give any assurance regarding, the summarized information.

The internal financial forecasts (upon which the projected information is based) of Inergy and Holdings are, in general, prepared solely for internal use to assist in various management decisions, including with respect to capital budgeting. Such internal financial forecasts are inherently subjective in nature, susceptible to interpretation and accordingly, such forecasts may not be achieved. The internal financial forecasts also reflect numerous assumptions made by management, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial forecasts upon which the foregoing projected financial information was based will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time in the future over which these assumptions apply. The assumptions in early periods have a compounding effect on the projections shown for the later periods. Thus, any failure of an assumption to be reflective of actual results in an early period would have a greater effect on the projected results failing to be reflective of actual events in later periods.

Unaudited Financial Projections Dated as of July 26, 2010

The following summary projections dated as of July 26, 2010 summarize the most recent projections provided to TudorPickering, the Holdings Conflicts Committee, the Inergy Special Committee, Baird, the Inergy Board and the Holdings Board prior to the execution of the original merger agreement. In developing the projections, Inergy and Holdings made numerous material assumptions with respect to Inergy and Holdings for the period from 2011 to 2015, including:

•	the cash flow from existing assets and business activities;

•	organic growth opportunities and projected acquisition growth and the amounts and timing of related costs and potential economic returns;

•	outstanding debt during applicable periods, and the availability and cost of capital; and

•	other general business, market and financial assumptions.

Additional assumptions were made with respect to the size, availability, timing and anticipated results of, and cash flows from, acquired assets. All of these assumptions involve variables making them difficult to predict, and most are beyond the control of Inergy and Holdings. Although management of Inergy and Holdings believe that there was a reasonable basis for their projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period. The projection of future acquisitions is particularly difficult as Inergy and Holdings have no control over the availability or price of future acquisition opportunities.

The summarized projected financial information set forth below is based on actual results through May 31, 2010 and projected results for the fiscal years ending September 30, 2011, 2012, 2013, 2014 and 2015. These projections assume three cases. The first, called Inergy Status Quo in the table below, assumes Inergy’s existing business as well as planned organic growth projects and contracted acquisitions. The second, called Inergy Base Case in the table below, assumes $75 million per year of unidentified acquisition or growth projects, with cash flow based on an 8.0x EBITDA multiple, no EBITDA growth over time and incremental maintenance capital expenditures equal to 2.5% of EBITDA of the acquired businesses. These additional growth capital expenditures were assumed to be financed both with new debt in an amount equal to 3.75x forward year projected EBITDA bearing interest at an 8.0% interest rate, before an initial purchasers’ discount of 2.5%, and with equity issued at a current yield of 6.6%, before an underwriting and marketing discount of 7%. The third, called Inergy Pro Forma in the table below, assumes, in addition to the assumptions in the Inergy Base Case, that on a pro forma basis Inergy will achieve synergies from the merger enabling it to reduce annual general and administrative expenses by $1 million and to execute an additional $300 million of unidentified acquisitions or growth projects annually throughout the forecasted period at a 9.0x EBITDA multiple.

	Inergy Status Quo					Inergy Base Case					Inergy Pro Forma
	2011E	2012E	2013E	2014E	2015E	2011E	2012E	2013E	2014E	2015E	2011E	2012E	2013E	2014E	2015E
($ in millions)
EBITDA	$375	$420	$444	$452	$452	$385	$439	$472	$489	$498	$418	$506	$572	$622	$665
Distributable cash flow	$264	$292	$300	$301	$301	$270	$304	$319	$326	$332	$290	$346	$383	$412	$440

Updated Financial Projections Dated as of September 20, 2010

The following summary projections dated as of September 20, 2010 summarize the most recent projections provided to TudorPickering, the Holdings Conflicts Committee, the Inergy Special Committee, the Inergy Board and the Holdings Board in connection with the TudorPickering’s fairness opinion dated as of September 22, 2010. In developing the updated projections, Inergy and Holdings made numerous material assumptions with respect to Inergy and Holdings for the period from 2011 to 2015, including:

•	the cash flow from existing assets and business activities;

•

updated organic growth opportunities and projected acquisition growth, including the recently announced acquisition of Tres Palacios, and the amounts and timing of related costs and potential economic returns;

•	outstanding debt during applicable periods, and the availability and cost of capital, including recent capital markets activity since the prior forecast; and

•	other general business, market and financial assumptions.

Additional assumptions were made with respect to the size, availability, timing and anticipated results of, and cash flows from, acquired assets. All of these assumptions involve variables making them difficult to predict, and most are beyond the control of Inergy and Holdings. Although management of Inergy and Holdings believe that there was a reasonable basis for their projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period. The projection of future acquisitions is particularly difficult as Inergy and Holdings have no control over the availability or price of future acquisition opportunities.

The summarized projected financial information set forth below is based on actual results through June 30, 2010 and projected results for the fiscal years ending September 30, 2011, 2012, 2013, 2014 and 2015. These projections assume three cases. The first, called Inergy Status Quo in the table below, assumes Inergy’s existing business as well as planned organic growth projects and contracted acquisitions. The second, called Inergy Base Case in the table below, assumes $75 million per year of unidentified acquisition or growth projects, with cash flow based on an 8.0x EBITDA multiple, no EBITDA growth over time and incremental maintenance capital expenditures equal to 2.5% of EBITDA of the acquired businesses. These additional growth capital expenditures were assumed to be financed both with new debt in an amount equal to 3.75x forward year projected EBITDA bearing interest at a 7.0% interest rate, before an initial purchasers’ discount of 2.5%, and with equity issued at a current yield of 7.33%, before an underwriting and marketing discount of 7%. The Inergy Status Quo and Inergy Base Case both assume a $7.5 million rebate to Inergy from Holdings related to the recently announced acquisition of Tres Palacios. The third, called Inergy Pro Forma in the table below, assumes, in addition to the assumptions in the Inergy Base Case, that on a pro forma basis Inergy will achieve synergies from the merger enabling it to reduce annual general and administrative expenses by $1 million and to execute an additional $300 million of unidentified acquisitions or growth projects annually throughout the forecasted period at a 9.0x EBITDA multiple.

	Inergy Status Quo					Inergy Base Case					Inergy Pro Forma
	2011E	2012E	2013E	2014E	2015E	2011E	2012E	2013E	2014E	2015E	2011E	2012E	2013E	2014E	2015E
($ in millions)
EBITDA	$432	$494	$516	$538	$538	$441	$512	$544	$575	$585	$474	$579	$644	$709	$751
Distributable cash flow	$292	$345	$353	$368	$368	$299	$358	$373	$394	$401	$320	$403	$441	$486	$516

General

These projections are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. For information on factors which may cause our future financial results to materially vary, please read “Forward-Looking Statements” on page 83. Accordingly, the assumptions made in preparing the projections may not prove to be reflective of actual results, and actual results may be materially different than those contained in the projections.

NEITHER INERGY NOR HOLDINGS INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Opinions of Tudor, Pickering, Holt & Co. Securities, Inc.—Financial Advisor to the Holdings Conflicts Committee

August 7 Opinion

At a meeting of the Holdings Conflicts Committee held on August 7, 2010, TudorPickering delivered to the Holdings Conflicts Committee its oral opinion (which was subsequently confirmed in writing) that, as of August 7, 2010, and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be paid to the unaffiliated Holdings unitholders pursuant to the original merger agreement, was fair, from a financial point of view, to the unaffiliated Holdings unitholders.

The August 7 opinion speaks only as of the date it was delivered and not as of the time the merger will be completed or any other time. The opinion does not reflect any circumstances, developments or events that may occur or have occurred since August 7, 2010, which could significantly alter the value of Holdings or Inergy or the trading prices of the Holdings common units or the Inergy LP units, which are among the factors on which TudorPickering’s opinion was based.

The full text of the TudorPickering’s August 7 opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TudorPickering in rendering its opinion, is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference. The summary of TudorPickering’s August 7 opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. The holders of the Holdings common units are urged to read TudorPickering’s August 7 opinion carefully and in its entirety. TudorPickering provided its opinion for the information and assistance of the Holdings Conflicts Committee in connection with its consideration of the merger. The TudorPickering opinion does not constitute a recommendation to any holder of Holdings common units as to how such unitholder should vote with respect to the merger or any other matter.

TudorPickering’s August 7 opinion and its presentation to the Holdings Conflicts Committee were among many factors taken into consideration by the Holdings Conflicts Committee in making its recommendation regarding the merger.

In connection with rendering its August 7 opinion described above and performing its related financial analyses, TudorPickering reviewed the following, among other things:

•	the original merger agreement;

•	the form of the Holdings amended and restated partnership agreement;

•	the form of the Inergy amended and restated partnership agreement;

•	the support agreement;

•	annual reports to unitholders and Annual Reports on Form 10-K of Holdings and Inergy for the two years ended September 30, 2009;

•	certain interim reports to unitholders and Quarterly Reports on Form 10-Q of Holdings and Inergy;

•	certain current reports on Form 8-K of Holdings and Inergy;

•	draft earnings releases and draft Quarterly Reports on Form 10-Q of Holdings and Inergy for the quarter ended June 30, 2010;

•	certain other communications from Holdings and Inergy to their respective unitholders;

•

certain internal financial information and forecasts for Holdings and Inergy prepared by senior management, as reviewed, adjusted and approved for our use by the Holdings Conflicts Committee (the “Forecasts”);

•

certain publicly available research analyst reports with respect to the future financial performance of Holdings and Inergy, which TudorPickering discussed with senior management and the Holdings Conflicts Committee; and

•

certain cost savings and operating synergies projected by senior management to result from the merger, as reviewed and approved for TudorPickering’s use by the Holdings Conflicts Committee (the “Synergies”).

TudorPickering also held discussions with members of senior management and the Holdings Conflicts Committee regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of Holdings, Inergy and their respective subsidiaries. In addition, TudorPickering reviewed the reported unit price and trading activity for Holdings common units and Inergy LP units, compared certain financial and stock market information for Holdings and Inergy with similar information for certain other companies the securities of which are publicly traded, compared the financial terms of the original merger agreement with the financial terms of certain recent business combinations in the midstream sector of the energy industry, including business combinations involving MLPs, and performed such other studies and analyses, and considered such other factors, as TudorPickering considered appropriate.

For purposes of its opinion, TudorPickering assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for it, or publicly available. In that regard, TudorPickering assumed with the Holdings Conflicts Committee’s consent that the Forecasts and Synergies were reasonably prepared on a basis reflecting the best estimates available at that time and judgments of senior management and the Holdings Conflicts Committee and that such Forecasts and Synergies will be realized in the amounts and within the time periods contemplated thereby. TudorPickering also assumed that all governmental, regulatory and other consents or approvals necessary for the consummation of the merger will be obtained without any material adverse effect on Holdings, any of the other parties to the original merger agreement, the holders of Holdings common units or the expected benefits of the merger in any meaningful way to

TudorPickering’s analysis and assumed that the merger will be consummated on the terms described in the original merger agreement, without any waiver or modification of any material terms or conditions. In addition, TudorPickering has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Holdings, Inergy or any of their respective subsidiaries, and has not been furnished with any such evaluation or appraisal.

TudorPickering’s opinion is necessarily based upon the economic, monetary, market and other conditions as in effect on, and the information made available to it as of, August 7, 2010. TudorPickering has not assumed and has disclaimed expressly any responsibility or obligation to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of its opinion.

The estimates contained in TudorPickering’s analyses and analyses based upon forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, as TudorPickering’s analyses and estimates are based upon numerous factors and events beyond the control of the parties and their respective advisors, they are inherently subject to substantial uncertainty, and none of TudorPickering, Holdings, the Holdings Conflicts Committee or any other person assumes responsibility if future results are materially different from those forecasts.

TudorPickering’s opinion does not address the relative merits of the merger as compared to any alternative transaction that might be available to Holdings, nor does it address the underlying business decision of Holdings to engage in the merger. TudorPickering’s opinion relates solely to the fairness, from a financial point of view, to the unaffiliated Holdings unitholders of the consideration to be paid pursuant to the original merger agreement to such holders. TudorPickering does not express any view on, and its opinion does not address, any other term or aspect of the original merger agreement, the Holdings amended and restated partnership agreement, the Inergy amended and restated partnership agreement, the support agreement or the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, creditors or other constituencies of Holdings or Inergy; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Holdings or Inergy, or any other class of such persons, in connection with the merger, whether relative to the consideration to be received by the holders of Holdings common units pursuant to the original merger agreement or otherwise. TudorPickering has not been asked to consider, and its opinion does not address, the price at which Holdings common units will trade at any time. TudorPickering did not render any legal, regulatory, tax or accounting advice to the Holdings Conflicts Committee in connection with the merger.

The following is a summary of the material analyses employed and factors considered by TudorPickering in rendering its opinion to the Holdings Conflicts Committee on August 7, 2010. The following summary, however, does not purport to be a complete description of the financial analyses performed by TudorPickering, nor does the order of analyses described represent relative importance or weight given to those analyses by TudorPickering. Some of the summaries of the financial analyses described below include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of TudorPickering’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 6, 2010 and is not necessarily indicative of current market conditions.

Summary of Valuation Methodologies

TudorPickering evaluated the fairness of the merger consideration by using the following valuation methodologies:

•	historical exchange ratio analysis;

•	premiums paid analysis;

•	selected trading metrics analysis;

•	selected transaction metrics analysis;

•	relative discounted cash flow analysis;

•	contribution analysis;

•	pro forma combination analysis; and

•	PIK analysis.

In performing its evaluation analysis, TudorPickering analyzed data under three different Forecasts, as generally described below:

•

The first case, which is referred to below as Management’s Status Quo, was prepared by senior management and assumes Inergy’s existing business as well as planned organic growth projects and contracted acquisitions. Please read “—Unaudited Financial Projections of Inergy and Holdings.”

•

The second case, which is referred to below as Management’s Base Case, was prepared by senior management and assumes $75 million per year of unidentified acquisitions or growth projects, with cash flow based on an 8.0x EBITDA multiple, no EBITDA growth over time and incremental maintenance capital expenditures equal to 2.5% of EBITDA of the acquired businesses. TudorPickering assumed additional growth capital expenditures were financed both with new debt in an amount equal to 27% of such capital expenditures (as opposed to management’s assumption of new debt in an amount equal to 3.75x forward year projected EBITDA) bearing interest at an 8.0% interest rate, before an initial purchasers’ discount of 2.5%, and with equity issued at a yield of 6.5%, before an underwriting and marketing discount of 7%. Please read “—Unaudited Financial Projections of Inergy and Holdings.”

•

The third case, which is referred to below as Base Case Sensitivity, was prepared by TudorPickering at the direction of, and as reviewed and approved by, the Holdings Conflicts Committee, and assumes $150 million per year of unidentified acquisitions, with earnings based on a 7.0x EBITDA multiple, no EBITDA growth over time and incremental maintenance capital expenditures equal to 2.5% of EBITDA of the acquired businesses. TudorPickering assumed these additional growth capital expenditures were financed both with new debt in an amount equal to 27% of such capital expenditures (compared with management’s assumption of new debt in an amount equal to 3.75x the acquired businesses’ forward year projected EBITDA) bearing interest at an 8.0% interest rate, before an initial purchasers’ discount of 2.5%, and with equity issued at a yield of 6.5%, before an underwriting and marketing discount of 7%.

Historical Exchange Ratio Analysis

TudorPickering compared the exchange ratio in the merger of 0.770 Inergy LP units for each Holdings common unit to selected implied historical exchange ratios between Holdings and Inergy derived by dividing the closing price of a Holdings common unit by the closing price of an Inergy LP unit as of August 6, 2010 and by averaging the exchange ratios calculated daily during selected trading periods from June 21, 2005, the date of the IPO of Holdings common units, through August 6, 2010.

The following table sets forth the results of these analyses:

Average Exchange Ratio
August 6, 2010 closing	0.734x
3-Month Average	0.687x
6-Month Average	0.668x
1-Year Average	0.604x
2-Year Average	0.526x
Average since Holdings’ IPO (June 21, 2005)	0.474x

Premiums Paid Analysis

TudorPickering reviewed certain publicly available information related to selected general partner transactions, arms’-length MLP transactions and related party MLP transactions to calculate the amount of the premiums paid by the acquirers to the target companies’ unitholders or stockholders. TudorPickering calculated the premiums paid one, seven and 30 calendar days prior to the first public announcement of an offer by the acquirer in the following transactions:

General Partners

Announcement Date of Final Offer	Target	Acquirer
6/11/2010	Buckeye GP Holdings L.P.	Buckeye Partners L.P.
3/3/2009	Magellan Midstream Holdings, L.P.	Magellan Midstream Partners, L.P.
11/3/2009	Hiland Holdings GP, LP	Harold Hamm
9/5/2007	MarkWest Hydrocarbon, Inc.	MarkWest Energy Partners LP
6/19/2006	TransMontaigne Inc.	Morgan Stanley Capital Group Inc.
11/1/2004	Kaneb Services LLC	Valero L.P.

	1 Calendar Day Prior	7 Calendar Days Prior	30 Calendar Days Prior
Mean	27%	25%	27%
Median	24%	28%	25%

Arms-Length MLPs

Announcement Date of Final Offer	Target	Acquirer
6/12/2006	Pacific Energy Partners L.P.	Plains All-American Pipeline L.P.
11/1/2004	Kaneb Pipe Line Partners L.P.	Valero L.P.
12/15/2003	GulfTerra Energy Partners L.P.	Enterprise Products Partners L.P.
10/20/1997	Santa Fe Pacific Pipeline Partners L.P.	Kinder Morgan Energy Partners L.P.

	1 Calendar Day Prior	7 Calendar Days Prior	30 Calendar Days Prior
Mean	16%	16%	19%
Median	16%	14%	17%

Related Party MLPs

Announcement Date of Final Offer	Target	Acquirer
5/24/1010	Williams Pipeline Partners L.P.	Williams Partners L.P.
6/29/2009	TEPPCO Partners, L.P.	Enterprise Products Partners L.P.
4/27/2009	Atlas Energy Resources, LLC	Atlas America, Inc.
11/3/2009	Hiland Partners, LP	Harold Hamm

	1 Calendar Day Prior	7 Calendar Days Prior	30 Calendar Days Prior
Mean	9%	5%	29%
Median	4%	4%	33%

The implied premiums to holders of Holdings common units on 1, 7 and 30 calendar days were 5%, 7% and 19%, respectively.

Selected Trading Metrics Analysis

TudorPickering reviewed and compared certain financial, operating and stock market information for five publicly traded holding companies of general partners of MLPs (“Public GPs”)—Alliance Holdings GP, L.P., Energy Transfer Equity L.P., Enterprise GP Holdings L.P., Penn Virginia GP Holdings, L.P. and NuStar GP Holdings, LLC. TudorPickering did not include certain Public GPs, such as Atlas Pipeline Holdings, L.P. and Crosstex Energy, Inc., that have suspended paying distributions and are therefore seen as distressed, nor did TudorPickering include Buckeye Partners, L.P., which is the subject of a pending merger transaction.

For each of the comparable Public GPs, using third-party research estimates and publicly available information, TudorPickering calculated the estimated multiples for 2010 and 2011 of (a) total equity value to total cash flow received from the underlying MLP and (b) the implied equity value (the “Implied GP Equity Value”) of the combined general partner interest and incentive distribution rights owned by the Public GP (but excluding any common or subordinated or similar units of the underlying MLP) (the “Combined GP Interest”) to projected cash flow from the underlying MLP attributable to the Combined GP Interest for the next two forward years (“Projected Combined GP Interest Cash Flow”). For each comparable Public GP, TudorPickering calculated the total equity value by multiplying the number of common units outstanding as of the most recently reported date by the closing price per common unit on August 6, 2010 and calculated the Implied GP Equity Value by subtracting the current market value of limited partner units owned by the Public GP from the total equity value. The cash flow attributable to the Combined GP Interest includes the cash flow that such Public GP would be entitled to receive in respect of its general partner interest and incentive distribution rights, less any general and administrative expenses of the Public GP, and the cash flow attributable to the Public GP includes the cash flow that such Public GP would be entitled to receive in respect of its general partner interest, incentive distribution rights and limited partner interests, less any general and administrative expenses of the Public GP. TudorPickering then calculated these multiples for Holdings based on Management’s Status Quo forecast for fiscal years ending September 30, 2010 and 2011.

The following table sets forth the results of these analyses:

	Equity Value as a Multiple of Cash Flow Received from the Underlying MLP		Implied GP Equity Value as a Multiple of Cash Flow Received from Combined GP Interest
	2010 Estimated	2011 Estimated	2010 Estimated	2011 Estimated
Management’s Status Quo	25.1x	26.0x	26.8x	28.0x

Comparable GPs:
Low	12.8x	11.9x	14.6x	13.4x
High	20.3x	18.4x	24.6x	22.0x
Mean	16.9x	15.6x	19.1x	17.1x
Median	16.4x	16.0x	18.7x	17.9x

Selected Transactions Metrics Analysis

Using publicly available information, TudorPickering calculated multiples of Implied GP Equity Value to Projected Combined GP Interest Cash Flow for 2010 and 2011, based on the implied purchase prices paid for Combined GP Interests in selected publicly announced transactions. The selected transactions were chosen because the target companies were deemed to be similar to Holdings in one or more respects, including the fact that they are holding companies of general partners and other interests in MLPs. TudorPickering separated the selected transactions into two groups based on whether the general partners were entitled to receive 45% or more of any incremental distributions coming from the underlying MLP. Those transactions where the Public GPs were entitled to receive 45% or more of any incremental distributions from the underlying MLP are referred to as the “High Split Transactions.” TudorPickering then calculated these multiples for Holdings based on Management’s Status Quo using Holdings’ fiscal year. Holdings is entitled to receive 45% or more of incremental distributions from Inergy.

The following table sets forth the selected transactions reviewed:

Acquirer	Target
First Reserve Corporation/Crestwood Midstream Partners II, LLC	Quicksilver Gas Services GP LLC
Buckeye Partners, L.P.	Buckeye GP Holdings L.P.
Energy Transfer Equity, L.P.	Regency GP LP
Quintana Capital Group, L.P.	Genesis Energy, LLC
Magellan Midstream Partners, L.P.	Magellan Midstream Holdings, L.P.
MarkWest Energy Partners, L.P.	MarkWest Hydrocarbons, Inc.
General Electric Capital Corporation	Regency GP LP
ArcLight Capital Partners, LLC, Kelso & Company and Lehman Brothers Holdings Inc.	Buckeye GP Holdings L.P.
Morgan Stanley Capital Group	TransMontaigne Inc.
Plains All American Pipeline, L.P.	Pacific Energy Partners, L.P.
Enterprise GP Holdings L.P.	TEPPCO GP, Inc.
Valero L.P.	Kaneb Services LLC
ONEOK, Inc.	Northern Plains Natural Gas Company, LLC
Enterprise Products Partners L.P.	GulfTerra Energy Company, L.L.C.

The following table sets forth the results of these analyses:

	Public GP Equity Value as a Multiple of Projected Total Cash Flow			Implied GP Equity Value as a Multiple of Projected Combined GP Interest Cash Flow
	Last Twelve Months	Next Fiscal Year	Subsequent Fiscal Year	Last Twelve Months	Next Fiscal Year	Subsequent Fiscal Year
Holdings Implied Multiples:
Management’s Status Quo	28.4x	25.1x	26.0x	30.2x	26.8x	28.0x

All Transactions Implied Multiples:
High	30.6x	34.5x	25.6x	184.9x	137.1x	81.5x
Low	12.1x	9.5x	6.1x	12.1x	9.5x	6.1x
Median	19.0x	18.6x	16.6x	21.8x	22.1x	20.0x
Mean	19.8x	19.4x	16.1x	58.7x	46.2x	28.8x

High Split Transactions Implied Multiples:
High	30.6x	28.0x	25.6x	30.7x	28.1x	25.7x
Low	12.1x	9.5x	6.1x	12.1x	9.5x	6.1x
Median	15.4x	14.1x	12.9x	15.4x	14.0x	12.6x
Mean	18.4x	16.2x	13.8x	18.6x	16.3x	13.8x

Relative Discounted Cash Flow Analysis

TudorPickering utilized a discounted cash flow analysis to derive relative valuation ranges for the Combined GP Interest per Holdings common unit and each Inergy LP unit, which were then used to calculate implied exchange ratios. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. The terminal multiple is a factor multiplied by the forecasted cash flows for the final year of the forecast period to estimate the future value of the entity, which value is then discounted back to the present using the chosen discount rate and added to the present value of the estimated future cash flows to attain an estimate of, in this case, the equity value of the firm.

TudorPickering performed a discounted cash flow analysis of Holdings using each of the Forecasts, terminal multiples of 16x to 20x for the Combined GP Interest and 12x to 16x for the Inergy LP units and discount rates of 14% to 18% for the Combined GP Interest and 11% to 15% for the Inergy LP units. In determining the appropriate discount rates to use in its analysis, TudorPickering considered, among other things, current and historical distribution yields and historical and expected distribution growth rates for selected propane and pipeline MLPs and Public GPs. TudorPickering also considered the implied cost of equity for Holdings, Inergy and selected propane and pipeline MLPs and Public GPs using standard valuation techniques such as the capital asset pricing model. TudorPickering also analyzed the trading multiples of selected comparable publicly traded MLPs and selected comparable Public GPs and selected acquisitions of Public GPs in determining the appropriate terminal multiples.

TudorPickering then divided the implied Combined GP Interest valuation obtained by the discounted cash flow analysis described above by the number of Holdings common units on a fully diluted basis as of August 5, 2010 to calculate the Implied GP Equity Value per Holdings common unit. The implied value per Inergy LP unit was derived by performing the discounted cash flow analysis on a per unit basis, taking into account dilution from the assumed issuance of future limited partner units to fund growth capital. TudorPickering then divided the number of Inergy LP units owned by Holdings by the number of fully diluted Holdings common units as of August 5, 2010 to derive the implied Inergy unit ownership per Holdings unit. TudorPickering then divided the low point of the valuation range for the Implied GP Equity Value of each Holdings common unit by the high point of the valuation range for the Inergy LP units and added the implied Inergy LP unit ownership per Holdings common unit to derive the low end of the implied exchange ratio range and divided the high point of the valuation range for the Implied GP Equity Value of each Holdings unit by the low point of the valuation range for the Inergy LP units and added the implied Inergy unit ownership per Holdings unit to derive the low end of the implied exchange ratio range. TudorPickering repeated this analysis for each of the Forecasts. TudorPickering then compared the resulting implied exchange ratio range to the exchange ratio in the merger of 0.770 Inergy LP units for each Holdings common unit.

Below is a table summarizes the results of TudorPickering’s relative discounted cash flow analysis:

	Implied Combined GP Equity Value per Holdings Common Unit		Implied LP Unit Ownership per Holdings Common Unit	Inergy Value per Inergy LP Unit		Implied Exchange Ratio
	Low	High		Low	High	Low	High
Management’s Status Quo	$13.62	$18.53	0.075x	$28.58	$40.11	0.415x	0.723x
Management’s Base Case	$15.33	$20.94	0.075x	$29.06	$40.81	0.451x	0.796x
Base Case Sensitivity	$17.94	$24.61	0.075x	$30.18	$42.46	0.498x	0.890x

Contribution Analysis

TudorPickering compared the exchange ratio in the merger of 0.770 Inergy LP units for each Holdings common unit to implied exchange ratios derived by comparing the relative contribution of distributable cash flow and distributed cash flow attributed to the Inergy LP units not owned by Holdings and the Holdings common units using the three Forecasts for 2011-2015. Distributable cash flow is assumed to be 105% of distributed cash flow in all cases, reflecting a coverage ratio of the Inergy distribution of 1.05x actual cash distributed. In order to derive the implied exchange ratios, TudorPickering divided (a) the quotient of the distributable or distributed cash flow attributable to the Holdings common units for the various cases and the outstanding number of Holdings common units by (b) the quotient of the distributable or distributed cash flow attributable to the Inergy LP units other than those owned by Holdings and the outstanding number of Inergy LP units not held by Holdings.

The following table summarizes the results of TudorPickering’s contribution analysis.

Implied Exchange Ratio
	Low	High
Distributable Cash Flow
Management’s Status Quo	0.484x	0.541x
Management’s Base Case	0.485x	0.542x
Base Case Sensitivity	0.490x	0.558x

Distributed Cash Flow
Management’s Status Quo	0.463x	0.521x
Management’s Base Case	0.464x	0.522x
Base Case Sensitivity	0.469x	0.539x

Pro Forma Combination Analysis

TudorPickering analyzed the pro forma impact of the merger on the estimated distributable cash flow and distributed cash flow to the holders of Inergy LP units and Holdings common units, in each case on a per unit basis for the years 2011 through 2015 based on the three Forecasts and the three Forecasts as adjusted to assume that on a pro forma basis Inergy will achieve synergies from the merger enabling it to reduce annual general and administrative expenses by $1 million and to execute an additional $300 million of growth capital projects annually throughout the forecasted period at a 9.0x EBITDA multiple. The following table shows the ranges of accretion and dilution (in parentheses) to projected distributable cash flow and projected distributed cash flow for each of the three Forecasts and the three Forecasts on a pro forma basis from fiscal 2011 through fiscal 2015.

	Distributable Cash Flow		Distributed Cash Flow
	Distributable Cash Flow of Holdings	Distributable Cash Flow of Inergy	Distributed Cash Flow of Holdings	Distributed Cash Flow of Inergy
Management’s Status Quo	22.8% - 31.6%	(16.6)% - (12.8)%	26.0 - 35.6%	(17.7)% - (13.9)%
Management’s Base Case	15.0% - 29.5%	(15.9)% - (9.9)%	17.9% - 33.4%	(17.1)% - (11.0)%
Base Case Sensitivity	6.8% - 26.8%	(15.0)% - (6.3)%	9.3% - 30.5%	(16.2)% - (7.4)%
Management’s Status Quo with Pro Forma Capex	33.0% - 40.2%	(13.4)% - (0.5)%	36.7% - 43.9%	(14.6)% - (1.8)%
Management’s Base Case with Pro Forma Capex	28.2% - 34.3%	(12.8)% - 1.6%	31.5% - 38.3%	(14.0)% - 0.3%
Base Case Sensitivity with Pro Forma Capex	18.5% - 31.4%	(11.9)% - 3.9%	21.3% - 35.3%	(13.1)% - 2.7%

PIK Analysis

TudorPickering calculated the cash retained by Inergy in fiscal 2011 and 2012 as a result of the PIK Recipients receiving Class B units instead of Inergy LP units in the merger in each of the three Forecasts both with and without the assumed $300 million in additional growth capital expenditures. The following tables show the aggregate amount of the shortfall or surplus in coverage for the current distribution of $2.82 per Inergy LP unit assuming no Class B units were issued, the amount of cash distributions foregone by the recipients of the Class B units and the resulting shortfall or surplus in coverage on the distribution (dollars in millions).

No Pro Forma Capex Synergies

	Management’s Status Quo		Management’s Base Case		Base Case Sensitivity
	2011 Estimated	2012 Estimated	2011 Estimated	2012 Estimated	2011 Estimated	2012 Estimated
Distributed cash flow (shortfall) surplus without Class B units	$(48)	$(46)	$(44)	$(37)	$(38)	$(23)
Distributions paid in Class B units	$35	$19	$35	$19	$35	$19
Remaining amount of distributed cash flow (shortfall) surplus	$(14)	$(27)	$(10)	$(19)	$(3)	$(5)

With Pro Forma Capex Synergies

	Management’s Status Quo		Management’s Base Case		Base Case Sensitivity
	2011 Estimated	2012 Estimated	2011 Estimated	2012 Estimated	2011 Estimated	2012 Estimated
Distributed cash flow (shortfall) surplus without Class B units	$(37)	$(22)	$(33)	$(14)	$(26)	$1
Distributions paid in Class B units	$35	$19	$35	$19	$35	$19
Remaining amount of distributed cash flow (shortfall) surplus	$(2)	$(3)	$2	$5	$9	$19

September 22 Opinion

At a meeting of the Holdings Conflicts Committee held on September 22, 2010, TudorPickering delivered to the Holdings Conflicts Committee its oral opinion (which was subsequently confirmed in writing) that, as of September 22, 2010, and based upon and subject to the factors and assumptions set forth in the September 22 opinion, the consideration to be paid to the unaffiliated Holdings unitholders pursuant to the merger agreement, was fair, from a financial point of view, to the unaffiliated Holdings unitholders.

The September 22 opinion speaks only as of the date it was delivered and not as of the time the merger will be completed or any other time. The September 22 opinion does not reflect any circumstances, developments or events that may occur or have occurred since September 22, 2010, which could significantly alter the value of Holdings or Inergy or the trading prices of the Holdings common units or the Inergy LP units, which are among the factors on which TudorPickering’s opinion was based.

The full text of TudorPickering’s September 22 opinion, dated as of September 22, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TudorPickering in rendering its opinion, is attached as Annex E to this proxy statement/prospectus and is incorporated herein by reference. The summary of TudorPickering’s September 22 opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. The holders of the Holdings common units are urged to read TudorPickering’s September 22 opinion carefully and in its entirety. TudorPickering provided its opinion for the information and assistance of the Holdings Conflicts Committee in connection with its consideration of the merger. The TudorPickering opinion does not constitute a recommendation to any holder of Holdings common units as to how such unitholder should vote with respect to the merger or any other matter.

TudorPickering’s August 7 opinion, September 22 opinion and its presentation to the Holdings Conflicts Committee were among many factors taken into consideration by the Holdings Conflicts Committee in making its recommendation regarding the merger.

In connection with rendering its September 22 opinion described above and performing its related financial analyses, TudorPickering reviewed the following, among other things:

•	the merger agreement;

•	the form of the Holdings amended and restated partnership agreement;

•	the form of the Inergy amended and restated partnership agreement;

•	the support agreement;

•	annual reports to unitholders and Annual Reports on Form 10-K of Holdings and Inergy for the two years ended September 30, 2009;

•	certain interim reports to unitholders and Quarterly Reports on Form 10-Q of Holdings and Inergy;

•	certain current reports on Form 8-K of Holdings and Inergy;

•	draft earnings releases and draft Quarterly Reports on Form 10-Q of Holdings and Inergy for the quarter ended June 30, 2010;

•	certain other communications from Holdings and Inergy to their respective unitholders;

•

certain internal financial information and forecasts for Holdings and Inergy prepared by senior management, showing the pro forma effect of the Tres Palacios acquisition and related financing transactions, as reviewed, adjusted and approved for our use by the Holdings Conflicts Committee (the “Forecasts”);

•	the Inergy prospectus dated September 8, 2010 used in connection with the public offering of Inergy LP Units;

•	the Purchase and Sale Agreement;

•

certain publicly available research analyst reports with respect to the future financial performance of Holdings and Inergy, which TudorPickering discussed with senior management and the Holdings Conflicts Committee; and

•

certain cost savings and operating synergies projected by senior management to result from the merger, as reviewed and approved for TudorPickering’s use by the Holdings Conflicts Committee (the “Synergies”).

TudorPickering also held discussions with members of senior management and the Holdings Conflicts Committee regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of Holdings, Inergy and their respective subsidiaries. In addition, TudorPickering reviewed the reported unit price and trading activity for Holdings common units and Inergy LP units, compared certain financial and stock market information for Holdings and Inergy with similar information for certain other companies the securities of which are publicly traded, compared the financial terms of the original merger agreement with the financial terms of certain recent business combinations in the midstream sector of the energy industry, including business combinations involving MLPs, and performed such other studies and analyses, and considered such other factors, as TudorPickering considered appropriate.

For purposes of its opinion, TudorPickering assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for it, or publicly available. In that regard, TudorPickering assumed with the Holdings Conflicts Committee’s consent that the Forecasts and Synergies were reasonably prepared on a basis reflecting the best estimates available at that time and judgments of senior management and the Holdings Conflicts Committee and that such Forecasts and Synergies will be realized in the amounts and within the time periods contemplated thereby. TudorPickering also assumed that all governmental, regulatory and other consents or approvals necessary for the consummation of the merger and the acquisition of Tres Palacios will be obtained without any material adverse effect on Holdings, any of the other parties to the merger agreement, the holders of Holdings common units or the expected benefits of the merger and the acquisition of Tres Palacios in any meaningful way to TudorPickering’s analysis and assumed that the merger and the acquisition of Tres Palacios will be consummated on the terms described in the merger agreement or the Purchase and Sale Agreement, as the case may be, without any waiver or modification of any material terms or conditions. In addition, TudorPickering has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Holdings, Inergy or any of their respective subsidiaries or of Tres Palacios, and has not been furnished with any such evaluation or appraisal.

TudorPickering’s opinion is necessarily based upon the economic, monetary, market and other conditions as in effect on, and the information made available to it as of, September 22, 2010. TudorPickering has not assumed and has disclaimed expressly any responsibility or obligation to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of its opinion.

The estimates contained in TudorPickering’s analyses and analyses based upon forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, as TudorPickering’s analyses and estimates are based upon numerous factors and events beyond the control of the parties and their respective advisors, they are inherently subject to substantial uncertainty, and none of TudorPickering, Holdings, the Holdings Conflicts Committee or any other person assumes responsibility if future results are materially different from those forecasts.

TudorPickering’s opinion does not address the relative merits of the merger or the acquisition of Tres Palacios as compared to any alternative transaction that might be available to Holdings, nor does it address the underlying business decision of Holdings to engage in the merger or of Inergy to acquire Tres Palacios. TudorPickering’s opinion relates solely to the fairness, from a financial point of view, to the unaffiliated Holdings unitholders of the consideration to be paid pursuant to the merger agreement to such holders. TudorPickering does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement, the Holdings amended and restated partnership agreement, the Inergy amended and restated partnership agreement, the support agreement, the merger or the acquisition of Tres Palacios, including, without limitation, the fairness of the merger or the acquisition of Tres Palacios to, or any consideration received in connection therewith by, creditors or other constituencies of Holdings or Inergy; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Holdings or Inergy, or any other class of such persons, in connection with the merger, whether relative to the consideration to be received by the holders of Holdings common units pursuant to the merger agreement or otherwise. TudorPickering has not been asked to consider, and its opinion does not address, the price at which Holdings common units will trade at any time. TudorPickering did not render any legal, regulatory, tax or accounting advice to the Holdings Conflicts Committee in connection with the merger.

The following is a summary of the material analyses employed and factors considered by TudorPickering in rendering its September 22 opinion to the Holdings Conflicts Committee. The following summary, however, does not purport to be a complete description of the financial analyses performed by TudorPickering, nor does the order of analyses described represent relative importance or weight given to those analyses by TudorPickering. Some of the summaries of the financial analyses described below include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of TudorPickering’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 21, 2010 and is not necessarily indicative of current market conditions.

Summary of Valuation Methodologies

TudorPickering evaluated the fairness of the merger consideration by using the following valuation methodologies:

•	historical exchange ratio analysis;

•	premiums paid analysis;

•	selected trading metrics analysis;

•	selected transaction metrics analysis;

•	relative discounted cash flow analysis;

•	contribution analysis;

•	pro forma combination analysis; and

•	PIK analysis.

In performing its evaluation analysis, TudorPickering analyzed data under three different Forecasts, as generally described below:

•

The first case, which is referred to below as September 22 Management’s Status Quo, was prepared by senior management and reflects the forecasted performance of Inergy’s existing business as well as planned organic growth projects and contracted acquisitions, including Tres Palacios, and assumes a $7.5 million rebate to Inergy from Holdings related to the acquisition of Tres Palacios. Please read “—Unaudited Financial Projections of Inergy and Holdings.”

•

The second case, which is referred to below as September 22 Management’s Base Case, was prepared by senior management and assumes $75 million per year of unidentified acquisitions or growth projects, with cash flow based on an 8.0x EBITDA multiple, no EBITDA growth over time and incremental maintenance capital expenditures equal to 2.5% of EBITDA of the acquired businesses, and a $7.5 million rebate to Inergy from Holdings related to the acquisition of Tres Palacios. TudorPickering assumed additional growth capital expenditures were financed both with new debt in an amount equal to 3.75x forward year projected EBITDA bearing interest at a 7.0% interest rate, before an initial purchasers’ discount of 2.5%, and with equity issued at a yield of 7.3%, before an underwriting and marketing discount of 7%. Please read “—Unaudited Financial Projections of Inergy and Holdings.”

•

The third case, which is referred to below as September 22 Base Case Sensitivity, was prepared by TudorPickering at the direction of, and as reviewed and approved by, the Holdings Conflicts Committee, and assumes $75 million in 2011 and $150 million per year thereafter of unidentified acquisitions, with earnings based on a 7.0x EBITDA multiple, no EBITDA growth over time and incremental maintenance capital expenditures equal to 2.5% of EBITDA of the acquired businesses and a $7.5 million rebate to Inergy from Holdings related to the acquisition of Tres Palacios. TudorPickering assumed these additional growth capital expenditures were financed both with new debt in an amount equal to 3.75x the acquired businesses’ forward year projected EBITDA bearing interest at an 7.0% interest rate, before an initial purchasers’ discount of 2.5%, and with equity issued at a yield of 7.3%, before an underwriting and marketing discount of 7%.

Historical Exchange Ratio Analysis

TudorPickering compared the exchange ratio in the merger of 0.770 Inergy LP units for each Holdings common unit to selected implied historical exchange ratios between Holdings and Inergy derived by dividing the closing price of a Holdings common unit by the closing price of an Inergy LP unit as of August 6, 2010 and by averaging the exchange ratios calculated daily during selected trading periods from June 21, 2005, the date of the IPO of Holdings common units, through August 6, 2010, which represents the final trading day prior to the announcement of the merger.

The following table sets forth the results of these analyses:

Average Exchange Ratio
August 6, 2010 closing	0.734x
3-Month Average	0.687x
6-Month Average	0.668x
1-Year Average	0.604x
2-Year Average	0.526x
Average since Holdings’ IPO (June 21, 2005)	0.474x

Premiums Paid Analysis

TudorPickering reviewed certain publicly available information related to selected general partner transactions, arms’-length MLP transactions and related party MLP transactions to calculate the amount of the premiums paid by the acquirers to the target companies’ unitholders or stockholders. TudorPickering calculated the premiums paid one, seven and 30 calendar days prior to the first public announcement of an offer by the acquirer in the following transactions:

General Partners

Announcement Date of Final Offer	Target	Acquirer
9/21/2010	Penn Virginia GP Holdings, L.P	Penn Virginia Resource Partners, L.P.
9/7/2010	Enterprise GP Holdings L.P.	Enterprise Products Partners L.P.
6/11/2010	Buckeye GP Holdings L.P.	Buckeye Partners L.P.
3/3/2009	Magellan Midstream Holdings, L.P.	Magellan Midstream Partners, L.P.
11/3/2009	Hiland Holdings GP, LP	Harold Hamm
9/5/2007	MarkWest Hydrocarbon, Inc.	MarkWest Energy Partners LP
6/19/2006	TransMontaigne Inc.	Morgan Stanley Capital Group Inc.
11/1/2004	Kaneb Services LLC	Valero L.P.

	1 Calendar Day Prior	7 Calendar Days Prior	30 Calendar Days Prior
Mean	23%	23%	26%
Median	22%	21%	24%

Arms-Length MLPs

Announcement Date of Final Offer	Target	Acquirer
6/12/2006	Pacific Energy Partners L.P.	Plains All-American Pipeline L.P.
11/1/2004	Kaneb Pipe Line Partners L.P.	Valero L.P.
12/15/2003	GulfTerra Energy Partners L.P.	Enterprise Products Partners L.P.
10/20/1997	Santa Fe Pacific Pipeline Partners L.P.	Kinder Morgan Energy Partners L.P.

	1 Calendar Day Prior	7 Calendar Days Prior	30 Calendar Days Prior
Mean	16%	16%	19%
Median	16%	14%	17%

Related Party MLPs

Announcement Date of Final Offer	Target	Acquirer
5/24/1010	Williams Pipeline Partners L.P.	Williams Partners L.P.
6/29/2009	TEPPCO Partners, L.P.	Enterprise Products Partners L.P.
4/27/2009	Atlas Energy Resources, LLC	Atlas America, Inc.
11/3/2009	Hiland Partners, LP	Harold Hamm

	1 Calendar Day Prior	7 Calendar Days Prior	30 Calendar Days Prior
Mean	9%	5%	29%
Median	4%	4%	33%

The implied premiums to holders of Holdings common units for the 1, 7 and 30 calendar day periods ending August 6, 2010, which represents the final trading day prior to the announcement of the merger, were 5%, 7% and 19%, respectively.

Selected Trading Metrics Analysis

TudorPickering reviewed and compared certain financial, operating and stock market information for three publicly traded holding companies of general partners of MLPs (“Public GPs”)—Alliance Holdings GP, L.P., Energy Transfer Equity L.P.. and NuStar GP Holdings, LLC. TudorPickering did not include certain Public GPs, such as Atlas Pipeline Holdings, L.P. and Crosstex Energy, Inc., that have suspended paying distributions and are therefore seen as distressed, nor did TudorPickering include Buckeye Partners, L.P., Enterprise GP Holdings L.P., or Penn Virginia GP Holdings, L.P which are the subject of pending merger transactions.

For each of the comparable Public GPs, using third-party research estimates and publicly available information, TudorPickering calculated the estimated multiples for 2010 and 2011 of (a) total equity value to total cash flow received from the underlying MLP and (b) the implied equity value (the “Implied GP Equity Value”) of the combined general partner interest and incentive distribution rights owned by the Public GP (but excluding any common or subordinated or similar units of the underlying MLP) (the “Combined GP Interest”) to projected cash flow from the underlying MLP attributable to the Combined GP Interest for the next two forward years (“Projected Combined GP Interest Cash Flow”). For each comparable Public GP, TudorPickering calculated the total equity value by multiplying the number of common units outstanding as of the most recently reported date by the closing price per common unit on September 17, 2010 and calculated the Implied GP Equity Value by subtracting the current market value of limited partner units owned by the Public GP from the total equity value. The cash flow attributable to the Combined GP Interest includes the cash flow that such Public GP would be entitled to receive in respect of its general partner interest and incentive distribution rights, less any general and administrative expenses of the Public GP, and the cash flow attributable to the Public GP includes the cash flow that such Public GP would be entitled to receive in respect of its general partner interest, incentive distribution rights and limited partner interests, less any general and administrative expenses of the Public GP. TudorPickering then calculated these multiples for Holdings based on Management’s Status Quo forecast for fiscal years ending September 30, 2010 and 2011.

The following table sets forth the results of these analyses:

	Equity Value as a Multiple of Cash Flow Received from the Underlying MLP		Implied GP Equity Value as a Multiple of Cash Flow Received from Combined GP Interest
	2010 Estimated	2011 Estimated	2010 Estimated	2011 Estimated
September 22 Management’s Status Quo	22.5x	22.5x	24.0x	24.2x

Comparable GPs:
Low	16.3x	14.6x	16.1x	14.2x
High	20.4x	17.6x	21.9x	18.6x
Mean	17.9x	16.2x	19.2x	17.0x
Median	16.9x	16.5x	19.5x	18.3x

Selected Transactions Metrics Analysis

Using publicly available information, TudorPickering calculated multiples of Implied GP Equity Value to Projected Combined GP Interest Cash Flow for 2010 and 2011, based on the implied purchase prices paid for Combined GP Interests in selected publicly announced transactions. The selected transactions were chosen because the target companies were deemed to be similar to Holdings in one or more respects, including the fact that they are holding companies of general partners and other interests in MLPs. TudorPickering separated the selected transactions into two groups based on whether the general partners were entitled to receive 45% or more of any incremental distributions coming from the underlying MLP. Those transactions where the Public GPs were entitled to receive 45% or more of any incremental distributions from the underlying MLP are referred to as the “High Split Transactions.” TudorPickering then calculated these multiples for Holdings based on Management’s Status Quo using Holdings’ fiscal year. Holdings is entitled to receive 45% or more of incremental distributions from Inergy.

The following table sets forth the selected transactions reviewed:

Acquirer	Target
Penn Virginia Resource Partners, L.P.	Penn Virginia GP Holdings, L.P
Enterprise Products Partners L.P.	Enterprise GP Holdings L.P.
First Reserve Corporation/Crestwood Midstream Partners II, LLC	Quicksilver Gas Services GP LLC
Buckeye Partners, L.P.	Buckeye GP Holdings L.P.
Energy Transfer Equity, L.P.	Regency GP LP
Quintana Capital Group, L.P.	Genesis Energy, LLC
Magellan Midstream Partners, L.P.	Magellan Midstream Holdings, L.P.
MarkWest Energy Partners, L.P.	MarkWest Hydrocarbons, Inc.
General Electric Capital Corporation	Regency GP LP
ArcLight Capital Partners, LLC, Kelso & Company and Lehman Brothers Holdings Inc.	Buckeye GP Holdings L.P.
Morgan Stanley Capital Group	TransMontaigne Inc.
Plains All American Pipeline, L.P.	Pacific Energy Partners, L.P.
Enterprise GP Holdings L.P.	TEPPCO GP, Inc.
Valero L.P.	Kaneb Services LLC
ONEOK, Inc.	Northern Plains Natural Gas Company, LLC
Enterprise Products Partners L.P.	GulfTerra Energy Company, L.L.C.

The following table sets forth the results of these analyses:

	Public GP Equity Value as a Multiple of Projected Total Cash Flow			Implied GP Equity Value as a Multiple of Projected Combined GP Interest Cash Flow
	Last Twelve Months	Next Fiscal Year	Subsequent Fiscal Year	Last Twelve Months	Next Fiscal Year	Subsequent Fiscal Year
Holdings Implied Multiples:
September 22 Management’s Status Quo	25.5x	22.5x	22.5x	27.1x	24.0x	24.2x

All Transactions Implied Multiples:
High	35.3x	34.5x	23.8x	184.9x	137.1x	88.9x
Low	12.1x	9.5x	6.1x	12.1x	9.5x	6.1x
Median	20.0x	20.6x	16.6x	23.6x	22.8x	20.0x
Mean	20.5x	19.3x	16.3x	54.8x	42.9x	27.5x

High Split Transactions Implied Multiples:
High	26.7x	24.4x	22.3x	26.8x	24.5x	22.4x
Low	12.1x	9.5x	6.1x	12.1x	9.5x	6.1x
Median	16.1x	14.4x	13.5x	18.9x	15.5x	14.4x
Mean	18.0x	16.0x	13.8x	19.1x	16.6x	14.0x

Relative Discounted Cash Flow Analysis

TudorPickering utilized a discounted cash flow analysis to derive relative valuation ranges for the Combined GP Interest per Holdings common unit and each Inergy LP unit, which were then used to calculate implied exchange ratios. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. The terminal multiple is a factor multiplied by the forecasted cash flows for the final year of the forecast period to estimate the future value of the entity, which value is then discounted back to the present using the chosen discount rate and added to the present value of the estimated future cash flows to attain an estimate of, in this case, the equity value of the firm.

TudorPickering performed a discounted cash flow analysis of Holdings using each of the Forecasts, terminal multiples of 16x to 20x for the Combined GP Interest and 12x to 16x for the Inergy LP units and discount rates of 14% to 18% for the Combined GP Interest and 11% to 15% for the Inergy LP units. In determining the appropriate discount rates to use in its analysis, TudorPickering considered, among other things, current and historical distribution yields and historical and expected distribution growth rates for selected propane and pipeline MLPs and Public GPs. TudorPickering also considered the implied cost of equity for Holdings, Inergy and selected propane and pipeline MLPs and Public GPs using standard valuation techniques such as the capital asset pricing model. TudorPickering also analyzed the trading multiples of selected comparable publicly traded MLPs and selected comparable Public GPs and selected acquisitions of Public GPs in determining the appropriate terminal multiples.

TudorPickering then divided the implied Combined GP Interest valuation obtained by the discounted cash flow analysis described above by the number of Holdings common units on a fully diluted basis as of September 13, 2010 to calculate the Implied GP Equity Value per Holdings common unit. The implied value per Inergy LP unit was derived by performing the discounted cash flow analysis on a per unit basis, taking into account dilution from the assumed issuance of future limited partner units to fund growth capital. TudorPickering then divided the number of Inergy LP units owned by Holdings by the number of fully diluted Holdings common units as of September 13, 2010 to derive the implied Inergy unit ownership per Holdings unit. TudorPickering then divided the low point of the valuation range for the Implied GP Equity Value of each Holdings common unit by the high point of the valuation range for the Inergy LP units and added the implied Inergy LP unit ownership per Holdings common unit to derive the low end of the implied exchange ratio range and divided the high point of the valuation range for the Implied GP Equity Value of each Holdings unit by the low point of the valuation range for the Inergy LP units and added the implied Inergy unit ownership per Holdings unit to derive the low end of the implied exchange ratio range. TudorPickering repeated this analysis for each of the Forecasts. TudorPickering then compared the resulting implied exchange ratio range to the exchange ratio in the merger of 0.770 Inergy LP units for each Holdings common unit.

Below is a table summarizes the results of TudorPickering’s relative discounted cash flow analysis:

	Implied Combined GP Equity Value per Holdings Common Unit		Implied LP Unit Ownership per Holdings Common Unit	Inergy Value per Inergy LP Unit		Implied Exchange Ratio
	Low	High		Low	High	Low	High
September 22 Management’s Status Quo	$15.10	$20.61	0.075x	$29.12	$40.94	0.444x	0.783x
September 22 Management’s Base Case	$16.65	$22.80	0.075x	$29.53	$41.55	0.476x	0.847x
September 22 Base Case Sensitivity	$18.55	$25.50	0.075x	$30.45	$42.92	0.507x	0.912x

Contribution Analysis

TudorPickering compared the exchange ratio in the merger of 0.770 Inergy LP units for each Holdings common unit to implied exchange ratios derived by comparing the relative contribution of distributable cash flow and distributed cash flow attributed to the Inergy LP units not owned by Holdings and the Holdings common units using the three Forecasts for 2011-2015. Distributed cash flow is assumed to be based on a distribution to limited partners of the greater of $2.82 per unit multiplied by the number of fully diluted units per year or that implied by distributable cash flow divided by 1.05 in all cases. In order to derive the implied exchange ratios, TudorPickering divided (a) the quotient of the distributable or distributed cash flow attributable to the Holdings common units for the various cases and the outstanding number of Holdings common units by (b) the quotient of the distributable or distributed cash flow attributable to the Inergy LP units other than those owned by Holdings and the outstanding number of Inergy LP units not held by Holdings.

The following table summarizes the results of TudorPickering’s contribution analysis.

Implied Exchange Ratio
	Low	High
Distributable Cash Flow
September 22 Management’s Status Quo	0.456x	0.649x
September 22 Management’s Base Case	0.460x	0.660x
September 22 Base Case Sensitivity	0.463x	0.688x

Distributed Cash Flow
September 22 Management’s Status Quo	0.461x	0.621x
September 22 Management’s Base Case	0.460x	0.632x
September 22 Base Case Sensitivity	0.460x	0.661x

Pro Forma Combination Analysis

TudorPickering analyzed the pro forma impact of the merger on the estimated distributable cash flow and distributed cash flow to the holders of Inergy LP units and Holdings common units, in each case on a per unit basis for the years 2011 through 2015 based on the three Forecasts and the three Forecasts as adjusted to assume that on a pro forma basis Inergy will achieve synergies from the merger enabling it to reduce annual general and administrative expenses by $1 million and to execute an additional $300 million of growth capital projects annually throughout the forecasted period at a 9.0x EBITDA multiple. The following table shows the ranges of accretion and dilution (in parentheses) to projected distributable cash flow and projected distributed cash flow for each of the three Forecasts and the three Forecasts on a pro forma basis from fiscal 2011 through fiscal 2015.

	Distributable Cash Flow		Distributed Cash Flow
	Distributable Cash Flow of Holdings	Distributable Cash Flow of Inergy	Distributed Cash Flow of Holdings	Distributed Cash Flow of Inergy
September 22 Management’s Status Quo	16.9% -38.0%	(16.8)% - (10.5)%	20.6% - 64.1%	(13.0)% - 0.0%
September 22 Management’s Base Case	11.0% - 36.0%	(16.0)% - (7.9)%	14.4% - 61.8%	(11.2)% - 0.0%
September 22 Base Case Sensitivity	5.8% - 35.5%	(15.9)% - (5.4)%	8.8% - 62.1%	(9.8)% - 0.0%
September 22 Management’s Status Quo with Pro Forma Capex	28.9% - 44.0%	(13.2)% - 0.4%	33.0% - 64.1%	(5.6)% - 0.0%
September 22 Management’s Base Case with Pro Forma Capex	22.7% - 41.6%	(12.5)% - 2.3%	26.5% - 61.8%	(4.2)% - 0.9%
September 22 Base Case Sensitivity with Pro Forma Capex	17.3% - 41.1%	(12.5)% - 3.8%	19.4% - 62.1%	(3.2)% - 2.4%

PIK Analysis

TudorPickering calculated the cash retained by Inergy in fiscal 2011 and 2012 as a result of the PIK Recipients receiving Class B units instead of Inergy LP units in the merger in each of the three Forecasts both with and without the assumed $300 million in additional growth capital expenditures. The following tables show the aggregate amount of the shortfall or surplus in coverage for the current distribution of $2.82 per Inergy LP unit assuming no Class B units were issued, the amount of cash distributions foregone by the recipients of the Class B units and the resulting shortfall or surplus in coverage on the distribution (dollars in millions).

No Pro Forma Capex Synergies

	September 22 Management’s Status Quo		September 22 Management’s Base Case		September 22 Base Case Sensitivity
	2011 Estimated	2012 Estimated	2011 Estimated	2012 Estimated	2011 Estimated	2012 Estimated
Distributed cash flow (shortfall) surplus without Class B units	$(60)	$(20)	$(56)	$(12)	$(55)	$(4)
Distributions paid in Class B units	$34	$18	$34	$18	$34	$18
Remaining amount of distributed cash flow (shortfall) surplus	$(26)	$(2)	$(23)	$6	$(21)	$14

With Pro Forma Capex Synergies

	September 22 Management’s Status Quo		September 22 Management’s Base Case		September 22 Base Case Sensitivity
	2011 Estimated	2012 Estimated	2011 Estimated	2012 Estimated	2011 Estimated	2012 Estimated
Distributed cash flow (shortfall) surplus without Class B units	$(50)	$(0)	$(46)	$0	$(44)	$0
Distributions paid in Class B units	$34	$18	$34	$19	$34	$19
Remaining amount of distributed cash flow (shortfall) surplus	$(16)	$18	$(12)	$19	$(11)	$19

General

The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinions, TudorPickering used several analytical methodologies and did not attribute any particular weight to any particular methodology or factor considered by it. Moreover, each analytical methodology has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TudorPickering believes that no one single method of analysis necessarily should be regarded as critical to the overall conclusion reached by TudorPickering and that its analyses must be considered as a whole. Selecting portions of TudorPickering’s analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying TudorPickering’s opinions. The conclusion reached by TudorPickering as to fairness, therefore, is based on the application of TudorPickering’s own experience and judgment as to all analyses and factors considered by TudorPickering, taken as a whole.

No company or transaction used in the analyses above is identical to Holdings, Inergy or the merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected companies, differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

The financial terms of the consideration were determined through arms’-length negotiations between the Holdings Conflicts Committee and the Inergy Special Committee and were approved by each of these committees. TudorPickering participated in certain negotiations leading to the determination of the exchange ratio and provided advice to the Holdings Conflicts Committee during these negotiations. TudorPickering did not, however, recommend any specific financial terms of the consideration to the Holdings Conflicts Committee or assert that any specific financial terms of the transformation constituted the only appropriate financial terms of the consideration.

TudorPickering and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. TudorPickering also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, TudorPickering and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Holdings, any of the other parties to the original merger agreement and any of their respective affiliates and (ii) any currency or commodity that may be involved in the merger and the other matters contemplated by the merger agreement. In addition, TudorPickering and its affiliates and certain of its employees, including members of the team performing services in connection with the merger, as well as certain private equity funds associated or affiliated with TudorPickering in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including Holdings, other prospective purchasers and their respective affiliates.

Other than with respect to acting as financial advisor to the Holdings Conflicts Committee, TudorPickering has not provided investment banking services to, or otherwise had any material relationship with, Holdings, Inergy or any of their respective affiliates. TudorPickering may provide investment banking and other financial services to Holdings, Inergy or to any of the other parties to the merger agreement or their respective unitholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, TudorPickering may receive compensation.

The Holdings Conflicts Committee selected TudorPickering to act as its financial advisor, and to render fairness opinions, in connection with the merger because of TudorPickering’s expertise, reputation, familiarity and experience with the energy industry, including recent business combinations in the midstream sector of the energy industry and recent business combinations involving MLPs. Pursuant to the terms of the engagement letter dated July 22, 2010, between TudorPickering and the Holdings Conflicts Committee, Holdings paid TudorPickering a fee of $1,000,000 upon delivery of TudorPickering’s August 7 opinion and has agreed to pay TudorPickering $750,000 for delivery of the September 22 opinion. In addition, Holdings has agreed to pay TudorPickering an additional fee of $3,000,000, reduced by the August 7 opinion fee of $1,000,000 and $250,000 of the September 22 opinion fee, upon closing of the merger. In addition, Holdings has agreed to reimburse TudorPickering for its reasonably incurred out-of-pocket expenses resulting from or arising out of the engagements, including fees and expenses of its legal counsel. Holdings has also agreed to indemnify TudorPickering, its affiliates and their respective officers, directors, partners, agents, employees and controlling persons against various liabilities, including certain liabilities under the federal securities laws.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, intentions, future performance and business of each of Inergy and Holdings and other statements that are not historical facts, as well as certain information relating to the merger, including, without limitation:

•	statements relating to the financial projections described under “Special Factors—Unaudited Financial Projections of Inergy and Holdings” and to the benefits of the merger;

•	statements relating to the financial results of Inergy following consummation of the merger;

•

statements preceded by, followed by or that include the words “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” or similar expressions; and

•

statements relating to the net income or loss and distributions of Inergy contained in “Material U.S. Federal Income Tax Consequences of the Transactions—Effect of Transactions on the Anticipated Ratio of Taxable Income to Cash Distribution for Holdings Unitholders” at page 128.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the factors discussed under “Risk Factors” beginning on page 25, as well as the following factors:

•	the possibility that Holdings may be unable to obtain unitholder approval required for the merger;

•	the possibility that the businesses may suffer as a result of uncertainty surrounding the merger;

•	the possibility that the industry may be subject to future regulatory or legislative actions;

•	other uncertainties in the industry;

•	environmental risks;

•	competition;

•	the ability of the management of Inergy GP to execute its plans for Inergy following consummation of the merger to meet its goals;

•	the ability of Inergy to close the Tres Palacios acquisition;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which Inergy is doing business, may be less favorable than expected; and

•	other economic, governmental, legislative, regulatory, geopolitical and technological factors may negatively impact the businesses, operations or financial conditions of Inergy and Holdings.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Inergy and Holdings. Please read “Where You Can Find More Information” beginning on page 163.

Forward-looking statements speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Inergy or Holdings or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Inergy nor Holdings undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE PARTIES TO THE MERGER AGREEMENT

Inergy, L.P.

Inergy is a publicly traded Delaware limited partnership. Inergy owns and operates a geographically diverse retail and wholesale propane supply, marketing and distribution business. Inergy’s propane business includes the retail marketing, sale and distribution of propane, including the sale and lease of propane supplies and equipment, to residential, commercial, industrial and agricultural customers. In addition to its propane operations, Inergy also owns and operates a midstream business that includes three natural gas storage facilities, a liquefied petroleum gas storage facility, a natural gas liquids business and a solution-mining and salt production company.

The executive offices of Inergy are located at Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112. The telephone number is (816) 842-8181.

Inergy Holdings, L.P.

Holdings is a publicly traded Delaware limited partnership. Holdings owns the following direct and indirect partnership interests:

•	a 100% non-economic limited liability company interest in Inergy GP, the managing general partner of, and owner of the non-economic general partner interest in, Inergy;

•	a 100% limited liability company interest in Inergy Partners, a the non-managing general partner of Inergy, which currently owns an approximate 0.6% economic general partner interest in Inergy;

•

4,706,689 Inergy LP units, representing an approximate 6.0% limited partner interest in Inergy, consisting of (i) the 1,080,453 Inergy LP units directly owned by Holdings that will be distributed to Holdings unitholders as part of the merger consideration, and (ii) an aggregate of 3,626,236 Inergy LP units directly owned by IPCH and Inergy Partners, wholly owned subsidiaries of Holdings, which will be converted into Class A units of equivalent value in connection with the merger; and

•	all of Inergy’s IDRs.

The IDRs entitle Holdings to receive amounts equal to specified percentages of the incremental amount of cash distributed by Inergy to the holders of Inergy LP units when target distribution levels for each quarter are exceeded. The target distribution levels begin at $0.33 and increase in steps to the highest target distribution level of $0.45 per eligible Inergy LP unit. When Inergy makes quarterly distributions above $0.45 per eligible Inergy LP unit, the incentive distributions include an amount equal to 48% of the incremental cash distributed to each eligible Inergy unitholder for the quarter. The Inergy IDRs currently participate at the maximum 48% target cash distribution level in all distributions made by Inergy above the current distribution level.

The executive offices of Holdings are located at Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112. The telephone number is (816) 842-8181.

NRGP MS, LLC

NRGP MS, LLC, which we sometimes refer to as “MergerCo,” is a direct wholly owned subsidiary of Holdings GP, the general partner of Holdings. MergerCo was formed solely for the purpose of consummating the merger. MergerCo has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

Relationship of the Parties

Holdings directly owns all of the non-economic limited liability company interests in Inergy GP, which is the managing general partner of Inergy. Holdings directly owns all of the capital stock of IPCH, which owns

789,202 Inergy LP units, representing approximately 1.0% of the outstanding Inergy LP units. Holdings directly and indirectly owns all of the limited liability company interests of Inergy Partners, which owns 2,837,034 Inergy LP units, representing approximately 3.6% of the outstanding Inergy LP units, and an approximate 0.6% economic general partner interest in Inergy. Holdings directly owns 1,080,453 Inergy LP units, representing approximately 1.4% of the outstanding Inergy LP units, and all of Inergy’s IDRs.

Since Holdings’ IPO in June 2005, distributions by Inergy have increased from $0.510 per Inergy LP unit for the quarter ended June 30, 2005 to $0.705 per Inergy LP unit for the quarter ended June 30, 2010. As a result, distributions from Inergy to Holdings have increased.

The following table summarizes the cash Holdings received for the years ended September 30, 2007, 2008 and 2009 and the nine months ended June 30, 2010 as a result of its direct and indirect ownership of partnership interests in Inergy (in millions):

	Year Ended September 30,			Nine Months Ended June 30, 2010
	2007	2008	2009
Incentive distribution payments from Inergy	$27.1	$35.8	$46.5	$47.8
Distributions from the ownership of economic general partner interest	1.4	1.5	1.6	1.3
Distributions from the direct and indirect ownership of 4,706,689 Inergy LP units	9.7	11.5	12.3	9.7

	$38.2	$48.8	$60.4	$58.8

In addition, Messrs. John J. Sherman, Warren H. Gfeller and Arthur B. Krause serve as members of both the Holdings Board and Inergy Board. The executive officers of Holdings GP are also executive officers of Inergy GP.

INFORMATION ABOUT THE HOLDINGS SPECIAL MEETING AND VOTING

The Holdings Board is using this proxy statement/prospectus to solicit proxies from the holders of Holdings common units for use at the Holdings special meeting. In addition, this proxy statement/prospectus constitutes a prospectus for the offering of Inergy LP units to be received by Holdings unitholders pursuant to the merger. Holdings is first mailing this proxy statement/prospectus and accompanying proxy to Holdings unitholders on or about October 2, 2010.

Holdings Special Meeting
Time, Place and Date	10:00 a.m., local time, November 2, 2010 at Holdings’ principal executive offices located at Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112.

Admission to Special Meeting	All Holdings unitholders are invited to attend the Holdings special meeting. Persons who are not Holdings unitholders may attend only if invited by Holdings. If you own units in “street” or “nominee” name, you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the Holdings special meeting.

Purpose of Special Meeting

1. To consider and vote upon the approval of the merger, the merger agreement and the transactions contemplated thereby; and

2. To consider and vote upon any proposal to transact such other business as may properly come before the Holdings special meeting and any adjournment or postponement thereof.

Recommendation of the Holdings Conflicts Committee and the Holdings Board

The Holdings Conflicts Committee has determined that the merger, the merger agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interest of, Holdings and the unaffiliated Holdings unitholders and recommended that the Holdings Board approve the merger, the merger agreement and the transactions contemplated thereby. Based in part on the Holdings Conflicts Committee’s determination and recommendation, the Holdings Board has unanimously approved (with the board member who is also a member of management recusing himself) the merger, the merger agreement and the transactions contemplated thereby, and recommends that the Holdings unitholders vote “FOR” the proposal to approve the merger, the merger agreement and the transactions contemplated thereby.

Vote Necessary	The affirmative vote of the holders of a majority of the outstanding Holdings common units entitled to vote as of the record date is required to approve the proposal described above. Please also read “—Support Agreement.”

Holdings Special Meeting
Record Date	October 1, 2010.

Outstanding Units Held	As of October 1, 2010, there were 62,171,774 Holdings common units outstanding.

Unitholders Entitled to Vote	Holdings unitholders entitled to vote at the Holdings special meeting are Holdings unitholders of record at the close of business on October 1, 2010. Each Holdings common unit is entitled to one vote.

Quorum Requirement

A quorum of Holdings unitholders is necessary to hold a valid special meeting. The presence in person or by proxy at the Holdings special meeting of holders of a majority of the outstanding Holdings common units constitutes a quorum at the Holdings special meeting.

Abstentions and broker non-votes count as present for establishing a quorum. An abstention will be the equivalent of a vote “AGAINST” all of the matters to be voted upon. Broker non-votes will have the same effect as a vote “AGAINST” all of the matters to be voted upon.

An abstention occurs when a Holdings unitholder abstains from voting (either in person or by proxy) on one or more of the proposals.

A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of Holdings common units and no instruction by the Holdings unitholder on how to vote is given.

Units Beneficially Owned by Directors and Executive Officers

The directors and executive officers of Holdings GP beneficially owned an aggregate of 33.6 million Holdings common units as of October 1, 2010, representing approximately 54.1% of the total voting power of Holdings’ voting securities.

Support Agreement	The Holdings Supporting Unitholders have agreed to attend the Holdings special meeting and have conditionally agreed to vote in favor of the approval and adoption of the merger agreement, the approval of the merger and any other action required in furtherance thereof pursuant to the support agreement. These units constitute approximately 57.9% of all outstanding Holdings common units. The Holdings Supporting Unitholders beneficially own a sufficient number of Holdings common units to approve the merger, the merger agreement and the transactions contemplated thereby.

Holdings Special Meeting
Proxies

You may vote in person by ballot at the Holdings special meeting or by submitting a proxy. Please submit your proxy even if you plan to attend the Holdings special meeting. If you attend the Holdings special meeting, you may vote by ballot, thereby canceling any proxy previously given.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Holdings in time for it to be voted, one of the individuals named as your proxy will vote your Holdings common units as you have directed. You may vote for or against the proposals or abstain from voting.

How to Submit Your Proxy:

By Mail:	To submit your proxy by mail, simply mark your proxy, date and sign it, and if you are a Holdings unitholder of record, return it to American Stock Transfer & Trust Company in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to the address on your proxy card. If you are a beneficial owner, please refer to your proxy card or the information provided to you by your bank, broker, custodian or record holder.

By Telephone:	If you are a Holdings unitholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. on November 1, 2010. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you are a beneficial owner, please refer to your instruction card or the information provided by your bank, broker, custodian or record holder for information on submitting your voting instructions by telephone. If you submit your proxy by telephone, you do not need to return your proxy card. If you are located outside the United States, Canada and Puerto Rico, please read your proxy card or other materials for additional instructions. If you hold Holdings common units through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone voting.

Holdings Special Meeting
By Internet:	You can also choose to submit your proxy on the internet. If you are a Holdings unitholder of record, the website for internet voting is on your proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. on November 1, 2010. If you are a beneficial owner, please refer to your instruction card or the information provided by your bank, broker, custodian or record holder for information on internet voting. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy on the internet, you do not need to return your proxy card. If you hold Holdings common units through a broker or other custodian, please check the voting form to see if it offers internet voting.

Revoking Your Proxy

If you submit a completed proxy card with instructions on how to vote your Holdings common units and then wish to revoke your instructions, you should submit a notice of revocation to American Stock Transfer & Trust Company as soon as possible. You may revoke your proxy by internet, telephone or mail at any time before it is voted by:

•     timely delivery of a valid, later-dated proxy or timely submission of a later-dated proxy by telephone or internet;

•     written notice to Holdings GP’s Secretary before the Holdings special meeting that you have revoked your proxy; or

•     voting by ballot at the Holdings special meeting.

Proxy Solicitation	In addition to this mailing, proxies may be solicited by directors, officers or employees of Holdings GP or its affiliates in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services.

Adjournments	Pursuant to Holdings’ existing partnership agreement, Holdings GP may adjourn a meeting of the limited partners of Holdings. The number of Holdings common units owned by the Holdings Supporting Unitholders constitutes a quorum, and under the support agreement, the Holdings Supporting Unitholders have agreed to attend the Holdings special meeting and have conditionally agreed to vote in favor of the merger agreement, the merger and the transactions contemplated thereby, such that Holdings GP does not expect to adjourn the Holdings special meeting.

Holdings Special Meeting
Other Business	The Holdings Board is not currently aware of any business to be acted upon at the Holdings special meeting other than the matters described in this proxy statement/prospectus. If, however, other matters are properly brought before the Holdings special meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their judgment.

Contact/Assistance	Investor Relations Inergy Holdings, L.P. Attention: Mike Campbell (816) 842-8181 investorrelations@inergyservices.com

THE PROPOSED MERGER

The following description of the material information about the merger, including the summary of the material terms and provisions of the merger agreement, is qualified in its entirety by reference to the more detailed annexes to this proxy statement/prospectus. We urge you to read all of the annexes to this proxy statement/prospectus in their entirety.

General

Inergy, Inergy GP, Holdings, Holdings GP, New NRGP LP and MergerCo have entered into the merger agreement as part of a plan to simplify the capital structures of Inergy and Holdings. Through a number of steps, MergerCo will merge with and into Holdings, the separate existence of MergerCo will cease and Holdings will survive and continue to exist as a Delaware limited partnership. In connection with and immediately following consummation of the merger, Holdings GP will continue to be the sole general partner of Holdings, and Holdings GP and New NRGP LP will remain as the only holders of limited partner interests in Holdings. As a result of the transactions contemplated by the merger agreement, the outstanding Holdings common units and the IDRs in Inergy that Holdings owns will be cancelled and trading of Holdings common units on the NYSE will cease.

In connection with the merger, Holdings will, as a component of the merger consideration, distribute to the Holdings unitholders the 1,080,453 Inergy LP units directly owned by Holdings (the “Holdings LP units”). In addition, Holdings will (i) exchange with Inergy the IDRs owned by Holdings and (ii) contribute to Inergy all of Holdings’ ownership interests in IPCH and Inergy Partners. The contribution and exchange described in (i) and (ii) above are collectively referred to as the “GP Exchange.” As consideration for the GP Exchange, Inergy (i) will deposit or cause to be deposited with an exchange agent, for the benefit of Holdings unitholders, approximately 35.2 million Inergy LP units (together with the Holdings LP units, the “New LP units”) and 11,568,560 Class B units in Inergy, (ii) will provide cash to be paid in lieu of any fractional New LP unit or Class B unit, as applicable, issuable upon exchange and (iii) has agreed to assume all of Holdings’ indebtedness under its credit agreements, of which approximately $24.5 million was outstanding as of October 1, 2010. Upon the GP Exchange, the IDRs will be cancelled and have no further force or effect, and the 789,202 Inergy LP units owned by IPCH and the 2,837,034 Inergy LP units and the approximate 0.6% economic general partner interest in Inergy owned by Inergy Partners will be converted into Class A units in Inergy of equivalent value. Class A units will not participate in the distributions or allocations from Inergy that are attributable to Inergy’s interests in IPCH and Inergy Partners and will have no voting rights.

Pursuant to the merger agreement, each Holdings unitholder will be entitled to receive 0.77 Inergy LP units per Holdings common unit. As a result, the merger consideration will consist of (i) approximately 35.2 million Inergy LP units that will be issued by Inergy to the Holdings unitholders, (ii) 1,080,453 Inergy LP units directly owned by Holdings that will be distributed by Holdings to the Holdings unitholders, and (iii) 11,568,560 Class B units that will be issued by Inergy to the PIK Recipients. The exchange ratio represents an 8.9% premium to Holdings unitholders based on the 20-trading day average closing prices of Holdings common units and Inergy LP units ending August 6, 2010, the last trading day before the public announcement of the proposed merger.

The PIK Recipients have agreed to take a portion of their merger consideration in the form of Class B units in lieu of Inergy LP units. The Class B units will convert automatically into Inergy LP units on a one-for-one basis, with 50% of the outstanding Class B units converting into Inergy LP units following the payment date of the fourth quarterly distribution following the closing of the merger and the remaining outstanding Class B units converting into Inergy LP units following the payment date of the eighth quarterly distribution following the closing of the merger. Until the Class B units are converted into Inergy LP units, distributions on Class B units will be paid in additional Class B units issued in kind no later than 45 days after the end of each quarter following consummation of the merger.

Inergy unitholders will continue to own their existing Inergy LP units. Following consummation of the merger, Inergy will be owned approximately 60.4% by current Inergy unitholders and approximately 39.6% by former

Holdings unitholders. Inergy LP units will continue to be traded on the NYSE under the symbol “NRGY” following consummation of the merger.

The merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Please read the merger agreement carefully and fully as it is the primary legal document that governs the merger. For a summary of the merger agreement, please read “The Merger Agreement” beginning on page 97.

Effective Time

As soon as practicable after the satisfaction or waiver of the conditions to the merger, the certificate of merger will be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware law. The merger will become effective when the certificate of merger is filed or at such later date and time as may be set forth in the certificate of merger.

Inergy and Holdings anticipate that the merger will be completed in the fourth quarter of the 2010 calendar year. However, the effective time of the merger could be delayed if there is a delay in satisfying any condition to the merger. There can be no assurances as to whether, or when, Holdings will obtain the required unitholder approval or complete the merger. If the merger is not completed on or before December 31, 2010, either Inergy or Holdings may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligation under the merger agreement or a material breach of the merger agreement by such party. Please read “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 107.

Transactions Related to the Merger

Amended and Restated Partnership Agreement

Immediately following the effective time of the merger, Inergy’s existing partnership agreement will be amended and restated. Under Inergy’s amended and restated partnership agreement: (i) the limited partner interest represented by the IDRs will be cancelled; (ii) the limited partner interests represented by Class A units, which will be issued to IPCH and Inergy Partners, will be established; (iii) the limited partner interests represented by Class B units, which will be issued to the PIK Recipients, will be established; (iv) Inergy Partners’ approximate 0.6% economic general partner interest (including rights to ownership, profit or any rights to receive distributions from operations or the liquidation of Inergy) will be eliminated, and Inergy Partners will withdraw as the non-managing general partner of Inergy; and (v) certain legacy provisions that are no longer applicable to Inergy will be eliminated.

For a summary of the amended and restated partnership agreement, please read “The Amended and Restated Partnership Agreement of Inergy” beginning on page 113.

The foregoing description of Inergy’s amended and restated partnership agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of amended and restated partnership agreement, which is attached as Annex B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

Support Agreement

In connection with the execution of the merger agreement, Inergy entered into a support agreement with the Holdings Supporting Unitholders. As of October 1, 2010, the Holdings Supporting Unitholders beneficially owned 35,987,774 Holdings common units, representing approximately 57.9% of all outstanding Holdings common units. The Holdings Supporting Unitholders beneficially own a sufficient number of Holdings common units to approve the merger, the merger agreement and the transactions contemplated thereby.

Under the support agreement, the Holdings Supporting Unitholders conditionally agreed to vote their Holdings common units (a) in favor of the approval and adoption of the merger agreement (as amended, supplemented, restated or otherwise modified from time to time), the approval of the merger and any other action required in furtherance thereof, (b) against any acquisition proposal (as defined in the merger agreement), and (c) against any action, agreement or transaction that would or would reasonably be expected to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger or the other transactions contemplated by the merger agreement. The support agreement terminates upon, among other things, the termination of the merger agreement or a change in recommendation by the Holdings Board. In addition, the support agreement will terminate immediately after December 31, 2010 unless all parties have agreed to a continuation of the support agreement beyond that date. For additional information, please read “Interests of Certain Persons in the Merger—Support Agreement.”

The foregoing description of the support agreement is qualified in its entirety by reference to the full text of the support agreement, which is attached as Annex C to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

Amendment No. 1 to the Existing Partnership Agreement of Holdings

Prior to the effective time of the merger but in contemplation thereof, Holdings GP will amend Holdings’ existing partnership agreement to provide for the creation of the Holdings nonparticipating limited partner units. In general, under Amendment No. 1 to the existing partnership agreement of Holdings, the Holdings nonparticipating limited partner units will not (i) be entitled to allocations of Holdings’ income, gain, loss, deduction and credit, (ii) have the right to share in any distributions made to Holdings unitholders, (iii) be entitled to vote and (iv) be entitled to receive any merger consideration in connection with the merger. In connection with Amendment No. 1 to the existing partnership agreement of Holdings, Holdings GP and New NRGP LP will be admitted to Holdings as limited partners holding 99% and 1%, respectively, of the Holdings nonparticipating limited partner units.

The foregoing description of Amendment No. 1 to the existing partnership agreement of Holdings is qualified in its entirety by reference to the full text of the form of Amendment No. 1 to the existing partnership agreement of Holdings, which is included as an annex to the merger agreement that is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

Holdings Amended and Restated Agreement of Limited Partnership

After the effective time of the merger, Holdings’ existing partnership agreement, as amended by Amendment No. 1 thereto as described above, will be amended and restated. Under Holdings’ amended and restated partnership agreement, Holdings’ purpose will be limited to owning all of the limited liability company interests in, and being the sole member of, Inergy GP, and Holdings GP will cause Holdings not to engage, directly or indirectly, in any business activity other than the ownership, and being a member, of Inergy GP and immaterial or administrative actions related thereto, without the prior consent of the New NRGP LP.

Appraisal Rights

Holdings unitholders do not have appraisal rights under Holdings partnership agreement, the merger agreement or applicable Delaware law.

Restrictions on Sales of Inergy LP Units Received in the Merger

Inergy LP units to be issued to the Holdings unitholders in the merger will be registered under the Securities Act and may be traded freely and without restriction by those Holdings unitholders not deemed to be affiliates (as that term is defined under the Securities Act). Inergy LP units held by any such affiliates may be sold only pursuant to a registration statement or an exemption under the Securities Act. In the event that an affiliate is not included in a registration statement or such registration statement cannot be used, the affiliates may sell subject to the limitations under Rule 145 under the Securities Act. Upon the expiration of the limitations under Rule 145, the affiliates will be able to freely sell Inergy LP units they receive in connection with the merger.

An “affiliate” of Holdings is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Holdings. These restrictions are expected to apply to the directors and executive officers of Holdings GP and the holders of 10% or more of Holdings outstanding common units. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. Inergy will give stop transfer instructions to the transfer agent with respect to Inergy LP units to be received by persons subject to these restrictions.

Restrictions on Transfers of Class B Units Received in the Merger

Under Inergy’s amended and restated partnership agreement, prior to the second anniversary of the effective date of the merger, Class B unitholders may not transfer any Class B units without the prior written consent of Inergy. However, these restrictions will not apply to transfers to a grantor retained annuity trust, a family limited partnership or other similar estate planning entities controlled by such holder or transfers to a deceased holder’s estate.

Listing of Inergy LP Units; Delisting and Deregistration of Holdings Common Units

It is a condition to the merger that Inergy LP units to be issued in the merger, and the Inergy LP units subject to issuance upon conversion of Class B units, be approved for listing on the NYSE, subject to official notice of issuance. If the merger is completed, Holdings common units will be cancelled, will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Accounting Treatment of the Merger

The merger between Holdings and Inergy will result in Holdings being treated as the surviving consolidated entity of the merger for accounting purposes, even though Inergy will be the surviving consolidated entity for legal and reporting purposes. The changes in ownership interest will be accounted for in accordance with Accounting Standards Codification 810 Consolidation as an equity transaction and no gain or loss will be recognized as a result of the merger.

Litigation

Since Inergy and Holdings first announced on August 9, 2010 their entry into the original merger agreement, five unitholder class action lawsuits have been filed by Holdings unitholders against Inergy, Holdings, Holdings GP, MergerCo, New NRGP LP, Inergy GP, Inergy Partners, John J. Sherman, Phillip L. Elbert, R. Brooks Sherman, Jr., Warren H. Gfeller, Arthur B. Krause and Richard T. O’Brien (the “Holdings Unitholder Lawsuits”). Additionally, one unitholder class action lawsuit has been filed by Inergy unitholders against Inergy, Holdings, Inergy GP, John J. Sherman, Phillip L. Elbert, Warren H. Gfeller, Arthur B. Krause, Robert D. Taylor, R. Brooks Sherman, Jr., Andrew L. Atterbury, William C. Gautreaux, and Carl A. Hughes (the “Inergy Unitholder Lawsuit”).

The Holdings Unitholder Lawsuits are as follows: (i) Daniel Himmel v. John J. Sherman et al., No. 1016-CV24783, In the Circuit Court of Jackson County, Missouri, at Kansas City; (ii) John Oliver v. Inergy Holdings, L.P. et al., No. 1016-CV25524, In the Circuit Court of Jackson County, Missouri, at Kansas; (iii) Peter D’Orazio v. John J. Sherman et al., No. 1016-CV25705, In the Circuit Court of Jackson County, Missouri, at

Kansas City; (iv) Harvey Silver v. John Sherman et al., No. 1016-CV26112, In the Circuit Court of Jackson County, Missouri, at Kansas City; and (v) David Lessard v. Inergy Holdings, L.P. et al., No. 1016-CV27141, In the Circuit Court of Jackson County, Missouri, at Kansas City. The Inergy Unitholder Lawsuit is G-2 Trading LLC v. Inergy GP, LLC et al., No. 5816, In the Court of Chancery of the State of Delaware.

The Holdings Unitholder Lawsuits allege a variety of causes of action challenging the proposed merger, including that the named directors and officers have breached their fiduciary duties in connection with the proposed merger and that the named entities have aided and abetted in these breaches of the directors and officers’ fiduciary duties. Specifically, the Holdings Unitholder Lawsuits allege, among other things, that (i) the consideration offered by Inergy is unfair and inadequate, (ii) the merger is structured to preclude other potential purchasers of Holdings from proposing a competing transaction, (iii) the named directors and officers have engaged in “self-dealing” and, through the merger, will obtain benefits not equally shared by the public unitholders of Holdings, and (iv) the Registration Statement on Form S-4 filed by Inergy on September 3, 2010 fails to disclose material information regarding the proposed merger.

With respect to the allegations that the proposed consideration is unfair and inadequate, the Holdings Unitholder Lawsuits allege that the premium offered by Inergy is only 4.8% greater than the closing price of Holdings common units on the trading day prior to the merger announcement. The Holdings Unitholder Lawsuits further allege that the premium fails to adequately compensate unitholders for the likely future performance and value of Holdings, especially given the alleged potential growth in incentive distributions that Inergy may owe to Holdings.

With respect to the allegations that the merger is structured to preclude competing alternative transactions, the Holdings Unitholder Lawsuits allege that the merger agreement requires Holdings to pay Inergy a $20 million termination fee if the merger is terminated under certain circumstances. The Holdings Unitholder Lawsuits also allege that minority unitholders lack the ability to reject the proposed merger because certain individual defendants, who collectively beneficially own a sufficient percentage of the outstanding Holdings common units to approve the merger without other unitholder approval, have agreed to vote in favor of the proposed merger. One of the Holdings Unitholder Lawsuits also alleges that the merger agreement provides only sixty days for solicitation of superior alternative transactions and provides an “unfair” mechanism for Inergy to outbid any competing transactions. Another of the Holdings Unitholder Lawsuits alleges that Holdings must notify Inergy of any competing offer and provide Inergy with an opportunity to match the competing offer.

With respect to the allegations that the named directors and officers have engaged in “self-dealing” and will obtain special benefits through the merger, the Holdings Unitholder Lawsuits allege that Richard T. O’Brien, the only member of the Holdings Board that is not also a member of the Inergy Board, has been promised membership on the Inergy Board. At least one of the Holdings Unitholder Lawsuits also alleges that certain members of senior management have agreed to accept payment-in-kind securities that are allegedly superior to the Inergy LP units that other unitholders will receive for their Holdings common units.

With respect to the allegations that Inergy’s Registration Statement on Form S-4 initially filed on September 3, 2010 fails to disclose material information regarding the proposed merger, two of the Holdings Unitholder Lawsuits allege that the registration statement fails to disclose various criteria, assumptions and factors used to estimate certain future financial results. These two lawsuits also allege that the registration statement fails to disclose various data, methodologies and assumptions relied on by Inergy’s and Holdings’ respective financial advisors in making their recommendations. Additionally, one of these two lawsuits alleges that the registration statement fails to disclose certain events and actions surrounding the proposed merger, such as whether the Holdings Conflicts Committee evaluated any alternatives to the proposed merger.

Based on these allegations, the plaintiffs seek to enjoin the defendants from proceeding with or consummating the proposed merger until a procedure is adopted and implemented that will result in maximization of value for Holdings unitholders. Certain of the plaintiffs have filed motions to consolidate these actions for the appointment of a lead plaintiff and lead counsel and for expedited treatment of their claims. Currently, a hearing is scheduled for October 7, 2010 on one of the motions to consolidate and the motions for the appointment of lead plaintiff and lead counsel. To the extent that the merger is implemented before relief is granted, the plaintiffs seek to have the merger rescinded. The plaintiffs also seek damages and attorneys’ fees.

The Inergy Unitholder Lawsuit also alleges several causes of action challenging the proposed merger, including that the named directors and officers have breached Inergy’s limited partnership agreement and their fiduciary duties in connection with the proposed merger. Specifically, the Inergy Unitholder Lawsuit alleges that Inergy is paying an excessive price to Holdings unitholders, thereby diluting the value of Inergy to its current unitholders. The consideration provided to Holdings unitholders, the Inergy Unitholder Lawsuit alleges, represents a 20.7% premium to Holdings unitholders and exceeds Holdings’ aggregate enterprise value by 27%. The Inergy Unitholder Lawsuit alleges that the proposed merger will reduce Inergy’s public unitholders’ ownership in Inergy from 92% to 57%—without providing an adequate return to Inergy unitholders—so that the named directors and officers can avoid potential tax ramifications related to their Holdings common units.

Additionally, the Inergy Unitholder Lawsuit alleges several deficiencies in the process by which the named directors and officers are conducting the proposed transaction. First, the Inergy Unitholder Lawsuit alleges that the Holdings Conflicts Committee did not have the requisite number of members and will receive a legal opinion related to both Inergy and Holdings from a single, conflicted law firm. Second, the Inergy Unitholder Lawsuit alleges that Inergy is seeking to amend the Inergy partnership agreement without the approval of public unitholders. Third, the Inergy Unitholder Lawsuit alleges that Inergy has failed, as allegedly required by the partnership agreement, to determine whether the proposed merger adversely affects Inergy’s limited partners. Fourth, the Inergy Unitholder Lawsuit alleges that the named directors and officers have agreed to vote in favor of the proposed merger, thereby eliminating the ability of Holdings unitholders to reject the proposed merger.

Based on these allegations, the Inergy Unitholder Lawsuit seeks to enjoin the defendants from proceeding with or consummating the proposed merger. To that end, the plaintiff in the Inergy Unitholder lawsuit has filed a motion for a temporary injunction and a motion for expedited treatment. A hearing on the motion for expedited treatment is scheduled for September 29, 2010. To the extent that the merger is implemented before relief is granted, the Inergy Unitholder Lawsuit seeks to have the merger rescinded. The Inergy Unitholder Lawsuit also seeks a declaration that the proposed merger and the amendment of Inergy’s partnership agreement without unitholder approval is a breach of the partnership agreement. Finally, the Inergy Unitholder Lawsuit seeks damages and attorneys’ fees.

Defendants have not yet answered these lawsuits. Holdings and Inergy cannot predict the outcome of these lawsuits, or any others that might be filed subsequent to the date of the filing of this proxy statement/prospectus, nor can Holdings and Inergy predict the amount of time and expense that will be required to resolve the lawsuits. Holdings and Inergy intend to vigorously defend the actions.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. Because this is a summary, it does not contain all information that may be important to you. You should read the entire proxy statement/prospectus and all of its annexes, including the merger agreement, carefully before you decide how to vote.

Explanatory Note Regarding Summary of the Merger Agreement

The summary of the terms of the merger agreement is intended to provide information about the material terms of the merger. The terms and information in the merger agreement should not be relied on as disclosures about Inergy or Holdings without consideration to the entirety of public disclosure by Inergy and Holdings as set forth in all of their respective public reports with the SEC. The terms of the merger agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. In particular, the representations and warranties made by the parties to each other in the merger agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the merger should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. Inergy and Holdings will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Closing Matters

Closing

Unless the parties agree otherwise, the closing of the merger will take place on the third business day after the closing conditions in the merger agreement have been satisfied or waived or such other time or date to which the parties agree in writing. Please read “—Conditions to the Completion of the Merger” beginning on page 107 for a more complete description of the conditions that must be satisfied or waived prior to closing. The date on which the closing occurs is referred to as the “closing date.” The closing of the merger will take place at the offices of Vinson & Elkins in Houston, Texas at 9:00 a.m., local time, on the closing date.

Effective Time

As soon as practicable after the satisfaction or waiver of the conditions to the merger, the certificate of merger will be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware law. The merger will become effective when the certificate of merger is filed or at such later date and time as may be set forth in the certificate of merger.

Merger Consideration

General

Pursuant to the merger agreement, among other things:

(a) at the effective time, in exchange for the consideration described in (b) below, Holdings will (i) as a component of the merger consideration, distribute to the Holdings unitholders the 1,080,453 Holdings LP units; (ii) exchange with Inergy the IDRs owned by Holdings and (iii) contribute to Inergy all of Holdings’ ownership interests in IPCH and Inergy Partners. The exchange and contribution described in clauses (ii) and (iii) are collectively referred to as the “GP Exchange”;

(b) at closing, as consideration for the GP Exchange, Inergy (i) will deposit or cause to be deposited with an exchange agent, for the benefit of Holdings unitholders, approximately 35.2 million Inergy LP units and 11,568,560 Class B units in Inergy having such rights, preferences and limitations as are set forth in the amended and restated partnership agreement, (ii) will provide cash to be paid in lieu of any fractional New LP unit or Class B unit, as applicable, issuable upon exchange as described below, and (iii) has agreed to assume all of Holdings’ indebtedness under its credit agreements (as defined in the merger agreement), of which approximately $24.5 million was outstanding as of October 1, 2010;

(c) upon the GP Exchange, the IDRs will be cancelled and have no further force or effect and the 789,202 Inergy LP units owned by IPCH and the 2,837,034 Inergy LP units and the approximate 0.6% economic general partner interest in Inergy owned by Inergy Partners will be converted into Class A units in Inergy of equivalent value and having such rights, preferences and limitations as are set forth in the amended and restated partnership agreement; and

(d)(i) MergerCo will merge with and into Holdings, the separate existence of MergerCo will cease and Holdings will survive and continue to exist as a Delaware limited partnership, such that immediately following consummation of the merger, Holdings GP will continue to be the sole general partner of Holdings, and Holdings GP and New NRGP LP will remain as the only holders of limited partner interests in Holdings, and (ii) by virtue of the merger, each Holdings common unit that is issued and outstanding will be converted into the right to receive 0.77 Inergy LP units; except that with respect to the 11,568,560 Inergy LP units to which the PIK Recipients otherwise would be entitled to receive pursuant to the merger, the PIK Recipients will instead receive their respective shares of Class B units.

Exchange Procedures

Promptly after the effective time of the merger, Inergy will deposit with American Stock Transfer & Trust Company (the exchange agent in connection with the merger) sufficient cash, Inergy LP units and Class B units for the benefit of holders of Holdings common units to be converted as part of the merger consideration. Prior to the effective time of the merger, Holdings will also deposit with the exchange agent the Holdings LP units to be distributed to the Holdings unitholders as part of the merger consideration.

Promptly after the effective time of merger, the exchange agent will send a letter of transmittal to each person who was a holder of Holdings common units at the effective time of the merger. This letter will contain instructions on how to surrender certificates or non-certificated units represented by book-entry formerly representing Holdings common units in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

Distributions with Respect to Unexchanged Holdings Common Units

After the effective time of the merger, former holders of Holdings common units will be entitled to (i) Inergy distributions payable with a record date after the effective time of the merger with respect to the number of Inergy LP units or Class B units, as applicable, to which they are entitled upon exchange of their Holdings common units, without interest and (ii) any distributions with respect to their Holdings common units with a record date occurring prior to the effective time of the merger that may have been declared or made by Holdings on such Holdings common units and which remain unpaid at the effective time of the merger. However, distributions on such Inergy LP units or Class B units, as they case may be, will not be paid until certificates or non-certificated units represented by book-entry formerly representing their Holdings common units are surrendered to the exchange agent in accordance with the exchange agent’s instructions. After the close of business on the date on which the effective time of the merger occurs, there will be no transfers on the unit transfer books of Holdings with respect to any Holdings common units.

Fractional Units

Fractional Inergy LP units and Class B units will not be delivered pursuant to the merger. Instead, each holder of Holdings common units who would otherwise be entitled to receive fractional Inergy LP units or Class B units pursuant to the merger will be entitled to receive a cash payment in an amount equal to the product of (a) the volume weighted average trading price of Inergy LP units as reported by Bloomberg during the 20-trading day period ending on the third trading day immediately preceding the date on which the effective time of the merger occurs and (b) the fraction of an Inergy LP unit or Class B unit, as applicable, that such holder would otherwise be entitled to receive.

Termination of Exchange Fund

Any portion of the exchange fund consisting of New LP units, Class B units or cash that remains undistributed in accordance with the merger agreement, made available to the exchange agent that remains unclaimed by holders of Holdings common units after 180 days following the effective time of the merger will be returned to Inergy upon demand. Thereafter, a holder of Holdings common units must look only to Inergy for payment of the merger consideration, any cash in lieu of the issuance of fractional Inergy LP units or Class B units, as applicable, and any distributions with respect to Inergy LP units, Class B units or Holdings common units to which the holder is entitled under the terms of the merger agreement. Any amounts remaining unclaimed by holders of Holdings common units immediately prior to such time as such amounts would otherwise revert to or become the property of any governmental authority will, to the extent permitted by applicable law, become the property of Inergy free and clear of any liens, claims and interests.

Lost Unit Certificates

If a certificate formerly representing Holdings common units has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit as to that loss, theft or destruction, and, if required by Inergy, the posting of a bond in a reasonable amount as indemnity.

Withholding

Inergy, Holdings and the exchange agent will be entitled to deduct and withhold from the merger consideration payable to holders of Holdings common units the amounts it is required to deduct and withhold under the Internal Revenue Code or any state, local or foreign tax law. Withheld amounts will be treated for all purposes of the merger as having been paid to the respective Holdings unitholders.

Anti-Dilution Provisions

The merger consideration will be correspondingly adjusted if, at any time between the date of the original merger agreement and the effective time of the merger, there is any change in the outstanding Holdings common units or outstanding Inergy LP units by reason of any subdivision, reclassification, recapitalization, split, combination, or distribution in the form of equity interests with respect to such units.

Treatment of Holdings Equity Based Awards

Holdings Unit Options. Generally, each vested and unvested option to purchase Holdings common units (“Holdings Unit Option”) granted under the Amended and Restated Inergy Holdings, L.P. Long-Term Incentive Plan (the “Holdings LTIP”) outstanding immediately prior to the effective time of the merger and held by an employee or service provider of Holdings will be assumed by Inergy and converted into an option to purchase Inergy LP units to be issued pursuant to the Amended and Restated Long-Term Incentive Plan of Inergy (the “Inergy LTIP”). Each Holdings Unit Option assumed by Inergy will continue to have the same terms and conditions set forth in the Holdings LTIP except that they will be exercisable for that number of whole Inergy LP units equal to the product of the number of Holdings common units that were subject to such Holdings Unit Option immediately prior to the effective time multiplied by 0.77, rounded down to the nearest whole number of Inergy LP units, and the per unit exercise price for the Inergy LP units subject to such assumed Holdings Unit

Option will be equal to the quotient determined by dividing the exercise price per Holdings common unit of such Holdings Unit Option immediately prior to the effective time by 0.77, rounded up to the nearest whole cent. To the extent any employee of Inergy GP would, pursuant to the conversion described above, hold an option to purchase Inergy LP units immediately following the effective time, the Holdings Unit Option held by such employee immediately prior to the effective time will be converted in a manner and into an award that does not subject the employee to additional taxes under section 409A of the Internal Revenue Code.

Holdings Restricted Units. Generally, each unvested Holdings restricted unit (“Holdings Restricted Unit”) granted under the Holdings LTIP outstanding immediately prior to the effective time of the merger will be assumed by Inergy and converted into a restricted Inergy LP unit to be issued pursuant to the Inergy LTIP. Each Holdings Restricted Unit assumed will continue to have the same terms and conditions set forth in the Holdings LTIP except that they will be converted into that number of restricted Inergy LP units with respect to whole Inergy LP units equal to the product of the number of Holdings common units that were subject to such Holdings Restricted Unit immediately prior to the effective time multiplied by 0.77, rounded down to the nearest whole number of Inergy LP units.

Holdings Unit Purchase Rights. Each outstanding right to purchase Holdings common units (“Holdings Unit Purchase Right”) under the Holdings Unit Purchase Plan will be assumed by Inergy and, except as provided below, will continue in effect on the same terms and conditions as in effect immediately prior to the effective time of the merger. Each Holdings Unit Purchase Right will be converted automatically into a right to purchase Inergy LP units (“New Inergy LP Purchase Right”). Each New Inergy LP Purchase Right will entitle the holder thereof to purchase the number of Inergy LP units determined under the terms and conditions of the Holdings Unit Purchase Plan. Effective at the effective time, Inergy (i) will assume the Holdings Unit Purchase Plan, (ii) will amend the Holdings Unit Purchase Plan to substitute references to Inergy LP units for references to Holdings common units therein, (iii) will make such other changes as will be necessary to assume the Holdings Unit Purchase Plan and New Inergy LP Purchase Rights, and (iv) will continue the Holdings Unit Purchase Plan with respect to the New Inergy LP Purchase Rights until the end of the purchase period under the Holdings Unit Purchase Plan in effect as of the effective time of the merger at which time the Holdings Unit Purchase Plan will be terminated.

Actions Pending the Merger

Each of the parties to the merger agreement have agreed that, without the prior written consent of the Holdings Conflicts Committee, it will not, and will cause its subsidiaries not to, during the period from the date of the original merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as expressly contemplated or permitted by the merger agreement:

•	conduct its business and the business of its subsidiaries other than in the ordinary and usual course of business;

•

fail to use commercially reasonable best efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees or business associates;

•	take any action that would have a material adverse effect (as defined in the merger agreement);

•

other than with respect to the grants of equity or other rights made in the ordinary and usual course pursuant to Inergy’s long-term incentive plan and the amended and restated Inergy unit purchase plan and except as contemplated by the amendment to Holdings existing partnership agreement to be entered into in connection with the merger, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any rights, (ii) enter into any agreements with respect to such transactions, or (iii) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights; except for any such action as would not have a material adverse effect;

•

make, declare or pay any distribution (except regular quarterly cash distributions of available cash on the Inergy LP units in the ordinary course consistent with past practice) on or in respect of, or declare or make any distribution on, any shares of its equity securities;

•

except as provided in the merger agreement, split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests;

•

except as contemplated by Inergy’s compensation or benefit plans in effect on, or as required by the terms of its securities outstanding on, the date of the original merger agreement, repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any partnership interests;

•	merge, consolidate or enter into any other business combination transaction with any person or make any acquisition or disposition that would be likely to have a material adverse effect;

•	implement or adopt any material change in its accounting principles, practices or methods, except for changes required by law or generally accepted accounting principles;

•

fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

•

make or rescind any material express or deemed election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

•	settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes;

•

change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law, or permitted by the amended and restated partnership agreement;

•

(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of others; (ii) enter into any material lease (whether operating or capital); (iii) create any lien on the property of Inergy or its subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease; or (iv) make or commit to make any capital expenditures; except for any such action as would not materially adversely affect Inergy’s or Holdings’ ability to consummate the transactions contemplated by the merger agreement;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•

knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at the closing date, (ii) any of the conditions to the merger not being satisfied, (iii) any material delay or prevention of the consummation of the merger or (iv) any material violation of any provision of the merger agreement, except, in each case, as may be required by law; or

•	agree or commit to do any of the prohibited actions described above.

Each of Holdings and Holdings GP have agreed that, without the prior written consent of the Inergy Special Committee, it will not, and will cause its subsidiaries not to, during the period from the date of the original merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as expressly contemplated or permitted by the merger agreement:

•	conduct its business and the business of its subsidiaries other than in the ordinary and usual course of business;

•

fail to use commercially reasonable best efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees or business associates;

•	take any action that would have a material adverse effect;

•

other than with respect to grants of equity or other rights made in the ordinary and usual course pursuant to Holdings’ long-term incentive plan and Holdings’ employee unit plan, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any rights, (ii) enter into any agreements with respect to such transactions, or (iii) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights;

•

make, declare or pay any distribution (except regular quarterly cash distributions of available cash on the Holdings common units in the ordinary course consistent with past practice) on or in respect of, or declare or make any distribution on, any shares of its equity securities;

•	split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests;

•

except as contemplated by Holdings’ compensation or benefit plans in effect on, or as required by the terms of its securities outstanding on, the date of the original merger agreement, repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any partnership interests;

•

sell, lease, dispose of or discontinue any portion of its assets, business or properties, including, without limitation, the sale, disposition or transfer, in whole or in part, of (i) the IDRs, (ii) IPCH or (iii) Inergy Partners, which is material to it and its subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it and its subsidiaries taken as a whole, or would be likely to have a material adverse effect;

•

amend the limited liability company agreement of Inergy GP, the existing partnership agreement of Inergy or the existing partnership agreement of Holdings other than in accordance with the merger agreement;

•	implement or adopt any material change in its accounting principles, practices or methods, except for changes required by law or generally accepted accounting principles;

•

fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

•

make or rescind any material express or deemed election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

•	settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes;

•

change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;

•

(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of others; (ii) enter into any material lease (whether operating or capital); (iii) create any lien on the property of Holdings or its subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease; or (iv) make or commit to make any capital expenditures;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•

except in connection with obtaining unitholder approval of the merger or its consideration of a acquisition proposal as permitted under the merger agreement, knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at the closing date, (ii) any of the conditions to the merger not being satisfied, (iii) any material delay or prevention of the consummation of the merger or (iv) any material violation of any provision of the merger agreement, except, in each case, as may be required by law; or

•	agree or commit to do any of the prohibited actions described above.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. Each of Holdings, Holdings GP and MergerCo, on the one hand, and Inergy and Inergy GP, on the other hand, has made representations and warranties to the other in the merger agreement with respect to the following subject matters:

•	existence, good standing and qualification and authority to conduct business;

•	capitalization;

•	existence, ownership, good standing and qualification of subsidiaries;

•	power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	compliance with laws;

•	defaults on contracts;

•	absence of any conflict or violation of organizational documents, third party agreements or law or regulation as a result of entering into and carrying out the obligations of the merger agreement;

•	filings and reports with the SEC and financial information;

•	fees payable to brokers;

•	tax matters;

•	regulatory approvals or consents required to complete the merger;

•	the Holdings Conflicts Committee recommendation and Holdings Board approval;

•	the Inergy Special Committee recommendation;

•	operations of MergerCo;

•	the opinion of the financial advisor to the Holdings Conflicts Committee; and

•	the opinion of the financial advisor to the Inergy Special Committee.

The representations and warranties contained in the merger agreement will not survive beyond the effective time of the merger.

Additional Covenants

Best Efforts

Each of the parties to the merger agreement has agreed to use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable law to consummate the merger and the transactions contemplated by the merger agreement, including obtaining any third party approvals, having any injunction or restraining order or other order adversely affecting the consummation of the merger lifted or rescinded, defending any litigation seeking to enjoin, prevent or delay the consummation of the merger or seeking material damages, and cooperating fully with the other party and furnishing to the other party copies of all correspondence, filings and communications with the regulatory authorities. In complying with the commercially reasonable best efforts covenant, neither Inergy nor Holdings nor any of their subsidiaries is required to take measures that would have a material adverse effect on it or its subsidiaries taken as a whole.

Equity Holder Approval

Holdings has agreed to call, hold and convene a meeting of its unitholders. The purpose of the Holdings special meeting will be to consider and vote upon the approval of the merger, the approval and adoption of the merger agreement and any other matters required to be approved by Holdings unitholders for consummation of the merger. In the event of a Holdings change in recommendation, Holdings will not be required to call, hold or convene the Holdings special meeting.

Registration Statement

Each of Holdings and Inergy has agreed to cooperate in the preparation of the registration statement that includes this proxy statement/prospectus (and other proxy solicitation materials of Holdings) filed with the SEC in connection with the Holdings special meeting.

Press Releases

Prior to the termination of the merger agreement or any change in recommendation, if any, each of Holdings and Inergy will not, without the prior approval of the Holdings Board and the Holdings Conflicts Committee in the case of Holdings and the Inergy Board and the Inergy Special Committee in the case of Inergy, issue any press release or written statement for general circulation relating to the merger, except as otherwise required by applicable law or regulation or the applicable stock exchange rules, in which case it will consult with the other party before issuing any press release or written statement.

Access; Information

Upon reasonable notice, and subject to applicable laws relating to the exchange of information, each party and its subsidiaries will afford the other parties and their officers, employees, counsel, accountants and other authorized representatives access, throughout the period prior to the effective time of the merger, to all its properties, books, contracts, commitments and records and to its officers, employees, accountants, counsel and other representatives. Neither Holdings nor Inergy is required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege or contravene any law, rule, regulation, order, judgment, fiduciary duty or binding agreement entered into prior to the date of the original merger agreement.

Affiliate Arrangements

Holdings must deliver to Inergy a schedule of each person that is, or is reasonably likely to be, deemed an affiliate of Holdings within 15 days after the mailing of this proxy statement/prospectus. Holdings must use its commercially reasonable best efforts to prevent these affiliates from selling any securities received in connection with the merger in violation of the registration requirements of the Securities Act.

Takeover Laws

Neither Holdings nor Inergy will take any action that would cause the transactions contemplated by the merger agreement to be subject to requirements imposed by any takeover laws.

No Rights Triggered

Each of Holdings and Inergy will take all steps necessary to ensure that the entering into of the merger agreement and the consummation of the transactions contemplated thereby will not result in the grant of any rights, including convertible securities, to any person under their respective partnership agreements or under any material agreement to which it or its subsidiaries is a party.

New York Stock Exchange

Inergy will use commercially reasonable best efforts to list the Inergy LP units to be issued to Holdings unitholders, and the Inergy LP units subject to issuance upon conversion of the Class B units to be issued to the PIK Recipients, on the NYSE prior to the effective time of the merger.

Third Party Approvals

Holdings and Inergy and their respective subsidiaries will cooperate and use their commercially reasonable best efforts to prepare all documentation, to effect all filings, to obtain, and comply with the terms and conditions of, all permits, consents, approvals and authorizations of all third parties and all regulatory approvals necessary to consummate the merger and to cause the merger to be consummated and the Inergy amended and restated partnership agreement to be effective as expeditiously as practicable.

Indemnification; Directors’ and Officers’ Insurance

Inergy will indemnify and hold harmless each person who is a director or officer of Holdings, Holdings GP or any of their subsidiaries, both as of the date of the original merger agreement and through the effective date of the merger, to the fullest extent permitted by law in connection with any threatened, asserted, pending or completed action and any losses, claims, damages, liabilities, costs, judgments, fines, penalties and amounts paid in settlement resulting from such person’s service as a director or officer of Holdings, Holdings GP or their subsidiaries. Inergy will also pay for reasonably attorneys’ fees and all other reasonable costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in such claim within ten days after any request for advancement.

For a period of six years from the effective time of the merger, the amended and restated partnership agreement will contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in Holdings’ existing partnership agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time, were indemnified parties, unless such modification is required by law and then only to the minimum extent required by law.

Inergy will maintain for at least six years following the effective time of the merger, the current policies of directors’ and officers’ liability insurance maintained by Holdings, Holdings GP and their subsidiaries, except that Inergy may substitute policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to the directors and officers of Holdings, Holdings GP or their subsidiaries than the existing policy; provided, that Inergy is not required to pay annual premiums in excess of 300% of the last annual premium paid by Holdings or Holdings GP prior to the date of the original merger agreement. Such obligation of Inergy will be deemed to have been satisfied if prepaid “tail” policies have been obtained by Inergy with terms and carriers at least as favorable as the current policy.

All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of existing indemnified parties, as provided in the Holdings agreement of limited partnership, will be assumed by Inergy and Inergy GP in the merger, without further action, at the effective time of the merger and will survive the merger and will continue in full force and effect in accordance with their terms.

Notification of Certain Matters

Each of Holdings GP, Holdings, Inergy GP and Inergy will give prompt notice to the other of: (i) any fact, event or circumstance known to it that would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement, and (ii) any change in its condition (financial or otherwise) or business or any litigation or governmental complaints, investigations or hearings, in each case, to the extent such change results in, or would reasonably be expected to result in, a material adverse effect.

Section 16(b) Matters

Holdings will take such steps as are reasonably requested by any party to the merger agreement to cause, as applicable, dispositions of the equity of Holdings (including derivative securities) by the directors and executive officers of Holdings GP to be exempt from the short-swing profit rules under Section 16(b) of the Exchange Act.

Amended and Restated Partnership Agreement

Inergy GP will execute and make effective the proposed amended and restated partnership agreement of Inergy.

Amendment No. 1 to the Holdings Partnership Agreement

Prior to the effective time, Holdings GP will execute and make effective Amendment No. 1 to the Holdings partnership agreement.

Solicitation of Other Offers by Holdings

General

Commencing on the sixty-first (61st) calendar day after this proxy statement/prospectus is first filed with the SEC (the “window-shop period”), none of Holdings GP, Holdings and its subsidiaries will, and they will use their commercially reasonable best efforts to cause their representatives not to, directly or indirectly:

•	knowingly initiate, solicit or encourage the submission of any acquisition proposal; or

•	participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any acquisition proposal.

Acquisition Proposal. In this proxy statement/prospectus, the term “acquisition proposal” means any proposal or offer from or by any person other than Inergy, Inergy GP or MergerCo relating to (i) any direct or indirect acquisition of (a) more than 20% of the assets of Holdings and its subsidiaries, taken as a whole; (b) more than 20% of the outstanding equity securities of Holdings; or (c) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Holdings and its subsidiaries, taken as a whole; (ii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 20% of the outstanding equity securities of Holdings; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Holdings, other than the merger.

Provision of Information in Connection with an Acquisition Proposal

Upon receipt of a solicited (prior to the expiration of the window-shop period) or an unsolicited written acquisition proposal that did not result from a knowing and intentional breach of the provisions described under “—General” above, Holdings may furnish information to, including information pertaining to Inergy, or enter into or participate in any discussions or negotiations with, any person making such acquisition proposal if (i) the Holdings Board, after consultation with its outside legal counsel and financial advisors, determines in good faith that (a) such acquisition proposal constitutes or is likely to result in a superior proposal (as defined in the merger agreement) and (b) failure to take such action would be inconsistent with its fiduciary duties under the existing partnership agreement of Holdings and applicable law and (iii) Holdings receives an executed confidentiality agreement from such person prior to furnishing any non-public information; provided, however, that if Holdings receives an acquisition proposal that includes an Inergy Acquisition Proposal (as defined in the merger agreement), Holdings may, in its discretion, respond to a such person to indicate that Holdings cannot entertain an acquisition proposal that includes an Inergy Acquisition Proposal.

Holdings may not provide any non-public information or data pertaining to Inergy to the party making the acquisition proposal unless (i) the Holdings Board determines in good faith, after consultation with its outside legal advisors and financial advisors, that the provision of such non-public information or data pertaining to Inergy could possibly lead to a change in recommendation by the Holdings Board and (ii) Holdings has first required such party to execute a confidentiality agreement meeting the requirements of such agreements as set forth in the merger agreement, furnished a copy of such confidentiality agreement to Inergy, notified Inergy of the identity of such party and gives Inergy similar access to information. Holdings will promptly provide or make available to Inergy any non-public information concerning Holdings or any of its subsidiaries that is provided or made available to any such party. In addition, Inergy must provide to Holdings and to any such receiving party any non-public information or data pertaining to Inergy that Holdings reasonably requests. However, Holdings may not provide and Inergy will not be required to provide to any such party any information pertaining to Inergy where Holdings knows that the provision of such information would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of the original merger agreement.

Change in Recommendation by the Holdings Board

Except as provided below, the Holdings Board may not (i) withdraw, modify or qualify in any manner adverse to Inergy its recommendation to the Holdings unitholders; (ii) publicly approve or recommend, or publicly propose to approve or recommend, any acquisition proposal; or (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Holdings or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract or any tender or exchange offer providing for, with respect to or in connection with any acquisition proposal.

Notwithstanding the foregoing, at any time prior to obtaining the requisite Holdings unitholder approval, the Holdings Board may change its recommendation if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to make a change in recommendation would be inconsistent with its fiduciary duties under the existing partnership agreement of Holdings and applicable law. However, the Holdings Board will not be entitled to make a change in recommendation unless Holdings and Holdings GP have (i) complied in all material respects with the provisions described under this section “—Solicitation of Other Offers by Holdings,” (ii) provided Inergy and the Inergy Special Committee within two business days prior written notice advising that the Holdings Board intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any superior proposal that is the basis of the proposed action and the identity of the person making the proposal and contemporaneously providing a copy of all relevant proposed transaction documents and (iii) during such two business day period, engaged in good faith negotiations with Inergy to amend the merger agreement in such a manner that obviates the need for such change in recommendation, and (iv) if applicable, provided to Inergy all materials and information delivered or made available to the person making any superior proposal in connection with such superior proposal.

Conditions to the Completion of the Merger

The completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	approval and adoption by the Holdings unitholders of the merger, the merger agreement and the transactions contemplated hereby;

•

all filings required to be made prior to the effective time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the effective time from, any regulatory authority in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a material adverse effect on Inergy or Holdings;

•

absence of any order, decree or injunction of any court or agency and law, statute or regulation that enjoins, prohibits or makes illegal any of the transactions contemplated by the merger agreement, and the absence of any action, proceeding or investigation by any regulatory authority regarding the merger or any of the transactions contemplated by the merger agreement;

•

the registration statement has become effective and no stop order suspending the effectiveness of the registration statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC;

•

approval by the NYSE of listing of Inergy LP units to be issued in the merger, and the Inergy LP units subject to issuance upon conversion of the Class B units to be issued to the PIK Recipients in the merger, subject to official notice of issuance; and

•	the receipt by Inergy of any consent necessary in connection with assuming Holdings’ liabilities under Holdings’ credit agreements pursuant to the merger.

Additional Conditions to Holdings’ Obligations. The obligation of Holdings to complete the merger is subject to the satisfaction or waiver of the following conditions:

•

the accuracy of Inergy’s and Inergy GP’s representations and warranties contained in the merger agreement both as of the date of the original merger agreement, the merger agreement and as of the closing date of the merger, in all material respects;

•	the performance in all material respects by Inergy and Inergy GP of their respective obligations contained in the merger agreement;

•	the receipt by Holdings of a certificate signed by the Chief Executive Officer of Inergy GP to the effect that the conditions set forth in the two bullet points above have been satisfied;

•

the receipt by Holdings of an opinion of Andrews Kurth to the effect that: (i) the material U.S. federal income tax consequences to the holders of Holdings common units set forth in this proxy statement/prospectus of the transactions contemplated by the merger agreement are accurately set forth; and (ii) subject to the limitations set forth in “Material U.S. Federal Income Tax Consequences of the Transactions,” no gain or loss should be recognized by the holders of Holdings common units to the extent Inergy LP units or Class B units, as applicable, are received in exchange therefor as a result of the merger, other than gain resulting from either (a) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code, (b) any actual or deemed cash distributions or (c) amounts paid by one person to or on behalf of another person pursuant to the merger agreement;

•

the receipt by Holdings of an opinion of Vinson & Elkins to the effect that this proxy statement/prospectus accurately sets forth the material U.S. federal income tax consequences to the holders of Holdings common units of the ownership and disposition of Inergy LP units or Class B units, as applicable, received in exchange for such Holdings common units; and

•	Inergy GP will have executed and made effective the amended and restated partnership agreement.

Additional Conditions to Inergy’s Obligations. The obligations of Inergy to complete the merger are subject to the satisfaction or waiver of the following conditions:

•

the accuracy of Holdings and Holdings GP’s representations and warranties contained in the merger agreement both as of the date of the original merger agreement, the merger agreement and as of the closing date of the merger, in all material respects;

•	the performance in all material respects by Holdings and Holdings GP of its respective obligations contained in the merger agreement;

•	the receipt by Inergy of a certificate signed by the Chief Financial Officer of Holdings GP to the effect that the conditions set forth in the two bullet points above have been satisfied;

•

the receipt by Inergy and the Inergy Special Committee of an opinion of Vinson & Elkins to the effect that: (i) the adoption of the amended and restated partnership agreement and the transactions contemplated by the merger agreement will not result in the loss of limited liability of any limited partner of Inergy; (ii) the adoption of the amended and restated partnership agreement and the transactions contemplated by the merger agreement will not cause Inergy to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; (iii) no gain or loss should be recognized by existing holders of Inergy LP units as a result of the merger and other matters contemplated by the merger agreement (other than gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code, or (B) amounts paid to Inergy pursuant to Section 9.1 of the merger agreement) and (iv) the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Transactions,” to the extent it sets forth statements of legal conclusions, and subject to the conditions described therein, represents the opinion of such counsel; and

•	the receipt by Inergy of any consent necessary in connection with assuming Holdings’ liabilities under Holdings’ credit agreements pursuant to the merger.

Termination of Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger in any of the following ways:

•	by mutual written consent of Holdings and Inergy.

•	by either Holdings or Inergy upon written notice to the other:

•

if the merger is not completed on or before December 31, 2010 (the “termination date”) unless the failure of the closing to occur by this date is primarily due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligation under the merger agreement or a material breach of the merger agreement by such party;

•

if any regulatory authority has issued a final and nonappealable statute, rule, order, decree or regulation or taken any other action that permanently restrains, enjoins or prohibits the consummation of the merger or makes the merger illegal, provided that the terminating party is not in breach of its obligation to use commercially reasonable best efforts to complete the merger promptly;

•

if there has been a material breach of the support agreement; provided, that Holdings is not entitled to terminate the merger agreement if Holdings has breached any of its obligations described under “—Solicitation of Other Offers by Holdings” beginning on page 106;

•

if there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in the merger agreement on the part of any of the other parties, which breach has not been cured within 30 days after receiving notice from the terminating party, or which breach, by its nature, cannot be cured prior to the termination date. However, the terminating party itself must not be in material breach of any representation, warranty, covenant or agreement. In order for termination to take place, the breaches must be of such nature that they would entitle the party receiving such representation not to carry out the merger agreement because certain closing conditions are not met; or

•

if there has been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of any of the other parties, which breach has not been cured within 30 days after receiving notice from the terminating party, or which breach, by its nature, cannot be cured prior to the termination date. However, the terminating party itself must not be in material breach of any representation, warranty, covenant or agreement. In order for termination to take place, the breaches must be of such nature that they would entitle the party receiving the benefits of such covenants or agreements not to consummate the transactions contemplated by the merger agreement because certain closing conditions are not met.

•

by Inergy if (i) Holdings has materially breached any of the provisions described under “—Solicitation of Other Offers by Holdings” beginning on page 106 or (ii) the Holdings Board makes a change in recommendation as described under “—Solicitation of Other Offers by Holdings—Change in Recommendation by the Holdings Board.”

•

by Holdings if, at any time after the date of the original merger agreement and prior to obtaining the Holdings unitholder approval, Holdings receives an acquisition proposal and the Holdings Board concludes in good faith that such acquisition proposal constitutes a superior proposal, the Holdings Board has made a change in recommendation with respect to the superior proposal, Holdings has not knowingly and intentionally breached any of the provisions described under “—Solicitation of Other Offers by Holdings,” and the Holdings Board concurrently approves, and Holdings concurrently enters into, a definitive agreement with respect to the superior proposal and has paid the termination fee.

•

by Holdings if as a result of a change in U.S. federal income tax law, the Holdings Conflicts Committee determines, in its reasonable judgment, that consummation of the transactions contemplated by the merger agreement could materially increase the amount of U.S. federal income tax due from any holder of Holdings common units as a result of owning or disposing of the Inergy LP units acquired pursuant to such transactions, as compared to U.S. federal income tax due from such holder as a result of owning or disposing of any Holdings common units in the event the transactions contemplated by the merger agreement did not occur; provided that Holdings will not have the right to terminate the merger agreement pursuant to such change in U.S. federal income tax law in the event, within 30 days after the receipt of such notice, Inergy has provided to Holdings the opinion of nationally recognized tax counsel, reasonably acceptable to Holdings, to the effect that such holder of Holdings common units should not be liable for such increased tax as a result of owning or disposing of Inergy LP units.

•

by Inergy if as a result of a change in U.S. federal income tax law, the consummation of the transactions contemplated by the merger agreement could materially increase the amount of U.S. federal income tax due from any holder of Inergy LP units as a result of owning or disposing of Inergy LP units, as compared to U.S. federal income tax due from such holder in the event the transactions contemplated by the merger agreement did not occur; provided that Inergy shall not have the right to terminate the merger agreement pursuant to such change in U.S. federal income tax law in the event, within 30 days after the receipt of such notice, Holdings has provided to Inergy the opinion of nationally recognized tax counsel, reasonably acceptable to Inergy, to the effect that it is more likely than not that such holder of Inergy LP units should not be liable for such increased tax as a result of owning or disposing of Inergy LP units.

Termination Fee and Expenses

Holdings will be obligated to pay a termination fee (to be held by an escrow agent) equal to $20 million in cash, reduced by certain amounts paid, upon the termination of the merger agreement in the following circumstances:

•

the merger agreement is terminated by Inergy because Holdings materially breaches any of the provisions described under “—Solicitation of Other Offers by Holdings” or the Holdings Board effects a change in recommendation;

•	the merger agreement is terminated by Holdings to enter into a superior proposal under certain circumstances; or

•

after an acquisition proposal for 50% or more of the assets of, the equity interest in or businesses of Holdings has been made to the Holdings unitholders or an intention to make such an acquisition proposal has been made known, the merger agreement is terminated (i) by either Inergy or Holdings because (a) the merger was not consummated by the termination date or (b) a material breach of the support agreement has occurred or (ii) by Inergy because of a breach of Holdings’ representations and warranties or agreements or covenants and, in each case, within 12 months after the merger agreement is terminated, Holdings or any of its subsidiaries enters into a definitive agreement in respect of any acquisition proposal and consummates the transaction contemplated by such definitive agreement (which need not be the same acquisition proposal as the acquisition proposal first mentioned in this paragraph).

If Holdings is obligated to pay the termination fee to Inergy, the escrow agent will release to Inergy a portion of the termination fee equal to no greater than 70% of the maximum remaining amount which, in the good faith view of Inergy GP may be taken in the gross income of Inergy without exceeding the permissible qualifying income limits for a publicly traded partnership based on applicable provisions of the Internal Revenue Code. Following the year in which the initial release of the termination fee occurs, additional amounts may be released or a portion of the fee may be required to be returned so that the amount released equals between 80% and 90% of the maximum which Inergy could actually have taken in gross income. Any amount of the termination fee not distributed to Inergy will be refunded to Holdings. In addition, Holdings has waived for itself and its affiliates, and will cause Inergy GP to waive, any rights to any distribution by Inergy of any termination fee paid to Inergy.

To the extent that Holdings has already paid Inergy its expenses in connection with the termination of the merger agreement and subsequently Holdings is obligated to pay the termination fee to the escrow agent on Inergy’s behalf, Holdings is only obligated to pay the escrow agent an amount equal to the difference of the applicable termination fee and expenses previously paid.

Holdings or Inergy will be obligated to pay expenses upon the termination of the merger agreement in the following circumstances:

•	Holdings will be obligated to pay Inergy’s expenses, not to exceed $3 million (exclusive of the termination fee), if the merger agreement is terminated by:

•	Inergy because of a material breach of Holdings’ or Holdings GP’s representations and warranties or agreements or covenants; or

•	Inergy or Holdings because a material breach of the support agreement has occurred.

•

Inergy will be obligated to pay Holdings’ expenses, not to exceed $3 million, if the merger agreement is terminated by Holdings because of a breach of Inergy’s or Inergy GP’s material representations and warranties or agreements or covenants.

If the merger is consummated, Inergy will pay the property and transfer taxes imposed on either party in connection with the merger. Inergy will also pay the expenses for filing, printing and mailing this proxy statement/prospectus. Any filing fees payable pursuant to regulatory laws and other filing fees incurred in connection with the merger agreement will be paid by the party incurring the fees.

Waiver and Amendment of the Merger Agreement

Prior to the closing, any provision of the merger agreement may be waived in writing by the party benefited by the provision and approved by the Inergy Board in the case of Inergy and by the Holdings Board in the case of Holdings. Any provision of the merger agreement may be amended or modified prior to the closing by a written agreement between the parties approved by the Inergy Board and the Holdings Board. Nonetheless, after the approval of Holdings unitholders has been obtained, no amendment may be made that requires further Holdings unitholder approval without such approval.

Governing Law

The merger agreement is governed by and interpreted under Delaware law.

THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF INERGY

The following is a summary of the material provisions of the amended and restated partnership agreement of Inergy which will be effective after the merger. The form of amended and restated partnership agreement is attached hereto as Annex B.

Immediately following the effective time of the merger, Inergy’s existing partnership agreement will be amended and restated. The material differences between the existing partnership agreement and the proposed amended and restated partnership agreement include: (i) the limited partner interest represented by the IDRs will be cancelled; (ii) the limited partner interests represented by Class A units, which will be issued to IPCH and Inergy Partners, will be established; (iii) the limited partner interests represented by Class B units, which will be issued to the PIK Recipients, will be established; (iv) Inergy Partners’ approximate 0.6% economic general partner interest (including rights to ownership, profit or any rights to receive distributions from operations or the liquidation of Inergy) will be eliminated, and Inergy Partners will withdraw as the non-managing general partner of Inergy; and (v) certain legacy provisions that are no longer applicable to Inergy will be eliminated.

The following provisions of the amended and restated partnership agreement are summarized elsewhere in this proxy statement/prospectus:

•	with regard to distributions of available cash, please read “Inergy’s Cash Distribution Policy” on page 157;

•	with regard to allocations of taxable income and taxable loss, please read “U.S. Federal Income Taxation of Ownership of Inergy LP Units and Class B Units” beginning on page 130.

Organization and Duration

Inergy was organized on March 7, 2001 and will continue in existence until its dissolution in accordance with the amended and restated partnership agreement.

Purpose

The purpose of Inergy under the amended and restated partnership agreement is to (a) serve as a member of Inergy Propane, LLC, its wholly owned operating subsidiary (“Inergy Propane”), and, in connection therewith, to exercise all the rights and powers conferred upon Inergy as a member of Inergy Propane pursuant to Inergy Propane’s limited liability company agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that Inergy Propane is permitted to engage in by Inergy Propane’s limited liability company agreement and, in connection therewith, to exercise all of the rights and powers conferred upon Inergy pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other entity or arrangement to engage indirectly in, any business activity that Inergy GP approves and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”), and, in connection therewith, to exercise all of the rights and powers conferred upon Inergy pursuant to the agreements relating to such business activity; provided, however, that Inergy GP reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Internal Revenue Code), or (ii) enhances the operations of an activity of Inergy Propane and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to Inergy, Inergy Propane or any of their subsidiaries. Inergy GP has no obligation or duty to Inergy, its limited partners, Inergy Partners (as a withdrawing general partner) or assignees of partnership interests to propose or approve, and in its discretion may decline to propose or approve, the conduct by Inergy of any business.

Inergy GP is authorized in general to perform all acts deemed necessary to carry out Inergy’s purposes and to conduct its business.

Power of Attorney

Each limited partner of Inergy grants to Inergy GP and, if appointed, a liquidator, a power of attorney to, among other things, execute, swear to, acknowledge, deliver, file and record all certificates, documents and other instruments (i) that Inergy GP or the liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of Inergy as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which Inergy may conduct business or own property, (ii) that Inergy GP or the liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of the amended and restated partnership agreement, (iii) that Inergy GP or the liquidator deems necessary or appropriate to reflect the dissolution and liquidation of Inergy pursuant to the terms of the amended and restated partnership agreement, (iv) relating to the admission, withdrawal, removal or substitution of any partner, (v) relating to the determination of the rights, preferences and privileges of any class or series of additional partnership securities issued by Inergy and (vi) relating to a merger or consolidation of Inergy.

Capital Contributions

Inergy unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of Inergy’s business within the meaning of the DRULPA and that it otherwise acts in conformity with the provisions of Inergy’s amended and restated partnership agreement, the limited partner’s liability under the DRULPA will be limited, subject to possible exceptions, to the amount of capital the limited partner is obligated to contribute to Inergy for such partner’s Inergy LP units plus the partner’s share of any undistributed profits and assets and any funds wrongfully distributed to it, as described below. If it were determined, however, that the right, or exercise of the right, by Inergy’s limited partners as a group:

•	to remove or replace Inergy GP;

•	to approve certain amendments to the amended and restated partnership agreement; or

•	to take any other action under the amended and restated partnership agreement constituted “participation in the control” of Inergy’s business for the purposes of the DRULPA, then the limited partners could be held personally liable for Inergy’s obligations under the laws of Delaware, to the same extent as Inergy GP. This liability would extend to persons who transact business with Inergy who reasonably believe that a limited partner is a general partner based on the limited partner’s conduct. Neither Inergy’s amended and restated partnership agreement nor the DRULPA specifically provides for legal recourse against Inergy GP if a limited partner were to lose limited liability through any fault of Inergy GP. While this does not mean that a limited partner could not seek legal recourse, Inergy knows of no precedent for this type of a claim in Delaware case law.

Under the DRULPA, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the DRULPA provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The DRULPA provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the DRULPA will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the DRULPA, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the limited partnership agreement.

Inergy’s subsidiaries conduct business in multiple states. Maintenance of Inergy’s limited liability as a limited partner or member of Inergy’s subsidiaries formed as limited partnerships or limited liability companies may require compliance with legal requirements in the jurisdictions in which such subsidiaries conduct business, including qualifying Inergy’s subsidiaries to do business there. Limitations on the liability of a limited partner or member for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions.

If it were determined that Inergy was, by virtue of Inergy’s limited partner interest or limited liability company interest in its subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace Inergy GP, to approve certain amendments to Inergy’s amended and restated partnership agreement, or to take other action under the amended and restated partnership agreement constituted “participation in the control” of Inergy’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for Inergy’s obligations under the law of that jurisdiction to the same extent as Inergy GP under the circumstances. Inergy will operate in a manner that Inergy GP considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

Inergy LP Units

The following matters require Inergy unitholder vote specified below.

Amendment of the amended and restated partnership agreement

Certain amendments may be made by Inergy GP without the approval of Inergy unitholders. Certain other amendments require the approval of a majority of outstanding Inergy LP units. Certain other amendments require the approval of a super-majority of outstanding Inergy LP units. Please read “—Amendment of the Amended and Restated Partnership Agreement” beginning on page 117.

Sale of all or substantially all of Inergy’s assets	Majority of outstanding Inergy LP units. Please read “—Merger, Sale or Other Disposition of Assets” beginning on page 119.

Dissolution of Inergy	Majority of outstanding Inergy LP units. Please read “—Termination and Dissolution” on page 120.

Removal/Replacement of Inergy GP	Two-thirds of the outstanding Inergy LP units. Please read “—Withdrawal or Removal of Inergy GP” beginning on page 119.

Class A Units

Holders of Class A Units will not have the right to vote on, approve or disapprove, or otherwise consent or not consent with respect to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law.

Class B Units

Holders of Class B units will have voting rights that are identical to the voting rights of Inergy LP units and will vote with the Inergy LP units as a single class, so that each Class B unit will be entitled to one vote for each Inergy LP unit into which such Class B units are convertible on each matter with respect to which each Inergy LP unit is entitled to vote. Each reference in this proxy statement/prospectus to a vote of holders of Inergy LP units is deemed to be a reference to the holders of Inergy LP units and Class B units on an “as if” converted basis, and the definition of “Unit Majority” is correspondingly construed to mean at least a majority of the Inergy LP units and the Class B units, on an “as if” converted basis, voting together as a single class during any period in which any Class B units are outstanding.

In addition to all other requirements imposed by Delaware law, and all other voting rights granted under the amended and restated partnership agreement, the affirmative vote of the holders of a majority of the outstanding Class B units, voting separately as a class based upon one vote per Class B unit, will be necessary on any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Class B units in any respect or amends or modifies any of the terms of the Class B units; provided, that Inergy will be able to amend the provisions relating to the Class B units so long as the amendment does not adversely affect the holders of the Class B units. Such adverse effect, amendment or modification includes any action that would:

(1) change the form of payment of distributions, defer the date from which distributions on the Class B units will accrue, cancel accrued and unpaid distributions on the Class B units or amend the amended and restated partnership agreement in a way that adversely affects any of the rights, preferences and privileges of the Class B units;

(2) reduce the amount payable or change the form of payment to the holders of the Class B units upon the voluntary or involuntary liquidation, dissolution or winding up of Inergy; or

(3) make any distribution of any property other than (i) additional Class B units issued in kind as a distribution or (ii) other partnership securities whose distribution is required or permitted by the amended and restated partnership agreement.

Issuance of Additional Securities

The amended and restated partnership agreement provides that Inergy may issue additional partnership securities and options, rights, warrants and appreciation rights relating to the partnership securities for any partnership purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as shall be established by Inergy GP in its sole discretion, all without the approval of any limited partners. Inergy may issue any class or series of partnership interests having preferences or other special or senior rights over the previously outstanding Inergy LP units.

It is possible that Inergy will fund acquisitions, and other capital requirements, through the issuance of additional Inergy LP units or other equity securities. Holders of any additional Inergy LP units that Inergy issues will be entitled to share with then-existing holders of Inergy LP units in Inergy’s distributions of available cash. In addition, the issuance of additional partnership interests may dilute (i) the percentage interests of then-existing holders of Inergy LP units in Inergy’s net assets and (ii) the voting rights of then-existing holders of Inergy LP units under the amended and restated partnership agreement.

The holders of Inergy LP units do not have preemptive rights to acquire additional Inergy LP units or other partnership interests.

Amendment of the Amended and Restated Partnership Agreement

General. Amendments to Inergy’s amended and restated partnership agreement may be proposed only by or with the consent of Inergy GP, which consent may be given or withheld in its sole discretion. To adopt a proposed amendment, other than certain amendments discussed below, Inergy GP must seek written approval of the holders of the number of Inergy LP units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as otherwise described below, an amendment must be approved by the limited partners holding in the aggregate at least a majority of the outstanding Inergy LP units, referred to as a “Unit Majority.”

No Unitholder Approval. Inergy GP may generally make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in the name of Inergy, the location of the principal place of business of Inergy, the registered agent of Inergy or the registered office of Inergy;

•	admission, substitution, withdrawal or removal of partners in accordance with the amended and restated partnership agreement;

•

a change that, in the sole discretion of Inergy GP, is necessary or advisable to qualify or continue the qualification of Inergy as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that Inergy and Inergy Propane will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

a change in the fiscal year or taxable year of Inergy and any changes that, in the discretion of Inergy GP, are necessary or advisable as a result of a change in the fiscal year or taxable year of Inergy including, if Inergy GP shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by Inergy;

•

an amendment that is necessary, in the opinion of counsel, to prevent Inergy, or Inergy GP or its directors, officers, trustees or agents, from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•	an amendment that, in the discretion of Inergy GP, is necessary or advisable in connection with the authorization of issuance of any class or series of partnership securities;

•	an amendment expressly permitted by the amended and restated partnership agreement to be made by Inergy GP acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the amended and restated partnership agreement;

•

an amendment that, in the discretion of Inergy GP, is necessary or advisable to reflect, account for and deal with appropriately the formation by Inergy of, or investment by Inergy in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by Inergy of activities permitted by the terms of the amended and restated partnership agreement;

•

a merger or conveyance pursuant to which (i) Inergy GP has received an opinion of counsel that the merger or conveyance would not result in the loss of the limited liability of any limited partner or any member in Inergy Propane or cause Inergy or Inergy Propane to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of Inergy into another limited liability entity and (iii) the governing instruments of the new entity provide the limited partners and Inergy GP with the same rights and obligations as are contained in the amended and restated partnership agreement; or

•	any other amendments substantially similar to the foregoing.

In addition, Inergy GP may make amendments to Inergy’s amended and restated partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of Inergy GP, reflect a change that:

•	does not adversely affect the limited partners (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect;

•

is necessary or advisable to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the DRULPA) or (ii) facilitate the trading of the limited partner interests (including the division of any class or classes of outstanding limited partner interests into different classes to facilitate uniformity of tax consequences within such classes of limited partner interests) or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which Inergy GP determines in its discretion to be in the best interests of Inergy and the limited partners;

•	is necessary or advisable in connection with action taken by Inergy GP relating to a split, distribution, subdivision or combination of partnership securities; or

•	is required to effect the intent of the provisions of the amended and restated partnership agreement or is otherwise contemplated by the amended and restated partnership agreement.

No Reduction of Voting Percentage Required to Take Action. Any amendment to the amended and restated partnership agreement that reduces the voting percentage required to take any action must be approved by the affirmative vote of Inergy’s limited partners constituting not less than the voting requirement sought to be reduced.

No Enlargement of Obligations. No amendment to the amended and restated partnership agreement may (i) enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by the holders of not less than a majority of the outstanding partnership interests of the class affected, (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, Inergy GP or any of its affiliates without the consent of Inergy GP, which consent may be given or withheld in its sole discretion, (iii) change the provision of the amended and restated partnership agreement that provides for the dissolution of Inergy upon the election to dissolve Inergy by Inergy GP that is approved by the holders of a Unit Majority (the “Elective Dissolution Provision”) or (iv) change the term of Inergy or, except as set forth in the Elective Dissolution Provision, give any person the right to dissolve Inergy.

No Material Adverse Effect on Rights and Preferences. Except for certain amendments in connection with the merger or consolidation of Inergy and except for those amendments that may be effected by Inergy GP without the consent of limited partners as described above, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class affected.

Opinion of Counsel and Inergy Unitholder Approval. Except as for those amendments that may be effected by Inergy GP without the consent of limited partners as described above, no amendments shall become effective without the approval of the holders of at least 90% of the outstanding units voting as a single class unless Inergy obtains an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.

Further Restrictions on Amendments. Except as for those amendments that may be effected by Inergy GP without the consent of limited partners as described above, the foregoing provisions described above relating to the amendment of the amended and restated partnership agreement may only be amended with the approval of the holders of at least 90% of the outstanding units.

Merger, Sale or Other Disposition of Assets

Inergy’s amended and restated partnership agreement generally prohibits Inergy GP, without the prior approval of a Unit Majority, from causing Inergy to, among other things, sell, exchange or otherwise dispose of all or substantially all of the consolidated assets owned by Inergy and its operating subsidiaries in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination). Inergy GP may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of Inergy’s consolidated assets without the approval of a Unit Majority. The amended and restated partnership agreement generally prohibits Inergy GP from causing Inergy to merge or consolidate with another entity without the approval of a Unit Majority.

If certain conditions specified in the amended and restated partnership agreement are satisfied, Inergy GP may merge Inergy or any of Inergy’s subsidiaries into, or convey some or all of Inergy’s assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change Inergy’s legal form into another limited liability entity.

Reimbursements of Inergy GP

Inergy GP does not receive any compensation for its services as Inergy’s managing general partner. However, Inergy GP will be entitled to be reimbursed for (i) all direct and indirect expenses it incurs or payments it makes on behalf of Inergy (including salary, bonus, incentive compensation and other amounts paid to any person including affiliates of Inergy GP to perform services for Inergy or for Inergy GP in the discharge of its duties to Inergy) and (ii) all other necessary or appropriate expenses allocable to Inergy or otherwise reasonably incurred by Inergy GP in connection with operating Inergy’s business (including expenses allocated to Inergy GP by its affiliates). The amended and restated partnership agreement provides that Inergy GP will determine the expenses that are allocable to Inergy in any reasonable manner determined by Inergy GP in its sole discretion. Reimbursements for expenses described above are in addition to any reimbursement to Inergy GP as a result of indemnification pursuant the amended and restated partnership agreement.

Withdrawal or Removal of Inergy GP

Inergy GP may withdraw as a general partner of Inergy (i) at any time prior to 12:00 midnight, Eastern Standard Time, on June 30, 2011, by giving at least 90 days’ advance notice of its intention to withdraw to the limited partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by unitholders holding at least a majority of the outstanding Inergy LP units (excluding Inergy LP units held by Inergy GP and its affiliates) and Inergy GP delivers to Inergy an opinion of counsel (a “withdrawal opinion of counsel”) that such withdrawal (following the selection of the successor general partner) would not result in the loss of the limited liability of any limited partner or of a member of Inergy Propane or cause Inergy or Inergy Propane to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such) and (ii) at any time after 12:00 midnight, Eastern Standard Time, on June 30, 2011, by giving at least 90 days’ advance notice to the unitholders, such withdrawal to take effect on the date specified in such notice. Notwithstanding clause (i) of the preceding sentence, at any time that Inergy GP voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the limited partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one person and its affiliates (other than Inergy GP and its affiliates) own beneficially or of record or control at least 50% of the outstanding units.

If Inergy GP gives a notice of withdrawal, the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor general partner. The person so elected as successor general partner will automatically become the successor general partner. If, prior to the effective date of Inergy GP’s withdrawal, a successor is not selected by the unitholders or Inergy does not receive a withdrawal opinion of counsel, Inergy will be dissolved in accordance with the amended and restated partnership agreement.

Inergy GP may be removed if such removal is approved by the unitholders holding at least 66 2/3% of the outstanding units (including units held by Inergy GP and its affiliates). Any such action by such holders for removal of Inergy GP must also provide for the election of a successor general partner by the unitholders holding a Unit Majority (including units held by Inergy GP and its affiliates). Such removal will be effective immediately following the admission of a successor general partner pursuant to the amended and restated partnership agreement. The right of the holders of outstanding units to remove the general partner will not exist or be exercised unless Inergy has received a withdrawal opinion of counsel.

If Inergy GP withdraws or is removed, Inergy is required to reimburse the departing general partner for all amounts due the departing general partner.

Transfer of General Partner Interest

Subject to certain conditions, prior to June 30, 2011, Inergy GP is prohibited from transferring all or any part of its general partner interest to a person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the outstanding Inergy LP units (excluding Inergy LP units held by Inergy GP and its affiliates) or (ii) is of all, but not less than all, of its general partner interest to (A) an affiliate of Inergy GP (other than an individual) or (B) another person (other than an individual) in connection with the merger or consolidation of Inergy GP with or into another person (other than an individual) or the transfer by Inergy GP of all or substantially all of its assets to another person (other than an individual).

Subject to certain conditions, on or after June 30, 2011, Inergy GP may transfer all or any of its general partner interest without unitholder approval.

In any event, no transfer of the general partner interest will be permitted unless Inergy receives an opinion of counsel that such transfer would not result in the loss of limited liability of any limited partner or of any member of Inergy Propane or cause Inergy or Inergy Propane to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes.

Termination and Dissolution

Inergy will continue as a limited partnership until terminated under the amended and restated partnership agreement. Inergy will dissolve upon:

(1) the withdrawal, removal, bankruptcy or dissolution of Inergy GP, unless a successor general partner is elected prior to or on the effective date of such withdrawal, removal, bankruptcy or dissolution and a withdrawal opinion of counsel is received by Inergy;

(2) an election to dissolve Inergy by Inergy GP that is approved by the holders of a Unit Majority;

(3) the entry of a decree of judicial dissolution of Inergy pursuant to the provisions of the DRULPA; or

(4) the sale of all or substantially all of the assets and properties of Inergy, Inergy Propane and their subsidiaries, treated as a single consolidated entity.

Upon (a) dissolution of Inergy following the withdrawal or removal of Inergy GP and the failure of the partners to select a successor general partner, then within 90 days thereafter, or (b) dissolution of Inergy upon the bankruptcy or dissolution of Inergy GP, then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute Inergy and continue its business on the same terms and conditions set forth in the amended and restated partnership agreement by forming a new limited partnership on terms identical to those set forth in the amended and restated partnership agreement and having as the successor general partner a person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, Inergy shall conduct only activities necessary to wind up its affairs.

Liquidation and Distribution of Proceeds

Upon Inergy’s dissolution, unless Inergy is reconstituted and continued as a new limited partnership by the holders of a Unit Majority, Inergy GP or, if Inergy GP has withdrawn, been removed, dissolved or become bankrupt, the liquidator authorized to wind up Inergy’s affairs will, acting with all of the powers of Inergy GP that the liquidator deems appropriate or necessary in its good faith judgment, liquidate Inergy’s assets and apply and distribute the proceeds of the liquidation as described in “Inergy’s Cash Distribution Policy—Distribution of Cash Upon Liquidation” on page 158.

Meetings; Voting

For purposes of determining the limited partners entitled to notice of or to vote at a meeting of limited partners or to give approvals without a meeting, Inergy GP may set a record date, which shall not be less than 10 nor more than 60 days before (i) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any national securities exchange on which the limited partner interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (ii) in the event that approvals are sought without a meeting, the date by which limited partners are requested in writing by Inergy GP to give such approvals.

If authorized by Inergy GP, any action that may be taken at a meeting of the limited partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by limited partners owning not less than the minimum percentage of the outstanding limited partner interests (including limited partner interests deemed owned by Inergy GP) that would be necessary to authorize or take such action at a meeting at which all the limited partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any national securities exchange on which the limited partner interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Special meetings of limited partners may be called by Inergy GP or by limited partners owning at least 20% of the outstanding partnership securities of the class or classes for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of a majority of the outstanding partnership securities of the class or classes for which a meeting has been called (including limited partner interests deemed owned by Inergy GP), represented in person or by proxy, will constitute a quorum.

Each record holder of an Inergy LP unit has one vote per Inergy LP unit, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities.” For a description of the voting rights of the Class A units and the Class B units, please read “—Voting Rights.” Inergy LP units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Board of Directors

Inergy is managed and operated by the officers of Inergy GP and is subject to the oversight of the Inergy Board. The Inergy Board is presently composed of five directors. As the sole member of Inergy GP, Holdings will continue to have the power to appoint members of the Inergy Board. The five current members of the Inergy Board are expected to continue as directors of the Inergy Board. Please read “Directors and Executive Officers of Inergy GP Following the Merger.”

Limited Call Right

If at any time not more than 20% of the outstanding Inergy LP units are held by persons other than Inergy GP and its affiliates, Inergy GP has the right, but not the obligation, to purchase all, but not less than all, of the remaining Inergy LP units at a price not less than the then current market price of the Inergy LP units.

Indemnification

Section 17-108 of the DRULPA empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The amended and restated partnership agreement provides that Inergy will indemnify (to the fullest extent permitted by applicable law) certain persons (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee. This indemnity is available only if the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a person other than Inergy GP) not opposed to, the best interests of Inergy and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Indemnitees include (i) any general partner of Inergy, (ii) any departing general partner, (iii) any person who is or was an affiliate of a general partner or any departing general partner, (iv) any person who is or was a member, partner, officer, director, employee, agent or trustee of Inergy or its subsidiaries, a general partner or any departing general partner or any affiliate of any of Inergy or its subsidiaries, general partner or any departing general partner and (v) any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person. Expenses subject to indemnity will be paid by Inergy to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. Inergy maintains a liability insurance policy on behalf of certain of the Indemnitees.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Article V of the limited liability company agreement of Inergy GP provides for the indemnification of affiliates of Inergy GP and members, managers, partners, officers, directors, employees, agents and trustees of Inergy GP or any affiliate of Inergy GP and such persons who serve at the request of Inergy GP as members, managers, partners, officers, directors, employees, agents, trustees and fiduciaries of any other enterprise against certain liabilities under certain circumstances.

COSTS RELATED TO THE MERGER

Inergy will pay all applicable expenses related to filing this proxy statement/prospectus and related registration statement and all related SEC and other regulatory filing fees, excluding legal and accounting fees and expenses, which are to be borne solely by the incurring party. Except as set forth in the merger agreement, all other expenses incurred by Holdings and Inergy in connection with the merger will be borne solely by the incurring party. Please read “The Merger Agreement—Termination Fee and Expenses” beginning on page 111.

If the transactions contemplated by the merger agreement are consummated: (a) Inergy following the merger will pay any and all property or transfer taxes imposed on either party in connection with the merger; (b) any expenses incurred in connection with filing, printing and mailing this proxy statement/prospectus will be paid by Inergy; and (c) all filing fees payable pursuant to regulatory laws and other filing fees incurred in connection with the merger agreement will be paid by the party incurring the fees.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

General

The following is a discussion of the material U.S. federal income tax consequences of the Transactions that may be relevant to Holdings unitholders. Unless otherwise noted, the description of the law and the legal conclusions set forth in this discussion are the opinion of Andrews Kurth, counsel to the Holdings Conflicts Committee, as to the material U.S. federal income tax consequences relating to those matters. This discussion is limited to U.S. federal income tax matters and does not contain any information regarding applicable state, local or non-U.S. income taxes or estate, property, alternative minimum or other taxes that may be applicable to a Holdings unitholder. This discussion is based upon the current provisions of the Internal Revenue Code, existing and final Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”), administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Holdings has not sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS is not precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

This discussion does not purport to be a complete description of all U.S. federal income tax consequences of the Transactions. This discussion is limited to Holdings unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and who hold Holdings common units as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not apply to other persons, including corporations, partnerships (or entities treated as partnerships for U.S. federal income tax purposes), estates or trusts, or Holdings unitholders who are subject to special rules under the U.S. federal income tax laws, including without limitation:

•	traders in securities that elect to mark to market their Holdings common units;

•	financial institutions, broker-dealers or dealers in securities or currencies;

•

persons who received Holdings common units as compensation or upon exercise of a compensatory option, or persons who hold Inergy LP units or Holdings common units as part of any compensatory arrangement; or

•	persons that hold Inergy LP units or Holdings common units as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction.

No ruling has been or will be requested from the IRS with respect to the tax consequences of the Transactions. It is a condition to closing of the Transactions, however, that Holdings receive an opinion of Andrews Kurth to the effect that:

•	the discussion in this proxy statement/prospectus accurately sets forth the material U.S. federal income tax consequences of the Transactions to the holders of Holdings common units; and

•

subject to the limitations set forth herein, such consequences include that no gain or loss should be recognized by the holders of Holdings common units to the extent Inergy LP units and Class B units, as applicable, are received in exchange therefor as a result of the Transactions, other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code, (ii) any actual or constructive distributions of cash or other property, or (iii) amounts paid by one party on behalf of another party pursuant to the merger agreement.

Except as set forth below with respect to ownership of Inergy LP units and Class B units, no opinions are being given with respect to any other tax matters. Moreover, the opinions of counsel described above will be expressly conditioned upon the Transactions being consummated in the manner contemplated by, and in accordance with, the terms set forth in the merger agreement and described in this proxy statement/prospectus. In addition, these tax opinions will be based on certain facts, assumptions, representations and covenants made by officers of Holdings and Holdings GP.

Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Some tax aspects of the Transactions are not certain, and no assurance can be given that the above-described opinions and/or the statements made in this proxy statement/prospectus with respect to tax matters would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the transactions may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied. Please read “Risk Factors—Tax Risks Related to the Transactions” beginning on page 33.

If Holdings waives receipt of the requisite tax opinion as a condition to closing and the changes to the tax consequences would be material, then this proxy statement/prospectus will be amended and recirculated and approval of the unitholders of Holdings will be resolicited.

We strongly encourage Holdings unitholders to consult with their own tax advisors in analyzing the federal, state, local and non-U.S. tax consequences of the Transactions in light of their own particular circumstances, including the possible effects of changes in U.S. federal or other tax laws.

This discussion assumes that Inergy and Holdings are classified as partnerships for U.S. federal income tax purposes at the time of the Transactions. If Inergy were treated as a corporation for U.S. federal income tax purposes at the time of the Transactions, the Transactions could be fully taxable to the Holdings unitholders. If Holdings were treated as a corporation, the Transactions could be fully taxable to both Holdings and the Holdings unitholders. In regard to the tax classification of Inergy, please read the discussion at “U.S. Federal Income Taxation of Ownership of Inergy LP Units and Class B Units—Partnership Status” below.

Tax Consequences of the Transactions to Holdings Unitholders

Gain Recognition—General

Subject to the limitations set forth herein, no income or gain should be recognized by the holders of Holdings common units solely as a result of the Transactions other than income or gain due to (i) a decrease in a holder’s share of partnership liabilities pursuant to Section 752 of the Internal Revenue Code, or (ii) any actual or constructive distributions of cash or other property. Holdings does not anticipate that the amount of any such income or gain recognized by Holdings unitholder will be material on a per Holdings common unit basis.

Decrease in a Holdings Unitholder’s Share of Liabilities

Prior to the completion of the Transactions, Holdings unitholders are allocated a share of Holdings’ liabilities (including Holdings’ share of Inergy’s liabilities). Upon the completion of the Transactions, Holdings unitholders who receive Inergy LP units or Class B units will become direct limited partners of Inergy and will be allocated a share of Inergy’s liabilities. Consequently, the completion of the Transactions will result in a change and could result in a reduction in the amount of liabilities allocated to a Holdings unitholder, which is referred to as a “reducing debt shift.” If a Holdings unitholder experienced a reducing debt shift as a result of the Transactions, such a unitholder would be deemed to have received a cash distribution in the amount of such shift. A Holdings unitholder would recognize gain to the extent a deemed cash distribution to such holder, together with any other actual, deemed or constructive distributions of cash or other property, exceeded such holder’s adjusted tax basis in its Holdings common units immediately prior to the Transactions. Based on the amount of debt of Holdings and Inergy currently have outstanding and the number units of Inergy current outstanding and to be issued as a result of the Transactions, Holdings and Inergy do not expect that Holdings unitholders will experience a reducing debt shift as a result of the Transactions. Nonetheless, this conclusion could change if an unforeseen circumstance requires Inergy or Holdings to reduce its liabilities.

Actual and Constructive Distributions of Cash or Other Property

Inergy LP Units Currently Held by Holdings

Holdings currently owns 1,083,453 Inergy LP units. These units will be distributed to the Holdings unitholders as a component of the merger consideration. For U.S. federal income tax purposes, subject to specific exceptions, these units will be considered “marketable securities,” and the fair market value of such units received by each Holdings unitholder will be treated as a cash distribution to such Holdings unitholder by Holdings. If the amount of any such deemed cash distribution, together with any other actual, deemed or constructive distributions of cash, to a Holdings unitholder exceeds such unitholder’s tax basis in its Holding common units, such unitholder will recognize gain in an amount equal to such excess.

A distribution of marketable securities is not treated as a cash distribution to the extent that a partner’s allocable share of a partnership’s built-in gain with respect to all such marketable securities is reduced as a result of the distribution. Holdings will not have any Inergy LP units after the Transactions, so each Holdings unitholder’s allocable share of the built-in gain with respect to Holdings’ current Inergy LP units will be reduced to zero as a result of the Transactions. Therefore, the amount of the distribution of the Inergy LP units currently held by Holdings that will be treated as a cash distribution will be equal to Holdings’ tax basis in such units. Holdings and Inergy expect that a Holdings unitholder will have a basis in its Holdings common units that equals or exceeds its allocable share of such deemed cash distribution amount and, thus, do not expect any Holdings unitholder to be required to recognize gain as a result of such Inergy LP units being treated as “marketable securities.”

Gain Attributable to Actual or Constructive Distributions of Cash by Inergy to Holdings

Pursuant to the merger agreement, Inergy will pay cash to Holdings to fund certain fractional unit payments and assume Holdings’ liabilities. Inergy may also pay expenses with regard to the Transactions that would be treated as paid on behalf of or for the benefit of Holdings. Holdings may be treated for U.S. federal income tax purposes as selling to Inergy a portion of the assets that it contributes to Inergy pursuant to the Transactions (the stock of IPCH and the membership interests of Inergy Partners) to the extent of any actual, deemed or constructive distributions of cash by Inergy to Holdings (including an assumption of Holdings’ debt by Inergy) within two years of the date of the Transactions. Any gain or loss recognized by Holdings from such a deemed sale would be allocated among and taxable to Holdings unitholders. Although Andrews Kurth has not rendered an opinion as to whether Holdings will be treated as selling a portion of its assets to Inergy in the Transactions, given the factual nature of such determination, Holdings and Inergy believe that one or more applicable exceptions to deemed sale treatment may reduce or eliminate the amount of assets that are treated as sold pursuant to the Transactions. Accordingly, Holding and Inergy intend to take the position that neither Holdings nor its unitholders will recognize a material amount of gain as a result of a deemed sale.

Constructive Distribution Resulting From the GP Exchange

In 1992, the IRS released Proposed Treasury Regulation Section 1.337(d)-3 effective for transactions occurring after March 9, 1989. It is not clear whether or when these proposed regulations will be finalized. The proposed regulations, if enacted as final regulations in their present form, could apply to cause IPCH to be treated as distributing a portion of its property in redemption of its stock. Similarly, if the value of the Inergy Class A units issued to IPCH or Inergy Partners, respectively, is less than the value of the Inergy LP units and general partner interests IPCH or Inergy Partners exchanged therefor, IPCH could be deemed to have distributed to Holdings a portion of the Inergy LP units and general partner interests with a value in excess of the value of the Class A common units received in the exchange.

In either case, the deemed distribution would be treated as a sale of the distributed property by IPCH in a fully taxable transaction, and IPCH would recognize gain equal to the amount, if any, by which the fair market value of such property exceeds the adjusted basis thereof. Where the value of the Class A units is less than the Inergy LP units and general partner interests that IPCH exchanged therefor, Holdings also likely would be treated as receiving a taxable distribution from IPCH in an amount equal to the excess portion of the Inergy LP units and general partner interest. This deemed distribution would be treated as a dividend to Holdings to the extent of IPCH’s current and accumulated earnings and profits (including earnings and profits attributable to the gain on the deemed sale by IPCH of the excess portion of these rights and interests), then as a return of capital to the extent of the adjusted tax basis of Holdings in its IPCH stock, and thereafter, any amount in excess of such tax basis would be treated as gain from the sale of IPCH stock.

Other Tax Consequences

Constructive Termination

Partnerships are considered to terminate for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in their capital and profits within a twelve-month period. It is anticipated that Inergy will be treated as a partnership that constructively terminates on the effective date of the Transactions because the Transactions, together with all other units sold within the prior twelve-month period will likely represent a sale or exchange of 50% or more of the total interest in Inergy’s capital and profits interests. The Transactions represent an exchange of 40.9% of the total interest in Inergy’s capital and profits interests. For purposes of measuring whether the 50% has been met, multiple sales of the same partnership interest are counted only once. In order to determine whether a sale or exchange of 50% or more of capital and profits interests has occurred, Inergy reviews information available to it regarding transactions involving transfers of its units, including sales of units pursuant to trading activity in the public markets. As a result of the anticipated termination, Inergy’s taxable year will end and Inergy will be required to file a U.S. federal income tax return for the taxable year ending on the date the Transactions are effected. Each Inergy unitholder will be required to include in income its share of income, gain, loss and deduction for this period. In addition, an Inergy unitholder who has a taxable year ending on a date other than December 31 and after the date the Transactions close must include in income for such taxable year its share of income, gain, loss and deduction from Inergy for the year ending on December 31 and the year ending on the date the Transactions close, with the result that it will be required to include in income for this taxable year its share of more than one year of income, gain, loss and deduction from Inergy. Although Inergy’s termination should not affect its classification as a partnership for federal income tax purposes, among other things, the constructive termination of Inergy’s tax partnership will result in a deferral of certain deductions allowable in computing the taxable income of Inergy and Holdings for the year in which the termination occurs. Any such deferral is reflected in the projections described below under the heading “Effect of the Transactions on the Anticipated Ratio of Taxable Income to Cash Distributions for Holdings Unitholders.”

Reporting of Holdings’ Items of Income, Gain, Loss and Deduction

Each Holdings unitholder will be required to include in income his share of Holdings’ income, gain, loss and deduction for the period ending on the closing date of the Transactions, including any gain recognized by Holdings as a result of actual or constructive distributions of cash or other property as a result of the Transactions. Thereafter, holders of Inergy LP units will include their share of Inergy’s income, gain, loss and deduction for Inergy’s taxable year ending within or with its taxable year. For more information, please read “U.S. Federal Income Taxation of Ownership of Inergy LP Units and Class B Units—Tax Treatment of Operations—Accounting Method and Taxable Year” beginning on page 138.

Basis and Holding Period

A Holdings unitholder will have an adjusted tax basis in Inergy LP units and Class B units it receives in the Transactions equal to such unitholder’s adjusted tax basis in its Holdings common units, decreased by (i) any basis attributable to its share of Holdings’ liabilities (including its indirect share of Inergy’s liabilities), and (ii) the amount of any cash such unitholder receives in lieu of the distribution of fractional Inergy LP units in the Transactions, and increased by (a) any gain recognized by such unitholder as a result of the Transactions (other than gain recognized with respect to cash received by such unitholder in lieu of the distribution of fractional

Inergy LP units), and (b) such unitholder’s share of Inergy’s liabilities as determined in accordance with Section 752 of the Internal Revenue Code and the regulations promulgated thereunder. A Holdings unitholder’s holding period for Inergy LP units received in the Transactions will not be determined by reference to the holding period of the unitholder’s Holdings common units. Instead, a Holdings unitholder’s holding period for Inergy LP units received in the Transactions will include Holdings’ holding period in its capital assets (which include its interests in Inergy, the stock of IPCH and the membership interests of Inergy Partners). For a discussion of gain or loss recognized upon the disposition of Inergy LP units and Class B units received in the Transactions and the character thereof, please read “U.S. Federal Income Taxation of Ownership of Inergy LP Units and Class B Units—Disposition of Inergy LP Units and Class B Units—Recognition of Gain or Loss” beginning on page 139.

Partner Status

Following the Transactions, a Holdings unitholder who receives Inergy LP units will be treated as a partner in Inergy. For a discussion of the material U.S. federal income tax consequences of owning and disposing of Inergy LP units received in the Transactions, please read “U.S. Federal Income Taxation of Ownership of Inergy LP Units and Class B Units.”

Effect of the Transactions on the Anticipated Ratio of Taxable Income to Cash Distributions for Holdings Unitholders

Holdings and Inergy estimate that if the Transactions are completed, it will result in a decrease of at least $7.00 per unit in the aggregate amount of taxable income (or increase in the amount of taxable loss) allocable to the existing Holdings unitholders for the period from January 1, 2010 through December 31, 2013, which is referred to as the “Projection Period.” However, as a result of the Transactions and the anticipated constructive termination of Inergy’s tax partnership, Holdings and Inergy anticipate a short term increase in the amount of taxable income (or decrease in the amount of taxable loss) of up to $0.50 per unit allocable to the Holdings unitholders for their 2010 tax year. Holdings estimates that each Holdings unitholder that receives Inergy LP units in the transactions and who owns those units through December 31, 2013, will be allocated an aggregate amount of federal taxable income for that period that will be 35% or less of the cash distributed with respect to that period. This analysis does not consider the ability of any particular Holdings unitholder to utilize suspended passive losses.

The amount and effect of the increase or decrease in net income, or increase or decrease in net loss, allocated to a former Holdings unitholder resulting from the transactions will depend upon the unitholder’s particular situation, including when the unitholder purchased Holdings common units (and the basis adjustment to such unitholder’s share of Holdings common units under Section 743(b) of the Internal Revenue Code) and the ability of the unitholder to utilize any suspended passive losses. Depending on these factors, any particular unitholder may, or may not, be able to offset all or a portion of the short term projected increased net income (or decreased net loss) allocated to such unitholder.

The estimates above are based upon many assumptions, including (i) that the Transaction are completed in November 2010, (ii) that approximately 46.6 million new Inergy LP units will be issued to the Holdings unitholders in completion of the Transactions, (iii) that cash flow (and underlying gross income) from operations will approximate the amount required to maintain the distribution amount at the time of the Transactions on all Inergy LP units and Class A units, (iv) that the gain, if any, resulting from a deemed sale by Holdings of a portion of its assets to Inergy would not exceed $0.10 per Holdings common unit, (v) that the transactions cause a constructive termination of Inergy as a tax partnership for federal income tax purposes (please read “Tax Consequences of the Transactions to Holdings Unitholders—Other Tax Consequences—Constructive Termination” for a discussion of the consequences of Inergy’s termination for federal income tax purposes), and (vi) other assumptions with regard to income, valuations, capital expenditures, cash flow, net working capital and anticipated cash distributions.

In addition, these estimates are based on current tax law and tax reporting positions that Inergy has adopted or will adopt and with which the IRS could disagree. These estimates are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties over which Inergy has no control. Accordingly, neither Holdings nor Inergy can assure Holdings unitholders that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any such differences could be material and could materially affect the value of the Inergy LP units. For example, the U.S. federal income tax liability of a unitholder could be increased during the projection periods set forth above, including the Projection Period, if Inergy makes a future offering of Inergy common units and uses the proceeds of the offering in a manner that does not produce substantial additional deductions during such periods, such as to repay indebtedness currently outstanding or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate currently applicable to Inergy’s assets.

U.S. FEDERAL INCOME TAXATION OF OWNERSHIP OF INERGY LP UNITS

AND CLASS B UNITS

This section is a summary of the material U.S. federal, state and local tax consequences that may be relevant to owning Inergy LP units and Class B units received in the Transactions and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins insofar as it describes legal conclusions with respect to matters of U.S. federal income tax law. Such statements are based on the accuracy of the representations made by Inergy to Vinson & Elkins, and statements of fact do not represent opinions of Vinson & Elkins. To the extent this section discusses U.S. federal income taxes, that discussion is based upon current provisions of the Internal Revenue Code, Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This section does not address all U.S. federal, state and local tax matters that affect Inergy or its unitholders. To the extent that this section relates to taxation by a state, local or other jurisdiction within the United States, such discussion is intended to provide only general information. Neither Inergy nor Holdings has sought the opinion of legal counsel regarding U.S. state, local or other taxation and, thus, any portion of the following discussion relating to such taxes does not represent the opinion of Vinson & Elkins or any other legal counsel. Furthermore, this section focuses on holders of Inergy LP units and Class B units who are individual citizens or residents of the United States, whose functional currency is the U.S. dollar and who hold units as capital assets (generally, property that is held as an investment). This section has no application to corporations, partnerships (and entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts, employee benefit plans, real estate investment trusts or mutual funds. Accordingly, Inergy encourages each unitholder to consult, and depend on, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from their ownership or disposition of its Inergy LP units and Class B units.

No ruling has been or will be requested from the IRS regarding any matter that affects Inergy or its unitholders. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for Inergy LP units and the prices at which Inergy LP units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to Inergy unitholders and thus will be borne indirectly by Inergy’s unitholders. Furthermore, the tax treatment of Inergy, or of an investment in Inergy, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Vinson & Elkins has not rendered an opinion with respect to the following specific U.S. federal income tax issues: (1) the treatment of an Inergy unitholder whose Inergy LP units or Class B units are loaned to a short seller to cover a short sale of Inergy LP units (please read “—Tax Consequences of Inergy LP Unit and Class B Unit Ownership—Treatment of Short Sales”); (2) whether Inergy’s monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Inergy LP Units and Class B Units—Allocations Between Transferors and Transferees”); and (3) whether Inergy’s method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Inergy LP Unit and Class B Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of Inergy

Partnership Status

Inergy will be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for U.S. federal income taxes. Instead, each of the unitholders will be required to take into account its respective share of Inergy’s items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if no cash distributions are made to the unitholder by Inergy. Distributions by Inergy to a unitholder generally will not be taxable to Inergy or the unitholder unless the amount of cash distributed to the unitholder exceeds the unitholder’s tax basis in its Inergy LP units.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships for which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the wholesale and retail marketing and transportation of propane and the transportation, marketing and processing of other natural resources, including oil, gas, and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. Inergy estimates that less than 6% of Inergy’s current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by Inergy and its managing general partner, and a review of the applicable legal authorities, Vinson & Elkins is of the opinion that at least 90% of Inergy’s current gross income constitutes qualifying income. The portion of Inergy’s income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to Inergy’s status or the status of Inergy’s operating company for U.S. federal income tax purposes. It is the opinion of Vinson & Elkins that, based upon the representations described below, Inergy has been and will be classified as a partnership and its operating company has been and will be disregarded as an entity separate from Inergy for U.S. federal income tax purposes.

In rendering its opinion, Vinson & Elkins has relied on factual representations made by Inergy and its managing general partner. The representations made by Inergy and its managing general partner upon which Vinson & Elkins has relied include, without limitation:

(a) none of Inergy, Holdings or any of their subsidiaries that are limited liability companies or partnerships has elected or will elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes;

(b) for each taxable year, including each short taxable year occurring during the 2010 calendar year as a result of the constructive termination of Inergy, more than 90% of Inergy’s gross income has been and will be income from sources that, in the opinion of Vinson & Elkins, generate qualifying income within the meaning of Section 7704(d) of the Internal Revenue Code; and

(c) each hedging transaction treated by Inergy as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas and products thereof (including propane) that are held or to be held by Inergy or its subsidiaries, as applicable, in activities that Vinson & Elkins has opined generate qualifying income.

Inergy and its managing general partner believe that these representations have been true in the past and expects that these representations will be true in the future.

If Inergy fails to meet the Qualifying Income Exception following the Transactions, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require Inergy to make adjustments with respect to Inergy unitholders or pay other amounts), Inergy will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which it fails to meet the Qualifying Income Exception, in return for stock in that corporation and then distributes that stock to Inergy unitholders in liquidation of their interests in Inergy. This deemed contribution and liquidation should be tax-free to Inergy unitholders and Inergy so long as Inergy, at that time, does not have liabilities in excess of the tax basis of Inergy’s assets. Thereafter, Inergy would be treated as a corporation for U.S. federal income tax purposes.

If Inergy were treated as an association taxable as a corporation for U.S. federal income tax purposes in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return, rather than being passed through to the unitholders, and its net income would be taxed to Inergy at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income to the extent of Inergy’s current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder’s tax basis in its Inergy units, or taxable capital gain, after the unitholder’s tax basis in its Inergy units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in an Inergy unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of Inergy LP units and Class B units.

The remainder of this discussion assumes that Inergy will be classified as a partnership for U.S. federal income tax purposes.

Tax Consequences of Inergy LP Unit and Class B Unit Ownership

Limited Partners Status

Unitholders who are admitted as limited partners of Inergy, as well as unitholders whose Inergy LP units and Class B units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of Inergy LP units and Class B units, will be treated as tax partners of Inergy for U.S. federal income tax purposes. For a discussion related to the risks of losing partner status as a result of short sales, please read “—Tax Consequences of Inergy LP Unit and Class B Unit Ownership—Treatment of Short Sales.”

Items of Inergy’s income, gains, losses, or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore be fully taxable as ordinary income. Unitholders are urged to consult their own tax advisors with respect to the consequences of their status as partners in Inergy for U.S. federal income tax purposes.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes,” Inergy and its subsidiaries will not pay any U.S. federal income tax aside from any taxes paid by its corporate operating subsidiary. For U.S. federal income tax purposes, each unitholder will be required to report on its income tax return its share of Inergy’s income, gains, losses and deductions without regard to whether Inergy makes cash distributions to such unitholder. Consequently, Inergy may allocate income to a unitholder even if that unitholder has not received a cash distribution. Each unitholder will be required to include in income its allocable share of Inergy’s income, gains, losses and deductions for its taxable year or years ending with or within its taxable year. Inergy’s taxable year ends on December 31.

Treatment of Distributions

Distributions made by Inergy to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds its tax basis in its Inergy units immediately before the distribution. Cash distributions made by Inergy to a unitholder in an amount in excess of the unitholder’s tax basis in its units generally will be considered to be gain from the sale or exchange of those Inergy units, taxable in accordance with the rules described under “—Disposition of Inergy LP Units and Class B Units” below. Any reduction in a unitholder’s share of Inergy’s liabilities, including as a result of future issuances of additional Inergy LP units or Class B units, will be treated as a distribution by Inergy of cash to that unitholder. To the extent that cash distributions made by Inergy cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, that unitholder must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.” Unlike Inergy LP units, PIK Recipients will not receive actual cash distributions but, nevertheless, may be treated as receiving deemed or constructive distributions. For example, Inergy may treat a PIK Recipient as receiving a cash distribution (followed by an immediate reinvestment of such distribution in exchange for additional Class B units) at such time as holders of Inergy LP units received actual cash distributions.

A non-pro rata distribution of money or property, including a deemed distribution, may result in ordinary income to a unitholder, regardless of that unitholder’s tax basis in its Inergy units, if the distribution reduces the unitholder’s share of Inergy’s “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, a unitholder will be treated as having received its proportionate share of the Section 751 Assets and then having exchanged those assets with Inergy in return for an allocable portion of the distribution made to such unitholder. This latter deemed exchange generally will result in the unitholder’s realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Inergy LP Units and Class B Units

Please read “Tax Consequences of the Transactions to Holdings Unitholders—Other Tax Consequences—Basis and Holding Period” for a discussion of how to determine the initial tax basis of Inergy LP units and Class B units received in the Transactions. A unitholder’s initial tax basis in its units generally will be (i) increased by the unitholder’s share of Inergy’s income and by any increases in such unitholder’s share of Inergy’s nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions to it from Inergy, by its share of Inergy’s losses, by any decreases in its share of Inergy’s nonrecourse liabilities and by its share of Inergy’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. An Inergy unitholder’s share of Inergy’s nonrecourse liabilities will generally be based on the Book-Tax Disparity (as described in “—Allocation of Income, Gain, Loss and Deduction” below) attributable to such unitholder to, the extent of such amount, and, thereafter, its share of Inergy’s profits. Please read “—Disposition of Inergy LP Units and Class B Units—Recognition of Gain or Loss.”

The tax basis of a holder of Class B units will not decrease as a result of the additional Class B units issued in lieu of cash distributions. A holder of Class B units generally will not recognize any income, gain, loss or deduction upon the conversion of Class B units into Inergy LP units, and the unitholder’s aggregate basis in the Inergy LP units issued upon conversion of the Class B units (and any other Inergy LP units it already owned) will equal the unitholder’s adjusted basis in the corresponding converted Class B units (and any other Inergy LP units it already owned). Such unitholder will have a holding period in the newly-issued Inergy LP units that includes its holding period for the converted Class B units.

Limitations on Deductibility of Losses

The deduction by a unitholder of that unitholder’s share of Inergy’s losses will be limited to the lesser of (i) the tax basis such unitholder has in his units, and (ii) the amount for which the unitholder is considered to be “at risk” with respect to Inergy’s activities. An Inergy unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause the unitholder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain would not be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of the unitholder’s units, excluding any portion of that basis attributable to the unitholder’s share of Inergy’s liabilities, reduced by (1) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (2) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in Inergy, is related to another unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in the unitholder’s share of Inergy’s liabilities.

In addition to the basis and at risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals are permitted to deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses Inergy generates will be available to offset only its passive income generated in the future and will not be available to offset income from other passive activities or investments, including its investments or a unitholder’s investments in other publicly-traded partnerships, or a unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income Inergy generates may be deducted in full when he disposes of his entire investment in Inergy in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

There is no guidance as to whether suspended passive activity losses of Holdings units will be available to offset passive activity income that is allocated to a former Holdings unitholder from Inergy after the Transactions. The IRS may contend that because Inergy is not the same partnership as Holdings the passive loss limitation rules would not allow use of such losses until such time as all of such unitholder’s Inergy LP units and Class B units are sold. Because of the lack of guidance with respect to this issue and the application of the passive loss limitation rules to tiered publicly traded partnerships, Vinson & Elkins is unable to opine as to whether suspended passive activity losses arising from Holdings activities will be available to offset Inergy taxable income allocated to a former Holdings unitholder following the Transactions. If you have losses with respect to Holdings common units, please consult your tax advisor. A unitholder’s share of Inergy’s net income may be offset by any of Inergy’s suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	Inergy’s interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to its unitholders for purposes of the investment interest expense limitation. In addition, the unitholder’s share of Inergy’s portfolio income will be treated as investment income.

Entity-Level Collections of Unitholder Taxes

If Inergy is required or elects under applicable law to pay any U.S. federal, state, local or non-U.S. tax on behalf of any unitholder or its general partner or any former unitholder, Inergy is authorized to pay those taxes from its funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, Inergy is authorized to treat the payment as a distribution to all current unitholders. Inergy is authorized to amend its limited partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under Inergy’s limited partnership agreement is maintained as nearly as is practicable. Payments by Inergy as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, Inergy’s items of income, gain, loss and deduction will be allocated among Inergy’s unitholders in accordance with their percentage interests in Inergy. However, the Class A units held by IPCH and Inergy Partners will not participate in allocations attributable to Inergy’s interests in IPCH and Inergy Partners.

Specified items of Inergy’s income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for (i) any difference between the tax basis and fair market value of Inergy’s assets at the time Inergy LP units and Class B units are issued and (ii) any difference between the tax basis and fair market value of any property contributed to Inergy, including property treated as being contributed to Inergy in connection with the Transactions, that exists at the time of such contribution, together, referred to in this discussion as “Contributed Property.” Holders of Inergy LP units and Class B units received by the Holdings unitholders will receive any such allocations, referred to as “Section 704(c) Allocations,” that would otherwise have been allocated to Holdings pursuant to Section 704(c). Under these rules for example, in the event that Inergy sells or disposes of IPCH common stock or Inergy Partners membership interests following the Transactions, all or a portion of any gain recognized may be allocated to holders of Inergy LP units and Class B units received by the Holdings unitholders. No special distributions will be made to the unitholders with respect to any tax liability resulting from such allocations.

In the event Inergy issues additional Inergy LP units or Class B units or engages in certain other transactions, “Reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to all persons who are holders of Inergy LP units or Class B units immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by Inergy at the time of such issuance or other transactions. In addition, items of recapture income will be allocated to the extent possible to Inergy unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other Inergy unitholders.

An allocation of items of Inergy’s income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for U.S. federal income tax purposes in determining an Inergy unitholder’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, an Inergy unitholder’s share of an item will be determined on the basis of its interest in Inergy, which will be determined by taking into account all the facts and circumstances, including:

•	its relative contributions to Inergy;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of Inergy’s income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions may be subject to tax as ordinary income.

Vinson & Elkins has not rendered an opinion regarding the tax treatment of a unitholder whose Inergy LP units are loaned to a short seller to cover a short sale of Inergy LP units or Class B units. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Inergy LP Units and Class B Units—Recognition of Gain or Loss.”

Alternative Minimum Tax

Each unitholder will be required to take into account the unitholder’s distributive share of any items of Inergy’s income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Unitholders are urged to consult with their tax advisors with respect to the impact of an investment in Inergy’s units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2011, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

The recently enacted Health Care and Education Reconciliation Act of 2010 and the Patient Protection and Affordable Care Act of 2010 is scheduled to impose a 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder’s allocable share of Inergy’s income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse) or $200,000 (if the unitholder is unmarried). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

Inergy has made the election permitted by Section 754 of the Internal Revenue Code and will make such election again with its first tax return following its constructive termination as a partnership. That election is irrevocable without the consent of the IRS. That election will generally permit Inergy to adjust an Inergy LP unit purchaser’s tax basis in Inergy’s assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect the unitholder’s purchase price. The Section 743(b) adjustment separately applies to any transferee of a unitholder who purchases outstanding Inergy LP units from another unitholder based upon the values and bases of Inergy’s assets at the time of the transfer to the transferee. The Section 743(b) adjustment does not apply to a person who purchases Inergy LP units directly from Inergy, and belongs only to the purchaser and not to other unitholders. Please read, however, “—Allocation of Income, Gain, Loss and Deduction” above. For purposes of this discussion, a unitholder’s inside basis in Inergy’s assets will be considered to have two components: (1) the unitholder’s share of Inergy’s tax basis in its assets (“common basis”) and (2) the unitholder’s Section 743(b) adjustment to that basis.

The timing and calculation of deductions attributable to Section 743(b) adjustments to Inergy’s common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Internal Revenue Code Section 704(c) type gain or loss with respect to an asset and certain elections Inergy makes as to the manner in which Inergy applies Internal Revenue Code Section 704(c) principles with respect to an asset to which the adjustment is applicable. Please read “—Allocation of Income, Gain, Loss and Deduction” above.

The timing of these deductions may affect the uniformity of Inergy’s units. Under Inergy’s limited partnership agreement, Inergy’s general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations or if the position would result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Units.” Vinson & Elkins is unable to opine as to the validity of any such alternate tax positions because there is no clear applicable authority. A unitholder’s basis in an Inergy LP unit is reduced by his or her share of Inergy’s deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that Inergy takes that understates deductions will overstate the unitholder’s basis in his or her Inergy LP units and may cause the unitholder to understate gain or overstate loss on any sale of such Inergy LP units. Please read “—Uniformity of Units” below.

A Section 754 election is advantageous if the transferee’s tax basis in its units is higher than the units’ share of the aggregate tax basis of Inergy’s assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and the transferee’s share of any gain or loss on a sale of assets by Inergy would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in its units is lower than those units’ share of the aggregate tax basis of Inergy’s assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in Inergy if Inergy has a substantial built-in loss immediately after the transfer, or if Inergy distributes property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of Inergy’s assets and other matters. For example, the allocation of the Section 743(b) adjustment among Inergy’s assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment Inergy allocated to Inergy’s tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than Inergy’s tangible assets. Inergy cannot assure you that the determinations Inergy makes will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should the general partner determine the expense of compliance exceeds the benefit of the election, Inergy may seek permission from the IRS to revoke Inergy’s Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than such purchaser would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

Inergy will use the year ending December 31 as its taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of Inergy’s income, gain, loss and deduction for its taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of Inergy’s taxable year but before the close of his taxable year must include his share of Inergy’s income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of Inergy’s income, gain, loss and deduction. Please read “—Disposition of Inergy LP Units and Class B Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of Inergy’s assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of Inergy’s assets and their tax basis (a) at the time of the Transactions will be borne by Inergy unitholders immediately before the Transactions and as of such period, and (b) at the time of any other offering will be borne by Inergy’s unitholders as of that time. Likewise, former Holdings unitholders will bear the U.S. federal income tax burden associated with the differences between the fair market valued of Holdings assets and their tax bases. Please read “—Tax Consequences of Inergy LP Unit and Class B Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, Inergy may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Inergy may not be entitled to any amortization deductions with respect to certain goodwill properties conveyed to Inergy or held by Inergy at the time of any future offering. Please read “—Uniformity of Units.” Property Inergy subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If Inergy disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property Inergy owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in Inergy. Please read “—Tax Consequences of Inergy LP Unit and Class B Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Inergy LP Units and Class B Units—Recognition of Gain or Loss.”

The costs incurred in selling Inergy’s units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon Inergy’s termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by Inergy, and as syndication expenses, which may not be amortized by Inergy. The underwriting discounts and commissions Inergy incurs will be treated as syndication expenses.

Valuation and Tax Basis of Inergy’s Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on Inergy’s estimates of the relative fair market values and the initial tax bases of Inergy’s assets. Although Inergy may from time to time consult with professional appraisers regarding valuation matters, Inergy will make many of the relative fair market value estimates itself. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Inergy LP Units and Class B Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will equal the sum of the cash or the fair market value of other property he receives plus his share of Inergy’s liabilities. Because the amount realized includes a unitholder’s share of Inergy’s liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from Inergy in excess of cumulative net taxable income for an Inergy LP unit or Class B unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in the unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2010 and 20% thereafter (absent new legislation extending or adjusting the current rate). However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or “inventory items” that Inergy owns. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify Inergy LP units and Class B units transferred with an ascertainable holding period to elect to use the actual holding period of the Inergy LP units and Class B units transferred. Thus, according to the ruling discussed above, an Inergy unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of Inergy units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, Inergy’s taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of Inergy’s assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly-traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and Inergy unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method Inergy has adopted. Existing publicly-traded partnerships are entitled to rely on those proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until the final Treasury Regulations are issued. Accordingly, Vinson & Elkins is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, Inergy’s taxable income or losses might be reallocated among the unitholders. Inergy is authorized to revise Inergy’s method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of Inergy’s income, gains, losses and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of its units is generally required to notify Inergy in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify Inergy in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, Inergy is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify Inergy of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

Under the rules discussed at “Tax Consequences of the Transactions to Holdings Unitholders—Other Tax Consequences—Constructive Termination”, Inergy’s tax partnership may terminate again if at any point in the future there are sales or exchanges of interests in Inergy that, in the aggregate, constitute 50% or more of the total interests in Inergy’s capital and profits within a twelve-month period. As with the current Transactions, a constructive termination occurring on a date other than December 31 will result in Inergy filing two tax returns. However, pursuant to an IRS relief procedure for publicly traded partnerships that have technically terminated, the IRS may allow, among other things, Inergy to provide only a single Schedule K-1 to an Inergy unitholder for the tax years in which the termination occurs.

Uniformity of Units

Because Inergy cannot match transferors and transferees of units and because of other reasons, Inergy must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, Inergy may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity could result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3), neither of which is anticipated to apply to a material portion of Inergy’s assets. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Inergy LP Unit and Class B Unit Ownership—Section 754 Election.”

Inergy’s Limited partnership agreement permits its general partner to take positions in filing its tax returns that preserve the uniformity of its units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins is unable to opine as to validity of such filing positions. A unitholder’s basis in units is reduced by his or her share of Inergy’s deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that Inergy takes that understates deductions will overstate the unitholder’s basis in his units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Inergy LP Units and Class B Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions Inergy takes to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Administrative Matters

Information Returns and Audit Procedures

Inergy intends to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of Inergy’s income, gain, loss and deduction for Inergy’s preceding taxable year. In preparing this information, which will not be reviewed by counsel, Inergy will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. Inergy cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither Inergy nor Vinson & Elkins can assure unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit Inergy’s federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder’s return could result in adjustments not related to Inergy’s returns as well as those related to its returns.

Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Under the amended and restated partnership agreement, the board of directors of Inergy must designate an officer of Inergy or Inergy GP who is a partner in Inergy as Inergy’s Tax Matters Partner.

The Tax Matters Partner will make some elections on Inergy’s behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in Inergy’s returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in Inergy to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on Inergy’s return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in Inergy as a nominee for another person are required to furnish to Inergy:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a person that is not a U.S. person;

(b) a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to Inergy. The nominee is required to supply the beneficial owner of the units with the information furnished to Inergy.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1)	for which there is, or was, “substantial authority;” or

(2)	as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, Inergy must disclose the relevant facts on its return. In addition, Inergy will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which Inergy does not believe includes itself, or any of its investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). The penalty is increased to 40% in the event of a gross valuation misstatement. Inergy does not anticipate making any valuation misstatements.

Reportable Transactions

If Inergy were to engage in a “reportable transaction,” Inergy (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single tax year, or $4 million in any combination of six successive tax years. Inergy’s participation in a reportable transaction could increase the likelihood that its federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures.”

Moreover, if Inergy were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties;”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

Inergy does not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to U.S. federal income taxes, Inergy unitholders will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which Inergy conducts business or owns property or in which the unitholder is a resident. Inergy currently conducts business or owns property in many states, most of which impose personal income taxes. Most of these states also impose an income tax on corporations and other entities. Moreover, Inergy may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective Inergy unitholder should consider their potential impact on its investment in Inergy. An Inergy unitholder may be required to file state income tax returns and to pay state income taxes in any state in which Inergy does business or owns property, and such Inergy unitholder may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require Inergy, or it may elect, to withhold a percentage of income from amounts to be distributed to an Inergy unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular Inergy unitholder’s income tax liability to the state, generally does not relieve a nonresident Inergy unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Inergy unitholders for purposes of determining the amounts distributed by Inergy. Please read “—Tax Consequences of Inergy LP Unit and Class B Unit Ownership—Entity-Level Collections of Unitholder Taxes” on page 135. Based on current law and Inergy’s estimate of Inergy’s future operations, Inergy anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each Inergy unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in Inergy. Vinson & Elkins has not rendered an opinion on the state, local, or non-U.S. tax consequences of an investment in Inergy. Inergy strongly recommends that each prospective Inergy unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each Inergy unitholder to file all tax returns that may be required of it.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Interests of the Executive Officers and Directors in the Merger

In considering the recommendation of the Holdings Board to approve the merger, the merger agreement and the transactions contemplated thereby, Holdings unitholders should be aware that some of the executive officers and directors of Holdings GP have interests in the merger that may differ from, or may be in addition to, the interests of Holdings unitholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. These interests include the following:

•

Holdings and Inergy Units. Some of the executive officers and directors of Holdings GP currently own Holdings common units and will be receiving Inergy LP units and Class B units as a result of the merger. Holdings common units held by the directors and executive officers will be exchanged for Inergy LP units at a ratio of 0.77 Inergy LP units per Holdings common unit. This is the same ratio as that applicable to the unaffiliated Holdings unitholders. However, the PIK Recipients, which include certain members of senior management and directors of Holdings GP, have agreed to take a portion of their merger consideration in the form of Class B units in lieu of Inergy LP units. Inergy will issue an aggregate of 11,568,560 Class B units to the PIK Recipients. The Class B units will convert automatically into Inergy LP units on a one-for-one basis, with 50% of the outstanding Class B units converting into Inergy LP units following the payment date of the fourth quarterly distribution following the closing of the merger and the remaining outstanding Class B units converting into Inergy LP units following the payment date of the eighth quarterly distribution following the closing of the merger. Until Class B units are converted into Inergy LP units, distributions on Class B units will be paid in additional Class B units issued in kind no later than 45 days after the end of each quarter following consummation of the merger. For a further description of the Class B units, please read “Description of Inergy Units—Class B Units.” In addition, certain directors and officers of Holdings GP currently own Inergy LP units.

•

Holdings Equity Based Awards. Directors and certain executive officers of Holdings GP also hold Holdings Unit Options and Holding Restricted Units (each as defined under the heading “The Merger Agreement—Treatment of Holdings Equity Based Awards”). These Holdings equity awards will continue to vest in accordance with the vesting schedule of the original award. However, upon eventual exercise or vesting, as applicable, the awards will be settled through the delivery of a number of Inergy LP units adjusted to reflect the 0.77 exchange ratio. In addition, the exercise price of Holdings Unit Options will be increased to reflect the 0.77 exchange ratio.

•

Indemnification and Insurance. The merger agreement provides for indemnification by Inergy of each person who was, as of the date of the original merger agreement, or is at any time from the date of the original merger agreement through the effective date, an officer or director of Holdings or any of its subsidiaries or acting as a fiduciary under or with respect to any employee benefit plan of Holdings and for the maintenance of directors’ and officers’ liability insurance covering directors and executive officers of Holdings GP for a period of six years following consummation of the merger. Inergy also agreed that all rights to indemnification now existing in favor of indemnified parties as provided in the Holdings partnership agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Holdings’ subsidiaries) will be assumed by Inergy and Inergy GP in the merger, without further action, at the effective time of the merger and will survive the merger and will continue in full force and effect in accordance with their terms.

•

Director and Executive Officer Interlock. Certain of Holdings GP’s directors and all of Holdings GP’s executive officers are currently directors and executive officers of Inergy GP, respectively, and will remain directors and executive officers of Inergy GP following consummation of the merger. The five current members of the Inergy Board are expected to continue as directors of the Inergy Board.

•	Support Agreement. In addition, the Holdings Supporting Unitholders include certain of the executive officers and directors of Holdings GP. The Holdings Supporting Unitholders beneficially own approximately 57.9% of the total Holdings common units and have entered into a support agreement to vote in favor of the merger, the merger agreement and the transactions contemplated thereby. For more information on the support agreement, please read “—Support Agreement” below.

The directors and executive officers of Holdings GP beneficially owned an aggregate of 33.6 million Holdings common units as of October 1, 2010, representing approximately 54.1% of the total voting power of Holdings’ voting securities.

Senior management also prepared projections with respect to Inergy’s future financial and operating performance on a stand-alone basis and on a combined basis. These projections were provided to TudorPickering for use in connection with the preparation of its opinions to the Holdings Conflicts Committee and related financial advisory services. The projections were also provided to the Inergy Board, the Holdings Board, the committees and their financial advisors.

Each of the Inergy Special Committee and the Holdings Conflicts Committee is aware of these different and/or additional interests and considered them, among other matters, in their respective evaluations and negotiations of the merger agreement.

Ownership Interests of Directors and Executive Officers

The following table sets forth, as of October 1, 2010, for each of Holdings GP’s and Inergy GP’s directors and executive officers: (a) the number of Holdings common units (and vested options relating thereto) such person beneficially owns; (b) the number of Inergy LP units (and vested options relating thereto) each such person beneficially owns prior to the merger; (c) the total number of Class B units that such director or executive officer will beneficially own after the merger and (d) the total number of Inergy LP units (and vested options relating thereto) that such director or executive officer will beneficially own after the merger.

	Holdings Common Units		Inergy LP Units Prior to Merger		Class B Units After the Merger	Inergy LP Units After the Merger(j)
Directors of Inergy GP:
John J. Sherman	23,817,361	(a)	4,865,829	(h)	7,322,077	11,176,431
Warren H. Gfeller	73,143		62,500		—	118,820
Arthur B. Krause	80,961		46,872		—	109,212
Robert D. Taylor	—		36,127	(i)	—	36,127
Phillip L. Elbert	2,742,347	(b)	70,000		696,803	1,484,804

Directors of Holdings GP:
John J. Sherman	23,817,361	(a)	4,865,829	(h)	7,322,077	11,176,431
Warren H. Gfeller	73,143		62,500		—	118,820
Arthur B. Krause	80,961		46,872		—	109,212
Richard T. O’Brien	36,360	(c)	—		—	27,997

Executive Officers:
John J. Sherman, President and Chief Executive Officer	23,817,361	(a)	4,865,829	(h)	7,322,077	11,176,431
Phillip L. Elbert, Chief Operating Officer and President—Propane Operations	2,742,347	(b)	70,000		696,803	1,484,804
R. Brooks Sherman, Jr., Executive Vice President and Chief Financial Officer	1,199,693	(d)	58,320		266,941	715,142
Carl A. Hughes, Senior vice President—Business Development	2,626,136		17,942		762,650	1,277,417
Laura L. Ozenberger, Senior Vice President—General Counsel and Secretary	212,791	(e)	7,684		—	171,533
Andrew L. Atterbury, Senior Vice President—Corporate Development	3,041,907	(f)	—		805,876	1,536,393
William R. Moler, Senior Vice President—Natural Gas Midstream Operations	248,778	(g)	48,101	(k)	—	239,660

(a)	Of the 23,817,361 Holdings common units beneficially owned by Mr. John Sherman, (i) 23,810,478 Holdings common units are held through various trusts, of which Mr. John Sherman serves as either the trustee or co-trustee, and (ii) 6,883 Holdings common units are held through the Issuer’s Employee Unit Purchase Plan (the “EUPP”).
(b)	This amount includes 120,000 Holdings common units underlying vested options. Of the additional 2,622,347 Holdings common units beneficially owned by Mr. Elbert, (i) 2,262,347 Holdings common units are held through various trusts, of which Mr. Elbert serves as either the trustee or co-trustee, and (ii) 360,000 Holdings common units are held individually by Mr. Elbert.
(c)	This amount includes 30,000 Holdings common units underlying vested options.
(d)	This amount includes 60,000 Holdings common units underlying vested options.
(e)	This amount includes 114,000 Holdings common units underlying vested options.
(f)	This amount includes 90,000 Holdings common units underlying vested options.
(g)	This amount includes 60,000 Holdings common units underlying vested options.
(h)	Mr. Sherman holds an ownership interest in Holdings through various trusts of which he has voting control. As trustee, Mr. John Sherman may be deemed to own 4,706,689 Inergy LP units. Of these units, 789,202 are held by IPCH, a wholly-owned subsidiary of Holdings, 2,837,034 Inergy LP units are held by Inergy Partners, of which Holdings has 100% voting control, and 1,080,453 Inergy LP units are held by Holdings. Mr. Sherman disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest. Mr. Sherman has direct and indirect beneficial ownership of 159,140 Inergy LP units over which he exercises sole voting and dispositive power. Of these 159,140 Inergy LP units, (i) 138,870 Inergy LP units were acquired in open market purchases and are held in a revocable trust by Mr. Sherman, (ii) 5,272 Inergy LP units are held through the Inergy’s EUPP and (iii) 14,998 Inergy LP units were acquired pursuant to a restricted unit grant and are individually owned by Mr. Sherman.
(i)	This amount includes 20,000 Inergy LP units underlying vested options.
(j)	These amounts include Inergy LP units underlying vested Holdings Unit Options that will be assumed by Inergy and converted into an option to purchase Inergy LP units, adjusted for the 0.77 exchange ratio. Please read “The Merger Agreement—Treatment of Holdings Equity Based Awards—Holdings Unit Options.”
(k)	This amount includes 5,000 Inergy LP units underlying vested options.

Treatment of Holdings Equity Based Awards

Directors and certain executive officers of Holdings GP hold Holdings Unit Options and Holdings Restricted Units. In general, Holdings equity awards will continue to vest, but will provide for the receipt of Inergy LP units on vesting or exercise, as adjusted to reflect the 0.77 exchange ratio. Pursuant to the terms of the Holdings equity awards, no accelerated vesting will occur in connection with the merger.

Upon consummation of the merger, outstanding equity awards held by Holdings GP’s directors and executive officers will be subject to the following treatment:

•

Each vested and unvested outstanding Holdings Unit Option granted prior to the effective time of the merger will become an option to purchase that number of Inergy LP units, with the exercise price and number of units issuable on exercise adjusted to reflect the 0.77 exchange ratio; and

•

Each unvested outstanding Holdings Restricted Unit granted prior to the effective time of the merger will be assumed by Inergy and converted into Inergy restricted LP units, as adjusted to reflect the 0.77 exchange ratio.

For additional information regarding the treatment of Holdings equity based awards, please read “The Merger Agreement—Treatment of Holdings Equity Based Awards.”

The following table sets forth the current beneficial ownership of the directors and executive officers of Holdings GP in Holdings equity based awards as of October 1, 2010:

	Holdings Unit Options (unvested)	Holdings Unit Options (vested)	Holdings Restricted Units
Directors:
John J. Sherman	—	—	—
Warren H. Gfeller	—	—	3,369
Arthur B. Krause	—	—	3,369
Richard T. O’Brien	30,000	30,000	4,011

Executive Officers:
John J. Sherman, President and Chief Executive Officer	—	—	—
Phillip L. Elbert, Chief Operating Officer and President—Propane Operations	—	120,000	360,000
R. Brooks Sherman, Jr., Executive Vice President and Chief Financial Officer	—	60,000	270,000
Carl A. Hughes, Senior vice President—Business Development	—	—	60,000
Laura L. Ozenberger, Senior Vice President—General Counsel and Secretary	—	114,000	75,000
Andrew L. Atterbury, Senior Vice President—Corporate Development	—	90,000	60,000
William R. Moler, Senior Vice President—Natural Gas Midstream Operations	—	60,000	187,500

Indemnification; Directors’ and Officers’ Insurance

Inergy will indemnify each person who is a director or officer of Holdings or any of its subsidiaries, both as of the date of the original merger agreement and through the effective date of the merger, to the fullest extent permitted by law in connection with any threatened, asserted, pending or completed action and any losses, claims, damages, liabilities, costs, judgments, fines, penalties and amounts paid in settlement resulting from such person’s service as a director or officer of Holdings or its subsidiaries. Inergy will also pay for reasonably attorneys’ fees and all other reasonable costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in such claim within ten days after any request for advancement.

Inergy will maintain for at least six years following the effective time of the merger, the current policies of directors’ and officers’ liability insurance maintained by Holdings and its subsidiaries, except that Inergy may substitute policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to the directors and officers of Holdings or Holdings GP than the existing policy; provided, that Inergy is not required to pay annual premiums in excess of 300% of the last annual premium paid by Holdings prior to the date of the merger. Such obligation of Inergy will be deemed to have been satisfied if prepaid “tail” policies have been obtained by Inergy with terms and carriers at least as favorable as the current policy.

All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of existing indemnified parties, as provided in the Holdings agreement of limited partnership, will be assumed by Inergy and Inergy GP in the merger, without further action, at the effective time of the merger and will survive the merger and will continue in full force and effect in accordance with their terms.

Director and Executive Officer Interlock

After the effective time of the merger, the Inergy Board is expected to consist of five members, three of whom are expected to be the existing members of the Holdings Board. Inergy GP’s and Holdings GP’s executive officers are expected to remain executive officers of Inergy GP following consummation of the merger.

Support Agreement

Contemporaneously with the execution and delivery of the original merger agreement, the Holdings Supporting Unitholders entered into a support agreement with Inergy (a copy of which is attached as Annex C to this proxy statement/prospectus). Under the support agreement, the Holdings Supporting Unitholders have agreed to appear at the Holdings special meeting or otherwise cause the Holdings common units beneficially owned by them to be counted as present thereat for purposes of calculating a quorum. In addition, the Holdings Supporting Unitholders have each conditionally agreed to vote, and granted certain officers of Inergy GP an irrevocable proxy to vote, the Holdings common units beneficially owned by them in the following manner:

•

in favor of the approval and adoption of the merger agreement (as amended, supplemented, restated or otherwise modified from time to time), the approval of the merger and any other action required in furtherance thereof submitted for the vote or written consent of the Holdings unitholders;

•

against any “acquisition proposal,” which includes any proposal or offer from or by any person other than Inergy, Inergy GP and MergerCo relating to (a) any direct or indirect acquisition of (i) more than 20% of the assets of Holdings and its subsidiaries, taken as a whole, (ii) more than 20% of the outstanding equity securities of Holdings or (iii) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Holdings and its subsidiaries, taken as a whole, (b) any tender offer or exchange offer, that, if consummated, would result in any person beneficially owning more than 20% of the outstanding equity securities of Holdings, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Holdings, other than the merger; and

•

against any action, agreement or transaction that would or would reasonably be expected to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger or the other transactions contemplated by the merger agreement.

Under the support agreement, the Holdings Supporting Unitholders have agreed not to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of, the Holdings common units beneficially held by them, except for permitted transfers of up to 10% of the Holdings common units beneficially held by them.

The voting and other obligations of the Holdings Supporting Unitholders pursuant to the support agreement terminate upon the earliest to occur of: (a) the effective time of the merger, (b) a change in recommendation by the Holdings Board, (c) the termination of the merger agreement in accordance with its terms, other than as a result of a breach by one of the Holdings Supporting Unitholders of the terms of the support agreement, or (d) the mutual written agreement of the Holdings Supporting Unitholders and Inergy to terminate the support agreement. In addition, the support agreement will terminate immediately after December 31, 2010 unless all parties have agreed to a continuation of the support agreement beyond that date.

The foregoing description of the support agreement is qualified in its entirety by reference to the full text of the support agreement, which is attached as Annex C to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference.

DIRECTORS AND EXECUTIVE OFFICERS OF

INERGY GP FOLLOWING THE MERGER

The following table shows information for the individuals expected to serve as directors and executive officers of Inergy GP following consummation of the merger. Executive officers are appointed by the directors. As the sole member of Inergy GP, Holdings will continue to have the power to appoint members of the Inergy Board. The five current members of the Inergy Board are expected to continue as directors of the Inergy Board. The Inergy Board does not have term limits or classes of directors. Shortly prior to the announcement of the merger, Mr. Richard T. O’Brien was extended an offer to join the Inergy Board after the completion of the merger; however, to date no decision has been made.

Directors and Executive Officers	Age	Position with Inergy GP
John J. Sherman	55	President, Chief Executive Officer and Director
Phillip L. Elbert	52	Chief Operating Officer and President—Propane Operations and Director
Warren H. Gfeller(1)(2)	58	Director
Arthur B. Krause(1)(2)	69	Director
Robert D. Taylor(1)	63	Director
R. Brooks Sherman, Jr.	44	Executive Vice President and Chief Financial Officer
Carl A. Hughes	56	Senior Vice President—Business Development
Laura L. Ozenberger	52	Senior Vice President—General Counsel and Secretary
Andrew L. Atterbury	36	Senior Vice President—Corporate Development
William R. Moler	44	Senior Vice President—Natural Gas Midstream Operations

(1)	Member of the Audit Committee of the Inergy Board.
(2)	Member of the Compensation Committee of the Inergy Board.

John J. Sherman. Mr. Sherman has served as President, Chief Executive Officer and a director since March 2001, and of our predecessor from 1997 until July 2001. Prior to joining our predecessor, he was a vice president with Dynegy Inc. from 1996 through 1997. He was responsible for all downstream propane marketing operations, which at the time were the country’s largest. From 1991 through 1996, Mr. Sherman was the president of LPG Services Group, Inc., a company he co-founded and grew to become one of the nation’s largest wholesale marketers of propane before Dynegy acquired LPG Services in 1996. From 1984 through 1991, Mr. Sherman was a vice president and member of the management committee of Ferrellgas, which is one of the country’s largest retail propane marketers. He also serves as President, Chief Executive Officer and director of Inergy Holdings GP, LLC and a director of Great Plains Energy Inc.

Phillip L. Elbert. Mr. Elbert has served as Chief Operating Officer and President—Propane Operations since September 2007 and Executive Vice President—Propane Operations and director since March 2001. He joined our predecessor as Executive Vice President—Operations in connection with our acquisition of the Hoosier Propane Group in January 2001. Mr. Elbert joined the Hoosier Propane Group in 1992 and was responsible for overall operations, including Hoosier’s retail, wholesale and transportation divisions. From 1987 through 1992, he was employed by Ferrellgas, serving in a number of management positions relating to retail, transportation and supply. Prior to joining Ferrellgas, he was employed by Buckeye Gas Products, a large propane marketer from 1981 to 1987. He also serves as the Chief Operating Officer and President—Propane Operations of Inergy Holdings GP, LLC.

Warren H. Gfeller. Mr. Gfeller has been a member of our managing general partner’s board of directors since March 2001. He was a member of our predecessor’s board of directors from January 2001 until July 2001. He has engaged in private investments since 1991. From 1984 to 1991, Mr. Gfeller served as president and chief executive officer of Ferrellgas, Inc., a retail and wholesale marketer of propane and other natural gas liquids. Mr. Gfeller began his career with Ferrellgas in 1983 as an executive vice president and financial officer. Prior to joining Ferrellgas, Mr. Gfeller was the Chief Financial Officer of Energy Sources, Inc. and a CPA at Arthur

Young & Co. He also serves as a director of Inergy Holdings GP, LLC. Mr. Gfeller worked for many years in the propane industry.

Arthur B. Krause. Mr. Krause has been a member of our managing general partner’s board of directors since May 2003. Mr. Krause retired from Sprint Corporation in 2002, where he served as Executive Vice President and Chief Financial Officer from 1988 to 2002. He was President of United Telephone-Eastern Group from 1986 to 1988. From 1980 to 1986, he was Senior Vice President of United Telephone System. He also serves as a director of Inergy Holdings GP, LLC and Westar Energy.

Robert D. Taylor. Mr. Taylor joined our managing general partner’s board of directors in May 2005. Mr. Taylor, a CPA, has served as chief executive officer of Executive AirShare Corporation since November 2001. Mr. Taylor also served as president of Executive AirShare Corporation from November 2001 until November 2007. From August 1998 until September 2001, Mr. Taylor was president of Executive Aircraft Corporation. Mr. Taylor serves as a director of Blue Valley BanCorp. and Elecsys Corporation.

R. Brooks Sherman, Jr. Mr. Brooks Sherman, Jr. (no relation to Mr. John Sherman) has served as Executive Vice President since September 2007, Senior Vice President since September 2002 and Chief Financial Officer since March 2001. Mr. Sherman previously served as Vice President from March 2001 until September 2002. He joined our predecessor in December 2000 as Vice President and Chief Financial Officer. From 1999 until joining our predecessor, he served as Chief Financial Officer of MCM Capital Group. From 1996 through 1999, Mr. Sherman was employed by National Propane Partners, a publicly traded master limited partnership, first as its controller and chief accounting officer and subsequently as its chief financial officer. From 1995 to 1996, Mr. Sherman served as chief financial officer for Berthel Fisher & Co. Leasing Inc. and prior to 1995, Mr. Sherman was in public accounting with Ernst & Young and KPMG Peat Marwick. He also serves as Executive Vice President and Chief Financial Officer of Inergy Holdings GP, LLC.

Carl A. Hughes. Mr. Hughes has served as Senior Vice President of Business Development since September 2007 and Vice President of Business Development since March 2001. He joined our predecessor as Vice President of Business Development in 1998. From 1996 through 1998, he served as a regional manager for Dynegy Inc., responsible for propane activities in 17 midwestern and northeastern states. From 1993 through 1996, Mr. Hughes served as a regional marketing manager for LPG Services Group. From 1985 through 1992, Mr. Hughes was employed by Ferrellgas where he served in a variety of management positions.

Laura L. Ozenberger. Ms. Ozenberger has served as Senior Vice President—General Counsel and Secretary since September 2007 and Vice President—General Counsel and Secretary since February 2003. From 1990 to 2003, Ms. Ozenberger worked for Sprint Corporation. While at Sprint, Ms. Ozenberger served in a number of management roles in the Legal and Finance departments. Prior to 1990, Ms. Ozenberger was in a private legal practice. She also serves as Senior Vice President—General Counsel and Secretary of Inergy Holdings GP, LLC.

Andrew L. Atterbury. Mr. Atterbury has served as Senior Vice President—Corporate Development since September 2007 and Vice President—Corporate Strategy since 2003. Prior to that, Mr. Atterbury served as the Director of Corporate Development from 2002 to 2003. From 1999 to 2001, Mr. Atterbury worked in the Corporate Development Group of Kinder Morgan, Inc. and Kinder Morgan G.P., Inc. From 1996 through 1998, Mr. Atterbury was employed by Lehman Brothers, Inc. in its Real Estate Finance Group.

William R. Moler. Mr. Moler has served as Senior Vice President—Natural Gas Midstream Operations since September 2007, Vice President of Midstream Operations since 2005 and Director of Midstream Operations since 2004. Prior to joining Inergy, Mr. Moler was with Westport Resources Corporation where he served as both General Manager of Marketing and Transportation Services and General Manager of Westport Field Services, LLC. Prior to Westport, Mr. Moler served in various leadership positions at Kinder Morgan, Inc.

COMPARISON OF INERGY UNITHOLDER RIGHTS

AND HOLDINGS UNITHOLDER RIGHTS

The rights of Inergy unitholders are currently governed by Inergy’s existing partnership agreement and the DRULPA. The rights of Holdings unitholders are currently governed by Holdings’ existing partnership agreement and the DRULPA. After the merger, the rights of Inergy unitholders and the former Holdings unitholders will be governed by the DRULPA and Inergy’s proposed amended and restated partnership agreement. Please read “The Amended and Restated Partnership Agreement of Inergy,” beginning on page 113, for a summary of the terms of Inergy’s proposed amended and restated partnership agreement.

Immediately following the effective time of the merger, Inergy’s existing partnership agreement will be amended and restated. Under Inergy’s amended and restated partnership agreement: (i) the limited partner interest represented by the IDRs will be cancelled; (ii) the limited partner interests represented by Class A units, which will be issued to IPCH and Inergy Partners, will be established; (iii) the limited partner interests represented by Class B units, which will be issued to the PIK Recipients, will be established; (iv) Inergy Partners’ approximate 0.6% economic general partner interest (including rights to ownership, profit or any rights to receive distributions from operations or the liquidation of Inergy) will be eliminated, and Inergy Partners will withdraw as the non-managing general partner of Inergy; and (v) certain legacy provisions that are no longer applicable to Inergy will be eliminated.

Set forth below is a discussion of the material differences between the rights of a holder of Inergy LP units under Inergy’s proposed amended and restated partnership agreement that will be in effect following consummation of the merger and the DRULPA, on the one hand, and the rights of a holder of Holdings common units under Holdings’ existing partnership agreement and the DRULPA, on the other hand.

This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DRULPA and the constituent documents of Inergy and Holdings. We urge you to read Inergy’s proposed amended and restated partnership agreement, Holdings’ existing partnership agreement and the DRULPA carefully and in their entirety.

	Inergy	Holdings
Distributions

Inergy has historically made quarterly distributions to its partners of its available cash.

Within approximately 45 days after the end of each quarter, Inergy will distribute all of its available cash to its unitholders of record on the applicable record date.

Available cash generally means, for any quarter ending prior to liquidation, all cash on hand at the end of that quarter less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of Inergy GP to:

•   provide for the proper conduct of Inergy’s business;

Holdings has historically made quarterly distributions to its partners of its available cash.

Within approximately 50 days after the end of each quarter, Holdings will distribute all of its available cash to its unitholders of record on the applicable record date.

Available cash generally means, for any quarter ending prior to liquidation, all cash on hand at the end of that quarter less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of Holdings GP to:

•   provide for the proper conduct of Holdings’ business;

	Inergy	Holdings
	• comply with applicable law or any partnership debt instrument or other agreement; or • provide funds for distributions to Inergy’s partners in respect of any one or more of the next four quarters.	• comply with applicable law or any partnership debt instrument or other agreement; or • provide funds for distributions to Holdings’ partners in respect of any one or more of the next four quarters.

Taxation of Entity	Inergy is a flow-through entity that is not subject to an entity-level federal income tax.	Holdings is a flow-through entity that is not subject to an entity-level federal income tax.

Taxation of the Unitholders	Inergy’s unitholders receive Schedule K-1s from Inergy reflecting the unitholders’ respective shares of Inergy’s items of income, gain, loss and deduction at the end of each fiscal year.	Holdings unitholders receive Schedule K-1s from Holdings reflecting the unitholders’ respective shares of Holdings’ items of income, gain, loss and deduction at the end of each fiscal year.

Source of Cash Flow

Inergy owns and operates a geographically diverse retail and wholesale propane supply, marketing and distribution business. Inergy’s propane business includes the retail marketing, sale and distribution of propane, including the sale and lease of propane supplies and equipment, to residential, commercial, industrial and agricultural customers. In addition to its propane operations, Inergy also owns and operates a midstream business that includes three natural gas storage facilities, a liquefied petroleum gas storage facility, a natural gas liquids business and a solution-mining and salt production company.

Inergy may, generally, engage in acquisition and development activities that expand its business and operations.

Holdings currently has no independent operations.

Holdings owns the following direct and indirect partnership interests:

•   a 100% non-economic limited liability company interest in Inergy GP, the managing general partner of, and owner of the non-economic general partner interest in, Inergy;

•   a 100% limited liability company interest in Inergy Partners, the non-managing general partner of Inergy, which currently owns an approximate 0.6% economic general partner interest in Inergy;

•   4,706,689 Inergy LP units, representing an approximate 6.0% limited partner interest in Inergy, consisting of (i) the 1,080,453 Inergy LP units directly owned by Holdings that will be distributed to Holdings unitholders as part of the merger consideration,

	Inergy	Holdings

and (ii) an aggregate of 3,626,236 Inergy LP units directly owned by IPCH and Inergy Partners, wholly owned subsidiaries of Holdings, which will be converted into Class A units of equivalent value in connection with the merger; and

•   all of Inergy’s IDRs.

Accordingly, Holdings’ financial performance and its ability to pay cash distributions to its unitholders are directly dependent upon the performance of Inergy.

Limitation on Issuance of Additional Units	Inergy may issue an unlimited number of additional partnership interests and other equity securities without obtaining its unitholders’ approval.	Holdings may issue an unlimited number of additional partnership interests and other equity securities without obtaining its unitholders’ approval.

Voting

Certain significant decisions require approval by a Unit Majority, which may be cast either in person or by proxy. These significant decisions include, among other things, certain amendments to Inergy’s partnership agreement and the sale of all or substantially all of Inergy’s assets.

Holders of Class B units will have voting rights that are identical to the voting rights of Inergy LP units and will vote with the Inergy LP units as a single class, so that each Class B unit will be entitled to one vote for each Inergy LP unit into which such Class B units are convertible on each matter with respect to which each Inergy LP unit is entitled to vote.

For more information, please read “The Amended and Restated Partnership Agreement of

Certain significant decisions require approval by a majority of outstanding Holdings common units, which may be voted either in person or by proxy. These significant decisions include, among other things, the merger of Holdings or the sale of all or substantially all of its assets and certain amendments to Holdings’ partnership agreement.

	Inergy	Holdings
Inergy—Voting Rights” and “The Amended and Restated Partnership Agreement of Inergy—Meetings; Voting.”

Election, Appointment and Removal of General Partner and Directors

Inergy unitholders do not elect the directors of Inergy GP. Instead, these directors are appointed by Holdings, the sole member of Inergy GP.

Inergy GP may not be removed unless such removal is approved by the vote of the holders of at least 66 2/3% of the outstanding Inergy LP units (including units held by Inergy GP and its affiliates), Inergy receives an opinion of counsel regarding limited liability and tax matters, a successor general partner is approved by a majority of the outstanding Inergy LP units, the successor general partner or an affiliate agrees to indemnify the removed general partner, or to cause it to be released from, certain liabilities, and all required regulatory approvals are obtained.

For more information, please read “The Amended and Restated Partnership Agreement of Inergy—Withdrawal or Removal of Inergy GP.”

Holdings unitholders do not elect the directors of Holdings GP. Instead, these directors are appointed by a voting member majority of voting members of Holdings GP. For so long as John J. Sherman and his permitted transferees own 33% of Holdings GP, Mr. Sherman and such transferees will comprise the voting member majority and will be the only voting member of Holdings GP. Mr. Sherman and his permitted transferees currently have the authority to appoint all of the directors of Holdings GP.

Holdings’ general partner may not be removed unless that removal is approved by the vote of the holders of at least 66 2/3% of Holdings’ outstanding common units (including units held by Holdings GP and its affiliates), Holdings receives an opinion of counsel regarding limited liability and tax matters and a successor general partner is elected by a majority of outstanding Holdings common units.

Preemption Rights to Acquire Securities	Inergy unitholders do not have preemptive rights.	Holdings unitholders do not have preemptive rights.

Liquidation

Inergy will dissolve upon any of the following:

•   the withdrawal, removal, bankruptcy or dissolution of Inergy GP, unless a person becomes a successor general partner prior to or on the effective date of such

Holdings will dissolve upon any of the following: • the withdrawal, removal, bankruptcy or dissolution of Holdings GP, unless a person becomes a successor general

Inergy	Holdings

withdrawal, removal, bankruptcy or dissolution;

•   an election to dissolve Inergy by Inergy GP that is approved by the holders of a Unit Majority;

•   the entry of a decree of judicial dissolution of Inergy pursuant to the provisions of the DRULPA;

•   the sale of all or substantially all of the assets and properties of Inergy, Inergy Propane and their subsidiaries, treated as a single consolidated entity; or

•   although there is no provision in Inergy’s existing partnership agreement, under the DRULPA upon the entry of a decree of judicial dissolution of Inergy or at any time there are no limited partners of Inergy, unless Inergy is continued without dissolution in accordance with the DRULPA.

For more information, please read “The Amended and Restated Partnership Agreement of Inergy—Termination and Dissolution.”

partner prior to or on the effective date of such withdrawal, removal, bankruptcy or dissolution;

•   an election to dissolve Inergy by Holdings GP that is approved by the holders of a majority of outstanding Holdings common units;

•   the entry of a decree of judicial dissolution of Holdings pursuant to the provisions of the DRULPA; or

•   at any time there are no limited partners of Holdings, unless Holdings is continued without dissolution in accordance with the DRULPA.

INERGY’S CASH DISTRIBUTION POLICY

Distributions of Available Cash

General. Under the amended and restated partnership agreement, Inergy will distribute to its unitholders, on a quarterly basis, all of its available cash.

Definition of Available Cash. Available cash generally means, for any quarter ending prior to liquidation, all cash and cash equivalents on hand at the end of that quarter less the amount of cash reserves that are necessary or appropriate, in the reasonable discretion of Inergy GP, to:

•	provide for the proper conduct of the business of Inergy (including reserves for future capital expenditures and for anticipated future credit needs of Inergy) subsequent to such quarter;

•

comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which Inergy is a party or by which it is bound or its assets are subject; or

•	provide funds for distributions to unitholders in respect of any one or more of the next four quarters.

Incentive Distribution Rights

The IDRs will be cancelled as a result of the merger and the adoption of Inergy’s amended and restated partnership agreement.

General Partner Interest

The approximate 0.6% economic general partner interest held by Inergy Partners will be cancelled as a result of the merger and the adoption of Inergy’s amended and restated partnership agreement.

Class A Units

Class A units generally will share in distributions of available cash, except Class A units will not share in (i) any income, gains, losses, deductions and credits which are attributable to Inergy’s ownership of, or sale or other disposition of, the shares of common stock of IPCH and the membership interests of Inergy Partners or (ii) any cash and cash equivalents on hand derived from or attributable to Inergy’s ownership of, or sale or other disposition of, the shares of common stock of IPCH and the membership interests of Inergy Partners.

Class B Units

Class B units are not entitled to distributions of available cash until they are converted into Inergy LP units. Please read “Description of Inergy Units—Class B Units.”

Effect of Issuance of Additional Units

General. Inergy may issue additional partnership securities and options, rights, warrants and appreciation rights relating to the partnership securities for any partnership purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as shall be established by Inergy GP in its sole discretion, all without the approval of any limited partners. Inergy may fund acquisitions through the issuance of additional Inergy LP units or other equity securities. Holders of any additional Inergy LP units that Inergy issues will be entitled to share equally with Inergy’s then-existing unitholders in distributions of available cash. The issuance of additional partnership interests may dilute the value of the interests of the then-existing Inergy unitholders.

Conversion of Class B Units. After the last quarter of the four-quarter period following the effective date of the merger (the “initial conversion period”), 50% of the Class B units outstanding that are held by each holder of a Class B unit, and all of the additional Class B units issued in kind as a distribution during the initial conversion period and outstanding, will convert into Inergy LP units at a conversion ratio of one Class B unit for one Inergy LP unit. After the last quarter of the eight-quarter period following the effective date of the merger (the “final conversion period”), the remainder of the outstanding Class B units, and all of the additional Class B units issued in kind as a distribution during the final conversion period and outstanding, will convert into Inergy LP units at a conversion ratio of one Class B unit for one Inergy LP unit. The conversion of Class B units into Inergy LP units may dilute the value of the interests of the then-existing Inergy unitholders. Until the Class B units are converted into Inergy LP units, distributions on Class B units will be paid in additional Class B units issued in kind no later than 45 days after the end of each quarter following consummation of the merger. Accordingly, the issuance of additional Class B units as payment in kind for distributions will also further dilute the Inergy LP units upon their conversion.

Quarterly Distributions of Available Cash

Inergy will make quarterly distributions to its partners prior to its liquidation in an amount equal to 100% of its available cash for that quarter. Inergy expects to make distributions of all available cash within approximately 45 days after the end of each quarter to holders of record on the applicable record date.

Distribution of Cash Upon Liquidation

If Inergy dissolves in accordance with its amended and restated partnership agreement, it will sell or otherwise dispose of its assets in a process called liquidation. Inergy will first apply the proceeds of liquidation to the payment of its creditors, including by way of a reserve of cash or other assets of Inergy for contingent liabilities. Inergy will distribute any remaining proceeds to unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation.

If the sale of Inergy’s assets in liquidation would be impracticable or would cause undue loss, the sale may be deferred for a reasonable amount of time or the assets (except those necessary to satisfy liabilities) may be distributed to the limited partners in lieu of cash in the same manner as cash or proceeds of a sale would have been distributed.

DESCRIPTION OF INERGY UNITS

General

Timing of Distributions. Inergy pays distributions approximately 45 days after March 31, June 30, September 30 and December 31 to holders of record on the applicable record date. For additional information, please read “Inergy’s Cash Distribution Policy.”

Issuance of Additional Units. In general, Inergy may issue additional partnership securities for any partnership purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as shall be established by Inergy GP in its sole discretion, all without the approval of any limited partners. For additional information, please read “The Amended and Restated Partnership Agreement of Inergy—Issuance of Additional Securities.”

Voting Rights. Unlike the holders of common stock in a corporation, Inergy’s limited partners have only limited voting rights on matters affecting its business. Inergy’s limited partners have no right to elect its general partner or the directors of Inergy GP on an annual or other continuing basis. Inergy GP may not be removed except by the vote of the holders of at least 66 2/3% of the outstanding Inergy LP units, including Inergy LP units owned by Inergy GP and its affiliates. Each holder of Inergy LP units is entitled to one vote for each Inergy LP unit on all matters submitted to a vote of the unitholders. For additional information, please read “The Amended and Restated Partnership Agreement of Inergy—Voting Rights” and “The Amended and Restated Partnership Agreement of Inergy—Meetings; Voting.”

Limited Call Right. If at any time not more than 20% of the outstanding Inergy LP units are held by persons other than Inergy GP and its affiliates, Inergy GP has the right, but not the obligation, to purchase all, but not less than all, of the remaining Inergy LP units at a price not less than the then current market price of the Inergy LP units.

Inergy LP Units

Inergy LP units represent limited partner interests in Inergy. The holders of Inergy LP units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under the amended and restated partnership agreement.

Exchange Listing. Inergy LP units are listed on the NYSE under the symbol “NRGY.”

Transfer Agent and Registrar Duties. American Stock Transfer & Trust Company serves as registrar and transfer agent for Inergy LP units. You may contact them at the following address: 59 Maiden Lane, Plaza Level, New York, New York 10038. Inergy pays all fees charged by the transfer agent for transfers of Inergy LP units, except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of an Inergy LP unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of Inergy’s cash distributions. Inergy will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities as transfer agent, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Transfer of Inergy LP Units. Any transfers of an Inergy LP unit will not be recorded by the transfer agent or recognized by Inergy unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of Inergy LP units:

•	becomes the record holder of the Inergy LP units and is an assignee until admitted into Inergy as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in Inergy;

•	agrees to comply with and be bound by and to have executed the amended and restated partnership agreement;

•	represents and warrants that such transferee has the right, power and authority and, if an individual, the capacity to enter into the amended and restated partnership agreement;

•	grants the powers of attorney set forth in the amended and restated partnership agreement; and

•	gives the consents and approvals and makes the waivers contained in the amended and restated partnership agreement.

An assignee will become a substituted limited partner of Inergy for the transferred Inergy LP units upon the consent of Inergy GP and the recording of the name of the assignee on Inergy’s books and records. Inergy GP may withhold its consent in its sole discretion.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. Inergy is entitled to treat the nominee holder of an Inergy LP unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Inergy LP units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon admission as a substituted limited partner in Inergy for the transferred Inergy LP units, a purchaser or transferee of Inergy LP units who does not execute and deliver a transfer application obtains only:

•	the right to assign the Inergy LP unit to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in Inergy for the transferred Inergy LP units.

Thus, a purchaser or transferee of Inergy LP units who does not execute and deliver a transfer application:

•

will not receive cash distributions or federal income tax allocations, unless the Inergy LP units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of Inergy LP units.

The transferor of Inergy LP units has a duty to provide the transferee with all information that may be necessary to transfer the Inergy LP units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent.

Until an Inergy LP unit has been transferred on Inergy’s books, Inergy and the transfer agent may treat the record holder of the Inergy LP unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Class A Units

In connection with the merger, the 789,202 Inergy LP units owned by IPCH and the 2,837,034 Inergy LP units and the approximate 0.6% economic general partner interest in Inergy owned by Inergy Partners will be converted into Class A units in Inergy of equivalent value. Class A units represent limited partner interests in Inergy. The rights and obligations of Class A units will be identical to the rights and obligations of Inergy LP units except that the Class A units (i) will not have the right to vote on, approve or disapprove, or otherwise consent or not consent with respect to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law and (ii) will not share in (a) any income, gains, losses, deductions and credits which are attributable to Inergy’s ownership of, or sale or other disposition of, the shares of common stock of IPCH and the membership interests of Inergy Partners or (b) any cash and cash equivalents on hand derived from or attributable to Inergy’s ownership of, or sale or other disposition of, the shares of common stock of IPCH and the membership interests of Inergy Partners.

Class B Units

In connection with the merger, Inergy will issue to the PIK Recipients an aggregate of 11,568,560 Class B units. Class B units represent limited partner interests in Inergy and have the same rights and obligations of Inergy LP units except as set forth below.

In-Kind Distributions. Until the Class B units are converted into Inergy LP units as described below, distributions on Class B units will be paid in additional Class B units issued in kind no later than 45 days after the end of each quarter following consummation of the merger. The number of Class B units to be issued in kind in connection with any Class B unit distribution will be determined by dividing (i) the amount of cash paid on one Inergy LP unit with respect to such quarter, by (ii) the greater of (a) the volume weighted average sales price of Inergy LP units during the 20-trading day period ending on the third trading day prior to the public announcement of the transactions contemplated by the original merger agreement and (b) the volume weighted average sales price of Inergy LP units during the 20-trading day period ending on the third day prior to the ex-dividend date for such distribution.

Conversion. After the last quarter of the four-quarter period following the effective date of the merger (the “initial conversion period”), 50% of the Class B units outstanding that are held by each holder of a Class B unit, and all of the additional Class B units issued in kind as a distribution during the initial conversion period and outstanding, will convert into Inergy LP units at a conversion ratio of one Class B unit for one Inergy LP unit. After the last quarter of the eight-quarter period following the effective date of the merger (the “final conversion period”), the remainder of the outstanding Class B units, and all of the additional Class B units issued in kind as a distribution during the final conversion period and outstanding, will convert into Inergy LP units at a conversion ratio of one Class B unit for one Inergy LP unit. The conversion of Class B units into Inergy LP units may dilute the value of the interests of the then-existing unitholders.

Voting. Holders of Class B units will have voting rights that are identical to the voting rights of Inergy LP units and will vote with the Inergy LP units as a single class, so that each Class B unit will be entitled to one vote for each Inergy LP unit into which such Class B units are convertible on each matter with respect to which each Inergy LP unit is entitled to vote. For additional information, please read “The Amended and Restated Partnership Agreement of Inergy—Voting Rights” and “The Amended and Restated Partnership Agreement of Inergy—Meetings; Voting.”

Restrictions on Transfers of Class B Units. Under Inergy’s amended and restated partnership agreement, prior to the second anniversary of the effective date of the merger, Class B unitholders may not transfer any Class B units without the prior written consent of Inergy. However, these restrictions will not apply to transfers to a grantor retained annuity trust, a family limited partnership or other similar estate planning entities controlled by such holder or transfers to a deceased holder’s estate.

LEGAL MATTERS

The validity of the Inergy LP units to be received as a result of the merger pursuant to the merger agreement will be passed upon for Inergy by Vinson & Elkins L.L.P., Houston, Texas. Certain tax matters relating to the merger will be passed upon by Vinson & Elkins L.L.P., Houston, Texas and by Andrews Kurth LLP, Houston, Texas.

EXPERTS

Inergy, L.P.

The consolidated financial statements of Inergy, L.P. and Subsidiaries and the balance sheet of Inergy GP, LLC appearing in Inergy, L.P. and Subsidiaries’ Annual Report (Form 10-K) for the year ended September 30, 2009 (including the schedule appearing therein), and the effectiveness of Inergy, L.P. and Subsidiaries’ internal control over financial reporting as of September 30, 2009 (excluding the internal control over financial reporting of Inergy’s fiscal 2009 acquisitions), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of Inergy, L.P. and Subsidiaries’ internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Inergy’s fiscal 2009 acquisitions from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Inergy Holdings, L.P.

The consolidated financial statements of Inergy Holdings, L.P. and Subsidiaries appearing in Inergy Holdings, L.P. and Subsidiaries Current Report (Form 8-K) and the balance sheet of Inergy Holdings GP, LLC appearing in Inergy Holdings, L.P. and Subsidiaries’ Annual Report (Form 10-K) for the year ended September 30, 2009 (including the schedules appearing therein), and the effectiveness of Inergy Holdings, L.P. and Subsidiaries’ internal control over financial reporting as of September 30, 2009 (excluding the internal control over financial reporting of Inergy’s fiscal 2009 acquisitions), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of Inergy, L.P. and Subsidiaries’ internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Inergy’s fiscal 2009 acquisitions from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Tres Palacios Gas Storage LLC

The financial statements of Tres Palacios Gas Storage LLC for the year ended December 31, 2009 appearing in the Inergy, L.P. Current Report on Form 8-K filed with the SEC on September 7, 2010 have been audited by Rothstein, Kass & Company, P.C., independent auditors, as set forth in their report thereon and included therein. Such financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Inergy has filed with the SEC a registration statement under the Securities Act that registers the Inergy LP units to be received by the Holdings unitholders as a result of the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Inergy and the Inergy LP units. The rules and regulations of the SEC allow Inergy and Holdings to omit certain information included in the registration statement from this proxy statement/prospectus.

Inergy and Holdings also file reports and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy statements and other information about issuers, including Inergy and Holdings, who file electronically with the SEC. The address of that site is http://www.sec.gov.

You can also inspect reports and other information about Inergy and Holdings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows Inergy and Holdings to incorporate by reference certain information into this proxy statement/prospectus. This means that Inergy and Holdings can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or in other later-filed documents that are incorporated by reference. The information incorporated by reference contains important information about Inergy and Holdings and their respective financial conditions.

This proxy statement/prospectus incorporates by reference the documents listed below that Inergy and Holdings have previously filed with the SEC, excluding any information in a Form 8-K “furnished” pursuant to Items 2.02 and 7.01 (unless otherwise indicated), which is not deemed “filed” under the Exchange Act.

Inergy Filings with the SEC (Commission File No. 001-34664)

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2009;

•	Quarterly Reports on Form 10-Q for the quarters ended December 31, 2009, March 31, 2010 and June 30, 2010;

•

Current Reports on Form 8-K filed on November 25, 2009, December 31, 2009, January 4, 2010, January 21, 2010, March 4, 2010, August 9, 2010, September 7, 2010, September 8, 2010, September 13, 2010, September 15, 2010 and September 28, 2010; and

•

The description of the Inergy LP units contained in Inergy’s registration statement on Form 8-A filed on March 17, 2010, including any amendment or report filed for the purpose of updating such description.

Holdings Filings with the SEC (Commission File No. 001-34663)

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2009;

•	Quarterly Reports on Form 10-Q for the quarters ended December 31, 2009, March 31, 2010 and June 30, 2010; and

•

Current Reports on Form 8-K and Form 8-K/A filed on November 25, 2009, December 31, 2009, January 4, 2010, March 4, 2010, May 4, 2010, June 2, 2010, June 15, 2010, August 9, 2010, September 3, 2010 and September 7, 2010.

The financial statements noted above that are incorporated by reference should be read together with the disclosure of the subsequent events relating to certain litigation disclosed in the proxy statement/prospectus. Please read “The Proposed Merger—Litigation.”

All documents and reports subsequently filed by Inergy and Holdings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date of the Holdings special meeting are incorporated by reference into this proxy statement/prospectus; provided, however, that Inergy and Holdings are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been “furnished” to and not “filed” with the SEC.

Documents incorporated by reference are available from Inergy or Holdings without charge. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Inergy or Holdings at the following addresses and telephone numbers:

Inergy, L.P. Two Brush Creek Boulevard Suite 200 Kansas City, Missouri 64112 (816) 842-8181 Attention: Investor Relations	Inergy Holdings L.P. Two Brush Creek Boulevard Suite 200 Kansas City, Missouri 64112 (816) 842-8181 Attention: Investor Relations

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.

You may obtain certain of these documents at Inergy’s website, www.inergylp.com, by selecting “Inergy, L.P.” under “Investor Relations” and then selecting “SEC Filings,” and at Holdings’ website, www.inergylp.com, by selecting “Inergy Holdings, L.P.” under “Investor Relations” and then selecting “SEC Filings.” Information contained on Inergy’s and Holdings’ websites is expressly not incorporated by reference into this proxy statement/prospectus.

In order to receive timely delivery of the documents in advance of the Holdings special meeting your request should be received no later than October 26, 2010.

INERGY, L.P. AND SUBSIDIARIES

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction	F-2

Unaudited Pro Forma Condensed Consolidated Balance Sheet at June 30, 2010	F-4

Unaudited Pro Forma Condensed Consolidated Income Statement for the Twelve Months Ended September 30, 2009	F-5

Unaudited Pro Forma Condensed Consolidated Income Statement for the Nine Months Ended June 30, 2010	F-6

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-7

INERGY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Throughout these unaudited pro forma condensed consolidated financial statements, when we use the terms “we,” “us,” “our,” “our company,” the “Partnership” or “Inergy, L.P.” we are referring either to Inergy, L.P., the registrant itself, or to Inergy, L.P. and its operating subsidiaries collectively, as the context requires.

Inergy, L.P. (“Inergy”), Inergy GP, LLC, the managing general partner of Inergy (“Inergy GP”), Inergy Holdings, L.P. (“Holdings”), Inergy Holdings GP, LLC, the general partner of Holdings (“Holdings GP”), NRGP Limited Partner, LLC, a wholly owned subsidiary of Holdings GP (“New NRGP LP”), and NRGP MS, LLC, a wholly owned subsidiary of Holdings GP (“MergerCo”), have entered into the First Amended and Restated Agreement and Plan of Merger dated as of September 3, 2010 (the “merger agreement”) as part of a plan to simplify the capital structures of Inergy and Holdings. Through a number of steps, MergerCo will merge with and into Holdings, the separate existence of MergerCo will cease and Holdings will survive and continue to exist as a Delaware limited partnership (the “merger”). In connection with and immediately following consummation of the merger, Holdings GP will continue to be the sole general partner of Holdings, and Holdings GP and New NRGP LP will remain as the only holders of limited partner interests in Holdings. As a result of the transactions contemplated by the merger agreement, the outstanding common units representing limited partner interests in Holdings (the “Holdings common units”) and the IDRs in Inergy that Holdings owns will be cancelled.

In connection with the merger, Holdings will, as a component of the merger consideration, distribute to the holders of Holdings common units (the “Holdings unitholders”) 1,080,453 common units representing limited partner interests in Inergy (the “Inergy LP units”) that Holdings owns (the “Holdings LP units”). In addition, Holdings will (i) exchange with Inergy the incentive distribution rights in Inergy (the “IDRs”) owned by Holdings and (ii) contribute to Inergy all of Holdings’ ownership interests in IPCH Acquisition Corp. (“IPCH”), a wholly owned subsidiary of Holdings, and Inergy Partners, LLC (“Inergy Partners”), a direct and indirect wholly owned subsidiary of Holdings and the non-managing general partner of Inergy. The contribution and exchange described in (i) and (ii) above are collectively referred to as the “GP Exchange.” As consideration for the GP Exchange, Inergy (i) will deposit or cause to be deposited with an exchange agent, for the benefit of Holdings unitholders, approximately 35.2 million Inergy LP units (together with the Holdings LP units, the “New LP units”) and 11,568,560 Class B units in Inergy, (ii) will provide cash to be paid in lieu of any fractional New LP unit or Class B unit, as applicable, issuable upon exchange and (iii) has agreed to assume all of Holdings’ indebtedness under its credit agreements, of which approximately $24.5 million was outstanding as of October 1, 2010. Upon the GP Exchange, the IDRs will be cancelled and have no further force or effect, and the 789,202 Inergy LP units owned by IPCH and the 2,837,034 Inergy LP units and the approximate 0.6% economic general partner interest in Inergy owned by Inergy Partners will be converted into Class A units in Inergy of equivalent value. Class A units will not participate in the distributions or allocations from Inergy that are attributable to Inergy’s interests in IPCH and Inergy Partners and will have no voting rights.

Holdings will be treated as the surviving consolidated entity of the merger for accounting purposes. The unaudited pro forma financial information for Holdings presented below consists of the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2010 and the Unaudited Pro Forma Condensed Consolidated Income Statement for the year ended September 30, 2009 and the nine months ended June 30, 2010. The unaudited pro forma financial information for Holdings has been prepared giving effect to the merger agreement as if this transaction had occurred as of October 1, 2008 and October 1, 2009 for the Unaudited Pro Forma Condensed Consolidated Income Statement for the year ended September 30, 2009 and the nine months ended June 30, 2010, respectively, and as of June 30, 2010 for the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

The unaudited pro forma condensed consolidated financial statements presented also give further effect to the following:

•	the closing of the acquisition of 100% of the equity interests in Tres Palacios Gas Storage LLC (the “Tres Palacios Acquisition”) and related agreements for approximately $725 million;

•	Inergy’s September 2010 offering of 11,787,500 Inergy LP units; and

•	Inergy’s September 2010 offering of $600 million aggregate principal amount of 7% Senior Notes due 2018.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2010 and Unaudited Condensed Consolidated Income Statement for the nine months ended June 30, 2010 were derived from unaudited financial statements. The Unaudited Pro Forma Condensed Consolidated Income Statement for the year ended September 30, 2009 was derived from Inergy’s audited financial statements as of and for the year ended September 30, 2009 and the audited financial statements of Tres Palacios Gas Storage LLC (“Tres Palacios”) as of and for the year ended December 31, 2009.

The Unaudited Pro Forma Condensed Consolidated Income Statements for the year ended September 30, 2009 and the nine months ended June 30, 2010 reflect the Tres Palacios Acquisition, the contemplated merger and Inergy’s September 2010 equity and debt offerings as if those transactions had occurred as of October 1, 2008 and October 1, 2009, respectively. The Unaudited Pro Forma Condensed Consolidated Balance Sheet has been prepared giving effect to the contemplated merger, the Tres Palacios Acquisition and Inergy’s September 2010 equity and debt offerings as if those transactions occurred on June 30, 2010.

The results of operations presented below are pro forma for the Tres Palacios Acquisition, the contemplated merger and Inergy’s September 2010 equity and debt offerings only, and do not reflect the pro forma full year impact of other individually insignificant acquisitions we have completed. The other individually insignificant acquisitions were consummated on different dates and were accounted for under the purchase method of accounting from the date of the acquisition onward.

Descriptions of the adjustments for the Tres Palacios Acquisition and the merger and related transactions are presented in the notes to the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with our historical financial statements filed with the Securities and Exchange Commission. The Unaudited Pro Forma Condensed Consolidated Balance Sheet and the Unaudited Pro Forma Condensed Consolidated Income Statements were derived by adjusting historical financial statements based on currently available information and, therefore, the actual adjustments may materially differ from the pro forma adjustments. The acquisition of Tres Palacios will be accounted for as an acquisition under the purchase method of accounting in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standard Codification Subtopic 805-10 (“805-10”). The assets and liabilities of Tres Palacios Gas Storage LLC will be reflected at fair value. A final determination of the purchase accounting adjustments, including the allocation of the purchase price of the assets acquired and liabilities assumed based on their fair values, has not been made. Accordingly, the purchase accounting adjustments made in connection with the development of the following unaudited pro forma condensed consolidated financial statements are preliminary and have been made solely for purposes of developing such unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements do not purport to present our financial position or results of operations had the Tres Palacios Acquisition actually been completed as of the dates indicated. Further, these unaudited pro forma condensed consolidated financial statements do not reflect the effects of any cost savings or other synergies that may be achieved as a result of the merger or the Tres Palacios Acquisition, are based on assumptions that Inergy and Holdings believe are reasonable under the circumstances, and are intended for informational purposes only. Moreover, the statements do not project our financial position or results of operations for any future date or period.

INERGY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2010

(In millions)

	Inergy Holdings, L.P. Historical	Pro Forma Adjustments		Inergy, L.P. Pro Forma	Tres Palacios Gas Storage LLC Historical	Purchase, Debt and Equity Offering Adjustments		As Further Adjusted
Assets
Current assets:
Cash	$5.6	(10.0 10.0	)(a) (a)	$5.6	$0.9	(729.0 (7.3 402.8 587.5	)(g) )(k) (l) (m)	$260.5
Accounts receivable, net	105.8	—		105.8	4.7	(0.9	)(g)	109.6
Inventories	89.0	—		89.0	—	—		89.0
Prepaid expenses and other current assets	17.0	—		17.0	1.8	—		18.8
Assets from price risk management activities	22.7	—		22.7	—	—		22.7

Total current assets	240.1	—		240.1	7.4	253.1		500.6

Property, plant and equipment, net	1,302.0	—		1,302.0	360.3	30.9	(g)	1,693.2
Net intangible assets	334.7	—		334.7	—	12.5	(m)	347.2
Goodwill	483.7	—		483.7	—	337.4	(g)	821.1
Other assets	5.2	—		5.2	10.8	(9.9	)(g)	6.1

Total assets	$2,365.7	—		$2,365.7	$378.5	624.0		$3,368.2

Liabilities & Partners Capital
Current liabilities:
Accounts payable	63.1	—		63.1	6.3	—		69.4
Accrued expenses	69.2	—		69.2	1.2	(0.5	)(g)	69.9
Customer deposits	29.4	—		29.4	—	—		29.4
Liabilities from price risk management activities	10.1	—		10.1	—	—		10.1
Current portion of long term debt	33.5	—		33.5	16.5	(16.5	)(g)	33.5

Total current liabilities	205.3	—		205.3	24.0	(17.0)		212.3
Long term debt, less current portion	1,269.1	10.0	(a)	1,279.1	126.3	(126.3	)(g)	1,879.1
						600.0	(m)
Other long-term liabilities	0.9	—		0.9	2.4	(2.4	)(g)	0.9
Deferred tax liability, net	21.0	—		21.0	—	—		21.0

Controlling partners’ capital / members equity	45.1	823.2	(b)	858.3	225.8	(225.8	)(g)	1,253.8
		(10.0	)(a)			402.8	(l)
						(7.3	)(k)
Interest of non-controlling partners in Inergy, L.P.	823.2	(823.2	)(b)	—	—	—		—
Interest of non-controlling partners in ASC’s subsidiaries	1.1	—		1.1	—	—		1.1

Total partners’ capital	869.4	(10.0)		859.4	225.8	169.7		1,254.9

Total liabilities and partners’ capital	$2,365.7	—		$2,365.7	$378.5	624.0		$3,368.2

(See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements)

INERGY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

For the Twelve Months Ended September 30, 2009

(In millions, except per unit amounts)

	Inergy Holdings, L.P. Historical	Pro Forma Adjustments		Inergy, L.P. Pro Forma	Tres Palacios Gas Storage LLC Historical	Purchase, Debt and Equity Offering Adjustments		As Further Adjusted
Revenue	$1,570.6	—		$1,570.6	$41.4	$(0.5	)(h)	$1,611.5
Cost of product sold (excluding depreciation and amortization, as shown below)	996.9	—		996.9	—	—		996.9

Gross profit	573.7	—		573.7	41.4	(0.5)		614.6

Expenses:
Operating and administrative	280.5	—		280.5	13.2	(2.5	)(h)	291.2
Depreciation and amortization	115.8	—		115.8	8.0	20.9	(i)	144.7
Loss on disposal of assets	5.2	—		5.2	2.2	—		7.4

Operating income	172.2	—		172.2	18.0	(18.9)		171.3

Other income (expense):
Interest expense, net	(70.5)	—		(70.5)	(9.3)	(34.7	)(j)	(114.5)
Other income	0.1	—		0.1	—	—		0.1

Income before gain on issuance of units in Inergy, LP and income taxes	101.8	—		101.8	8.7	(53.6)		56.9
Gain on issuance of units in Inergy, L.P.	8.0	—		8.0	—	—		8.0
Provision for income taxes	(1.7)	—		(1.7)	—	—		(1.7)

Net income	108.1	—		108.1	8.7	(53.6)		63.2
Net income attributable to non-controlling partners in Inergy, L.P.’s net income	(49.6)	49.6	(c)	—	—	—		—
Net income attributable to non-controlling partners in ASC’s consolidated net income	(1.4)	—		(1.4)	—	—		(1.4)

Net income attributable to partners	$57.1	$49.6		$106.7	$8.7	$(53.6)		$61.8

Net income per limited partner unit
Basic	$0.94			$1.25				$0.63
Diluted	$0.93			$1.10				$0.57

Weighted average limited partners’ units outstanding (in thousands)
Basic	60,752			85,633 (d)				97,421 (n)
Dilutive units	351			11,596 (e)				11,596 (o)

Diluted	61,103			97,229				109,017

(See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements)

INERGY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

For the Nine Months Ended June 30, 2010

(In millions, except per unit amounts)

	Inergy Holdings, L.P. Historical	Pro Forma Adjustments		Inergy, L.P. Pro Forma	Tres Palacios Gas Storage LLC Historical	Purchase, Debt and Equity Offering Adjustments		As Further Adjusted
Revenue	$1,484.4	—		$1,484.4	$40.4	$(0.4	)(h)	$1,524.4
Cost of product sold (excluding depreciation and amortization as shown below)	965.0	—		965.0	—	—		965.0

Gross profit	519.4	—		519.4	40.4	(0.4)		559.4

Expenses:
Operating and administrative	231.2	—		231.2	12.9	(0.6	)(h)	243.5
Depreciation and amortization	117.7	—		117.7	6.1	15.6	(i)	139.4
Loss on disposal of assets	5.8	—		5.8	0.1	—		5.9

Operating income	164.7	—		164.7	21.3	(15.4)		170.6

Other income (expense):
Interest expense, net	(67.4)	—		(67.4)	(6.8)	(26.2	)(j)	(100.4)
Other income	0.9	—		0.9	—	—		0.9

Income before gain on issuance of units in Inergy, L.P. and income taxes	98.2	—		98.2	14.5	(41.6)		71.1
Gain on issuance of units in Inergy, L.P.	—	—		—	—	—		—
Provision for income taxes	(0.3)	—		(0.3)	—	—		(0.3)

Net income	97.9	—		97.9	14.5	(41.6)		70.8
Net income attributable to non-controlling partners in Inergy, L.P.’s net income	(47.0)	47.0	(c)	—	—	—		—
Net income attributable to non-controlling partners in ASC’s net income	(0.7)	—		(0.7)	—	—		(0.7)

Net income attributable to partners	$50.2	$47.0		$97.2	$14.5	$(41.6)		$70.1

Net income per limited partner unit
Basic	$0.82			$1.02				$0.66
Diluted	$0.81			$0.91				$0.59

Weighted average limited partners’ units outstanding (in thousands)
Basic	61,292			94,891 (d)				106,679 (n)
Dilutive units	956			11,607 (e)				11,607 (o)

Diluted	62,248			106,498				118,286

(See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements)

INERGY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

These unaudited pro forma condensed consolidated financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by the management of Inergy and Holdings; therefore, actual results could differ materially from the pro forma information. However, management believes the assumptions provide a reasonable basis for presenting the significant effects of the merger. Inergy and Holdings believe the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

As described in the section titled “The Proposed Merger—Accounting Treatment of the Merger” on page 94 of this proxy statement/prospectus, the merger results in Holdings being considered the surviving consolidated entity for accounting purposes rather than Inergy, which is the surviving consolidated entity for legal and reporting purposes. As a result, the merger will be accounted for in Holdings’ consolidated financial statements as an equity transaction in accordance with Financial Accounting Standards Board Accounting Standards Codification 810-10-45, Consolidation—Overall—Changes in Parent’s Ownership Interest in a Subsidiary (FASB ASC 810). As a result, non-controlling owners’ interest will be eliminated and replaced with an equal amount of owners’ equity on the balance sheet. Consequently, no fair value adjustment will be made to the assets or liabilities of Holdings and no gain or loss will be recognized in Holdings’ net income. In addition, costs incurred to complete the merger will be charged to partners’ capital. Because Inergy is the surviving entity for legal purposes, the pro forma condensed consolidated balance sheet and statements of operations are entitled “Inergy, L.P. Pro Forma.”

The unaudited pro forma condensed consolidated financial information reflects the issuance of approximately 35.2 million Inergy LP units and 11,568,560 Class B units in Inergy. Upon completion of the merger, the holders of Holdings common units will receive 0.77 Inergy LP units for each Holdings common unit that they own. The exchange ratio includes 1,080,453 Inergy LP units that are currently owned by Holdings that will be distributed to the Holdings unitholders as part of the merger consideration.

Note 2. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements are as follows:

(a) To reflect the amount borrowed for, and the payment of, the estimated incremental costs associated with completing the merger including the payment of legal fees, opinion fees and other professional fees and expenses.

(b) To reclassify to partners’ capital the non-controlling owners’ interests in consolidated subsidiaries previously reported by Holdings related primarily to Inergy’s public limited partner unitholders.

(c) To reclassify to limited partners’ interest the net income previously allocated to noncontrolling owner’s interest in consolidated subsidiaries previously reported by Holdings related primarily to Inergy’s public limited partner unitholders.

INERGY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(d) Inergy’s pro forma basic weighted average number of LP units outstanding was calculated as follows:

	Year Ended September 30, 2009		Nine Months Ended June 30, 2010
	(in thousands)
Basic weighted average number of Inergy LP units outstanding—as reported	54,036	(f)	63,294
Inergy LP units issued in exchange for Holdings units (net of 790 units and 2,837 units held by IPCH and Inergy Partners, respectively, converted into Class A units)	31,597		31,597

Pro Forma basic weighted average number of Inergy LP units outstanding	85,633		94,891

(e) Inergy’s pro forma diluted weighted average number of LP units outstanding was calculated as follows:

	Year Ended September 30, 2009		Nine Months Ended June 30, 2010
	(in thousands)
Diluted weighted average number of Inergy LP units outstanding—as reported	54,063	(f)	63,332
Inergy LP units issued in exchange for Holdings units (net of 790 units and 2,837 units held by IPCH and Inergy Partners, respectively, converted into Class A units)	31,597		31,597
Class B units issued	11,569		11,569

Pro Forma diluted weighted average number of Inergy LP units outstanding	97,229		106,498

(f) Restated to reflect changes applicable to Financial Accounting Standards Board Accounting Standards Codification Subtopic 260-10 (“260-10”) which required that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividends equivalents be accounted for as participating securities and shall be included in the computation of earnings per share pursuant to the two-class method.

(g) Reflects the total purchase price for Inergy Midstream, LLC’s acquisition of 100% of the equity interests in Tres Palacios Gas Storage LLC (the “Tres Palacios Acquisition”) of approximately $725 million plus acquisition costs, calculated as follows (in millions):

Aggregate cash purchase price to seller	$725.0
Direct acquisition costs	4.0

Total Tres Palacios Purchase Price	$729.0

INERGY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our preliminary allocation of the total consideration for the Tres Palacios Acquisition as follows (in millions):

	Historical Net Book Value	Assets and Liabilities not Acquired	Historical Net Book Value of Acquired Assets and Liabilities	Adjustment	Preliminary Fair Value
Current assets	7.3	(0.9)	6.4	0.0	6.4
Property, plant and equipment	360.3	0.0	360.3	30.9	391.2
Other assets	10.9	(9.9)	1.0	0.0	1.0
Goodwill	0.0	0.0	0.0	337.4	337.4
Current liabilities	(24.0)	17.0	(7.0)	0.0	(7.0)
Long term debt, less current portion	(126.3)	126.3	0.0	0.0	0.0
Other long term liabilities	(2.4)	2.4	0.0	0.0	0.0

Total Tres Palacios Acquisition purchase price	225.8	134.9	360.7	368.3	729.0

Adjustments for assets and liabilities not acquired reflect the elimination of certain current and noncurrent balances of $134.9 million pursuant to the purchase agreement. This includes an adjustment for certain accounts receivable, other assets, current liabilities, long term debt, and other long term liabilities that will not be acquired as a condition of the relating purchase and sale agreement between TP Gas Holding LLC, as the seller of the limited liability company interests in Tres Palacios Gas Storage LLC (“Tres Palacios”), and Inergy Midstream, LLC, as the purchaser.

The acquisition of Tres Palacios will be accounted for as an acquisition under the acquisition method of accounting in accordance with FASB Accounting Standard Codification Subtopic 805-10. The assets and liabilities of Tres Palacios will be reflected at fair value. A final determination of the purchase accounting adjustments, including the allocation of the purchase price of the assets acquired and liabilities assumed based on their fair values, has not been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed consolidated financial statements are preliminary and have been made solely for purposes of developing such unaudited pro forma condensed consolidated financial statements.

(h) Reflects removal of certain revenues or expenses related to agreements that will be canceled as part of the Tres Palacios purchase and sale agreement.

(i) Reflects pro forma adjustment of Tres Palacios depreciation, depletion, and amortization expense as follows (in millions):

	September 30, 2009	June 30, 2010
Eliminate the historical expense	(8.0)	(6.1)
Pro forma expense	28.9	21.7

Pro forma adjustment to expense	20.9	15.6

INERGY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(j) Reflects pro forma adjustment of Tres Palacios interest expense as follows (in millions):

	September 30, 2009	June 30, 2010
Eliminate the historical interest expense	(9.3)	(6.8)
Pro forma interest expense	44.0	33.0

Pro forma adjustment to interest expense	34.7	26.2

(k) Reflects estimated non-recurring fees associated with obtaining the bridge loan commitment for the Tres Palacios Acquisition.

(l) Reflects the net proceeds of $402.8 million from the September 2010 offering of common units.

(m) Reflects Inergy’s September 2010 offering of $600 million aggregate principal amount of 7% Senior Notes due 2018. The expenses associated with this offering will be capitalized and amortized to earnings over the life of the notes.

(n) Inergy’s pro forma basic weighted average number of Inergy LP units outstanding was calculated as follows (in thousands):

	Year Ended September 30, 2009	Nine Months Ended June 30, 2010
Basic weighted average number of Inergy LP units outstanding—as reported	54,036	63,294
Inergy LP units issued in exchange for Holdings units (net of 790 units and 2,837 units held by IPCH and Inergy Partners, respectively, converted into Class A units)	31,597	31,597
September 2010 offering of Inergy LP units	11,788	11,788

Pro Forma basic weighted average number of Inergy LP units outstanding	97,421	106,679

(o) Inergy’s pro forma diluted weighted average number of Inergy LP units outstanding was calculated as follows:

	Year Ended September 30, 2009	Nine Months Ended June 30, 2010
Diluted weighted average number of Inergy LP units outstanding—as reported	54,063	63,332
Inergy LP units issued in exchange for Holdings units (net of 790 units and 2,837 units held by IPCH and Inergy Partners, respectively, converted into Class A units)	31,597	31,597
Class B units issued	11,569	11,569
September 2010 offering of Inergy LP units	11,788	11,788

Pro Forma diluted weighted average number of Inergy LP units outstanding	109,017	118,286

Annex A

FIRST AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

INERGY, L.P.

INERGY GP, LLC

and

INERGY HOLDINGS, L.P.

INERGY HOLDINGS GP, LLC

NRGP LIMITED PARTNER, LLC

and

NRGP MS, LLC

Dated as of September 3, 2010

DISCLOSURE SCHEDULES

Schedule A	Inergy Disclosure Schedule

Schedule B	Holdings Disclosure Schedule

A-i

A-ii

A-iii

SCHEDULE A

INERGY, L.P. DISCLOSURE SCHEDULE

Schedule 5.2(b)

Inergy Long Term Incentive Plan (as Amended and Restated August 14, 2008)

Grant Type	# Granted	# Exercised	# Exercisable	# Outstanding
Non-Qualified Options	67,500	0	30,000	67,500

Schedule 5.2(c)

Inergy, L.P. Subsidiaries

1. Inergy Propane, LLC, a Delaware limited liability company

2. Inergy Finance Corp., a Delaware corporation

3. Inergy Midstream, LLC, a Delaware limited liability company

4. L & L Transportation, LLC, a Delaware limited liability company

5. Inergy Transportation, LLC, a Delaware limited liability company

6. Inergy Sales & Service, Inc., a Delaware corporation

7. Inergy Canada Company, a Nova Scotia unlimited company

8. Stellar Propane Service, LLC, a Delaware limited liability company

9. Liberty Propane, L.P., a Delaware limited partnership

10. Liberty Propane GP, LLC, a Delaware limited liability company

11. Liberty Propane Operations, LLC, a Delaware limited liability company

12. Inergy Gas Marketing, LLC, a Delaware limited liability company

13. US Salt, LLC, a Delaware limited liability company

14. Inergy Storage, Inc., a Delaware corporation

15. Finger Lakes LPG Storage, LLC, a Delaware limited liability company

16. Central New York Oil And Gas Company, L.L.C., a New York limited liability company

17. Arlington Storage Company, LLC, a Delaware limited liability company

18. Inergy Pipeline East, LLC, a Delaware limited liability company

19. Steuben Gas Storage Company, a New York general partnership

20. Arlington Associates Limited Partnership, a Massachusetts limited partnership

21. Inergy ASC, LLC, a Delaware limited liability company

22. Escondido Gas Storage, LLC, a Texas limited liability company (75% ownership interest)

Schedule A

SCHEDULE B

INERGY HOLDINGS, L.P. DISCLOSURE SCHEDULE

Schedule 5.2(b)

Inergy Holdings Long Term Incentive plan (as Amended and Restated August 14, 2008)

Grant Type	# Granted	# Exercised	# Exercisable	# Outstanding
Non-Qualified Options	1,459,500	227,600	964,400	1,181,900

Schedule 5.2(c)

Inergy Holdings, L.P. Subsidiaries

1. IPCH Acquisition Corp., a Delaware corporation

2. Inergy Partners, LLC, a Delaware limited liability company

3. Inergy GP, LLC, a Delaware limited liability company

Schedule B

FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of September 3, 2010 (this “Agreement”), is entered into by and among Inergy, L.P., a Delaware limited partnership (“Inergy”), Inergy GP, LLC, a Delaware limited liability company and the managing general partner of Inergy (“Inergy GP”), NRGP Limited Partner, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings GP (as defined below) (“New NRGP LP”), Inergy Holdings, L.P., a Delaware limited partnership (“Holdings”), Inergy Holdings GP, LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”), and NRGP MS, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings GP (“MergerCo”).

WITNESSETH:

WHEREAS, on August 7, 2010, Inergy, Inergy GP, New NRGP LP, Holdings, Holdings GP and MergerCo entered into an Agreement and Plan of Merger (the “Original Agreement”);

WHEREAS, the Holdings GP Board (as defined herein) and the Inergy GP Board (as defined herein) have determined that the business combination provided for herein pursuant to which MergerCo will, subject to the terms and conditions set forth herein, merge with and into Holdings, with Holdings surviving (the “Merger”), such that following the Merger, New NRGP LP will be the sole limited partner of Holdings, is fair and reasonable to, and in the best interests of, Holdings and its limited partners, and Inergy and its limited partners, respectively;

WHEREAS, as a condition and inducement to Inergy, Inergy GP and Inergy Partners entering into the Original Agreement, the affiliated unitholders of Holdings who collectively beneficially own approximately 58.1% of the outstanding Common Units (as defined herein) and who are identified as parties to the Holdings Unitholder Support Agreement (as defined below) (collectively, such Holdings unitholders, the “Holdings Supporting Unitholders”) entered into the Holdings Unitholder Support Agreement, pursuant to which, among other things, the Holdings Supporting Unitholders have agreed, subject to the terms and conditions set forth therein, to vote all of their Common Units beneficially owned by them as set forth in Schedule I thereto in favor of the Merger and the approval and adoption of the Original Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time, and the transactions contemplated thereby;

WHEREAS, the parties desire to amend and restate the Original Agreement;

WHEREAS, Section 9.2 of the Original Agreement provides that, subject to applicable Law (as defined below), prior to Closing (as defined below), any provision of the Original Agreement may be amended or modified at any time, whether before or after the Holdings Unitholder Approval (as defined below), by an agreement in writing between the parties thereto approved by the Inergy GP Board (as defined below) in the case of Inergy and by the Holdings GP Board (as defined below) in the case of Holdings and executed in the same manner as the Original Agreement; and

WHEREAS, each of the Inergy GP Board, on behalf of Inergy, and the Holdings GP Board, on behalf of Holdings, has approved this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto do hereby amend and restate the Original Agreement in its entirety as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” means: any proposal or offer from or by any Person other than Inergy, Inergy GP, and MergerCo relating to (i) any direct or indirect acquisition of (A) more than 20% of the assets of Holdings and its Subsidiaries, taken as a whole, (B) more than 20% of the outstanding equity securities of Holdings or (C) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Holdings and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 20% of the outstanding equity securities of Holdings; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Holdings, other than the Merger.

“Action” shall have the meaning set forth in Section 6.12(a).

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Amendment No. 1 to the Holdings Partnership Agreement” shall mean Amendment No. 1 to the Holdings Partnership Agreement substantially in the form attached hereto as Annex D.

“Book-Entry Units” shall have the meaning set forth in Section 3.2(d).

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York, New York.

“Certificate” shall have the meaning set forth in Section 3.2(d).

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Change in U.S. Federal Income Tax Law” shall mean the enactment or promulgation of, or any change in or amendment to, the Code, Treasury Regulations, administrative pronouncements of the Internal Revenue Service, or judicial interpretations of the foregoing that occurs on or after the date of the Original Agreement; provided that Change in U.S. Federal Income Tax Law shall not include a change in the rate of taxation generally applicable to income or gain (as opposed to, for example, a change in the treatment of an item of gross income as ordinary income or capital gain for U.S. federal income tax purposes).

“Claim” shall have the meaning set forth in Section 6.12(a).

“Class A Units” shall mean the Class A Units representing limited partner interests of Inergy having the rights and obligations specified with respect to such Class A Units in the Inergy Amended and Restated Partnership Agreement.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Units” or “Holdings Common Units” shall mean the common units representing limited partner interests of Holdings having the rights and obligations specified with respect to Common Units in the Holdings Partnership Agreement.

“Compensation and Benefit Plan” shall mean all material bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, restricted unit and unit option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable “change of control” or similar provisions in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including all “employee benefit plans” as defined in ERISA Section 3(3).

“Confidentiality Agreement” shall mean a confidentiality agreement of the nature generally used in similar circumstances, as determined by Holdings in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (i) have a term of not less than one year, (ii) provide that all non-public information pertaining to Inergy be protected as confidential information thereunder, subject to customary exceptions, and (iii) contain a provision relating to a “standstill” with respect to the Inergy LP Units that is no less favorable to Inergy than the form of standstill provision contained in Annex B hereto. In addition, if such Confidentiality Agreement provides for the disclosure of any non-public information pertaining to Inergy that is protected as confidential information under the Confidentiality Agreement, then Inergy shall have the right to approve or consent to any amendment or waiver (a) of the one-year term of the Confidentiality Agreement, (b) that would have the effect of causing any non-public information pertaining to Inergy that is protected as confidential information under the Confidentiality Agreement not to be protected as confidential information under the Confidentiality Agreement, (c) of the provision described in (iii) above or (d) of Inergy’s ability to enforce its rights as a third party beneficiary to such Confidentiality Agreement.

“Consideration” shall mean the Holdings Unitholder Consideration (taking into consideration the GP Exchange).

“Disclosure Schedule” shall have the meaning set forth in Section 5.1.

“DLLCA” shall mean the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. §17-101 et seq.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean the Holdings Escrow Agent or Inergy Escrow Agent, as applicable.

“Escrow Fund” shall have the meaning set forth in Section 9.1(g).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” shall mean such entity as may be selected by Inergy subject to the reasonable approval of Holdings.

“Exchange Fund” shall have the meaning set forth in Section 3.4(a).

“Expenses” shall have the meaning set forth in Section 9.1(f).

“Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over Holdings or Inergy, as the case may be, or any of their respective properties or assets.

“GP Exchange” shall have the meaning set forth in Section 3.1(a).

“Holdings” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Holdings Amended and Restated Partnership Agreement” shall have the meaning set forth in Section 2.1(c).

“Holdings Certificate of Limited Partnership” means the certificate of limited partnership of Holdings as filed with the Delaware Secretary of State on April 28, 2005.

“Holdings Change in Recommendation” shall have the meaning set forth in Section 6.6(c).

“Holdings Conflicts Committee” shall mean the Conflicts Committee of the Holdings GP Board, consisting (as of the date of the Original Agreement) of Richard T. O’Brien.

“Holdings Credit Agreements” means the Credit Agreement dated as of July 22, 2005 among Holdings, IPCH Acquisition Corp. and Enterprise Bank and Trust, as amended to the date of the Original Agreement, and the Credit Agreement, dated as of August 9, 2005, between Holdings and Southwest Bank of St. Louis, as amended to the date of the Original Agreement.

“Holdings Disclosure Schedule” shall mean the Disclosure Schedule delivered by Holdings pursuant to Section 5.1.

“Holdings Escrow Agent” shall mean an escrow agent as appointed by Holdings and Inergy, in their reasonable discretion, for the benefit of Holdings for certain payments under Article IX.

“Holdings GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Holdings GP Board” means the Board of Directors of Holdings GP.

“Holdings GP LLC Agreement” means the Limited Liability Company Agreement of Holdings GP, dated March 14, 2005.

“Holdings LP Units” means 1,080,453 LP Units owned as of the date of the Original Agreement and the date hereof by Holdings.

“Holdings LTIP” shall have the meaning set forth in Section 3.6(a)(i).

“Holdings Meeting” shall have the meaning set forth in Section 6.2.

“Holdings Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Holdings, dated as of June 24, 2005.

“Holdings Recommendation” shall have the meaning set forth in Section 6.2.

“Holdings Restricted Unit” shall have the meaning set forth in Section 3.6(a)(i).

“Holdings Supporting Unitholders” shall have the meaning set forth in the recitals to this Agreement.

“Holdings Termination Fee” shall mean an amount equal to $20.0 million in cash.

“Holdings Unaffiliated Unitholders” means the holders of Common Units other than Holdings GP and its Affiliates, officers and directors.

“Holdings Unitholder Approval” shall have the meaning set forth in Section 7.1.

“Holdings Unitholder Consideration” shall have the meaning set forth in Section 3.1(b).

“Holdings Unitholder Support Agreement” shall mean the Support Agreement dated as of August 7, 2010 by and among Inergy and the Holdings Supporting Unitholders.

“Holdings Unit Option” shall have the meaning set forth in Section 3.6(a)(i).

“Holdings Unit Purchase Right” shall have the meaning set forth in Section 3.6(b).

“Incentive Distribution Rights” shall have the meaning set forth in the Inergy Partnership Agreement.

“Indemnification Expenses” shall have the meaning set forth in Section 6.12(a).

“Indemnified Parties” shall have the meaning set forth in Section 6.12(a).

“Indemnitees” shall have the meaning set forth in the Holdings Partnership Agreement.

“Inergy” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Inergy Acquisition Proposal” shall mean any proposal or offer from or by any Person other than Holdings and its Subsidiaries relating to (i) any direct or indirect acquisition of (A) more than 50% of the assets of Inergy and its Subsidiaries, taken as a whole, (B) more than 50% of the outstanding equity securities of Inergy (excluding any equity securities of Inergy held or controlled by John J. Sherman) or (C) a business or businesses that constitute more than 50% of the cash flow, net revenues, net income or assets of Inergy and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 50% of the outstanding equity securities of Inergy; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Inergy other than the Merger.

“Inergy Amended and Restated Partnership Agreement” shall mean the Third Amended and Restated Agreement of Limited Partnership of Inergy substantially in the form attached hereto as Annex A.

“Inergy Debt Assumption” shall have the meaning set forth in Section 3.1(b).

“Inergy Disclosure Schedule” shall mean the Disclosure Schedule delivered by Inergy pursuant to Section 5.1.

“Inergy Escrow Agent” shall mean an escrow agent as appointed by Inergy and Holdings, in their reasonable discretion, for the benefit of Inergy for certain payments under Article IX.

“Inergy GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Inergy GP Board” shall mean the board of directors of Inergy GP.

“Inergy GP Interest” shall mean the general partner interest in Inergy having the rights and obligations specified to a General Partner interest in the Inergy Partnership Agreement.

“Inergy GP LLC Agreement” means the Limited Liability Company Agreement of Inergy GP, dated as of March 2, 2001.

“Inergy LTIP” shall have the meaning set forth in Section 3.6(a)(i).

“Inergy Merger Transactions” shall have the meaning set forth in Section 5.2(k)(ii).

“Inergy Non-Public Information” shall have the meaning set forth in Section 6.6(b).

“Inergy Partners” means Inergy Partners, LLC, a Delaware limited liability company and the non-managing general partner of Inergy.

“Inergy Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of Inergy, dated as of January 7, 2004, as amended by Amendment No. 1 thereto, effective as of February 9, 2004, as further amended by Amendment No. 2 thereto, effective as of January 21, 2005, and as further amended by Amendment No. 3 thereto, effective as of August 9, 2005.

“Inergy Special Committee” shall mean the Special Committee of the Inergy GP Board, consisting (as of the date of the Original Agreement) of Robert D. Taylor.

“IPCH” means IPCH Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Holdings.

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Lien” shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“LP Units” or “Inergy LP Units” shall mean the units representing limited partner interests of Inergy having the rights and obligations specified with respect to LP Units in the Inergy Partnership Agreement.

“Material Adverse Effect” shall mean, with respect to either Holdings or Inergy, any effect that (x) is or could reasonably be expected to be material and adverse to the financial position, results of operations, business, assets or prospects of Holdings and its Subsidiaries taken as a whole, or Inergy and its Subsidiaries taken as a whole, respectively, or (y) materially impairs or could reasonably be expected to materially impair the ability of Holdings or Inergy, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Transactions” shall have the meaning set forth in Section 5.2(k)(i).

“MergerCo” shall have the meaning set forth in the introductory paragraph in this Agreement.

“New LP Purchase Right” shall have the meaning set forth in Section 3.6(b).

“New LP Units” shall have the meaning set forth in Section 3.1(b).

“New NRGP LP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Non-Qualifying Income Cushion” shall have the meaning set forth in Section 9.1(g).

“Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.6(c).

“NRGP Nonparticipating Limited Partner Units” shall mean the “Nonparticipating Limited Partner Units” as such term is defined in Amendment No. 1 to the Holdings Partnership Agreement.

“NYSE” shall mean the New York Stock Exchange.

“Original Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“PIK Recipients” shall mean John J. Sherman, Phillip L. Elbert, R. Brooks Sherman, Jr., Carl A. Hughes, William C. Gautreaux, Andrew L. Atterbury and Paul E. McLaughlin.

“PIK Units” shall have the meaning set forth in Section 3.1(b) and shall be represented by the Class B units as set forth in the Inergy Amended and Restated Partnership Agreement.

“Proxy Statement” shall have the meaning set forth in Section 6.3(a).

“Receiving Party” shall have the meaning set forth in Section 6.6(a).

“Registration Statement” shall have the meaning set forth in Section 6.3(a).

“Regulatory Authorities” shall mean any federal or state governmental agency or court or authority or other body.

“Representatives” shall mean with respect to a Person, its directors, officers, members, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such person.

“Rule 145 Affiliate” shall have the meaning set forth in Section 6.7(a).

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 5.2.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except, in the case of Holdings, Inergy Partners, Inergy GP and its Subsidiaries (including, for the sake of clarity, Inergy) shall not be deemed to be Subsidiaries of Holdings (unless otherwise specifically provided in this Agreement).

“Superior Proposal” means any bona fide Acquisition Proposal (except that references to 20% within the definition of “Acquisition Proposal” shall be replaced by “50%”) made by a third party to Holdings or the Holdings GP Board on terms that the Holdings GP Board determines, in its good faith judgment and after consulting with Holdings’ financial advisor and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including, without limitation, any conditions to and the expected timing of consummation and any risks of non-consummation), to be more favorable to the holders of Common Units from a financial point of view than the Merger (taking into account any revised proposal by the Inergy Special Committee on behalf of Inergy to amend the terms of this Agreement), provided, that, to the extent any Acquisition Proposal includes an Inergy Acquisition Proposal, it shall not be a Superior Proposal without the consent of a majority of the members of the Inergy GP Board and the Inergy Special Committee.

“Surviving Entity” shall have the meaning set forth in Section 2.1(a).

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.

“Tax Returns” shall have the meaning set forth in Section 5.2(i).

“Termination Date” shall have the meaning set forth in Section 8.1(b).

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1 The Merger.

(a) The Surviving Entity. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), MergerCo shall merge with and into Holdings, the separate existence of MergerCo shall cease and Holdings shall survive and continue to exist as a Delaware limited partnership (Holdings, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that immediately following the Merger, Holdings GP will continue to be the sole general partner of Holdings and Holdings GP and New NRGP LP will remain as the only holders of limited partner interests in Holdings in proportion to their respective NRGP Nonparticipating Limited Partner Units.

(b) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the “Certificate of Merger”) and such later date and time as may be set forth in the Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Merger shall have the effects prescribed in the DRULPA and the DLLCA.

(c) Holdings Certificate of Limited Partnership and Holdings Partnership Agreement. At the Effective Time, the Holdings Certificate of Limited Partnership shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity, until duly amended in accordance with applicable Law. At the Effective Time, the Holdings Partnership Agreement shall be amended and restated in its entirety to reflect Holdings GP as the sole general partner of Holdings and Holdings GP and New NRGP LP as the only holders of limited partner interests in Holdings in proportion to their respective NRGP Nonparticipating Limited Partner Units, and such other matters as contemplated by this Agreement, and as so amended and restated shall be the partnership agreement (the “Holdings Amended and Restated Partnership Agreement”) of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

Section 2.2 Closing. Subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement, the Merger and the other transactions contemplated hereby (the “Closing”) shall occur on (a) the third Business Day after the day on which the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement shall take place at the offices of

Vinson & Elkins LLP, 1001 Fannin Street, Houston, Texas at 9:00 a.m. Central Time on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Holdings Exchange and Contribution.

(a) At the Effective Time, in exchange for the consideration described in Section 3.1(b), Holdings hereby agrees to distribute to the holders of the Common Units the Holdings LP Units pro rata, with such distribution to be made pursuant to Section 3.4(a) as a component of the Holdings Unitholder Consideration (defined below). In addition, Holdings agrees to (i) exchange with Inergy the Incentive Distribution Rights and (ii) contribute to Inergy all of Holdings’ ownership interests in IPCH and Inergy Partners. The exchange and contribution set forth in (i) and (ii) above are collectively referred to herein as the “GP Exchange.”

(b) At Closing, as consideration for the GP Exchange, Inergy will (i) deposit or cause to be deposited with the Exchange Agent for exchange in accordance with this Article III, through the Exchange Agent, 35,031,991 LP Units, subject to adjustment for equity awards granted under the Holdings LTIP (which together with the Holdings LP Units are referred to as the “New LP Units”) and 11,568,560 special units of Inergy having such rights, preferences and limitations as are set forth in the Inergy Amended and Restated Partnership Agreement (the “PIK Units”), (ii) provide cash to be paid in lieu of any fractional New LP Unit or PIK Unit, as applicable, in accordance with Section 3.4(e), and (iii) assume Holdings’ liabilities under the Holdings Credit Agreements (the “Inergy Debt Assumption”). The New LP Units and PIK Units and any cash paid in lieu of any fractional New LP Unit or PIK Unit are collectively referred to herein as the “Holdings Unitholder Consideration.” Holdings hereby acknowledges and agrees that the deposit of the Holdings Unitholder Consideration and the Inergy Debt Assumption shall constitute complete satisfaction of all sums due to Holdings with respect to the GP Exchange.

(c) Upon the GP Exchange, without further action by Inergy prior to the Effective Time, the Incentive Distribution Rights shall be cancelled and have no further force or effect and the 789,202 LP Units owned by IPCH and the 2,837,034 LP Units and 0.71% general partner interest in Inergy owned by Inergy Partners shall be converted into Class A Units of equivalent value.

Section 3.2 Holdings Unitholder Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Inergy, Holdings or any holder of Common Units:

(a) All of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time shall be converted into and become limited partner interests in Holdings, which limited partner interests shall be duly authorized and validly issued, fully paid (to the extent required under the Holdings Partnership Agreement and the Holdings Amended and Restated Partnership Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA), and shall be held by New NRGP LP and Holdings GP in proportion to their respective NRGP Nonparticipating Limited Partner Units.

(b) The general partner interest and NRGP Nonparticipating Limited Partner Units in Holdings issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged subject to such changes as are set forth in the Holdings Amended and Restated Partnership Agreement, and Holdings GP shall continue to be the sole general partner of Holdings.

(c) Each Common Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.770 LP Units, except that with respect to the 11,568,560 LP Units to which the PIK Recipients otherwise would be entitled pursuant to the Merger, the respective PIK Recipients shall instead receive the PIK Units in accordance with Annex C. Such right to receive 0.770 LP Units shall be satisfied upon the receipt of the Holdings Unit Consideration as provided in Section 3.4.

(d) All Common Units, when converted as a result of and pursuant to the Merger, shall cease to be outstanding and shall automatically be canceled and cease to exist. At the Effective Time, each holder of a certificate representing Common Units (a “Certificate”) and each holder of non-certificated Common Units represented by book-entry (“Book-Entry Units”) shall cease to be a unitholder of Holdings and (except as set forth in Section 3.3) cease to have any rights with respect thereto, except the right to receive (i) such holder’s portion of the Holdings Unitholder Consideration, including any cash to be paid in lieu of any fractional New LP Unit or PIK Unit, as applicable, in accordance with Section 3.4(e), and the right to be admitted as a limited partner of Inergy in connection therewith, and (ii) any distributions in accordance with Section 3.4(c), and in each case, to be issued or paid in consideration therefor in accordance with Section 3.4.

Section 3.3 Rights As Unitholders; Unit Transfers. At the Effective Time, holders of Common Units shall cease to be, and shall have no rights as, unitholders of Holdings, other than to receive (a) any distribution with respect to such Common Units with a record date occurring prior to the Effective Time that may have been declared or made by Holdings on such Common Units in accordance with the terms of this Agreement or prior to the date of the Original Agreement and which remains unpaid at the Effective Time and (b) the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the unit transfer books of Holdings with respect to the Common Units.

Section 3.4 Exchange of Certificates.

(a) Exchange Agent. Promptly after the Effective Time, Inergy and Holdings shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of the holders of Common Units, for exchange in accordance with this Article III, through the Exchange Agent, the Holdings Unitholder Consideration required by this Article III (with Holdings depositing or causing to be deposited the Holdings LP Units and the PIK Units and Inergy depositing the remainder of the Holdings Unitholder Consideration). Inergy agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.3(a) and Section 3.4(c) and to make payments in lieu of any fractional New LP Units and PIK Units, as applicable, pursuant to Section 3.4(e). Any cash, New LP Units and PIK Units deposited with the Exchange Agent (including as payment for any fractional New LP Units and PIK Units in accordance with Section 3.4(e)

and any distributions in accordance with Section 3.4(c)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Holdings Unitholder Consideration contemplated to be paid for Common Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.4(c) and 3.4(e), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Inergy shall instruct the Exchange Agent to mail to each record holder of Common Units as of the Effective Time (i) a letter of transmittal (which shall specify that in respect of certificated units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form and agreed to by Inergy and Holdings prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Holdings Unitholder Consideration payable in respect of the Common Units represented by such Certificates or Book-Entry Units. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, the holders of Common Units shall be entitled to receive in exchange therefor (A) New LP Units or PIK Units, as applicable, representing, in the aggregate, the whole number of New LP Units or PIK Units, as applicable, that such holder has the right to receive pursuant to this Article III (after taking into account all Common Units then held by such holder) and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional New LP Units and PIK Units pursuant to Section 3.4(e) and distributions pursuant to Section 3.4(c). No interest shall be paid or accrued on any Holdings Unitholder Consideration or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. In the event of a transfer of ownership of Common Units that is not registered in the transfer records of Holdings, the Holdings Unitholder Consideration payable in respect of such Common Units may be paid to a transferee, if the Certificate representing such Common Units or evidence of ownership of the Book-Entry Units are presented to the Exchange Agent, and in the case of both certificated and book-entry Common Units, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Holdings Unitholder Consideration in any name other than that of the record holder of such Common Units, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until the required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.4, each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Holdings Unitholder Consideration payable in respect of the Common Units and any cash in lieu of fractional units pursuant to Section 3.4(e) and any distributions to which such holder is entitled pursuant to Section 3.3.

(c) Distributions with Respect to Unexchanged Common Units. No distributions declared or made with respect to LP Units or PIK Units with a record date after the Effective Time shall be paid to the holder of any Common Units with respect to the New LP Units or PIK Units, as applicable, that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New LP Units or PIK Units, as applicable, shall be paid to any such holder until such holder shall deliver the required documentation and surrender any Certificate as contemplated by this Section 3.4. Subject to applicable Law, following compliance with the requirements of Section 3.4(b), there shall be paid to such holder of the New LP Units or PIK Units, as applicable, issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New LP Units or PIK Units, as applicable, to which such holder is entitled pursuant to Section 3.4(e) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to the New LP Units or PIK Units, as applicable, and payable with respect to such New LP Units or PIK Units, as applicable, and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such compliance payable with respect to such New LP Units or PIK Units, as applicable.

(d) Further Rights in Holdings Units. The Holdings Unitholder Consideration issued upon conversion of a Common Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.3, Section 3.4(c) or Section 3.4(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Unit.

(e) Fractional LP Units. No certificates or scrip of the New LP Units or PIK Units, as applicable, representing fractional New LP Units or PIK Units, as applicable, or book-entry credit of the same shall be issued upon the exchange of Common Units in accordance with Section 3.4(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New LP Units or PIK Units, as applicable. Notwithstanding any other provision of this Agreement, each holder of Common Units exchanged in connection with the Merger who would otherwise have been entitled to receive a fraction of a New LP Unit or PIK Unit, as applicable (after taking into account all Common Units exchanged by such holder), shall receive, in lieu thereof, cash (without interest, rounded up to the nearest whole cent) in an amount equal to the product of (i) the volume weighted average trading price of the LP Units as reported by Bloomberg during the 20 trading day period ending on the third trading day immediately preceding the date on which the Effective Time shall occur and (ii) the fraction of a New LP Unit or PIK Unit, as applicable, that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Inergy, and Inergy shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund constituting New LP Units, PIK Units or cash that remains undistributed to the holders of Common Units after 180 days following the Effective Time shall be delivered to Inergy upon demand by Inergy and, from and after such delivery, any former holders of Common Units who have not theretofore complied with this Article III shall thereafter look only to Inergy for the Holdings Unitholder Consideration payable in respect of such Common Units, any cash in lieu of fractional New LP Units or PIK Units, as applicable, to which they are entitled pursuant to Section 3.4(e) and any distributions with respect to the New LP Units or PIK Units, as applicable, to which they are entitled pursuant to Section 3.4(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable Law, become the property of Inergy, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(g) No Liability. To the fullest extent permitted by Law, neither Inergy, Holdings, nor the Surviving Entity shall be liable to any holder of Common Units for any New LP Units (or distributions with respect thereto), PIK Units, or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Inergy, the posting by such Person of a bond, in such reasonable amount as Inergy may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Holdings Unitholder Consideration payable in respect of the Common Units represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.3.

(i) Withholding. Each of Inergy, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Units such amounts as Inergy, the Surviving Entity or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that Inergy, the Surviving Entity or the Exchange Agent, as the case may be, shall provide reasonable notice to the applicable holders of Common Units prior to withholding any amounts pursuant to this

Section 3.4(i). To the extent that amounts are so deducted and withheld by Inergy, the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Common Units in respect of whom such deduction and withholding was made by Inergy, the Surviving Entity or the Exchange Agent, as the case may be.

(j) Book Entry and Admission of Holders of New LP Units and PIK Units as Additional Limited Partners of Inergy. All New LP Units and PIK Units to be issued in connection with the Merger shall be issued in book entry form, without physical certificates. Upon the issuance of New LP Units and PIK Units, as applicable, to the holders of Common Units in accordance with this Section 3.4 and the compliance by such holders with the requirements of Section 10.4 of the Inergy Amended and Restated Partnership Agreement, Inergy GP shall consent to the admission of such holders as limited partners of Inergy and reflect such admission on the books and records of Inergy.

Section 3.5 Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or distributions in the form of equity interests with respect to the Common Units or the LP Units (in each case, as permitted pursuant to Section 4.3), the number of New LP Units or PIK Units, as applicable, to be issued in connection with the Merger and the volume weighted average trading price of the LP Units determined in accordance with Section 3.4(e) will be correspondingly adjusted to provide the holders of the New LP Units or PIK Units, as applicable, the same economic effect as contemplated by this Agreement prior to such event.

Section 3.6 Unit Options and Restricted Units.

(a)(i) Except as provided in Sections 3.6(b) and 3.6(c), at the Effective Time, each right to purchase Common Units (a “Holdings Unit Option”), whether vested or unvested, and each Common Unit subject to a forfeiture period (a “Holdings Restricted Unit”) outstanding immediately prior to the Effective Time shall be assumed by Inergy and converted into an option to purchase LP Units or an Inergy Restricted LP Unit, as applicable, in accordance with this Section 3.6(a) to be issued pursuant to the Amended and Restated Inergy Long-Term Incentive Plan (the “Inergy LTIP”). Each Holdings Unit Option and Holdings Restricted Unit as so assumed and converted shall continue to have, and be subject to, the same terms and conditions as set forth in the Amended and Restated Inergy Holdings, L.P. Long Term Incentive Plan (the “Holdings LTIP”) and any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (A) (i) each Holdings Unit Option as so assumed and converted shall be exercisable for that number of whole LP Units equal to the product of the number of Common Units that were subject to such Holdings Unit Option immediately prior to the Effective Time multiplied by 0.770, rounded down to the nearest whole number of LP Units, and (ii) the per unit exercise price for the LP Units subject to such assumed Holdings Unit Option as so assumed and converted shall be equal to the quotient determined by dividing the exercise price per Common Unit of such Holdings Unit Option immediately prior to the Effective Time by 0.770, rounded up to the nearest whole cent and (B) each Holdings Restricted Unit as so assumed shall be converted into that number of Inergy Restricted LP Units with respect to whole LP Units equal to the product of the number of Common Units that were subject to such Holdings Restricted Unit immediately prior to the Effective Time multiplied by 0.770, rounded down to the nearest whole number of LP Units. It is intended that Holdings Unit Options assumed and converted into options to acquire LP Units in accordance with the foregoing shall be converted in a manner that satisfies the requirements of Treasury Regulation § 1.409A-1(b)(5)(v)(D) so as not to be treated as the grant of a new stock right or change in the form of payment for purposes of Treasury Regulations §§ 1.409A-1 through 1.409A-6. The Holdings LTIP shall be terminated immediately following the Effective Time.

(ii) As soon as practicable after the Effective Time, Inergy shall deliver to the participants in the Holdings LTIP appropriate notice setting forth such participants’ rights pursuant thereto and the grants pursuant to the Holdings LTIP shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.6 after giving effect to the Merger).

(iii) The Holdings GP Board (or appropriate committee thereof) shall, prior to or as of the Effective Time, take all necessary actions, if any, pursuant to and in accordance with the terms of the Holdings LTIP and the instruments evidencing Holdings Unit Options or the Holdings Restricted Units, as applicable, to provide for the assumption and conversion of Holdings Unit Options into options to acquire LP Units or the Holdings Restricted Units into Inergy Restricted LP Units, as applicable in accordance with this Section 3.6 without the consent of the holders of the Holdings Unit Options or the Holdings Restricted Units, as applicable.

(b) Prior to the Effective Time and except as provided in Section 3.6(c), the Holdings GP Board (or, if appropriate, any committee thereof) and the Inergy GP Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that, effective at the Effective Time, each right to purchase Common Units outstanding immediately prior to the Effective Time (a “Holdings Unit Purchase Right”) under the Holdings Unit Purchase Plan shall be assumed by Inergy and shall continue in effect on the same terms and conditions as in effect immediately prior to the Effective Time (subject to the adjustments in this Section 3.6(b)), and each such Holdings Unit Purchase Right shall be converted automatically into a right to purchase LP Units (a “New LP Purchase Right”). Each New LP Purchase Right shall entitle the holder thereof to purchase the number of LP Units determined under the terms and conditions of the Holdings Unit Purchase Plan, as provided for herein. Effective at the Effective Time, Inergy (i) shall assume the Holdings Unit Purchase Plan, (ii) shall amend the Holdings Unit Purchase Plan to substitute references to LP Units for references to Common Units therein, provide that the total number of LP Units available for issuance under the Holdings Unit Purchase Plan shall be 100,000 multiplied by the Exchange Ratio (rounded down to the nearest LP Unit), and make such other changes as shall be necessary to assume the Holdings Unit Purchase Plan and New LP Purchase Right pursuant to this Section 3.6(b), and (iii) shall continue the Holdings Unit Purchase Plan with respect to the New LP Purchase Rights. The Holdings Unit Purchase Plan shall terminate immediately following the end of the “Purchase Period” (as defined in the Holdings Unit Purchase Plan) in effect immediately prior to the Effective Time and participants in the Holdings Unit Purchase Plan shall become participants in the Amended and Restated Inergy Employee Unit Purchase Plan pursuant to their elections in effect under the Holdings Unit Purchase Plan immediately prior to its termination unless such election is otherwise changed in accordance with the terms of the Amended and Restated Inergy Employee Unit Purchase Plan.

(c) To the extent any employee of Inergy GP, LLC holds rights to purchase Common Units prior to the Effective Time that will be, but for application of this Section 3.6(c), converted into rights to purchase LP Units pursuant to Sections 3.6(a) and 3.6(b), the Holdings GP Board (or, if appropriate, any committee thereof) and/or the Inergy GP Board (or, if appropriate, any committee thereof) will take such actions as may be necessary or appropriate to avoid the imposition of additional taxes on such employees pursuant to Section 409A of the Code.

(d) Inergy shall take all action necessary, on or prior to the Effective Time, to authorize and to reserve for issuance a sufficient number of LP Units for delivery under the Inergy LTIP and the Holdings Unit Purchase Plan in accordance with this Section 3.6. As soon as practicable after the Effective Time, Inergy shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the LP Units subject to the assumed Holdings Unit Options and New LP Purchase Rights, and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

ARTICLE IV

ACTIONS PENDING MERGER

From the date of the Original Agreement until the Effective Time, except as expressly contemplated by this Agreement, (a) without the prior written consent of the Inergy Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), Holdings and Holdings GP will not, and will cause each of its Subsidiaries not to, and (b) without the prior written consent of the Holdings Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), Inergy and Inergy GP will not, and will cause each of its Subsidiaries not to:

Section 4.1 Ordinary Course. Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable best efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would have a Material Adverse Effect.

Section 4.2 Equity. In the case of Holdings and its Subsidiaries, other than with respect to grants of equity or other Rights made in the ordinary and usual course pursuant to the Holdings LTIP and the Inergy Holdings, L.P. Employee Unit Plan and except as contemplated by Amendment No. 1 to the Holdings Partnership Agreement, (a) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any Rights, (b) enter into any agreement with respect to the foregoing or (c) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee Rights. In the case of Inergy and its Subsidiaries, other than with respect to the grants of equity or other Rights made in the ordinary and usual course pursuant to the Inergy Long Term Incentive Plan and the Amended and Restated Inergy Unit Purchase Plan, Inergy will not, and Inergy will cause its Subsidiaries not to take any action described in clause (a), (b) or (c) above, which would have a Material Adverse Effect.

Section 4.3 Distributions; Equity Changes.

(a) Make, declare or pay any distribution (except in the case of Holdings and Inergy, regular quarterly cash distributions of Available Cash (as defined in the Holdings Partnership Agreement, in the case of Holdings, or the Inergy Partnership Agreement, in the case of Inergy) on the Common Units or the LP Units, as applicable, in the ordinary course consistent with past practice) on or in respect of, or declare or make any distribution on, any shares of its equity securities;

(b) Split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests; or

(c) Repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any partnership interests, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan.

Section 4.4 Acquisitions and Dispositions. In the case of Holdings and its Subsidiaries, sell, lease, dispose of or discontinue any portion of its assets, business or properties, including, without limitation, the sale, disposition or transfer, in whole or in part, of (i) the Incentive Distribution Rights (as defined in the Inergy Partnership Agreement), (ii) IPCH or (iii) Inergy Partners, which is material to it and such Subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it and such Subsidiaries taken as a whole, or would be likely to have a Material Adverse Effect. In the case of Inergy, Inergy will not, and will cause its Subsidiaries not to, merge, consolidate or enter into any other business combination transaction with any Person or make any acquisition or disposition that would be likely to have a Material Adverse Effect.

Section 4.5 Amendments. In the case of Holdings GP and Holdings, amend the Inergy GP LLC Agreement, the Inergy Partnership Agreement or the Holdings Partnership Agreement other than in accordance with this Agreement.

Section 4.6 Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by Law or generally accepted accounting principles.

Section 4.7 Insurance. Fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past.

Section 4.8 Taxes.

(a) Make or rescind any material express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

(b) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or

(c) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law, or required or permitted by the Inergy Amended and Restated Partnership Agreement (or any successor agreement thereto).

Section 4.9 Debt, Capital Expenditures and the Like. In the case of Holdings and its Subsidiaries, (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of others, (b) enter into any material lease (whether operating or capital), (c) create any Lien on its property or the property of its Subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease, or (d) make or commit to make any capital expenditures. In the case of Inergy, Inergy will not, and Inergy will cause its Subsidiaries not to take any action described in clauses (a), (b), (c) or (d) above which would materially adversely affect its or Holdings’ ability to consummate the transactions contemplated by this Agreement.

Section 4.10 No Dissolution. Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.

Section 4.11 Adverse Actions. Except as permitted by Sections 6.2 and 6.6, knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (b) any of the conditions set forth in Article VII not being satisfied, (c) any material delay or prevention of the consummation of the Merger or (d) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.

Section 4.12 Agreements. Agree or commit to do anything prohibited by Sections 4.1 through 4.11.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Disclosure Schedule. On or prior to the date of the Original Agreement, Inergy delivered to Holdings and Holdings has delivered to Inergy a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect in any material respect, and (b) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

Section 5.2 Representations and Warranties. Subject to Section 5.1 and except as set forth in its Disclosure Schedule or (other than with respect to Sections 5.2(a) and (b)) as set forth in its annual report on Form 10-K for the fiscal year ended September 30, 2009, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to September 30, 2009 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed with the SEC (collectively, its “SEC Documents”) and publicly available prior to the date of the Original Agreement (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), Holdings and MergerCo hereby represent and warrant (and to the extent necessary with respect to any representations by Holdings and MergerCo herein, Holdings GP also represents and warrants) to Inergy, and Inergy hereby represents and warrants (and to the extent necessary with respect to any representations by Inergy herein, Inergy GP also represents and warrants) to Holdings, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

(a) Organization, Standing and Authority. Such party is a limited partnership or limited liability company, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Such party (i) has the requisite limited partnership or limited liability company power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in the states of the United States where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted except where the failure to have such qualifications, authorizations or permits in effect would not have a Material Adverse Effect.

(b) Capitalization.

(i) In the case of Holdings, as of the date of the Original Agreement, there were 61,923,382 Common Units issued and outstanding, and as of the date hereof, there are 61,974,199 Common Units issued and outstanding, and all such Common Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Holdings Partnership Agreement and are fully paid (to the extent required under the Holdings Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA), and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date of the Original Agreement and the date hereof, Holdings GP owned a non-economic (0.0%) general partner interest in Holdings, and such general partner interest was duly authorized and validly issued in accordance with the Holdings Partnership Agreement. The limited partner interest in Holdings to be issued to New NRGP LP in accordance with this Agreement will be duly authorized and validly issued in accordance with the Holdings Amended and Restated Partnership Agreement and will be fully paid (to the extent required under the Holdings Amended and Restated Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

(ii) In the case of Inergy, as of the date of the Original Agreement, there were 65,904,536 LP Units issued and outstanding, and as of the date hereof, there are 65,889,264 Common Units issued and outstanding, and all of such LP Units, including the Holdings LP Units, and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Inergy Partnership Agreement and are fully paid (to the extent required under the Inergy Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). As of the date of the Original Agreement and the date hereof, Inergy GP owned and owns a non-economic (0.0%) general partner interest in Inergy and Inergy Partners owned and owns a 0.71% general partner interest in Inergy, and such general partner interests were duly authorized and validly issued in accordance with the Inergy Partnership Agreement. The New LP Units and the PIK Units will be duly authorized and validly issued in accordance with the Inergy Partnership Agreement and the Inergy Amended and Restated Partnership Agreement, as applicable, and will be fully paid (to the extent required under the Inergy Partnership Agreement and the Inergy Amended and Restated Partnership Agreement, as applicable) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

(iii) Other than issuances pursuant to options, restricted units, warrants and phantom unit awards granted pursuant to any existing Compensation and Benefit Plan and in existence as of the date of the Original Agreement as set forth on Schedule 5.2(b) of such party’s Disclosure Schedule, there are no interests of such party’s equity securities authorized and reserved for issuance, such party does not have any Rights issued or outstanding with respect to its equity securities, and such party does not have any commitment to authorize, issue or sell any such equity securities or Rights, except pursuant to this Agreement.

(iv) Except as provided on Schedule 5.2(b), there are no LP Units that are issuable by Inergy upon exercise of any employee or director options to purchase LP Units.

(c) Subsidiaries.

(i)(A) Such party has set forth in Schedule 5.2(c) of its Disclosure Schedule a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly, all of the equity interests of each of its Subsidiaries, except as set forth in Schedule 5.2(c) of such party’s Disclosure Schedule, (C) no equity interests of any of its Subsidiaries are or may become required to be issued by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity interests of any such Subsidiaries, (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such equity interests, and (F) all of the equity interests of each such Subsidiary held by it or its Subsidiaries are fully paid and nonassessable and are owned by it or its Subsidiaries free and clear of any Liens (other than, in the case of Inergy, those securing obligations under the Credit Agreement dated as of November 24, 2009, by and among Inergy and the lenders thereto (the “Inergy Credit Agreement”), and in the case of Holdings, those securing obligations under the Holdings Credit Agreements).

(ii) In the case of the representations and warranties of Holdings, other than ownership of its Subsidiaries and its interests in Inergy, Inergy Partners, and Inergy GP, Holdings does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

(iii) Each of such party’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization and (A) is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (B) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted except where the failure to have such qualifications, authorizations or permits in effect would not have a Material Adverse Effect on such Subsidiary.

(d) Partnership or Limited Liability Company Power. Such party and each of its Subsidiaries has the partnership or limited liability company power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Authority.

(i) Subject to Holdings Unitholder Approval in the case of Holdings, this Agreement and the transactions contemplated hereby have been authorized by all necessary (partnership or limited liability company, as applicable) action, and this Agreement has been duly executed and delivered by such party and is a legal, valid and binding agreement of such party (assuming the due execution and delivery by, or with respect to, the other parties thereto), enforceable against such party in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii) In the case of Inergy and Inergy GP, this Agreement and the transactions contemplated hereby have been authorized by all necessary (partnership or limited liability company, as applicable) action, and this Agreement has been duly executed and delivered by such party and is a legal, valid and binding agreement of such party (assuming the due execution and delivery by, or with respect to, the other parties thereto), enforceable against such party in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) No Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and the NYSE, and assuming the other consents, filings and approvals contemplated by Article VII are duly obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, in the case of Holdings, the Holdings Partnership Agreement or Holdings Certificate of Limited Partnership, and in the case of Inergy, the Inergy Partnership Agreement or Inergy Certificate of Limited Partnership, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to it or any of its Subsidiaries, (iv) result in the creation of any Lien on any of its assets or its Subsidiaries’ assets other than in connection with any indebtedness obtained in connection with the transactions contemplated by this Agreement, or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws.

(g) Financial Reports and SEC Documents. Since September 30, 2009, its SEC Documents (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in partners’ equity and cash flows or equivalent statements in the case of Inergy in such SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in partners’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except as and to the extent set forth on its balance sheet as of September 30, 2009 or as reflected in the SEC Documents filed with the SEC since such date, as of the date of the Original Agreement and the date hereof neither it nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied.

(h) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of Holdings, fees to be paid to Tudor, Pickering, Holt & Co. and, in the case of Inergy, fees to be paid to Robert W. Baird & Co. Incorporated, in every case pursuant to letter agreements which have been heretofore disclosed to the other party.

(i) Tax Matters.

(i) All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax Laws (“Tax Returns”) with respect to it or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired;

(ii) all Tax Returns filed by it are complete and accurate in all material respects;

(iii) all Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by it or its Subsidiaries for all periods ending through the date hereof have been paid or adequate reserves have in accordance with generally accepted accounting principles been established for the payment of such Taxes; and

(iv) no material (A) audit or examination or (B) refund litigation with respect to any Tax Return is pending. As of the date of the Original Agreement and the date hereof, neither it nor any of its Subsidiaries (x) granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns or (y) is a party to any Tax sharing or Tax indemnity agreement.

(j) Regulatory Approvals. No approval of any governmental agency is necessary to consummate the transactions contemplated by this Agreement (other than filings under the Securities Act).

(k) Approvals

(i) The Holdings Conflicts Committee has determined that this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Merger Transactions”) are fair and reasonable to, and in the best interests of, Holdings and the Holdings Unaffiliated Unitholders, and has approved and declared the advisability of this Agreement and the Merger Transactions and resolved to recommend that the Holdings GP Board approve this Agreement and the Merger Transactions, and such action by the Holdings Conflicts Committee constituted Special Approval (as defined in the Holdings Partnership Agreement) of this Agreement and the Merger Transactions. At a meeting duly called and held, the Holdings GP Board has approved, and recommended that the holders of the Holdings Common Units approve the Merger and the Merger Transactions.

(ii) The Inergy GP Board, by written consent, delegated to the Inergy Special Committee the full authority of the Inergy GP Board to determine the advisability of the Merger, consider, review, evaluate, analyze and negotiate the terms of this Agreement and make a recommendation to the Inergy GP Board regarding this Agreement and the Merger. The Inergy Special Committee has determined that this Agreement and the Merger, including the issuance of the New LP Units, the Class A Units and the PIK Units, and the adoption of the Inergy Amended and Restated Partnership Agreement (collectively, the “Inergy Merger Transactions”) are fair and reasonable to, and in the best interests of, Inergy and its limited partners, and has declared the advisability of this Agreement and the Inergy Merger Transactions.

(l) Operations of MergerCo. In the case of Holdings GP, MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

(m) Holdings Fairness Opinion. Tudor, Pickering, Holt & Co. has delivered to the Holdings Conflicts Committee its oral opinion, which was confirmed in writing, to the effect that, as of the date the Holdings GP Board approved the Original Agreement and subject to certain assumptions, qualifications, limitations and other matters stated therein, the Holdings Unitholder Consideration is fair, from a financial point of view, to the Holdings unaffiliated unitholders, it being agreed that none of Inergy, Inergy GP nor Inergy Partners may rely upon such opinion.

(n) Inergy Fairness Opinion. Robert W. Baird & Co. Incorporated has delivered to the Inergy Special Committee its written opinion dated as of August 8, 2010, that as of such date, the Consideration to be paid by Inergy is fair, from a financial point of view, to the public unaffiliated holders of the Inergy LP Units.

ARTICLE VI

COVENANTS

Each of Holdings GP, Holdings, New NRGP LP and MergerCo hereby covenants to and agrees with Inergy GP and Inergy, and each of Inergy GP and Inergy hereby covenants to and agrees with Holdings GP, Holdings, New NRGP LP and MergerCo, that:

Section 6.1 Best Efforts. Subject to the terms and conditions of this Agreement, it shall use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to permit consummation of the Merger promptly and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, obtaining (and cooperating with the other party hereto to obtain) any third party approval that is required to be obtained by Holdings or Inergy or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using commercially reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using commercially reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end, and shall furnish to the other party copies of all correspondence, filings and communications between it and its Affiliates and any Regulatory Authority with respect to the transactions contemplated hereby. In complying with the foregoing, neither it nor its Subsidiaries shall be required to take measures that would have a Material Adverse Effect on it and its Subsidiaries taken as a whole.

Section 6.2 Equityholder Approvals. Subject to the terms and conditions of this Agreement, each of them shall take, in accordance with applicable Law, applicable stock exchange rules and the Holdings Partnership Agreement, all action necessary to call, hold and convene promptly after the date hereof an appropriate meeting of the holders of Common Units of Holdings to consider and vote upon the approval of the Merger, the approval and adoption of this Agreement, and any other matters required to be approved by Holdings’ unitholders for consummation of the Merger (including any adjournment or postponement, the “Holdings Meeting”). Subject to Section 6.6(c), the Holdings GP Board shall recommend approval of the Merger, this Agreement and the transactions contemplated hereby to the holders of Common Units (the “Holdings Recommendation”), and Holdings shall take all reasonable lawful action to solicit such approval by the holders of Common Units. Notwithstanding anything in this Agreement to the contrary, in the event of a Holdings Change in Recommendation (as defined in Section 6.6(c)), Holdings shall not be required to call, hold or convene the Holdings Meeting.

Section 6.3 Registration Statement.

(a) Each of Inergy and Holdings agrees to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) (including the proxy statement and prospectus and other proxy solicitation materials of Holdings constituting a part thereof (the “Proxy Statement”) and all related documents) to be filed by Inergy with the SEC in connection with the issuance of New LP Units and the PIK Units in the Merger as contemplated by this Agreement. Provided Holdings has cooperated as required above, Inergy agrees to file the Registration Statement with the SEC as promptly as practicable. Each of Holdings and Inergy agrees to use all commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. Inergy also agrees to use commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of Inergy and Holdings agrees to furnish to the other party all information concerning Inergy, Inergy GP and its Subsidiaries or Holdings, Holdings GP and its Subsidiaries, as applicable, and the officers, directors and unitholders of Inergy and Holdings and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing.

(b) Each of Holdings and Inergy agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Holdings’ unitholders and at the time of the Holdings Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Holdings and Inergy further agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.

(c) Inergy will advise Holdings, promptly after Inergy receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the New LP Units and the PIK Units for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) Holdings will use its commercially reasonable best efforts to cause the Proxy Statement to be mailed to its unitholders as soon as practicable after the effective date of the Registration Statement; provided, however, that Holdings shall not be obligated to cause such mailing to occur in the event of a Holdings Change in Recommendation.

Section 6.4 Press Releases. Prior to the termination of this Agreement pursuant to Article VIII or a Holdings Change in Recommendation, if any, each of Holdings and Inergy will not, without the prior approval of the Holdings GP Board and Holdings Conflicts Committee in the case of Holdings and the Inergy GP Board and Inergy Special Committee in the case of Inergy, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Section 6.5 Access; Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Person and its representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that Holdings or Inergy or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law) and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Holdings nor Inergy nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of the Original Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b) Inergy and Holdings, respectively, will not use any information obtained pursuant to this Section 6.5 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated to (i) the consummation of the transactions contemplated by this Agreement or (ii) the matters contemplated by Section 6.6 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.5 in confidence. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.6 Acquisition Proposals; Change in Recommendation.

(a) Commencing on the sixty-first (61st) calendar day after the Proxy Statement is first filed with the SEC, none of Holdings GP, Holdings and its Subsidiaries shall, and they shall use their commercially reasonable best efforts to cause their Representatives not to, directly or indirectly, (i) knowingly initiate, solicit or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Acquisition Proposal. Notwithstanding the foregoing, but subject to the limitations in Section 6.6(b), nothing contained in this Agreement shall prohibit Holdings GP, Holdings, their Subsidiaries or any of their Representatives from furnishing any information to, including information pertaining to Inergy, or entering into or participating in discussions or negotiations with, any person that makes a solicited (prior to the 61st calendar day after the Proxy Statement is first filed with the SEC) or an unsolicited written Acquisition Proposal that did not result from a knowing and intentional breach of this Section 6.6 (a “Receiving Party”), if (i) the Holdings GP Board, after consultation with its outside legal counsel and financial advisors, determines in good faith (A) that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (B) that failure to take such action would be inconsistent with its fiduciary duties under the Holdings Partnership Agreement and applicable Law and (ii) prior to furnishing any such non-public information to such Receiving Party, Holdings receives from such Receiving Party an executed Confidentiality Agreement, provided, however, that if Holdings receives an Acquisition Proposal that includes an Inergy Acquisition Proposal, Holdings may, in its discretion, respond to a Receiving Party to indicate that Holdings cannot entertain an Acquisition Proposal that includes an Inergy Acquisition Proposal.

(b) Holdings may provide any Receiving Party with any non-public information or data pertaining to Inergy (the “Inergy Non-Public Information”) only if Holdings has not knowingly and intentionally breached this Section 6.6 and then only if (i) the Holdings GP Board determines in good faith, after consultation with its outside legal counsel and financial advisors that the provision of such Inergy Non-Public Information to the Receiving Party could possibly lead to a Holdings Change in Recommendation and (ii) Holdings shall have first (A) required the Receiving Party to execute a Confidentiality Agreement, which Confidentiality Agreement shall, to the extent Inergy Non-Public Information is to be furnished to the Receiving Party, expressly provide that Inergy shall be a third party beneficiary of such Confidentiality Agreement with respect to the enforcement thereof in respect of the Inergy Non-Public Information to be so furnished, (B) furnished a copy of such Confidentiality Agreement to Inergy and (C) notified Inergy of the identity of such Receiving Party. Holdings shall promptly provide or make available to Inergy any non-public information concerning Holdings or any of its Subsidiaries that is provided or made available to any Receiving Party pursuant to this Section 6.6 which was not previously provided or made available to Inergy. Inergy shall provide to Holdings and any Receiving Party that has executed a Confidentiality Agreement any Inergy Non-Public Information that Holdings reasonably requests in exercising its rights under this Section 6.6. Holdings shall not provide to any Receiving Party, and Inergy shall not be required to provide to any Receiving Party, in each case pursuant to this Section 6.6, any information pertaining to Inergy where Holdings knows that the provision of such information would (x) jeopardize the attorney-client privilege of the institution in possession or control of such information or (y) contravene any Law or binding agreement entered into prior to the date of the Original Agreement.

(c) Except as otherwise provided in this Section 6.6(c), the Holdings GP Board shall not (1) (a) withdraw, modify or qualify in any manner adverse to Inergy the Holdings Recommendation or (b) publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in this clause (1) being referred to as a “Holdings Change in Recommendation”); or (2) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Holdings or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Holdings Unitholder Approval, the Holdings GP Board may make a Holdings Change in Recommendation if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a Holdings Change in Recommendation would be inconsistent with its fiduciary duties under the Holdings Partnership Agreement and applicable Law; provided, however, that the Holdings GP Board shall not be entitled to exercise its right to make a Holdings Change in Recommendation pursuant to this sentence unless Holdings and Holdings GP have: (w) complied in all material respects with this Section 6.6, (x) provided to Inergy and the Inergy Special Committee two (2) Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising Inergy that the Holdings GP Board intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal and contemporaneously providing a copy of all relevant proposed transaction documents for such Superior Proposal (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional two (2) Business Day period), (y) during such two (2) Business Day period, engaged in good faith negotiations with Inergy to amend this Agreement in such a manner that obviates the need for such Holdings Change in Recommendation, which actions include, without limitation, providing such amendment(s) to this Agreement to the Holdings Conflicts Committee for its review and consideration, and (z) if applicable, provided to Inergy all materials and information delivered or made available to the Person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided). Any Holdings Change in Recommendation shall not change the approval of this Agreement or any other approval of the Holdings GP Board, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger. Notwithstanding any provision in this Agreement to the contrary, Inergy and Inergy GP shall maintain, and cause their Representatives to maintain, the confidentiality of all information received from Holdings pursuant to this Section 6.6, subject to the exceptions contained in the Confidentiality Agreement.

(d) In addition to the obligations of Holdings set forth in this Section 6.6, Holdings shall as promptly as practicable (and in any event within 24 hours after receipt) advise Inergy orally (such oral advice to be promptly confirmed in writing) of any Acquisition Proposal or any matter giving rise to a Holdings Change in Recommendation and the material terms and conditions of any such Acquisition Proposal or any matter giving rise to a Holdings Change in Recommendation (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. Holdings shall keep Inergy informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal or any matter giving rise to a Holdings Change in Recommendation.

(e) Nothing contained in this Agreement shall prevent Holdings or the Holdings GP Board from taking and disclosing to the holders of Common Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to limited partners) or from making any legally required disclosure to unitholders. Any “stop-look-and-listen” communication by Holdings or the Holdings GP Board to the limited partners of Holdings pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the limited partners of Holdings) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Inergy of, all or a portion of the Holdings Recommendation.

Section 6.7 Affiliate Arrangements.

(a) Not later than the 15th day after the mailing of the Proxy Statement, Holdings shall deliver to Inergy a schedule of each person that, to its knowledge, is or is reasonably likely to be, as of the date of the Holdings Meeting, deemed to be an “affiliate” of Holdings (a “Rule 145 Affiliate”) as that term is used in Rule 145 under the Securities Act.

(b) Holdings shall use its commercially reasonable best efforts to cause its Rule 145 Affiliates not to sell any securities received under the Merger in violation of the registration requirements of the Securities Act, including Rule 145 thereunder.

Section 6.8 Takeover Laws. Neither party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any rights plan adopted by such party or any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

Section 6.9 No Rights Triggered. Each of Holdings and Inergy shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any Rights to any person (a) in the case of Holdings under the Holdings Partnership Agreement, and in the case of Inergy under the Inergy Partnership Agreement or (b) under any material agreement to which it or any of its Subsidiaries is a party.

Section 6.10 Units Listed. In the case of Inergy, Inergy shall use its commercially reasonable best efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the New LP Units, including LP Units subject to issuance upon the conversion of PIK Units into LP Units in accordance with their terms.

Section 6.11 Third Party Approvals.

(a) Inergy and Holdings and their respective Subsidiaries shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated and the Inergy Amended and Restated Partnership Agreement to be effective as expeditiously as practicable. Each of Inergy and Holdings shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of such Subsidiaries to any Regulatory Authority in connection with the transactions contemplated hereby.

Section 6.12 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any current and former director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Holdings Partnership Agreement, Holdings Amended and Restated Partnership Agreement, the Holdings GP LLC Agreement, or this Agreement or, if applicable, similar organizational documents or agreements of any of Holdings’ Subsidiaries, from and after the Effective Time, Inergy shall: (i) indemnify and hold harmless each person who is at the date of the Original Agreement or during the period from the date of the Original Agreement through the date of the Effective Time serving as a director or officer of Holdings, Holdings GP or any of their Subsidiaries, or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Inergy pursuant to this Section 6.12(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, including approval at the Holdings Meeting, and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of Holdings, Holdings GP or any of their Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) before or after the date of the Original Agreement and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.12(a): (x) the term “Claim” means any threatened, asserted, pending or completed action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of Holdings, Holdings GP, any of their Subsidiaries, or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; and (y) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.12(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Inergy shall not settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Inergy agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Holdings Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of

Holdings’ Subsidiaries) and indemnification agreements of Holdings, Holdings GP or any of their Subsidiaries shall be assumed by Inergy and Inergy GP in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years from the Effective Time, the Inergy Amended and Restated Partnership Agreement shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Holdings Partnership Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d) Inergy shall maintain for a period of at least six (6) years following the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by Holdings, Holdings GP and their Subsidiaries (provided, that Inergy may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Holdings and Holdings GP than the terms and conditions of such existing policy from carriers with the same or better rating as the carrier under the existing policy provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger and the transactions contemplated by this Agreement; provided, that Inergy shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Holdings or Holdings GP prior to the date of the Original Agreement but in such case shall purchase as much coverage as reasonably practicable for such amount.

(e) The provisions of Section 6.12(d) shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by Inergy for purposes of this Section 6.12 from carriers with the same or better rating as the carrier of such insurances as of the date of the Original Agreement, which policies provide such directors and officers with the coverage described in Section 6.12(d) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Merger and the transactions contemplated by this Agreement.

(f) If Inergy, Inergy GP or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Inergy and Inergy GP assume the obligations set forth in this Section 6.12.

(g) This Section 6.12 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on Inergy, Inergy GP and their respective successors and assigns.

Section 6.13 Notification of Certain Matters. Each of Holdings, Holdings GP, Inergy GP and Inergy shall give prompt notice to the other of (a) any fact, event or circumstance known to it that would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) any change in its condition (financial or otherwise) or business or any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 6.14 Rule 16b-3. Prior to the Effective Time, Holdings shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Holdings equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Holdings GP to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.15 Amended and Restated Partnership Agreement of Inergy. Concurrently with the Closing, Inergy GP shall execute and make effective the Inergy Amended and Restated Partnership Agreement.

Section 6.16 Amendment No 1. to the Holdings Partnership Agreement. Prior to the Effective Time, Holdings GP shall execute and make effective Amendment No. 1 to the Holdings Partnership Agreement.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing of each of the following:

Section 7.1 Unitholder Vote. This Agreement and the Merger Transactions shall have been approved and adopted by the affirmative vote of holders (as of the record date for the Holdings Meeting) of a majority of Common Units outstanding and entitled to vote at the Holdings Meeting (“Holdings Unitholder Approval”).

Section 7.2 Governmental Approvals. All filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Regulatory Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Inergy or Holdings.

Section 7.3 No Injunction. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and no action, proceeding or investigation by any Regulatory Authority with respect to the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on Inergy or Holdings with respect thereto; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 6.1.

Section 7.4 Representations, Warranties and Covenants of Inergy and Inergy GP. In the case of Holdings’ obligation to consummate the Merger:

(a) each of the representations and warranties contained herein of Inergy and Inergy GP shall be true and correct as of the date of the Original Agreement, the date hereof and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, in all material respects.

(b) each and all of the agreements and covenants of Inergy and Inergy GP to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) Holdings shall have received a certificate signed by the Chief Executive Officer of the Inergy GP, dated the Closing Date, to the effect set forth in Section 7.4(a) and Section 7.4(b).

Section 7.5 Representations, Warranties and Covenants of Holdings and Holdings GP. In the case of Inergy’s obligation to consummate the Merger:

(a) each of the representations and warranties contained herein of Holdings and Holdings GP shall be true and correct as of the date of the Original Agreement, the date hereof and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, in all material respects.

(b) each and all of the agreements and covenants of Holdings and Holdings GP to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) Inergy shall have received a certificate signed by the Chief Financial Officer of Holdings GP, dated the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).

Section 7.6 Effective Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.7 Opinion of Vinson & Elkins LLP. In the case of Inergy’s obligation to consummate the transactions described in Article III, Inergy and the Inergy Special Committee shall have received an opinion from Vinson & Elkins LLP to the effect that:

(a) the adoption of the Inergy Amended and Restated Partnership Agreement and the transactions contemplated by this Agreement will not result in the loss of limited liability of any limited partner of Inergy;

(b) the adoption of the Inergy Amended and Restated Partnership Agreement and the transactions contemplated by this Agreement will not cause Inergy to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; and

(c) no gain or loss should be recognized by existing holders of Inergy LP Units as a result of the Merger and other matters contemplated by this Agreement (other than gain resulting from (i) any decrease in partnership liabilities pursuant to Section 752 of the Code, or (ii) amounts paid to Inergy pursuant to Section 9.1 of this Agreement); and

(d) The section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences of the Ownership of Inergy LP Units and Class B Units,” to the extent it sets forth statements of legal conclusions, and subject to the conditions described therein, represents the opinion of Vinson and Elkins LLP.

In rendering such opinions, Vinson & Elkins LLP may require and rely upon representations and covenants including those contained in certificates of officers of the Inergy GP and others and opinions of Delaware counsel, reasonably satisfactory in form and substance to Vinson & Elkins LLP.

Section 7.8 Opinion of Andrews Kurth LLP. In the case of Holdings’ obligation to consummate the transactions described in Article III, Holdings shall have received an opinion from Andrews Kurth LLP to the effect that the Registration Statement accurately sets forth the material federal income tax consequences to the holders of the Common Units of the transactions contemplated hereby, which, subject to the limitations stated therein, shall include that no gain or loss should be recognized by the holders of Holdings Common Units to the extent LP Units or PIK Units, as applicable, are received in exchange therefor (other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Code or (ii) any actual or constructive cash or other property distributions or (iii) amounts paid by one Person to or on behalf of another Person pursuant to Section 9.1 of this Agreement).

In rendering such opinion, Andrews Kurth LLP may require and rely upon representations and covenants including those contained in certificates of officers of Holdings GP and others and opinions of Delaware counsel reasonably satisfactory in form and substance to Andrews Kurth LLP.

Section 7.9 Opinion of Vinson & Elkins LLP. In the case of Holdings’ obligation to consummate the transactions described in Article III, Holdings shall have received an opinion from Vinson & Elkins LLP to the effect that the Registration Statement accurately sets forth the material federal income tax consequences to the holders of the Common Units of the ownership and disposition of LP Units or PIK Units, as applicable, received in exchange for such Common Units. In rendering such opinion, Vinson & Elkins LLP may require and rely upon representations and covenants including those contained in certificates of officers of Holdings GP, as well as others, and opinions of Delaware counsel reasonably satisfactory in form and substance to Vinson & Elkins LLP.

Section 7.10 NYSE Listing. The New LP Units, and the LP Units subject to issuance upon conversion of the PIK Units in accordance with their terms, shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.11 Inergy Amended and Restated Partnership Agreement. In the case of Holdings’ obligation to consummate the Merger, Inergy GP shall have executed and made effective the Inergy Amended and Restated Partnership Agreement.

Section 7.12 Consents. Inergy shall have received any consent necessary for the Inergy Debt Assumption.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after unitholder approval of this Agreement:

(a) By the mutual consent of Inergy and Holdings in a written instrument, including as a result of, but not limited to, a determination by each of the Holdings GP Board and the Inergy GP Board that securing an investment in Holdings by a strategic buyer is in the long term best interests of the unitholders of both Holdings and Inergy.

(b) By either Inergy or Holdings upon written notice to the other, if:

(i) the Merger has not been consummated on or before December 31, 2010 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(ii) any Regulatory Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in breach of Section 6.1);

(iii) there has been a material breach of the Holdings Unitholder Support Agreement; provided that Holdings shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b)(iii) if Holdings has breached any of its obligations under Section 6.6;

(iv) there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties (treating Inergy and Inergy GP as one party for the purposes of this Section 8.1 and treating Holdings and Holdings GP as one party for the purposes of this Section 8.1), which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of representation or warranty by Inergy or Inergy GP) or Section 7.5 (in the case of a breach of representation or warranty by Holdings or Holdings GP); or

(v) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the other parties, which breach has not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(v) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 7.4. (in the case of a breach of covenants or agreements by Inergy or Inergy GP) or Section 7.5 (in the case of a breach of covenants or agreements by Holdings or Holdings GP).

(c) By Inergy, upon written notice to Holdings, in the event that (i) Holdings has materially breached Section 6.6; or (ii) a Holdings Change in Recommendation has occurred.

(d) By Holdings, upon written notice to Inergy, in the event that if, at any time after the date of this Agreement and prior to obtaining the Holdings Unitholder Approval, Holdings receives an Acquisition Proposal and the Holdings GP Board shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, the Holdings GP Board shall have made a Holdings Change in Recommendation pursuant to Section 6.6(c) with respect to such Superior Proposal, Holdings has not knowingly and intentionally breached Section 6.6 of this Agreement, and the Holdings GP Board concurrently approves, and Holdings concurrently enters into, a definitive agreement with respect to such Superior Proposal and has paid the Holdings Termination Fee pursuant to Section 9.1(b).

(e) By Holdings, upon written notice to Inergy, if as a result of a Change in U.S. Federal Income Tax Law, the the Holdings Conflicts Committee determines, in its reasonable judgment, that consummation of the transactions contemplated by Article III could materially increase the amount of U.S. federal income tax due from any holder of Common Units as a result of owning or disposing of the LP Units acquired pursuant to such transactions, as compared to U.S. federal income tax due from such holder as a result of owning or disposing of any Common Units in the event the transactions contemplated by Article III did not occur; provided that Holdings shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) in the event, within 30 days after the receipt of such notice, Inergy has provided to Holdings the opinion of nationally recognized tax counsel, reasonably acceptable to Holdings, to the effect that such holder of Common Units should not be liable for such increased tax as a result of owning or disposing of LP Units.

(f) By Inergy, upon written notice to Holdings, if as a result of a Change in U.S. Federal Income Tax Law, the consummation of the transactions contemplated by Article III could materially increase the amount of U.S. federal income tax due from any holder of LP Units as a result of owning or disposing of the LP Units, as compared to U.S. federal income tax due from such holder in the event the transactions contemplated by Article III did not occur; provided that Inergy shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) in the event, within 30 days after the receipt of such notice, Holdings has provided to Inergy the opinion of nationally recognized tax counsel, reasonably acceptable to Inergy, to the effect that it is more likely than not that such holder of LP Units should not be liable for such increased tax as a result of owning or disposing of LP Units.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 8.2, this Agreement (other than Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Inergy, MergerCo or Holdings, except as set forth in Section 9.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any fraud or intentional breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Fees and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as otherwise provided in this Section 9.1.

(b) If this Agreement is terminated by Inergy pursuant to Section 8.1(c) or by Holdings pursuant to Section 8.1(d), then Holdings shall pay to the Escrow Agent for the benefit of Inergy the Holdings Termination Fee. If this Agreement is terminated by Inergy pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) or by Holdings or Inergy pursuant to Section 8.1(b)(iii), then Holdings shall pay to Inergy the Expenses of Inergy.

(c) In the event that (i) an Acquisition Proposal with respect to Holdings has been proposed by any Person (meaning, for the purpose of this Section 9.1(c), a Person other than Inergy, Inergy GP and MergerCo) or any Person has publicly announced its intention (whether or not conditional) to make such an Acquisition Proposal or such an Acquisition Proposal or such intention has otherwise become publicly known to the holders of Holdings’ Common Units generally and in any event such proposal or intention is not subsequently withdrawn prior to the termination of this Agreement, (ii) thereafter this Agreement is terminated by either Holdings or Inergy pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Inergy pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) and (iii) within 12 months after the termination of this Agreement, Holdings or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal with respect to Holdings or any of its Subsidiaries is consummated, then Holdings shall pay to the Escrow Agent for the benefit of Inergy, if and when consummation of such Acquisition Proposal occurs, the Holdings Termination Fee less all Expenses of Inergy previously paid to Inergy; provided that for purposes of this Section 9.1(c), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal.

(d) If this Agreement is terminated by Holdings pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v), then Inergy shall pay to Holdings the Expenses of Holdings.

(e) Except as otherwise provided herein, any payment of the Holdings Termination Fee or Expenses pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account of the Inergy Escrow Agent designated by Inergy or an account of the Holdings Escrow Agent designated by Holdings, as applicable, within one Business Day after such payment becomes payable; provided, however, that any payment of the Holdings Termination Fee by Holdings as a result of termination under Section 8.1(d) shall be made prior to or concurrently with termination of this Agreement; provided further, however, that any payment of the Holdings Termination Fee pursuant to Section 9.1(c) shall be made contemporaneously with the consummation of the Acquisition Proposal as provided in clause (iii) of Section 9.1(c). The parties acknowledge that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement.

(f)(i) If the Merger is consummated, Inergy shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the Merger, (ii) expenses incurred in connection with filing, printing and mailing the Proxy Statement and the Registration Statement shall be paid by Inergy and (iii) any filing fees payable pursuant to, regulatory Laws and other filing fees incurred in connection with this Agreement shall be paid by the party incurring the fees. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the Registration Statement and the solicitation of unitholder approvals and all other matters related to the transactions contemplated hereby; provided that the amount of Expenses payable by one party to another under this Section 9.1 shall not exceed 3.0 million exclusive of the Holdings Termination Fee, as applicable.

(g) Any amounts paid to the Escrow Agent pursuant to this Article IX, together with interest thereon (the “Escrow Fund”), shall be released by the Escrow Agent to Inergy or to Holdings, as applicable, as follows:

(i) Prior to the end of the calendar year in which the payment was made to the Escrow Agent, Inergy or Holdings, as applicable, shall submit to the Escrow Agent a certificate demanding a portion of the Escrow Fund equal to no greater than 70% of the maximum remaining amount which, in the good faith view of the Inergy GP or Holdings GP, as applicable, may still be taken into the gross income of Inergy or Holdings, as applicable, without exceeding the permissible qualifying income (as defined in Section 7704 of the Code) limits for a publicly traded partnership, after taking into consideration all other sources of non-qualifying income (such maximum remaining amount, the “Non-Qualifying Income Cushion”), and the Escrow Agent shall within one Business Day thereafter, pay Inergy or Holdings, as applicable, the amount demanded, by wire transfer of immediately available funds to an account designated by Inergy or Holdings, as applicable;

(ii) During the calendar year following the date that the payment was made to the Escrow Agent but prior to the passage of 30 Business Days following the filing of the IRS Form 1065 for the prior year, Inergy or Holdings, as applicable, shall submit to the Escrow Agent a certificate identifying the actual Non-Qualifying Income Cushion from the prior year. If the payment contemplated by clause (i) above was (A) less than 80% of the actual Non-Qualifying Income Cushion, then Inergy or Holdings, as applicable, shall submit to the Escrow Agent a certificate demanding a portion of the Escrow Fund equal to an amount which, when combined with the payment contemplated by clause (i) will equal 90% of the actual Non-Qualifying Income Cushion, and the Escrow Agent shall within one Business Day thereafter, pay Inergy or Holdings, as applicable, the amount demanded, (B) greater than or equal to 80%, but less than or equal to 90% of the actual Non-Qualifying Income Cushion, then Inergy or Holdings, as applicable, shall notify the Escrow Agent that it will not demand any additional payments from the Escrow Account, and (C) greater than 90% of the actual Non-Qualifying Income Cushion, then Inergy or Holdings, as applicable, shall deliver a certificate to such effect to the Escrow Agent and return to the Escrow Fund an amount equal to the excess of the payment contemplated by clause (i) over 80% of the Non-Qualifying Income Cushion. Any payment under this clause (ii) shall be made by the Escrow Agent, or by Inergy or Holdings, as applicable, as the case may be, by wire transfer of immediately available funds to an account designated by Inergy or Holdings, as applicable, or the Escrow Agent, as the case may be; and

(iii) Within one Business Day following the earlier of (A) completion of the procedures as contemplated by Section 9.1(g)(ii) above and (B) the passage of 30 days following the filing of the IRS Form 1065 for the prior year, the Escrow Agent shall pay Holdings or Inergy, as applicable, the remainder, if any, of the Escrow Fund, by wire transfer of immediately available funds to an account designated by Holdings or Inergy, as applicable.

Each of Holdings and Inergy, as applicable, acknowledges and agrees that (x) the amount of a payment, if any, pursuant to Section 9.1(g)(ii) above is uncertain, and that depending on the amount of the demands made by Inergy or Holdings, as applicable, pursuant to Section 9.1(g)(ii) above, the Escrow Fund may be insufficient to permit payments to Holdings or Inergy, as applicable, pursuant to Section 9.1(g)(ii) above, and (y) it shall have no rights to any amounts in the Escrow Fund (other than as contemplated by this subsection (g)) or to audit or inquire into the amounts demanded by or paid to Inergy or Holdings, as applicable.

(h) Holdings agrees that, notwithstanding any right that it or Inergy GP may otherwise have, including pursuant to the Inergy Partnership Agreement, the Inergy Amended and Restated Partnership Agreement, or otherwise, it hereby waives and renounces for itself and its Affiliates, and shall cause Inergy GP to waive and renounce, any distribution by Inergy to its partners of any amount paid to Inergy by the Escrow Agent, together with an income allocation associated with such distribution, it being understood that following payment to Inergy from the Escrow Agent, Inergy will make a distribution to the holders of LP Units who are unaffiliated with Holdings.

(i) This Section 9.1 shall survive any termination of this Agreement.

Section 9.2 Waiver; Amendment. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision and approved by the Inergy GP Board in the case of Inergy and by the Holdings GP Board in the case of Holdings and executed in the same manner as this Agreement, or (b) amended or modified at any time, whether before or after the Holdings Unitholder Approval, by an agreement in writing between the parties hereto approved by the Inergy GP Board in the case of Inergy and by the Holdings GP Board in the case of Holdings and executed in the same manner as this Agreement, provided, that after the Holdings Unitholder Approval, no amendment shall be made that requires further Holdings Unitholder Approval without such approval.

Section 9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern).

Section 9.5 Confidentiality. Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.5(b).

Section 9.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Inergy, to:

Inergy, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: General Counsel

Fax: (816) 531-3685

With copies to:

Inergy, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: Chairman of the Special Committee

and

Husch Blackwell LLP

Attention: Steven F. Carman, Esq.

4801 Main Street, Suite 1000

Kansas City, Missouri 64112

Fax: (816) 983-8080

If to Holdings, to:

Inergy Holdings L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: General Counsel

Fax: (816) 531-3685

With copies to:

Inergy Holdings L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: Chairman of Conflicts Committee

and

Andrews Kurth LLP

Attention: G. Michael O’Leary, Esq.

600 Travis Street, Suite 4200

Houston, Texas 77002

Fax: (713) 238-7130

Section 9.7 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except as contemplated by Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.8 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.9 Headings. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 9.10 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such party.

Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Sections 3.3, 6.12 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Section 6.5(b), 8.2, and Article IX shall survive such termination.

Section 9.14 Assumption of Duties of Holdings Conflicts Committee and Inergy Special Committee. In the event the Holdings Conflicts Committee is unavailable or unable to perform its duties, responsibilities and obligations set forth herein, Arthur B. Krause, a member of the Audit Committee of the Holdings GP Board shall assume such duties, responsibilities and obligations. In connection with any actions taken in connection with the fulfillment of such duties, responsibilities and obligations, the parties agree that Mr. Krause shall have no duty or obligation to give consideration to any interest of, or factors affecting Inergy and its Subsidiaries or the holders of the Inergy LP Units. In the event the Inergy Special Committee is unavailable or unable to perform its duties, responsibilities and obligations set forth herein, Warren H. Gfeller, a member of the Audit Committee of the Inergy GP Board shall assume such duties, responsibilities and obligations. In connection with any actions taken in connection with the fulfillment of such duties, responsibilities and obligations, the parties agree that Mr. Gfeller shall have no duty or obligation to give consideration to any interest of, or factors affecting Holdings and its Subsidiaries or the holders of the Holdings Common Units.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

INERGY HOLDINGS, L.P.

By:	Inergy Holdings GP, LLC, its general partner

	By:	/S/ LAURA L. OZENBERGER
	Name:	Laura L. Ozenberger
	Title:	Senior Vice President, General Counsel and Secretary

INERGY HOLDINGS GP, LLC

By:	/S/ LAURA L. OZENBERGER
Name:	Laura L. Ozenberger
Title:	Senior Vice President, General Counsel and Secretary

INERGY, L.P.

By:	Inergy GP, LLC, its managing general partner

	By:	/S/ LAURA L. OZENBERGER
	Name:	Laura L. Ozenberger
	Title:	Senior Vice President, General Counsel and Secretary

INERGY GP, LLC

By:	/S/ LAURA L. OZENBERGER
Name:	Laura L. Ozenberger
Title:	Senior Vice President, General Counsel and Secretary

NRGP LIMITED PARTNER, LLC

By:	/S/ LAURA L. OZENBERGER
Name:	Laura L. Ozenberger
Title:	Senior Vice President, General Counsel and Secretary

NRGP MS, LLC

By:	/S/ LAURA L. OZENBERGER
Name:	Laura L. Ozenberger
Title:	Senior Vice President, General Counsel and Secretary

Signature Page to

First Amended and Restated Agreement and Plan of Merger

ANNEX A

AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF INERGY

ANNEX B

FORM OF STANDSTILL PROVISION

Each party to such Confidentiality Agreement (a “Proposing Party”) agrees that without the prior written consent of the Inergy GP Board, for a period of two years from the date of the Confidentiality Agreement, it will not, and will cause each of its affiliates not to, directly or indirectly, alone or in concert with other Persons: (i) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to Inergy LP Units, or advise or seek to influence any Person with respect to the voting of, or giving of consents with respect to, any Inergy LP Units, or form, join, or in any way participate in, a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Inergy LP Units, (ii) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise: (a) any Inergy LP Units, (b) any option, warrant, convertible security, unit appreciation right or other right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the Inergy LP Units or with a value derived from the Inergy, whether or not such instrument or right shall be subject to settlement in Inergy LP Units (a “Derivative Instrument”), (c) any short interest in the Inergy LP Units whereby such Proposing Party or any of its affiliates, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from a decrease in the value of the Inergy LP Units, (d) any rights to distributions on the Inergy LP Units that are separated or separable from the Inergy LP Units, (e) any performance-related payments based on any increase or decrease in the value of the Inergy LP Units or Derivative Instruments or (f) any assets of Inergy or any of its subsidiaries (other than products or services of Inergy acquired in the ordinary course of business, or in connection with any bankruptcy or insolvency proceeding involving Inergy or any of such subsidiaries) (except that the Proposing Party and its affiliates may acquire through brokerage, investment, asset management and trading activities in the ordinary course up to aggregate ownership of 4.99% of the outstanding Inergy LP Units directly or derivatively, including through options, warrants, convertible securities, unit appreciation rights or other rights, short interests, rights to distributions, or performance related payments described in clauses (b) through (e) and shall have the right to vote such securities, in each case so long as such Proposing Party shall not have used any Confidential Information in connection therewith in violation of the Confidentiality Agreement), (iii) otherwise seek to influence or control, in any manner whatsoever, the management or policies of Inergy (other than in connection with a potential acquisition of Holdings), (iv) assist, advise or otherwise encourage any other Person to do any of the foregoing, or (v) make any request to waive, terminate, or amend any portion of this provision (including this clause (v)).

ANNEX C

PIK UNITS ALLOCATION

	IHGP Units NRGP	PIK Units Received

John J. Sherman	23,772,978	7,322,077
Andrew L. Atterbury	2,616,480	805,876
William C. Gautreaux	2,572,962	792,472
Carl A. Hughes	2,476,136	762,650
Phillip L. Elbert	2,262,347	696,803
R. Brooks Sherman, Jr.	866,692	266,941
Paul E. McLaughlin	2,992,665	921,741

	37,560,260	11,568,560

ANNEX D

FORM OF AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

INERGY HOLDINGS, L.P.

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

INERGY HOLDINGS, L.P.

THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF INERGY HOLDINGS, L.P. (this “Amendment”), dated as of                     , 2010, is entered into and effectuated by Inergy Holdings GP, LLC, in its capacity as general partner (the “General Partner”) of Inergy Holdings, L.P. (the “Partnership”), pursuant to authority granted to it in Sections 5.6 and 13.1(g) of the Amended and Restated Agreement of Limited Partnership of Inergy Holdings, L.P., dated as of June 24, 2005 (the “Holdings Partnership Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Holdings Partnership Agreement.

WHEREAS, Section 5.6(a) of the Holdings Partnership Agreement provides that the Partnership may issue additional Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;

WHEREAS, Section 5.6(b) of the Holdings Partnership Agreement provides that the Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities) as shall be fixed by the General Partner;

WHEREAS, Section 13.1(g) of the Holdings Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Holdings Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Holdings Partnership Agreement; and

WHEREAS, the General Partner deems it advisable and in the best interest of the Partnership to effectuate this Amendment to provide for (i) the creation of a new class of Units to be designated as Nonparticipating Limited Partner Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Nonparticipating Limited Partner Units, and (ii) such other matters as are provided herein.

NOW, THEREFORE, it is hereby agreed as follows:

A.	Amendment. The Holdings Partnership Agreement is hereby amended as follows:

1. Section 1.1 is hereby amended to add the following definition:

“Nonparticipating Limited Partner Units” means a Partnership Security representing a fractional part of the Interests of all Limited Partners, and having the rights and obligations specified with respect to the Nonparticipating Limited Partner Units in this Agreement.

2. Section 1.1 is hereby amended by amending and restating the following definitions:

“Capital Account” means the capital account maintained for a Limited Partner pursuant to Section 5.5. The “Capital Account” of a Limited Partner in respect of a Common Unit, Nonparticipating Limited Partner Unit or any other Interest shall be the amount that such Capital Account would be if such Common Unit, Nonparticipating Limited Partner Unit or other Interest were the only interest in the Partnership held by such Limited Partner from and after the date on which such Common Unit, Nonparticipating Limited Partner Unit or other Interest was first issued.

“Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Nonparticipating Limited Partner Units or other Partnership Securities or a

A-A-1

combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units and Nonparticipating Limited Partner Units, which are separate classes of Interests.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units and Nonparticipating Limited Partner Units.

3. Section 1.1 is hereby amended by adding the following sentence at the end of the definition of “Common Unit:”

“The term “Common Unit” does not refer to a Nonparticipating Limited Partner Unit.”

4. Article V is hereby amended to add a new Section 5.12 creating a new series of Units as follows:

Section 5.12 Establishment of Nonparticipating Limited Partner Units.

(a) General. The General Partner hereby designates and creates a series of Units to be designated as “Nonparticipating Limited Partner Units” and consisting of a total of 1,000 Nonparticipating Limited Partner Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Nonparticipating Limited Partner Units as set forth in this Section 5.12.

(b) Allocations. Except as may be required to properly maintain Capital Accounts pursuant to Section 704(b) of the Code, no items of Partnership income, gain, loss, deduction and credit under Section 6.1(a) and Section 6.1(b) shall be allocated to the Nonparticipating Limited Partner Units;

(c) Distributions of Available Cash from Operating Surplus and Distributions of Available Cash from Capital Surplus. Notwithstanding anything to the contrary in Section 6.4 or Section 6.5, no Nonparticipating Limited Partner Unit shall have the right to share in any distributions made to the Unitholders pursuant to Section 6.4 or Section 6.5;

(d) Capital Accounts. The initial Capital Account balance associated with each Nonparticipating Limited Partner Unit shall equal $1.00.

(g) Voting Rights. The Nonparticipating Limited Partner Units shall not be entitled to vote on any matters coming before the Partners for a vote.

(h) No Certificates. The Nonparticipating Limited Partner Units will not be evidenced by certificates.

(i) Registrar and Transfer Agent. The Partnership will act as the registrar and transfer agent of the Nonparticipating Limited Partner Units.

6. Section 6.3 is hereby amended by adding the following final sentence:

“Notwithstanding anything to the contrary in this Agreement, no distributions shall be made pursuant to this Section 6.5 in respect of any Nonparticipating Limited Partner Unit.”

B.	Agreement in Effect. Except as hereby amended, the Holdings Partnership Agreement shall remain in full force and effect.

C.	Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

A-A-2

D.	Invalidity of Provisions. If any provisions of this Amendment are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(Signature Page Follows)

A-A-3

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

INERGY HOLDINGS, L.P.

By:	Inergy Holdings GP, LLC,
its general partner

By:
John J. Sherman
President and Chief Executive Officer

A-A-4

ANNEX B

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

INERGY, L.P.

i

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

Section 6.1	Allocations for Capital Account Purposes	B-27
Section 6.2	Allocations for Tax Purposes	B-29
Section 6.3	Requirement and Characterization of Distributions; Distributions to Record Holders	B-30
Section 6.4	Special Provisions Relating to Class B Unitholders	B-31

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1	Management	B-32
Section 7.2	Certificate of Limited Partnership	B-33
Section 7.3	Restrictions on Managing General Partner’s Authority	B-33
Section 7.4	Reimbursement of the Managing General Partner	B-34
Section 7.5	Outside Activities	B-34
Section 7.6	Loans from the Managing General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the Managing General Partner	B-35
Section 7.7	Indemnification	B-36
Section 7.8	Liability of Indemnitees	B-38
Section 7.9	Resolution of Conflicts of Interest	B-38
Section 7.10	Other Matters Concerning the Managing General Partner	B-39
Section 7.11	Purchase or Sale of Partnership Securities	B-40
Section 7.12	Registration Rights of the Managing General Partner and its Affiliates	B-40
Section 7.13	Reliance by Third Parties	B-41

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1	Records and Accounting	B-42
Section 8.2	Fiscal Year	B-42
Section 8.3	Reports	B-42

ARTICLE IX
TAX MATTERS

Section 9.1	Tax Returns and Information	B-43
Section 9.2	Tax Elections	B-43
Section 9.3	Tax Controversies	B-43
Section 9.4	Withholding	B-43

ARTICLE X
ADMISSION OF PARTNERS

Section 10.1	Admission of Substituted Limited Partner	B-44
Section 10.2	Admission of Successor General Partners	B-44
Section 10.3	Admission of Additional Limited Partners	B-44
Section 10.4	Amendment of Agreement and Certificate of Limited Partnership	B-45

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1	Withdrawal of the Managing General Partner	B-45
Section 11.2	Removal of the Managing General Partner	B-46
Section 11.3	Interest of Departing Partner and Successor General Partners	B-47
Section 11.4	Withdrawal of Limited Partners	B-47

ii

iii

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

INERGY, L.P.

THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF INERGY, L.P. dated as of                     , 2010 and effective immediately following the Effective Time (as defined below) (the “Agreement”), is entered into by and among Inergy GP, LLC, a Delaware limited liability company, as the Managing General Partner, Inergy Partners, LLC, a Delaware limited liability company, as the Withdrawing General Partner, IPCH Acquisition Corp., a Delaware corporation, and Inergy Holdings, L.P., a Delaware limited partnership, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein.

BACKGROUND

On January 7, 2004, the Managing General Partner, the Non-Managing General Partner and the Limited Partners entered into that Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended from time to time (the “Second Amended and Restated Partnership Agreement”).

On                     , 2010, the Partnership, Inergy GP LLC, the Withdrawing General Partner, NRGP Limited Partner, LLC, Inergy Holdings, L.P., Inergy Holdings GP, LLC and NRGP MS, LLC entered in an Agreement and Plan of Merger (the “Agreement and Plan of Merger”) providing for, among other things, the exchange of the outstanding Incentive Distribution Rights and Common Units owned by Inergy Holdings, L.P. for new Common Units and Class B Units, the exchange of the outstanding general partner interest and Common Units owned by the Withdrawing General Partner for Class A Units, the exchange of the outstanding Common Units owned by IPCH Acquisition Corp. for Class A Units, the contribution by Inergy Holdings, L.P. of its interests in each of IPCH Acquisition Corp. and the Withdrawing General Partner to the Partnership in exchange for Common Units, the merger of NRGP MS, LLC with and into Inergy Holdings L.P., with Inergy Holdings, L.P. surviving the merger and the distribution by Inergy Holdings, L.P. of Common Units and Class B Units in exchange for its outstanding common units.

This Agreement amends and restates the Second Amended and Restated Partnership Agreement, effective immediately following the Effective Time (as defined in the Agreement and Plan of Merger), to reflect, among other things, the withdrawal of the Withdrawing General Partner as a general partner of the Partnership and the cancellation of the Incentive Distribution Rights, to set forth the rights, preferences and privileges of the Class A Units and Class B Units, to remove obsolete provisions relating to the subordination period, subordinated units, Incentive Distribution Rights and special units, to provide for uncertificated Common Units and to make other miscellaneous revisions.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.3 and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Sections 6.1(c)(i) or 6.1(c)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a Common Unit, a Class A Unit, a Class B Unit or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such Common Unit, Class A Unit, Class B Unit or other interest in the Partnership were the only interest in the Partnership held by a Partner from and after the date on which such Common Unit, Class A Unit, Class B Unit or other interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Sections 5.3(b)(i) or 5.3(b)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Managing General Partner using such reasonable method of valuation as it may adopt. The Managing General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Third Amended and Restated Agreement of Limited Partnership of Inergy, L.P., as it may be amended, supplemented or restated from time to time.

“Agreement and Plan of Merger” has the meaning assigned to such term in the Background to this Agreement.

“Assignee” means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; or (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date,

(a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group (excluding IPCH Acquisition Corp. and Inergy Partners, LLC) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Managing General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Managing General Partner so determines.

Notwithstanding the foregoing, “Available Cash” shall not include any IPCH/Inergy Partners Available Cash. “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the board of directors of the Managing General Partner (or comparable governing body of any successor to the Managing General Partner or, if established by the Board of Directors, the board of directors of the Partnership).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.3 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Missouri shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.3. The “Capital Account” of a Partner in respect of a Common Unit, a Class A Unit, a Class B Unit or any other Partnership Interest shall be the amount which such Capital Account would be if such Common Unit, a Class A Unit, a Class B Unit or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such Common Unit, a Class A Unit, a Class B Unit or other Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement or the Contribution and Conveyance Agreement.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new capital assets (including, without limitation, retail distribution centers, propane tanks, pipeline systems, storage facilities and related assets), in each case made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ and Assignees’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.3(d)(i) and 5.3(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the Managing General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the Managing General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the Managing General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the Managing General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.7, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the Managing General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Claim” has the meaning assigned to such term in Section 7.12(c).

“Class A Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees (but does not include Common Units), and having the rights and obligations specified with respect to Class A Units in this Agreement, which shall be identical to the rights and obligations of the Common Units except the Class A Units (i) will not have the right to vote on, approve or disapprove, or otherwise consent or not consent with respect to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law, and (ii) will not share in any IPCH/Inergy Partners Items or any IPCH/Inergy Partners Available Cash.

“Class B Distribution Payment Date” has the meaning ascribed to such term in Section 5.7(b)(i)(A).

“Class B Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Partners, and having the rights and obligations specified with respect to the Class B Units in this Agreement and does not refer to a Common Unit issued upon conversion of a Class B Unit pursuant to the terms hereof.

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement, but does not include any Class A Units or Class B Units.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors who are not (a) security holders, officers or employees of the Managing General Partner, (b) officers, directors or employees of any Affiliate of the Managing General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required to serve on an audit committee of a board of directors by the National Securities Exchange on which the Common Units are listed for trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.3(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution and Conveyance Agreement” means that certain Contribution, Conveyance, Assumption and Assignment Agreement, dated as of the Closing Date, among the Managing General Partner, the Withdrawing General Partner, the Partnership, the Operating Company and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Conversion Common Unit” means a Common Unit issued upon the conversion of a Class B Unit or PIK Unit in accordance with Section 5.7(b)(iv).

“Conversion Ratio” has the meaning ascribed to such term in Section 5.7(b)(iv).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(c)(ix).

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. § 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Sections 11.1 or 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Time” has the meaning set forth in the Agreement and Plan of Merger.

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Final Period” has the meaning ascribed to such term in Section 5.7(b)(iv).

“General Partners” means the Managing General Partner and the Withdrawing General Partner and their successors and permitted assigns as managing general partner and non-managing general partner, respectively, of the Partnership.

“General Partner Interest” means the management interest of the Managing General Partner in the Partnership in its capacity as a general partner and/or managing general partner of the Partnership. The General Partner Interest does not have any rights to ownership, profit or any rights to receive distribution from operations or the liquidation of the Partnership.

“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

“Group Member” means a member of the Partnership Group.

“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

“Incentive Distribution Right” has the meaning assigned to such term in Section 1.1 of the Second Amended and Restated Partnership Agreement.

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).

“Indemnitee” means (a) each General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of a General Partner or any Departing Partner, (d) any Person who is or was a member, partner, officer, director, employee, agent or trustee of any Group Member, a General Partner or any Departing Partner or any Affiliate of any Group Member, a General Partner or any Departing Partner, and (e) any Person who is or was serving at the request of a General Partner or any Departing Partner or any Affiliate of a General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Initial Period” has the meaning ascribed to such term in Section 5.7(b)(iv).

“Initial Unit Price” means with respect to any class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the Managing General Partner, in each case adjusted as the Managing General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“IPCH/Inergy Partners Available Cash” means all cash and cash equivalents on hand derived from or attributable to the Partnership’s ownership of, or sale or other disposition of, the shares of common stock of IPCH Acquisition Corp. and the membership interests of Inergy Partners, LLC.

“IPCH/Inergy Partners Items” means the income, gains, losses, deductions and credits which are attributable to the Partnership’s ownership of, or sale or other disposition of, the shares of common stock of IPCH Acquisition Corp. and the membership interests of Inergy Partners, LLC.

“Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

“Limited Partner” means, unless the context otherwise requires, (a) a holder of Common Units, Class A Units or Class B Units, except as otherwise provided herein, each Substituted Limited Partner and each Additional Limited Partner, or (b) solely for purposes of Articles V, VI, VII, and IX, each Assignee; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of Class A Units except as may otherwise be required by any non-waivable provision of law.

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class A Units, Class B Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of Class A Units except as may otherwise be required by any non-waivable provision of law.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the Managing General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Managing General Partner” means Inergy GP, LLC and its successors and permitted assigns as managing general partner of the Partnership.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq National Market or any successor thereto.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.3(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain for such taxable year over the Partnership’s items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Sections 6.1(b) or (c).

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction for such taxable year over the Partnership’s items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Sections 6.1(b) or (c).

“Non-citizen Assignee” means a Person whom the Managing General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the Managing General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (including, without limitation, any expenditures described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Operating Company” means Inergy Propane, LLC, a Delaware limited liability company, and any successors thereto.

“Operating Company Agreement” means the Limited Liability Company Agreement of the Operating Company, as it may be amended, supplemented or restated from time to time.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the Managing General Partner or any of its Affiliates) acceptable to the Managing General Partner in its reasonable discretion.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the Managing General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by any non-waivable provision of law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement; provided, further, that the foregoing limitation shall not apply to any Person or Group who acquired, with the prior approval of the Board of Directors, 20% or more of any Partnership Securities of any class issued by the Partnership.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the Managing General Partner and the Limited Partners and, prior to its withdrawal as general partner of the Partnership, the Withdrawing General Partner.

“Partnership” means Inergy, L.P., a Delaware limited partnership, and any successors thereto.

“Partnership Event” has the meaning ascribed to such term in Section 5.7(b)(v).

“Partnership Group” means the Partnership, the Operating Company and any Subsidiary of any such entity, treated as a single consolidated entity.

“Partnership Interest” means an interest in the Partnership, which shall include the Limited Partner Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Class A Units and Class B Units.

“Percentage Interest” means as of the date of such determination, (a) as to any Partner or Assignee holding Units, the product obtained by multiplying (i) (A) 100% less (B) the percentage applicable to clause (b) times (ii) the quotient obtained by dividing (A) the number of Units (Common Units, Class A Units and Class B Units) held by such Partner or Assignee by (B) the total number of all outstanding Units (Common Units, Class A Units and Class B Units); and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.4, the percentage established as a part of such issuance.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the Managing General Partner or any Affiliate of the Managing General Partner who holds Units.

“PIK Units” has the meaning ascribed to such term in Section 5.7(a).

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests and (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests.

“Purchase Date” means the date determined by the Managing General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the Managing General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the Managing General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the Managing General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-56976) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Sections 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iii), 6.1(c)(iv), 6.1(c)(v), 6.1(c)(vi) or 6.1(c)(viii).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Sections 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Second Amended and Restated Partnership Agreement” has the meaning ascribed to such term in the Background to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Special Approval” means approval of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such-Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.1 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Trading Day” has the meaning assigned to such term in Section 15.1(a).

“Transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the Managing General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided, however, that if no Transfer Agent is specifically designated for any other Partnership Securities, the Managing General Partner shall act in such capacity.

“Transfer Application” means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class A Units and Class B Units but shall not include a General Partner Interest; provided, however, that when the term “Unit” is used herein in the context of any vote or other approval, including without limitation Article XIII and Article XIV, such term shall not, solely for such purpose, include any holder of Class A Units except as otherwise required by any non-waivable provision of law.

“Unitholders” means the holders of Units.

“Unit Majority” means at least a majority of the Outstanding Common Units.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.3(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.3(d)).

“U.S. GAAP” means United States Generally Accepted Accounting Principles consistently applied.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

“Withdrawing General Partner” means Inergy Partners, LLC and its successors and permitted assigns as non-managing general partner of the Partnership.

“Working Capital Borrowings” means borrowings exclusively for working capital purposes made pursuant to a credit facility or other arrangement requiring all such borrowings thereunder to be reduced to a relatively small amount each year (or for the year in which the Initial Offering is consummated, the 12-month period beginning on the Closing Date) for an economically meaningful period of time.

Section 1.2 Construction

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

Section 2.1 Continuation

The parties hereto, pursuant to the authority contained in Article XIII of the Second Amended and Restated Partnership Agreement, do hereby amend and restate the Second Amended and Restated Partnership Agreement in its entirety, effective immediately following the Effective Time, to continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and to set forth the rights and obligations of the Partners and certain matters related thereto. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

Section 2.2 Name

The name of the Partnership shall be “Inergy, L.P.” The Partnership’s business may be conducted under any other name or names deemed necessary or appropriate by the Managing General Partner in its sole discretion, including the name of the Managing General Partner. The words “Limited Partnership,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Managing General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices

Unless and until changed by the Managing General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at Two Brush Creek Blvd., Suite 200, Kansas City, Missouri 64112 or such other place as the Managing General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the Managing General Partner deems necessary or appropriate. The address of the Managing General Partner shall be Two Brush Creek Blvd., Suite 200, Kansas City, Missouri 64112 or such other place as the Managing General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business

The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a member of the Operating Company and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a member of the Operating Company pursuant to the Operating Company Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Company is permitted to engage in by the Operating Company Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other entity or arrangement to engage indirectly in, any business activity that the Managing General Partner approves and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the Managing General Partner reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) or a Subsidiary, or a Partnership activity that generates qualifying income, or (ii) enhances the operations of an activity of the Operating Company and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The Managing General Partner has no obligation or duty to the Partnership, the Limited Partners, the Withdrawing General Partner or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

Section 2.5 Powers

The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Power of Attorney

(a) Each Limited Partner and each Assignee hereby constitutes and appoints the Managing General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the Managing General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the Managing General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Managing General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, Article X, Article XI and Article XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.4; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the Managing General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the Managing General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the Managing General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the Managing General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the Managing General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Managing General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the Managing General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the Managing General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.7 Term

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8 Title to Partnership Assets

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the Managing General Partner, one or more of its Affiliates or one or more nominees, as the Managing General Partner may determine. The Managing General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the Managing General Partner or one or more of its Affiliates or one or more nominees shall be held by the Managing General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the Managing General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the Managing General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the Managing General Partner or as soon thereafter as practicable, the Managing General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Managing General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability

The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business

No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the Managing General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the Managing General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 3.3 Outside Activities of the Limited Partners

Subject to the provisions of Section 7.5, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

Section 3.4 Rights of Limited Partners

(a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii) promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) The Managing General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the Managing General Partner deems reasonable, (i) any information that the Managing General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Managing General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;

REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates

Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued; provided, however, with respect to the issuance of any Class B Units, the Partnership shall issue Certificates in accordance with Section 5.7(b)(iii). Upon the request of any Person owning Class A Units or any other Partnership Securities other than Common Units, the Partnership shall issue to such Person one or more certificates evidencing such Class A Units or Partnership Securities other than Common Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary of the Managing General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, the Common Units may be certificated or uncertificated as provided in the Delaware Act; provided, further, that if the Managing General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the Managing General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b) The appropriate officers of the Managing General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Managing General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the Managing General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the Managing General Partner, delivers to the Managing General Partner a bond, in form and substance satisfactory to the Managing General Partner, with surety or sureties and with fixed or open penalty as the Managing General Partner may reasonably direct, in its sole discretion, to indemnify the Managing General Partner, the Partners, the Managing General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Partnership.

If a Limited Partner or Assignee fails to notify the Managing General Partner within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the Managing General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the Managing General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the Managing General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders

The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

Section 4.4 Transfer Generally

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which a General Partner assigns its General Partner Interest to another Person who becomes a General Partner, by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the Managing General Partner of any or all of the issued and outstanding membership interests of the Managing General Partner.

Section 4.5 Registration and Transfer of Limited Partner Interests

(a) The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the Managing General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b) Except as otherwise provided in Section 4.9, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d) Until admitted as a Substituted Limited Partner pursuant to Section 10.1, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

(e) A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

(f) The Managing General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons.

Section 4.6 Transfer of the Managing General Partner’s General Partner Interest

(a) Subject to Section 4.6(c) below, prior to June 30, 2011, the Managing General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the Managing General Partner and their Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the Managing General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the Managing General Partner with or into another Person (other than an individual) or the transfer by such General Partner of all or substantially all of its assets to another Person (other than an individual).

(b) Subject to Section 4.6(c) below, on or after June 30, 2011, a General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(c) Notwithstanding anything herein to the contrary, no transfer by a General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of such General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any member of the Operating Company or cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), (iii) in the case of the Managing General Partner’s General Partner Interest, such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the Managing General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as a General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Transfer of Class B Units

Prior to the second anniversary of the Effective Date, Class B Unitholders shall not Transfer any Class B Units without the prior written consent of the Partnership; provided, however, that these restrictions will not apply to transfers to a grantor retained annuity trust, a family limited partnership or other similar estate planning entities controlled by such holder or transfers to a deceased holder’s estate.

Section 4.8 Restrictions on Transfers

(a) Except as provided in Section 4.8(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or Operating Company under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b) The Managing General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership or Operating Company becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the Managing General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the Managing General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

Section 4.9 Citizenship Certificates; Non-citizen Assignees

(a) If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the Managing General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the Managing General Partner may request any Limited Partner or Assignee to furnish to the Managing General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the Managing General Partner may request. If a Limited Partner or Assignee fails to furnish to the Managing General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the Managing General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the Managing General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the Managing General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

(b) The Managing General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the Managing General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, and upon his admission pursuant to Section 10.1, the Managing General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.10 Redemption of Partnership Interests of Non-citizen Assignees

(a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the Managing General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the Managing General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

(i) The Managing General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the Managing General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

(c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the Managing General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the Managing General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Contributions by the Non-Managing General Partner and its Affiliates

(a) Immediately following the Effective Time, the Partnership hereby (i) issues              Class A Units to IPCH Acquisition Corp. in exchange for 789,202 Common Units and (ii) issues              Class A Units to Inergy Partners, LLC in exchange for 2,837,034 Common Units and its economic non-managing general partner interest in the Partnership and (iii) cancels the non-managing general partner interest, the Incentive Distribution Rights and 3,626,236 Common Units.

(b) Immediately following the Effective Time, the Withdrawing General Partner does hereby withdraw as a general partner of the Partnership.

Section 5.2 Interest and Withdrawal

No interest on Capital Contributions shall be paid by the Partnership. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.3 Capital Accounts

(a) The Partnership shall maintain for each Limited Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the Managing General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.3, the Partnership shall be treated as owning directly its proportionate share (as determined by the Managing General Partner based upon the provisions of the Operating Company Agreement) of all property owned by the Operating Company or any other Subsidiary that is classified as a partnership for federal income tax purposes.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.3(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Managing General Partner may adopt.

(vi) If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(d)(i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property or the conversion of a Class B Unit to a Common Unit, the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance or immediately after such conversion (with respect to the conversion of a Class B Unit to a Common Unit) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance or on the date of such conversion and had been allocated to the Partners in the same manner as any item of gain or loss actually recognized during such period would have been allocated. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Class B Unit, first to the Partners holding converted Class B Units until the Capital Account of each converted Class B Unit is equal to the Per Unit Capital Amount for a then Outstanding Initial Common Unit, and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners in the same manner as any item of gain or loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the conversion of a Class B Unit is not sufficient to cause the Capital Account of each converted Class B Unit to equal the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then Capital Account balances shall be reallocated between the Partners holding converted Class B Units and the Partners holding Common Units (other than converted Class B Units) so as to cause the Capital Account of each converted Class B Unit to equal the Per Unit Capital Amount for a then Outstanding Initial Common Unit, in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the Managing General Partner using such reasonable method of valuation as it may adopt; provided, however, that the Managing General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.4 or in the case of a deemed contribution and/or distribution, be determined and allocated in the same manner as that provided in Section 5.3(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

Section 5.4 Issuances of Additional Partnership Securities

(a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the Managing General Partner in its sole discretion, all without the approval of any Limited Partners.

(b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the Managing General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Partnership Security.

(c) The Managing General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.4, (ii) the admission of Additional Limited Partners and (iii) all additional issuances of Partnership Securities. The Managing General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The Managing General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the Non-Managing General Partner Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any, National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

(d) Except with respect to Class B Units, no fractional Units shall be issued by the Partnership.

Section 5.5 Splits and Combinations

(a) Subject to Section 5.5(d), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units (including the number of Common Units into which the Class B Units may convert) are proportionately adjusted retroactive to the beginning of the Partnership.

(b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the Managing General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Managing General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Managing General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Securities to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the Managing General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate or uncertificated Partnership Securities, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) Except with respect to Class B Units, the Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.4(d) and this Section 5.5(d), each fractional Unit (other than a fractional Class B Unit) shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.6 Fully Paid and Non-Assessable Nature of Limited Partner Interests

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non assessability may be affected by Section 17-607 of the Delaware Act.

Section 5.7 Establishment of Class B Units

(a) General. The Partnership hereby designates and creates a series of Units to be designated as “Class B Units” and consisting of a total of 11,568,560 Class B Units, plus any additional Class B Units issued in kind as a distribution pursuant to Section 5.7(b)(ii) (“PIK Units”), having the same rights and preferences, and subject to the same duties and obligations as the Common Units, except as set forth in this Section 5.7 and Section 6.3.

(b) Rights of Class B Units. The Class B Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Distributions.

(A) Commencing with the Quarter ending on             , the holders of the Class B Units as of an applicable Record Date shall be entitled to receive Partnership distributions pursuant to Section 6.3 on a pro rata basis with the Common Units; provided, however, that such distributions shall be paid in PIK Units. When any PIK Units are payable to a holder of Class B Units pursuant to this Section 5.7(b), the Partnership shall issue the PIK Units to such holder no later than forty-five (45) days after the end of each Quarter (each such payment date, a “Class B Distribution Payment Date”). The number of PIK Units to be issued in connection with any Class B Unit distribution shall be determined by dividing (i) the amount of cash paid on one Common Unit with respect to such Quarter, by (ii) greater of (A) the volume weighted average sales price of Common Units during the 20 trading day period ending on the third trading day prior to the public announcement of the transactions contemplated by the Agreement and Plan of Merger and (B) the volume weighted average sales price of Common Units during the 20 trading day period ending on the third day prior to the ex-dividend date for such distribution. Unless otherwise expressly provided, references in this Agreement to Class B Units shall include all PIK Units Outstanding as of the date of such determination.

(B) Notwithstanding anything in this Section 5.7(b)(ii) to the contrary, with respect to Class B Units that are converted into Common Units, the holder thereof shall not be entitled to a Class B Unit distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date.

(C) On the Class B Distribution Payment Date, the Partnership shall issue to such Class B Unitholder a certificate or certificates for the number of PIK Units to which such Class B Unitholder shall be entitled. The issuance of the PIK Units pursuant to this Section 5.7(b)(i) shall be deemed to have been made on the first day of the Quarter following the Quarter in respect of which such payment of PIK Units was due.

(ii) Voting Rights.

(A) The Class B Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Class B Unit will be entitled to one vote for each Common Unit into which such Class B Units are convertible on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of holders of Common Units shall be deemed to be a reference to the holders of Common Units and Class B Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units and the Class B Units, on an “as if” converted basis, voting together as a single class during any period in which any Class B Units are Outstanding.

(B) Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the holders of a majority of the Outstanding Class B Units, voting separately as a class based upon one vote per Class B Unit, shall be necessary on any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Class B Units in any respect or amends or modifies any of the terms of the Class B Units; provided, that the Partnership shall be able to amend this Section 5.7 so long as the amendment does not adversely affect the holders of the Class B Units. Without limiting the generality of the preceding sentence, such adverse effect, amendment or modification includes any action that would:

(1) change the form of payment of distributions, defer the date from which distributions on the Class B Units will accrue, cancel accrued and unpaid distributions on the Class B Units or amend this Section 5.7;

(2) reduce the amount payable or change the form of payment to the holders of the Class B Units upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership; or

(3) make any distribution of any property other than PIK Units or other Partnership Securities whose distribution is required or permitted by this Section 5.7.

(iii) Certificates.

(A) The Class B Units shall be evidenced by certificates in such form as the Board may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the Board determines to assign the responsibility to another Person, the Partnership will act as the registrar and transfer agent for the Class B Units. The certificates evidencing Class B Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.

(B) The certificate(s) representing the Class B Units may be imprinted with a legend in substantially the following form:

“THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE THIRD AMENDED AND RESTATED AGREEMENT LIMITED PARTNERSHIP OF THE PARTNERSHIP, DATED AS OF              , 2010, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(iv) Conversion. Immediately, following the payment of the Quarterly cash distribution on the Common Units, and the issuance of PIK Units in respect of the Quarterly Class B Unit distribution, for the last Quarter of the four-Quarter period following the Effective Date (the “Initial Period”), 50% of the Class B Units Outstanding that are held by each holder of a Class B Unit, and all of the PIK Units issued during the Initial Period and Outstanding, shall convert into Common Units at a conversion ratio of one Class B Unit or PIK Unit for one Common Unit (the “Conversion Ratio”). Immediately, following the payment of the Quarterly cash distribution on the Common Units, and the issuance of PIK Units in respect of the Quarterly Class B Unit distribution, for the last Quarter of the eight-Quarter period following the Effective Date (the “Final Period”), the remainder of the Outstanding Class B Units and all of the PIK Units issued during the Final Period and Outstanding shall convert into Common Units at the Conversion Ratio.

(v) Other Extraordinary Transactions Affecting the Partnership. Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (not otherwise addressed in this subsection) in which the holders of Common Units are to receive securities, cash or other assets (a “Partnership Event”), the Partnership shall make appropriate provision to ensure that the holders of Class B Units receive in such Partnership Event at least the same consideration as the holders of Common Units. The Partnership may not consummate a Partnership Event in which the consideration paid for each Class B Unit is different than the consideration paid for each Common Unit without the prior written approval of the holders of a majority of the Outstanding Class B Units.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.3(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a) Net Income and Net Loss. After giving effect to the special allocations set forth in Sections 6.1(b) and (c), Net Income and Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income and Net Loss for such taxable period shall be allocated to the Unitholders, Pro Rata.

(b) Certain Special Allocations. All IPCH/Inergy Partners Items shall be allocated to the holders of the Common Units and Class B Units, Pro Rata.

(c) Other Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(c)(i), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c)(i) with respect to such taxable period (other than an allocation pursuant to Section 6.1(c)(v) and Section 6.1(c)(vi)). This Section 6.1(c)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(c)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(c)(ii), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c)(ii), other than Section 6.1(c)(i) and other than an allocation pursuant to Sections 6.1(c)(v) and 6.1(c)(vi), with respect to such taxable period. This Section 6.1(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 6.1(c)(i) or 6.1(c)(ii).

(iv) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(c)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(c)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the Managing General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(c)(ix)(A) shall only be made with respect to Required Allocations to the extent the Managing General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(c)(ix)(A)shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the Managing General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The Managing General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(c)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(c)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(x) Items of income and gain allocated under the foregoing provisions of Sections 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iii) or 6.1(c)(viii) that are IPCH/Inergy Partners Items shall, to the maximum extent possible, be allocated to the holders of the Common Units and Class B Units, Pro Rata.

(xi) Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of PIK Units to a Partner (the “Issuance Items”) shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Partner, shall be equal to the net amount that would have been allocated to each such Partner if the Issuance Items had not been realized.

Section 6.2 Allocations for Tax Purposes

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i) In the case of a Contributed Property, such items attributable thereto (A) shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii) In the case of an Adjusted Property, such items shall (A) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Sections 5.3(d)(i) or 5.3(d)(ii), (B) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (C) third, any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii) The Managing General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

(c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the Managing General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The Managing General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d) The Managing General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6) or any successor regulations thereto. If the Managing General Partner determines that such reporting position cannot reasonably be taken, the Managing General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the Managing General Partner chooses not to utilize such aggregate method, the Managing General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g) Each item of Partnership income, gain, loss and deduction, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the Managing General Partner in its sole discretion, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The Managing General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary or appropriate in its sole discretion, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the Managing General Partner in its sole discretion.

Section 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders

(a) Subject to Section 5.7(b)(i) and Section 7.5(e), within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Unitholders as of the Record Date selected by the Managing General Partner in its reasonable discretion.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) In the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(d) The Managing General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners as if they had been distributed to the Partner on whose behalf the taxes were held or paid.

(e) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(f) Subject to Section 5.7(b)(i), all IPCH/Inergy Partners Available Cash shall be distributed to the holders of the Common Units and the Class B Units, Pro Rata.

(g) Subject to Section 5.7(b)(i), all other distributions of cash and other property shall be made to the Unitholders, Pro Rata.

Section 6.4 Special Provisions Relating to Class B Unitholders

(a) Subject to transfer restrictions in Section 4.7 of this Agreement, a Unitholder holding a Conversion Common Unit shall provide notice to the Partnership of any Transfer of the Conversion Common Unit by the earlier of (i) thirty (30) days following such Transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 6.2(b), the Partnership has previously determined, based on advice of counsel, that the Conversion Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.4, the Partnership shall take whatever steps are required to provide economic uniformity to the Conversion Common Unit in preparation for a transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates (for this purpose the allocations of income, gains, losses and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Partners in accordance with Section 6.2(b) hereof and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Class B Units or Common Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

(b) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Class B Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) in accordance with Sections 5.3(a) and 5.3(d)(i), have a Capital Account as a Partner all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.7 or (ii) be entitled to any distributions other than as provided in Section 5.7 and Article VI.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management

(a) The Managing General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the Managing General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the Managing General Partner under any other provision of this Agreement, the Managing General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including the Operating Company); the repayment of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the Managing General Partner or its assets other than their interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Operating Company from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

(xiv) the undertaking of any action in connection with the Partnership’s participation in the Operating Company as a member.

Section 7.2 Certificate of Limited Partnership

The Managing General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the Managing General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the Managing General Partner in its sole discretion to be reasonable and necessary or appropriate, the Managing General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things necessary to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the Managing General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3 Restrictions on Managing General Partner’s Authority

(a) The Managing General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as general partner of the Partnership.

(b) Except as provided in Articles XII and XIV, the Managing General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Company, without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the Managing General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or Operating Company and shall not apply to any forced sale of any or all of the assets of the Partnership or Operating Company pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the Managing General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Company Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a member of the Operating Company, in either case, that would adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to any other class of Partnership Interests) in any material respect or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4 Reimbursement of the Managing General Partner

(a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the Managing General Partner shall not be compensated for its services as a general partner or managing members of any Group Member.

(b) The Managing General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the Managing General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the Managing General Partner to perform services for the Partnership or for the Managing General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the Managing General Partner in connection with operating the Partnership’s business (including expenses allocated to the Managing General Partner by its Affiliates). The Managing General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the Managing General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the Managing General Partner as a result of indemnification pursuant to Section 7.7.

(c) Subject to Section 5.4, the Managing General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the Managing General Partner or any one of its Affiliates, in each case for the benefit of employees of the Managing General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the Managing General Partner or any of its Affiliates any Partnership Securities that the Managing General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the Managing General Partner in connection with any such plans, programs and practices (including the net cost to the Managing General Partner or such Affiliates of Partnership Securities purchased by the Managing General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the Managing General Partner under any employee benefit plans, employee programs or employee practices adopted by the Managing General Partner as permitted by this Section 7.4(c) shall constitute obligations of the Managing General Partner hereunder and shall be assumed by any successor Managing General Partner approved pursuant to Sections 11.1 to 11.2 or the transferee of or successor to all of the Managing General Partner’s General Partner Interest.

Section 7.5 Outside Activities

(a) For so long as it is a General Partner of the Partnership, the Managing General Partner (i) agrees that its sole business will be to act as a general partner or managing member of the Partnership and any other partnership or limited liability company of which the Partnership or the Operating Company is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

(b) Except as specifically restricted by Section 7.5(a), each Indemnitee (other than the Managing General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Company Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

(c) Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the Managing General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the Managing General Partner’s fiduciary duties or any other obligation of any type whatsoever of the Managing General Partner for the Indemnitees (other than the Managing General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Managing General Partner and the Indemnities shall have no obligation to present business opportunities to the Partnership.

(d) The Managing General Partner and any of their Affiliates may acquire Units or other Partnership Securities and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of a General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.

(e) The term “Affiliates” when used in Section 7.5(a) and Section 7.5(d) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

(f) Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Sections 7.7, 7.8, 7.9, 7.10 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the Managing General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the Managing General Partner has complied with their fiduciary duties in connection with determinations made by it under this Section 7.5.

Section 7.6 Loans from the Managing General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the Managing General Partner

(a) The Managing General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the Managing General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the Managing General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to a General Partner or any of its Affiliates (other than another Group Member).

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the Managing General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the Managing General Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the Managing General Partner in its sole discretion and shall not create any right or benefit. in favor of any Group Member or any other Person.

(c) The Managing General Partner may, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the Managing General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the Managing General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

(d) The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

(e) Neither the Managing General Partner nor any of their Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.

(f) The Managing General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the Managing General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the Managing General Partner or its Affiliates to enter into such contracts.

(g) Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

Section 7.7 Indemnification

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the Managing General Partner) not opposed to, the best interests of the

Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the Managing General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the Managing General Partner or its Affiliates for the cost of) insurance, on behalf of the Managing General Partner, its Affiliates and such other Persons as the Managing General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

(b) Subject to its obligations and duties as Managing General Partner set forth in Section 7.1(a), the Managing General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Managing General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the Managing General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the Managing General Partner, and the Partnership’s and the Managing General Partner’s directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest

(a) Unless otherwise expressly provided in this Agreement or the Operating Company Agreement, whenever a potential conflict of interest exists or arises between the Managing General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Company, any Partner or any Assignee, on the other, any resolution or course of action by the Managing General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Company Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The Managing General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the Managing General Partner or any of its Affiliates regarding any proposed transaction were disclosed to the Conflicts Committee at the time it gave its approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The Managing General Partner may also adopt a resolution or course of action that has not received Special Approval. The Managing General Partner (including the Conflicts Committee in connection with any Special Approval) shall be authorized in connection with its determination of what is “fair and reasonable” to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the Managing General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the Managing General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the Managing General Partner, the resolution, action or terms so made, taken or provided by the Managing General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

(b) Whenever this Agreement or any other agreement contemplated hereby provides that the Managing General Partner or any of its Affiliates is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, except as otherwise provided herein, the Managing General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Operating Company, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”) unless another express standard is provided for, or (iii) in “good faith” or under another express standard, the Managing General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Company Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the Managing General Partner or such Affiliate consistent with the standards of “reasonable discretion” set forth in the definition of Available Cash shall not constitute a breach of any duty of the Managing General Partner to the Partnership or the Limited Partners. The Managing General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business.

(c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

(d) The Unitholders hereby authorize the Managing General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the Managing General Partner pursuant to this Section 7.9.

Section 7.10 Other Matters Concerning the Managing General Partner

(a) The Managing General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Managing General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The Managing General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

(d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited to the extent permitted by law, as required to permit the Managing General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the Managing General Partner to be in, or not inconsistent with, the best interests of the Partnership.

Section 7.11 Purchase or Sale of Partnership Securities

The Managing General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities other than Class B Units. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The Managing General Partner or any of its Affiliates may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for their own account, subject to the provisions of Articles IV and X.

Section 7.12 Registration Rights of the Managing General Partner and its Affiliates

(a) If (i) the Managing General Partner or any Affiliate of the Managing General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the Managing General Partner at the date of this Agreement notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of such General Partner or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, that if the Conflicts Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (y) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent, permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Sections 7.12(a) and 7.12(b) shall continue to be applicable with respect to the Managing General Partner (and any of the Managing General Partner’s Affiliates) after they cease to be Partners of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

(e) Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13 Reliance by Third Parties

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the Managing General Partner and any officer of the Managing General Partner authorized by the Managing General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the Managing General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Managing General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the Managing General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Managing General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the Managing General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting

The Managing General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2 Fiscal Year

The fiscal year of the Partnership shall be a fiscal year ending September 30.

Section 8.3 Reports

(a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the Managing General Partner shall cause to be mailed or furnished to each Record Holder of a Unit as of a date selected by the Managing General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the Managing General Partner.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the Managing General Partner shall cause to be mailed or furnished to each Record Holder of a Unit, as of a date selected by the Managing General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the Managing General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2 Tax Elections

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Managing General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the Managing General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

(b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

(c) Except as otherwise provided herein, the Managing General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies

Subject to the provisions hereof, the Managing General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Managing General Partner and to do or refrain from doing any or all things reasonably required by the Managing General Partner to conduct such proceedings.

Section 9.4 Withholding

Notwithstanding any other provision of this Agreement, the Managing General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership and the Operating Company to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the Managing General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Substituted Limited Partner

By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the Managing General Partner consents thereto, which consent may be given or withheld in the Managing General Partner’s discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the Managing General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 10.2 Admission of Successor General Partners

A successor General Partner approved pursuant to Sections 11.1 or 11.2 or the transferee of or successor to such General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the Managing General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Sections 11.1 or 11.2, or the transfer of such General Partner’s General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Admission of Additional Limited Partners

(a) A Person (other than the General Partners or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the Managing General Partner (i) evidence of acceptance in form satisfactory to the Managing General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and (ii) such other documents or instruments as may be required in the discretion of the Managing General Partner to effect such Person’s admission as an Additional Limited Partner.

(b) Notwithstanding anything to the contrary in this Section 10.3, no Person shall be admitted as an Additional Limited Partner without the consent of the Managing General Partner, which consent may be given or withheld in the Managing General Partner’s discretion. The admission of any Person as an Additional Limited

Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the Managing General Partner to such admission.

Section 10.4 Amendment of Agreement and Certificate of Limited Partnership

To effect the admission to the Partnership of any Partner, the Managing General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the Managing General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the Managing General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the Managing General Partner

(a) The Managing General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The Managing General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The Managing General Partner transfers all of its rights as Managing General Partner pursuant to Section 4.6;

(iii) The Managing General Partner is removed pursuant to Section 11.2;

(iv) The Managing General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Managing General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the Managing General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the Managing General Partner; or

(vi)(A) in the event the Managing General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the Managing General Partner, or 90 days expire after the date of notice to the Managing General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the Managing General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the Managing General Partner; (C) in the event the Managing General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the Managing General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the Managing General Partner.

If an Event of Withdrawal specified in Sections 11.1(a)(iv), 11.1(a)(v) or 11.1(a)(vi)(A), 11.1(a)(vi)(B), 11.1(a)(vi)(C) or 11.1(a)(vi)(E) occurs, the withdrawing Managing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the Managing General Partner from the Partnership.

(b) Withdrawal of the Managing General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on June 30, 2011, the Managing General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the Managing General Partner and its Affiliates) and the Managing General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor Managing General Partner) would not result in the loss of the limited liability of any Limited Partner or of a member of the Operating Company or cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such); (ii) at any time after 12:00 midnight, Eastern Standard Time, on June 30, 2011, the Managing General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the Managing General Partner ceases to be the Managing General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the Managing General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the Managing General Partner and their Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the Managing General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the Managing General Partner as general partner or managing member, to the extent applicable, of the other Group Members. If the Managing General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor Managing General Partner. The Person so elected as successor Managing General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the Managing General Partner is a general partner or a managing member. If, prior to the effective date of the Managing General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor Managing General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the Managing General Partner

The Managing General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the Managing General Partner and its Affiliates). Any such action by such holders for removal of the Managing General Partner must also provide for the election of a successor Managing General Partner by the Unitholders holding a Unit Majority (including Units held by the Managing General Partners and its Affiliates). Such removal shall be effective immediately following the admission of a successor Managing General Partner pursuant to Section 10.2. The removal of the Managing General Partner shall also automatically constitute the removal of the Managing General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the Managing General Partner is a general partner or a managing member. If a Person is elected as a successor Managing General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the Managing General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the Managing General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor Managing General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing Partner and Successor General Partners

(a) In the event of (i) withdrawal of a General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of a the Managing General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Sections 11.1 or 11.2, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase its general partner interest (or equivalent interest), if any, in the other Group Members (the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the Managing General Partner is removed by the Unitholders under circumstances where Cause exists or if the Managing General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor Managing General Partner is elected in accordance with the terms of Sections 11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest of the Departing Partner for such fair market value of such Combined Interest of the Departing Partner. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Managing General Partner for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of a Departing Partner’s Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership’s assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing Partner to Common Units will be characterized as if such General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

Section 11.4 Withdrawal of Limited Partners

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor Managing General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the Managing General Partner, if a successor Managing General Partner is elected pursuant to Sections 11.1 or 11.2, the Partnership shall not be dissolved and such successor Managing General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the Managing General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Sections 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b) an election to dissolve the Partnership by the Managing General Partner that is approved by the holders of a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) the sale of all or substantially all of the assets and properties of the Partnership Group.

Section 12.2 Continuation of the Business of the Partnership After Dissolution

Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the Managing General Partner as provided in Sections 11.1(a)(i) or 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Sections 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Sections 11.1(a)(iv), 11.1(a)(v) or 11.1(a)(vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor managing general partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the reconstituted Partnership shall continue unless earlier dissolved in accordance with this

Article XII;

(ii) if the successor Managing General Partner is not the former Managing General Partner, then the interest of the former Managing General Partner shall be treated in the manner provided in Section 11.3; and

(iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor managing general partner may for this purpose exercise the powers of attorney granted the Managing General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor Managing General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Company would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

Section 12.3 Liquidator

Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the Managing General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the Managing General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the Managing General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Managing General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

(a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions

The Managing General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration

No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendment to be Adopted Solely by the Managing General Partner

Each Partner agrees that the Managing General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that, in the sole discretion of the Managing General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Partnership and the Operating Company will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(d) a change that, in the discretion of the Managing General Partner, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any

National Securities Exchange on which the Limited Partner Interests are or will be listed for trading, compliance with any of which the Managing General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the Managing General Partner pursuant to Section 5.5 or (iv) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the Managing General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the Managing General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the Managing General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that, in the discretion of the Managing General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.4;

(h) any amendment expressly permitted in this Agreement to be made by the Managing General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that, in the discretion of the Managing General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k) a merger or conveyance pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures

Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the Managing General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Managing General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The Managing General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3 Amendment Requirements

(a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the Managing General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the Managing General Partner or any of its Affiliates without the consent of the Managing General Partner, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(b), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(b), give any Person the right to dissolve the Partnership.

(c) Except as provided in Section 14.3, and except as otherwise provided, and without limitation of the Managing General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4 Special Meetings

All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the Managing General Partner or by Limited Partners owning 20% or more of the Outstanding Partnership Securities of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the Managing General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing, agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the Managing General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the Managing General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the Managing General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the Managing General Partner to give such approvals.

Section 13.7 Adjournment

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present, either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting

Section 13.9 Quorum

The holders of a majority of the Outstanding Partnership Securities of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the Managing General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Partnership Securities that in the aggregate represent a majority of the Outstanding Partnership Securities entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Partnership Securities that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Partnership Securities specified in this Agreement (including Outstanding Partnership Securities deemed owned by the Managing General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Partnership Securities entitled to vote at such meeting (including Outstanding Partnership Securities deemed owned by the Managing General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10 Conduct of a Meeting

The Managing General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Managing General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the Managing General Partner. The Managing General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action Without a Meeting

If authorized by the Managing General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The Managing General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the Managing General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the Managing General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the Managing General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the Managing General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) are otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 Voting and Other Rights

(a) Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.

(b) With respect to Limited Partner Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER

Section 14.1 Authority

The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

Section 14.2 Procedure for Merger or Consolidation

Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the Managing General Partner. If the Managing General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the Managing General Partner shall approve the Merger Agreement, which shall set forth:

(a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c) The terms and conditions of the proposed merger or consolidation;

(d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

(g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Managing General Partner.

Section 14.3 Approval by Limited Partners of Merger or Consolidation

(a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Limited Partner Interests or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the Managing General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the Managing General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any member in the Operating Company or cause the Partnership or the Operating Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the Managing General Partner with the same rights and obligations as are herein contained.

Section 14.4 Certificate of Merger

Upon the required approval by the Managing General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5 Effect of Merger

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests

(a) Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Limited Partner Interests of any class then Outstanding, other than the Class A Units or Class B Units, is held by Persons other than the Managing General Partner and its Affiliates, the Managing General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the Managing General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the Managing General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1 is mailed and (y) the highest price paid by a General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per limited partner interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the

Nasdaq Stock Market or any other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the Managing General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the Managing General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b) If the Managing General Partner, any Affiliate of the Managing General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the Managing General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the Managing General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the Managing General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the Managing General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the Managing General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the Managing General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

(c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the Managing General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the Managing General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The Managing General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

Section 16.2 Further Action

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Counterparts

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

Section 16.8 Applicable Law

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.9 Invalidity of Provisions

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.10 Consent of Partners

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above:

MANAGING GENERAL PARTNER:

INERGY GP, LLC

John J. Sherman
President and Chief Executive Officer

LIMITED PARTNERS:
All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the Managing General Partner.

By:	Inergy GP, LLC

General Partner, as attorney-in-fact for the Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6.

By:
John J. Sherman
President and Chief Executive Officer

WITHDRAWING GENERAL PARTNER

INERGY PARTNERS, LLC

Name:
Title:

IPCH ACQUISITION CORP.

Name:
Title:

SIGNATURE PAGE

EXHIBIT A

to the Third Amended and

Restated Agreement of Limited Partnership of

Inergy, L.P.

Certificate Evidencing Common Units

Representing Limited Partner Interests in

Inergy, L.P.

No.	Common Units

In accordance with Section 4.1 of the Third Amended and Restated Agreement of Limited Partnership of Inergy, L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Inergy, L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at Two Brush Creek, Suite 200, Kansas City, Missouri 64112. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid far any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Inergy, L.P.

Countersigned and Registered by:	By:	Inergy GP LLC, its Managing General Partner
By:
as Transfer Agent and Registrar	Name:

By:		By:
	Authorized Signature		Secretary

B-A-1

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT -	as tenants by the entireties	Custodian
(Cust) (Minor)
JT TEN -	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS

in

INERGY, L.P.

IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES

DUE TO TAX SHELTER STATUS OF INERGY, L.P.

You have acquired an interest in Inergy, L.P., Two Brush Creek Blvd., Suite 200, Kansas City, Missouri 64112, whose taxpayer identification number is 43-1918951. The Internal Revenue Service has issued Inergy, L.P. the following tax shelter registration number:

YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN INERGY, L.P.

You must report the registration number as well as the name and taxpayer identification number of Inergy, L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN INERGY, L.P.

If you transfer your interest in Inergy, L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person’s name, address and taxpayer identification number, (b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of Inergy, L.P. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

B-A-2

ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

FOR VALUE RECEIVED, hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

         Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                      as its attorney-in-fact with full power of substitution to transfer the same on the books of Inergy, L.P.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

SIGNATURE(S) MUST BE GUARANTEED BY A MEMBER FIRM OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR BY A COMMERCIAL BANK OR TRUST COMPANY SIGNATURE(S) GUARANTEED		(Signature) (Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

B-A-3

APPLICATION FOR TRANSFER OF COMMON UNITS

The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Inergy, L.P. (the “Partnership”), as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the Managing General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:

Social Security or other identifying number	Signature of Assignee

Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):

☐	Individual	☐	Partnership	☐	Corporation

☐	Trust	☐	Other (specify)

Nationality (check one):

☐	U.S. Citizen, Resident or Domestic Entity

☐	Foreign Corporation	☐	Non-resident Alien

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

B-A-4

Complete Either A or B:

A.	Individual Interestholder

1.	I am not a non-resident alien for purposes of U.S. income taxation.

2.	My U.S. taxpayer identification number (Social Security Number) is .

3.	My home address is .

B.	Partnership, Corporation or Other Interestholder

1.	is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.	The interestholder’s U.S. employer identification number is .

3.	The interestholder’s office address and place of incorporation (if applicable) is .

The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee’s knowledge.

B-A-5

Annex C

SUPPORT AGREEMENT

by and among

INERGY, L.P.

and

JOHN J. SHERMAN, PHILLIP L. ELBERT, R. BROOKS SHERMAN, JR,

ANDREW L. ATTERBURY, WILLIAM C. GAUTREAUX, AND CARL A.

HUGHES

Dated as of August 7, 2010

C-i

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of August 7, 2010 (this “Agreement”), is entered into by and among Inergy, L.P., a Delaware limited partnership (“Inergy”), and John J. Sherman, Phillip L. Elbert, R. Brooks Sherman, Jr., Andrew L. Atterbury, William C. Gautreaux and Carl A. Hughes (collectively, the “Unitholders” and, individually, a “Unitholder”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Inergy, Inergy GP LLC, a Delaware limited liability company and the managing general partner of Inergy (“Inergy GP”), Inergy Partners, L.L.C., a Delaware limited liability company and the non-managing general partner of Inergy (“Inergy Partners”), Inergy Holdings L.P., a Delaware limited partnership (“Holdings”), Inergy Holdings GP, LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”), NRGP Limited Partner, L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of Holdings GP (“New NRGP LP”) and NRGP Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings GP (“MergerCo”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, MergerCo will, subject to the terms and conditions set forth herein, merge with and into Holdings, with Holdings surviving (the “Merger”), such that following the Merger, New NRGP LP will be the sole limited partner of Holdings, and each outstanding Common Unit will be converted into the right to receive the merger consideration specified therein;

WHEREAS, as of the date hereof, each Unitholder is the beneficial owner, in the aggregate, of the number of Common Units set forth opposite such Unitholder’s name on Schedule I hereto (the “Existing Units”); and

WHEREAS, as a material inducement to Inergy entering into the Merger Agreement, Inergy has required that the Unitholders agree, and the Unitholders have agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Existing Units set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein. For purposes of this Agreement, with respect to each Unitholder or other Person, Affiliate shall not include Holdings or any Person that is directly or indirectly, through one or more intermediaries, controlled by Holdings. For the avoidance of doubt, no officer or director of Holdings, Holdings GP, Inergy, Inergy GP or any of their controlled Affiliates shall be deemed to be an Affiliate of a Unitholder or other Person by virtue of his or her status as a director or officer of Holdings, Holdings GP, Inergy, Inergy GP or any of their controlled Affiliates.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, including through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security. The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Existing Units” has the meaning ascribed to that term in the recitals to this Agreement, subject to Section 4.2. For the avoidance of doubt, Existing Units do not include any Common Units acquired by any Unitholder after the date hereof, including Common Units acquired pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is available or exercisable as of the date hereof).

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

“Unitholder Agreement” means the Unitholder Agreement, dated April 14, 2005, among Holdings (formerly, Inergy Holdings, LLC) and certain unitholders named therein.

ARTICLE II

VOTING

Section 2.1 Agreement to Vote. Each Unitholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at the Holdings Meeting and at any other meeting of the unitholders of Holdings, however called, including any adjournment or postponement thereof, and in connection with any written consent of the unitholders of Holdings relating to the Merger or an Acquisition Proposal, such Unitholder shall to the fullest extent that the Existing Units are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause its Existing Units to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering all of the Existing Units (i) in favor of the approval and adoption of the Merger Agreement, the approval of the Merger and any other action required in furtherance thereof submitted for the vote or written consent of unitholders; (ii) against any Acquisition Proposal; and (iii) against any action, agreement or transaction that would or would reasonably be expected to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

Nothing in this Section 2.1 shall require any Unitholder to take any action inconsistent with his fiduciary obligations as an officer, manager or director of Holdings or Holdings GP.

Section 2.2 No Inconsistent Agreements. Each Unitholder hereby covenants and agrees that, except for this Agreement, such Unitholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust governing its Existing Units that remains in effect, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to voting its Existing Units that remains in effect (other than a proxy or proxies to vote its Existing Units in a manner consistent with this Agreement) and (c) shall not knowingly take any action at any time while this Agreement remains in effect that would make any representation or warranty of such Unitholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Unitholder from performing any of its obligations under this Agreement in any material respect.

Section 2.3 Proxy. In order to secure the obligations set forth herein, each Unitholder hereby irrevocably appoints during the term of this Agreement as its proxy and attorney-in-fact, as the case may be John J. Sherman and Laura L. Ozenberger, in their respective capacities as officers of Inergy or Inergy GP, and any individual who shall hereafter succeed to any such officer of Inergy or Inergy GP, as the case may be, and any other Person designated in writing by Inergy or Inergy GP (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Existing Units in accordance with Section 2.1 and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the Unitholders of Holdings at which any of the matters described in Section 2.1(b) are to be considered; provided, that any exercise of this proxy by such Grantees shall be subject to the approval of such exercise by the Special Committee of the Inergy GP Board. To the fullest extent permitted by law, this proxy is coupled with an interest and shall be irrevocable, and each Unitholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Unitholder with respect to the Existing Units to the extent that such proxy is inconsistent with the provisions of this Agreement. Inergy may terminate this proxy with respect to any Unitholder at any time at its sole election by written notice provided to such Unitholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Each Unitholder. Each Unitholder hereby severally but not jointly represents and warrants to Inergy as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Such Unitholder has the requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Unitholder of this Agreement, the performance by it of the obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by such Unitholder, and no other actions or proceedings on the part of such Unitholder are necessary to authorize the execution and delivery of this Agreement, the performance by such Unitholder of its obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Unitholder and, assuming the due authorization, execution and delivery of this Agreement by Inergy and the other parties hereto, constitutes a legal, valid and binding agreement of such Unitholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership. Such Unitholder’s Existing Units are Beneficially Owned by such Unitholder as set forth on Schedule I hereto. Such Unitholder, individually or through such Unitholder’s Affiliates, has good and marketable title to the Existing Units, free and clear of any Lien, except for (i) those arising under the Unitholder Agreement, and (ii) those identified on Schedule II hereto. Except as set forth on Schedule III hereto, such Unitholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Unitholder’s Existing Units.

(c) No Violation. Except as set forth on Schedule IV hereto, neither the execution and delivery of this Agreement by such Unitholder nor the performance by such Unitholder of its obligations under this Agreement will (i) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Existing Units or result in being declared void, voidable, or without further binding effect, or otherwise result in a material detriment to such Unitholder under, any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which such Unitholder is a party or by which such Unitholder or any of its respective properties, rights or assets may be bound or (ii) violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations, orders (collectively, “Orders”) or laws applicable to such Unitholder or any of its material properties, rights or assets or result in a violation or breach of or conflict with its certificate of incorporation or bylaws, partnership agreement, or limited liability company agreement (as applicable).

(d) Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, any governmental authority is necessary to be obtained or made by such Unitholder in connection with such Unitholder’s execution, delivery and performance of this Agreement or the consummation by such Unitholder of the transactions contemplated hereby, except (i) for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as set forth in the Merger Agreement, (iii) as would not reasonably be expected to prevent, materially delay or otherwise materially impair such Unitholder’s ability to perform its obligations hereunder, or (iv) as set forth on Schedule V hereto.

(e) Absence of Litigation. There is no action, litigation or proceeding pending and no Order of any governmental authority outstanding that may, nor, to the knowledge of such Unitholder, is any such action, litigation, proceeding or Order threatened, against such Unitholder or its Existing Units which would be reasonably be expected to, prevent or materially delay such Unitholder from performing its obligations under this Agreement or consummating the transactions contemplated hereby.

(f) Reliance by Inergy. Such Unitholder understands and acknowledges that Inergy is entering into the Merger Agreement in reliance upon such Unitholder’s execution and delivery of this Agreement and the representations and warranties of such Unitholder contained herein.

(g) Non-Solicitation. Such Unitholder understands and acknowledges the non-solicitation covenants set forth in Section 6.6 of the Merger Agreement.

Section 3.2 Representations and Warranties of Inergy. Inergy hereby represents and warrants to each Unitholder that the execution and delivery of this Agreement by Inergy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Inergy.

ARTICLE IV

OTHER COVENANTS

Section 4.1 Prohibition on Transfers, Other Actions. During the term of this Agreement, each Unitholder hereby agrees not to (i) Transfer any of the Existing Units, Beneficial Ownership thereof or any other interest therein, except that each Unitholder shall be permitted to Transfer up to 10% of such Unitholder’s Existing Units, the Beneficial Ownership thereof and any other interest therein; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, Unitholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that could restrict or otherwise affect Unitholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be null and void. Notwithstanding any Transfer of Existing Units by a Unitholder in accordance with this Section 4.1, Inergy shall issue, and such Unitholder shall accept, the PIK Units to be distributed to him pursuant to the Merger Agreement.

Section 4.2 Distributions, etc. In the event of a unit split, unit distribution, or any change in the Common Units by reason of any split-up, reverse unit split, recapitalization, combination, reclassification, exchange of units or the like, the term “Existing Units” shall be deemed to refer to and include the number of Common Units set forth opposite each Unitholder’s name on Schedule I hereto as well as all such unit distributions and any securities into which or for which any or all of such units may be changed or exchanged or which are received in such transaction.

Section 4.3 Further Assurances. From time to time, during the term of this Agreement, at Inergy’s request and without further consideration, each Unitholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.

Section 4.4 Unitholder Capacity. Each Unitholder has entered into this Agreement solely in its capacity as a Beneficial Owner of Existing Units. Notwithstanding anything to the contrary contained in this Agreement: (i) none of the provisions of this Agreement shall be construed to prohibit, limit or restrict any Representative of a Unitholder who is an officer of Holdings GP or Inergy GP or a member of the Inergy GP Board or Holdings GP Board from exercising his or her fiduciary duties to Holdings or Inergy by voting or taking any other action whatsoever in his or her capacity as an officer or director, including with respect to the Merger Agreement and the transactions contemplated thereby; and (ii) no action taken by Holdings or Inergy in respect of the Merger Agreement and the transactions contemplated thereby shall serve as the basis of a claim that a Unitholder is in breach of its obligations hereunder notwithstanding the fact that such Unitholder’s Representative, in his or her capacity as an officer or director of Holdings GP or Inergy GP, has provided advice or assistance to Holdings or Inergy in connection therewith.

Section 4.5 Continued Ownership of Holdings GP and General Partner Interest in Holdings.

(a) During the term of this Agreement, each of the Unitholders agrees, except as otherwise permitted in Section 4.1, not to Transfer its ownership interest in the Existing Units or Beneficial Ownership thereof or any other interest therein, and not to cause Holdings GP not to dissolve or liquidate.

(b) Each of the Unitholders agrees not to take any action that would reasonably be expected to cause Holdings GP not to transfer its general partner interest in Holdings, or Beneficial Ownership thereof or any other interest therein.

ARTICLE V

MISCELLANEOUS

Section 5.1 Termination. This Agreement shall remain in effect until the earliest to occur of (i) the Effective Time; (ii) a Holdings Change in Recommendation, (iii) the termination of the Merger Agreement in accordance with its terms, other than as a result of a breach by one or more Unitholders of the terms of this Agreement; or (iv) the written agreement of the Unitholders and Inergy to terminate this Agreement. In addition, this Agreement shall terminate immediately after December 31, 2010, unless all parties have agreed to a continuation of this Agreement beyond such date. After the occurrence of such applicable event, this Agreement shall terminate and be of no further force and effect. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 5.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Inergy any direct or indirect ownership or incidence of ownership of or with respect to any Existing Units. All rights, ownership and economic benefit relating to the Existing Units shall remain vested in and belong to each Unitholder (or such Unitholder’s Affiliates), and Inergy shall have no authority to direct such Unitholder in the voting (except as otherwise provided herein) or disposition of any of the Existing Units.

Section 5.3 Publicity. Each Unitholder hereby permits Inergy and Holdings to include and disclose in the Registration Statement, the Proxy Statement and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transaction contemplated in the Merger Agreement such Unitholder’s identity and ownership of the Existing Units and the nature of such Unitholder’s commitments, arrangements and understandings pursuant to this Agreement.

Section 5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (1) on the date of delivery, if delivered personally, (2) on the first Business Day following the date of dispatch if delivered by a recognized next day courier service and (3) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Inergy, to:

Inergy, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: General Counsel

Fax: (816) 531-3685

With copies to:

Inergy, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: Chairman of the Special Committee

and

Husch Blackwell Sanders LLP

Attention: Steven F. Carman, Esq.

4801 Main Street, Suite 1000

Kansas City, Missouri 64112

Fax: (816) 983-8080

If to Holdings, to:

Inergy Holdings L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: General Counsel

Fax: (816) 531-3685

With copies to:

Inergy Holdings L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Attention: Chairman of Conflicts Committee

and

Andrews & Kurth LLP

Attention: G. Michael O’Leary, Esq.

600 Travis Street, Suite 4200

Houston, Texas 77002

Fax: (713) 238-7130

If to the Unitholder(s):

[Unitholder Name]

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Section 5.5 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 5.6 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 5.7 Entire Agreement. This Agreement, together with the schedule annexed hereto, and, solely to the extent of the defined terms referenced herein and as provided in Section 4.3 hereof, the Merger Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

Section 5.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern). The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.4 shall be deemed effective service of process on such party.

(b) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.8.

Section 5.9 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Inergy and each Unitholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to Inergy and the Unitholders.

Section 5.10 Remedies.

(a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 5.11 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its equityholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

Section 5.12 Action by Inergy. No waiver, consent or other action by or on behalf of Inergy pursuant to or as contemplated by this Agreement shall have any effect unless such waiver, consent or other action is expressly approved by the Special Committee of the Inergy GP Board.

Section 5.13 Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than (a) the parties hereto or (b) the parties’ respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

Inergy, L.P.

By:	Inergy GP, LLC, its managing general partner

	By:	/s/ Laura L. Ozenberger
	Name:	Laura L. Ozenberger
	Title:	Senior Vice President,
General Counsel and Secretary

THE UNITHOLDERS

/s/ John J. Sherman	/s/ Phillip L. Elbert
JOHN J. SHERMAN	PHILLIP L. ELBERT

/s/ R. Brooks Sherman, Jr.	/s/ Andrew L. Atterbury
R. BROOKS SHERMAN, JR.	ANDREW L. ATTERBURY

/s/ William C. Gautreaux	/s/ Carl A. Hughes
WILLIAM C. GAUTREAUX	CARL A. HUGHES

Schedule I

Existing Units

Name	Beneficial Ownership
John J. Sherman	23,817,361
Phillip L. Elbert	2,622,347
R. Brooks Sherman, Jr.	1,139,693
Andrew L. Atterbury	2,951,907
William C. Gautreaux	2,830,330
Carl A. Hughes	2,626,136

TOTAL	35,987,774

Schedule II

Pledged Units

227,932 units pledged by Andrew L. Atterbury

65,000 units pledged by William C. Gautreaux

Schedule III

Voting Power

None

Schedule IV

No Violation

None

Schedule V

Consents and Approvals

None

Annex D

August 7, 2010

Conflicts Committee of the Board of Directors of

Inergy Holdings GP, LLC

Two Brush Creek Boulevard, Suite 200

Kansas City, MO 64112

Dear Members of the Committee:

You have requested our opinion as to the fairness from a financial point of view to the holders of the common units representing limited partner interests (the “Common Units”) of Inergy Holdings, L.P. (“Holdings”), other than the Common Units held by Inergy Holdings GP, LLC (“Holdings GP”) and its affiliates, officers and directors, of the Consideration (as defined below) to be received by such holders, in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of August 7, 2010 (the “Agreement”), by and among Inergy, L.P. (“Inergy”), Inergy GP, LLC (“Inergy GP”), NRGP Limited Partner, LLC (“New NRGP LP”), Holdings, Holdings GP, and NRGP MS, LLC (“MergerCo” and, together with Inergy, Inergy GP, Inergy Partners, New NRGP LP, Holdings and Holding GP, the “Parties”).

The Agreement provides for a series of transactions, including the merger of MergerCo with and into Holdings, as a result of which each issued and outstanding Common Unit will be converted into the right to receive 0.770 common units of Inergy (the “LP Units”), except that certain affiliates of Holdings holding Common Units will receive instead a combination of LP Units, Class A Units of Inergy and Class B Units of Inergy The transactions contemplated by the Agreement are referred to herein as the “Transactions.” The consideration to be received by the holders of Common Units pursuant to the Agreement shall be referred to herein collectively as the “Consideration.” In connection with the Transactions, certain affiliated unitholders of Holdings, who collectively beneficially own approximately 57.8% of Holdings, have agreed with Inergy to vote for the Transactions pursuant to the Holdings Unitholder Support Agreement, dated August 7, 2010 (the “Support Agreement”). The terms and conditions of the Transactions are set forth in more detail in the Agreement, the form of Third Amended and Restated Agreement of Limited Partnership of Inergy (the “Inergy Amended and Restated Partnership Agreement”) attached as an annex to the Agreement, the form of Second Amended and Restated Agreement of Limited Partnership of Holdings (the “Holdings Amended and Restated Partnership Agreement”) attached as an annex to the Agreement and the Support Agreement, as applicable.

Tudor, Pickering, Holt & Co. Securities, Inc. (“TudorPickering”) and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. TudorPickering also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, TudorPickering and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Holdings, any of the other Parties and any of their respective affiliates and (ii) any currency or commodity that may be involved in the Transactions and the other matters contemplated by the Agreement. In addition, TudorPickering and its affiliates and certain of its employees, including members of the team performing services in connection with the Transactions, as well as certain private equity funds associated or affiliated with TudorPickering in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including Holdings, other prospective purchasers and their respective affiliates. We have acted as financial advisor to the Conflicts Committee of the Board of Directors of Holdings GP (the “Conflicts Committee”) in connection with, and have participated in certain negotiations leading to, the Transactions. We expect to receive fees for our services, the principal portion of which is contingent upon the consummation of the Transaction, and Holdings has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. Other than with respect to this Transaction, TudorPickering has not provided investment banking services to, or otherwise had any material relationship with, Holdings, Inergy or any of their respective affiliates. We may provide investment banking or other financial services to Holdings, Inergy or any of the other Parties or their respective unitholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, we may receive compensation.

In connection with this opinion, we have reviewed, among other things, (i) the Agreement; (ii) the form of Holdings Amended and Restated Partnership Agreement; (iii) the form of Inergy Amended and Restated Partnership Agreement; (iv) the Support Agreement; (v) annual reports to unitholders and Annual Reports on Form 10-K of Holdings and Inergy for the two years ended September 30, 2009; (vi) certain interim reports to unitholders and Quarterly Reports on Form 10-Q of Holdings and Inergy; (vii) certain current reports on Form 8-K of Holdings and Inergy; (viii) draft earnings releases and draft Quarterly Reports on Form 10-Q of Holdings and Inergy for the quarter ended June 30, 2010; (ix) certain other communications from Holdings and Inergy to their respective unitholders; (x) certain internal financial information and forecasts for Holdings and Inergy prepared by the management of Holdings, as reviewed, adjusted and approved for our use by the Conflicts Committee (the “Forecasts”); (xi) certain publicly available research analyst reports with respect to the future financial performance of Holdings and Inergy, which we discussed with the senior management of Holdings and the Conflicts Committee; and (xii) certain cost savings and operating synergies projected by the management of Holdings to result from the Transactions, as reviewed and approved for our use by the Conflicts Committee (the “Synergies”). We also have held discussions with members of the senior management of Holdings and the Conflicts Committee regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of Holdings, Inergy and their respective subsidiaries. In addition, we have (i) reviewed the reported unit price and trading activity for the Common Units and LP Units; (ii) compared certain financial and stock market information for Holdings and Inergy with similar information for certain other companies the securities of which are publicly traded; (iii) compared the financial terms of the Agreement with the financial terms of certain recent business combinations in the midstream sector of the energy industry, including business combinations involving master limited partnerships; and (iv) performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed with your consent that the Forecasts and Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the senior management of Holdings and the Conflicts Committee, and that such Forecasts and Synergies will be realized in the amounts and time periods contemplated thereby. We have also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions will be obtained without any material adverse effect on Holdings, any of the other Parties, the holders of Common Units or the expected benefits of the Transactions in any way meaningful to our analysis and have assumed that the Transactions will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Holdings or any of its subsidiaries or Inergy or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of Holdings to engage in the Transactions, or the relative merits of the Transactions as compared to any other alternative transaction that might be available to Holdings. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the holders of Common Units (other than Holdings GP and its affiliates, officers and directors) of the Consideration to be paid pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the Holdings Amended and Restated Partnership Agreement, the Inergy Amended and Restated Partnership Agreement, the Support Agreement or the Transactions, including, without limitation, the fairness of the Transactions to, or any consideration received in connection therewith by, creditors or other constituencies of Holdings or Inergy; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Holdings or Inergy, or any class of such persons, in connection with the Transactions, whether relative to the Consideration pursuant to the Agreement or otherwise. We are not expressing any opinion as to the price at which the Common Units will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring after the date hereof. Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Conflicts Committee in connection with its consideration of the Transactions and such opinion does not constitute a recommendation as to how any holder of Common Units should vote with respect to such Transactions or any other matter. This opinion has been reviewed and approved by TudorPickering’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of outstanding Common Units (other than Common Units held by Holdings GP and its affiliates, officers and directors) pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours, TUDOR, PICKERING, HOLT & CO. SECURITIES, INC.

By:	/S/ LANCE GILLILAND
Name:	Lance Gilliland
Title:	Managing Director

Annex E

September 22, 2010

Conflicts Committee of the Board of Directors of

Inergy Holdings GP, LLC

Two Brush Creek Boulevard, Suite 200

Kansas City, MO 64112

Dear Members of the Committee:

You have requested our opinion as to the fairness from a financial point of view to the holders of the common units representing limited partner interests (the “Common Units”) of Inergy Holdings, L.P. (“Holdings”), other than the Common Units held by Inergy Holdings GP, LLC (“Holdings GP”) and its affiliates, officers and directors, of the Consideration (as defined below) to be received by such holders, in the aggregate, pursuant to the First Amended and Restated Agreement and Plan of Merger, dated as of September 3, 2010 (the “Agreement”), which amends and restates the Agreement and Plan of Merger, dated as of August 7, 2010 (the “Original Agreement”), by and among Inergy, L.P. (“Inergy”), Inergy GP, LLC (“Inergy GP”), NRGP Limited Partner, LLC (“New NRGP LP”), Holdings, Holdings GP, and NRGP MS, LLC (“MergerCo” and, together with Inergy, Inergy GP, Inergy Partners, New NRGP LP, Holdings and Holding GP, the “Parties”).

The Agreement provides for a series of transactions, including the merger of MergerCo with and into Holdings, as a result of which each issued and outstanding Common Unit will be converted into the right to receive 0.770 common units of Inergy (the “LP Units”), except that certain affiliates of Holdings holding Common Units will receive instead a combination of LP Units, Class A Units of Inergy and Class B Units of Inergy The transactions contemplated by the Agreement are referred to herein as the “Transactions.” The consideration to be received by the holders of Common Units pursuant to the Agreement shall be referred to herein collectively as the “Consideration.” In connection with the Transactions, certain affiliated unitholders of Holdings, who collectively beneficially own approximately 57.8% of Holdings, have agreed with Inergy to vote for the Transactions pursuant to the Holdings Unitholder Support Agreement, dated August 7, 2010 (the “Support Agreement”). The terms and conditions of the Transactions are set forth in more detail in the Agreement, the form of Third Amended and Restated Agreement of Limited Partnership of Inergy (the “Inergy Amended and Restated Partnership Agreement”) attached as an annex to the Agreement, the form of Second Amended and Restated Agreement of Limited Partnership of Holdings (the “Holdings Amended and Restated Partnership Agreement”) attached as an annex to the Agreement and the Support Agreement, as applicable.

Tudor, Pickering, Holt & Co. Securities, Inc. (“TudorPickering”) and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. TudorPickering also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, TudorPickering and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Holdings, any of the other Parties and any of their respective affiliates and (ii) any currency or commodity that may be involved in the Transactions and the other matters contemplated by the Agreement. In addition, TudorPickering and its affiliates and certain of its employees, including members of the team performing services in connection with the Transactions, as well as certain private equity funds associated or affiliated with TudorPickering in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including Holdings, other prospective purchasers and their respective affiliates. We have acted as financial advisor to the Conflicts Committee of the Board of Directors of Holdings GP (the “Conflicts Committee”) in connection with, and have participated in certain negotiations leading to, the Transactions. We expect to receive fees for our services, the principal portion of which is contingent upon the consummation of the Transaction, and Holdings has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. Other than with respect to this opinion and our opinion to the Conflicts Committee dated August 7, 2010 delivered in connection with the Original Agreement, TudorPickering has not provided investment banking services to, or otherwise had any material relationship with, Holdings, Inergy or any of their respective affiliates. We may provide investment banking or other financial services to Holdings, Inergy or any of the other Parties or their respective unitholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, we may receive compensation.

In connection with this opinion, we have reviewed, among other things, (i) the Agreement; (ii) the form of Holdings Amended and Restated Partnership Agreement; (iii) the form of Inergy Amended and Restated Partnership Agreement; (iv) the Support Agreement; (v) annual reports to unitholders and Annual Reports on Form 10-K of Holdings and Inergy for the two years ended September 30, 2009; (vi) certain interim reports to unitholders and Quarterly Reports on Form 10-Q of Holdings and Inergy; (vii) certain current reports on Form 8-K of Holdings and Inergy; (viii) draft earnings releases and draft Quarterly Reports on Form 10-Q of Holdings and Inergy for the quarter ended June 30, 2010; (ix) certain other communications from Holdings and Inergy to their respective unitholders; (x) certain internal financial information and forecasts for Holdings and Inergy prepared by the management of Holdings, showing the pro forma effect of the proposed acquisition by Inergy of Tres Palacios Storage LLC (“Tres Palacios”) and related financing transactions, as reviewed, adjusted and approved for our use by the Conflicts Committee (the “Forecasts”); (xi) the Inergy prospectus dated September 8, 2010 used in connection with the public offering of LP Units; (xii) the Purchase and Sale Agreement dated September 3, 2010 between TP Gas Holdings LLC and Inergy Midstream LLC (the “Purchase and Sale Agreement”); (xiii) certain publicly available research analyst reports with respect to the future financial performance of Holdings and Inergy, which we discussed with the senior management of Holdings and the Conflicts Committee; and (xiv) certain cost savings and operating synergies projected by the management of Holdings to result from the Transactions, as reviewed and approved for our use by the Conflicts Committee (the “Synergies”). We also have held discussions with members of the senior management of Holdings and the Conflicts Committee regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of Holdings, Inergy and their respective subsidiaries. In addition, we have (i) reviewed the reported unit price and trading activity for the Common Units and LP Units; (ii) compared certain financial and stock market information for Holdings and Inergy with similar information for certain other companies the securities of which are publicly traded; (iii) compared the financial terms of the Agreement with the financial terms of certain recent business combinations in the midstream sector of the energy industry, including business combinations involving master limited partnerships; and (iv) performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed with your consent that the Forecasts and Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the senior management of Holdings and the Conflicts Committee, and that such Forecasts and Synergies will be realized in the amounts and time periods contemplated thereby. We have also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions and the acquisition of Tres Palacios will be obtained without any material adverse effect on Holdings, any of the other Parties, the holders of Common Units or the expected benefits of the Transactions and the acquisition of Tres Palacios in any way meaningful to our analysis and have assumed that the Transactions and the acquisition of Tres Palacios will be consummated on the terms described in the Agreement or the Purchase and Sale Agreement, as the case may be, without any waiver or modification of any material terms or conditions. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Holdings or any of its subsidiaries or Inergy or any of its subsidiaries or of Tres Palacios and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of Holdings to engage in the Transactions or the Tres Palacios acquisition, or the relative merits of the Transactions or the Tres Palacios acquisition as compared to any other alternative transaction that might be available to Holdings. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the holders of Common Units (other than Holdings GP and its affiliates, officers and directors) of the Consideration to be paid pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement, the Holdings Amended and Restated Partnership Agreement, the Inergy Amended and Restated Partnership Agreement, the Support Agreement, the Transactions or the Tres Palacios acquisition, including, without limitation, the fairness of the Transactions or the Tres Palacios acquisition to, or any consideration received in connection therewith by, creditors or other constituencies of Holdings or Inergy; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Holdings or Inergy, or any class of such persons, in connection with the Transactions or the Tres Palacios acquisition, whether relative to the Consideration pursuant to the Agreement or otherwise. We are not expressing any opinion as to the price at which the Common Units or the LP Units will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring after the date hereof. Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Conflicts Committee in connection with its consideration of the Transactions and such opinion does not constitute a recommendation as to how any holder of Common Units should vote with respect to such Transactions or any other matter. This opinion has been reviewed and approved by TudorPickering’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of outstanding Common Units (other than Common Units held by Holdings GP and its affiliates, officers and directors) pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours, TUDOR, PICKERING, HOLT & CO. SECURITIES, INC.

By:	/S/ LANCE GILLILAND
Name:	Lance Gilliland
Title:	Managing Director

SPECIAL MEETING OF UNITHOLDERS OF

INERGY HOLDINGS, L.P.

November 2, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your units in person by attending the Special Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00030000000030000000 1 110210

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER OF INERGY HOLDINGS, L.P. RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

FOR AGAINST ABSTAIN

1. To consider and vote upon the approval of the First Amended and Restated Agreement and Plan of Merger by and among Inergy, L.P. (“Inergy”), Inergy GP, LLC, the managing general partner of Inergy, Holdings, Inergy Holdings GP, LLC, the general partner of Holdings (“Holdings GP”), NRGP Limited Partner, LLC, a wholly owned subsidiary of Holdings GP (“New NRGP LP”), and NRGP MS, LLC, a wholly owned subsidiary of Holdings GP (“MergerCo”), dated as of September 3, 2010, as such agreement may be amended from time to time, pursuant to which, among other things, MergerCo will merge with and into Holdings, the separate existence of MergerCo will cease and Holdings will survive and continue to exist as a Delaware limited partnership, such that immediately following consummation of the merger, Holdings GP will continue to be the sole general partner of Holdings, and Holdings GP and New NRGP LP will remain as the only holders of limited partner interests in Holdings.

2. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

This Proxy is revocable and, when properly executed, will be voted in the manner directed herein by the undersigned unitholder. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion. If no direction is made, this Proxy will be voted FOR all of the above items and in the discretion of the person named in this proxy for all other matters that properly come before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Unitholder Date: Signature of Unitholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

INERGY HOLDINGS, L.P.

SPECIAL MEETING OF UNITHOLDERS NOVEMBER 2, 2010, 10:00 A.M.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INERGY HOLDINGS GP, LLC, AS GENERAL PARTNER OF INERGY HOLDINGS, L.P.

The undersigned unitholder(s) of Inergy Holdings, L.P. (“Holdings”), having duly received the Notice of Special Meeting of Unitholders and the Proxy Statement/Prospectus, hereby appoint(s) John J. Sherman, R. Brooks Sherman, Jr. and Laura L. Ozenberger each or any of them, with full power of substitution and revocation, as proxies to represent the undersigned and to vote, as designated, and otherwise act in such proxyholder’s sole discretion as to any other matter properly raised in respect of all common units of Holdings which the undersigned may be entitled to vote at the Special Meeting of Unitholders of Holdings to be held on November 2, 2010, at 10:00 a.m. local time at the principal executive offices of Holdings located at Two Brush Creek Boulevard, Suite 200, Kansas City, Missouri 64112, and at any and all adjournments or postponements thereof, with all the rights and powers the undersigned would possess if personally present. Proxies are instructed to vote as specified on the reverse side or in such proxyholder’s sole discretion as to any other matter that may properly come before the Special Meeting.

(Continued and to be signed on the reverse side.)

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